As filed with the Securities and Exchange Commission on February 1, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XT ENERGY GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	2860	98-0632932
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No.1, Fuqiao Village, Henggouqiao Town

Xianning, Hubei, China 437012

+86 (400) 103-7733

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CT Cooperation

701 S. Carson Street Suite 200

Carson City, Nevada NV

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to

Richard I. Anslow, Esq. David Selengut, Esq. Ellenoff, Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Phone: (212) 370-1300 Fax: (212) 370-7889	Ralph V. De Martino, Esq. F. Alec Orudjev, Esq. Cavas S. Pavri, Esq. Schiff Hardin LLP 901 K Street NW, Suite 700 Washington, D.C. 20001 Phone: (202) 778-6400 Fax: (202) 778-6460

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common stock, par value $0.001	$20,000,000	$2,424
Placement agent’s warrant to purchase shares of common stock(2)(4)	-	-
Common stock underlying placement agent’s warrants(2)(3)	$1,300,000	$157.56
Total	$21,300,000	$2,581.56

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	We have agreed to issue to the placement agent, upon closing of this offering, warrants exercisable for a period of five years from the effective date of this registration statement representing 6.5% of the aggregate number of shares of common stock issued in this offering. Resales of shares of common stock issuable upon exercise of the placement agent’s warrants are being similarly registered on a delayed or continuous basis. See “Plan of Distribution.”

(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have calculated the proposed maximum aggregate offering price of the common stock underlying the placement agent’s warrants by assuming that such warrants are exercisable at a price per share equal to 100% of the price per share sold in this offering.

(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)	Dated February 1, 2019

XT Energy Group, Inc.

Minimum Offering:              shares of common stock

Maximum Offering:               shares of common stock

XT Energy Group, Inc. is offering a minimum of and a maximum of shares of its common stock at a public offering price of $             per share.

Our common stock is currently quoted on the OTC QB Marketplace, operated by the OTC Markets Group, Inc. (“OTCQB”) under the symbol “XTEG.” We intend to apply to have our common stock listed on the NASDAQ Capital Market under the symbol “XTEG.” We believe that upon the completion of the offering contemplated by this prospectus, we will meet the standards for listing on the NASDAQ Capital Market. We cannot guarantee that we will be successful in listing our common stock on the NASDAQ Capital Market; however, we will not complete this offering unless we are so listed. We expect the offering price of our common stock in this offering will be between $ and $ per share. On January 30, 2019, the last reported sale price of our common stock on OTCQB was $4.60 per share.

An investment in our securities is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 8 of this prospectus.

	Per Share	Minimum Offering	Maximum Offering
Public offering price	$	$	$
Commissions (1)(2)
Proceeds to us, before expenses
Total	$	$	$

(1)

Represents commissions equal to 7% per share, which is the commission we have agreed to pay on all investors in this offering introduced by the placement agent. We and the placement agent have agreed to a commission of 5.75% per share on all investors in this offering introduced by us.

(2)	Does not include a non-accountable expense allowance equal to 1.0% of the gross proceeds of this offering, payable the placement agent, or the reimbursement of certain expenses of the placement agent. See “Plan of Distribution” for additional information regarding the placement agent’s compensation and our arrangements with the placement agent.

Our placement agent, Axiom Capital Management Inc. (“Axiom”), must sell the minimum number of securities offered (              shares) if any are sold. The placement agent is only required to use its best efforts to sell the maximum number of securities offered (               shares). The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii)         , 2019. Until we sell at least               shares of our common stock, all investor funds will be held in an escrow account at               , as Escrow Agent. If we do not sell at least               shares of common stock by               , 2019, all funds will be promptly returned to investors without interest or deduction by noon of the next business day after the termination of the offering. If we complete this offering, net proceeds will be delivered to our company on the closing date. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China.

The SEC and state regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The placement agent expects to deliver the common stock to purchasers on or about       , 2019.

Axiom Capital Management Inc.

The date of this prospectus is       , 2019

Neither we nor our placement agent have authorized anyone to provide you with additional information or information that is different from or to make any representations other than those contained in this prospectus or in any free-writing prospectus prepared by or on behalf of us to which we may have referred you in connection with this offering. We and the placement agent take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and future growth prospects may have changed since that date.

For investors outside the United States, neither we nor the placement agents have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free-writing prospectus outside the United States.

Industry and Market Data

We obtained the industry, market and competitive position data described or referred to in this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our common stock. You should carefully consider, among other things, our financial statements and related notes and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Overview

We are a holding company incorporated in Nevada. We are engaged in a variety of renewable energy related businesses, including development of electricity generation systems powered by our proprietary air compression generation technology, installation of photovoltaic (“PV”) solar panels, production and sales of synthetic fuel and related products, hydraulic parts and electronic components through our subsidiaries and consolidated affiliated entities in China.

 We operate in a number of facilities in Tianjin City, Hubei and Hebei Provinces in China. We sell our products in China mainly through distributors.

The table below illustrates the businesses we conduct through our subsidiaries and consolidated affiliated entities:

Subsidiary	Principal Business	Location
Sanhe Xiangtian	Sales of PV panes, air compression equipment and heat pump products and sale and installation of power generation systems and PV systems	Hebei Province
Xiangtian Zhongdian	Manufacture and sales of PV panels	Hubei Province
Jingshan Sanhe	Manufacturing and sales of Synthetic fuel products	Hubei Province
Hubei Jinli	Manufacture and sales of hydraulic parts and electronic components	Hubei Province
Tianjin Jiabaili	Synthetic fuel production	Tianjin
Xianning Xiangtian	Manufacturing and sales of air compression equipment and heat pump products	Hubei Province
Xiangtian Trade	Sale of synthetic fuel products	Hubei Province
Rongentang Wine	Wine production	Hubei Province
Rongentang Herbal Wine	Herbal Wine production	Hubei Province

During the years ended July 31, 2018, 2017 and 2016, we generated revenue of $15,269,788, $9,521,371 and $10,839,955, respectively and incurred net losses of $1,299,422, $4,564,159 and $608,184, respectively. We had accumulated deficit of $5,517,175 as of October 31, 2018. We achieved profitability in the three months ended October 31, 2018 and generated revenue of $19,988,438 and net income of $1,578,209.

Our Market Opportunity

We believe the market for renewable energy generation is expanding and rapidly evolving.   Renewable energy, such as solar, wind, biomass, hydropower and geothermal, has recently been recognized as a “mainstream” energy source. Global investment in renewable energy edged up 2% in 2017 to $279.8 billion, taking cumulative investment since 2010 to $2.2 trillion, and since 2004 to $2.9 trillion. China has been the leading destination for renewable energy investment, accounting for 45% of the global investment.

Solar power rose to record prominence in 2017, as the world installed 98 gigawatts of new solar power projects, more than the net additions of coal, gas and nuclear plants put together. China accounted for just over half of that new global solar capacity in 2017, and it accounted for 45% of the $279.8 billion committed worldwide to all renewables (excluding large hydro-electric projects).

Blending methanol with gasoline allows refiners to extend China’s gasoline supply and increase the octane level of its gasoline. According to IHS Markit, a leading global information provider, global methanol demand reached 75 million metric tons in 2015 (24 billion gallons/91 billion liters), driven in large part by emerging energy applications for methanol which now account for 40% of methanol consumption.

In December 2016, the PRC National Development and Reform Commission established targets for renewable energy, including increasing the share of non-fossil fuel energy of total primary energy consumption from 12% in 2015 to 20% by 2030. In the 2018 PRC National Ecological Environmental Protection Conference, the PRC government re-emphasized its determination to adjust the national energy structure and to foster the development of environmental protection industries and clean energy industries. In 2018, the PRC Ministry of Industry and Information Technology started to promote the adoption of fuel with a higher percentage of methanol in several provinces in China and encourage the production of methanol-fueled vehicles.

Our Competitive Strengths

We believe the continued growth of our company will be driven by the following competitive strengths:

●	Pioneer to market with an innovative air compression generation technology solution. We believe we are a pioneer in the field of compressed air energy storage in China. The only competitor in China that we are aware of is a pilot project established in Wuhu city in November 2014 by the Chinese Academy of Science, an academic and research institute.

●	Environmentally friendly solutions and products. We utilize compressed air energy storage equipment in conjunction with the power generation system of alternative energy sources to produce electricity, which is a novel approach and provides customers with an advanced power generation capability with no carbon or toxic emissions. In addition, our green energy products can be blended with gasoline or diesel to generate a fuel that is efficient and can boost the gasoline’s octane number with lower emissions compared to conventional gasoline.

●	Flexible solutions and products. Our compressed air technology can be used with any other power sources, including solar energy, wind energy, geothermal energy, tidal energy, water energy and all the available natural energy as a raw power in conjunction with our compressed air energy storage technology. The collected mechanical energy from the raw power source is converted into compressed air and is then converted and released into direct current power. In addition, our high-grade synthetic fuel products can be mixed into gasoline or diesel reducing exhaust emissions of carbon monoxide—a regulated pollutant linked to smog, acid rain, global warming and other environmental problems.

●	Comprehensive intellectual property portfolio. We have a comprehensive patent portfolio (including licensed patents) to protect our intellectual property and technology, with rights as of October 31, 2018 to 12 issued patents and two pending patent applications in China that cover aspects of our air compression generation technology, green energy products and future product concepts. In addition, we are collaborating with experts in the synthetic fuel industry to develop new synthetic fuel products to meet the market demand.

Our Strategy

Our goal is to be a leader in providing renewable energy solutions in Asia. We believe the following strategies will play a critical role in achieving this goal and our future growth:

●	Continue to expand our diversified business units. We believe that a significant opportunity for increased high margin, recurring revenue exists in our current air compression generation systems, PV panels, synthetic fuels, hydraulic parts and electronic components products as a result of our strong relationships with existing customers and the synergy among those product offerings. Our sales and marketing team is also seeking to identify utilities, transportation companies and industrial end-users who may view synthetic fuel as a potentially compelling addition to traditional fuels and enter into long-term, take-or-pay contracts for our green energy products. Following this offering, we intend to expand our manufacturing capacity for green energy products, such as Green Energy No. 1.

●	Invest in research and development to drive innovation and expand indications. We are committed to research and development to further improve our products and increase customer acceptance. For example, we are collaborating with experts in the synthetic fuel industry to develop new synthetic fuel products to meet the market demand. We plan to invest RMB1,000,000 (US$145,347) in our research and development activities in 2019.

●	Further penetrate domestic markets and expand into new international markets. All of our current customers are located in China. We plan to establish our international presence in other regions of Asia, including Laos, Myanmar, Vietnam and Cambodia. We target fast-growing markets where we believe we can deliver significant value including energy generation power plants.

●	Opportunistically grow through more complementary acquisitions. We plan to selectively pursue acquisitions in the future, to further enforce our competitive advantages, scale and grow our business and increase profitability. Our acquisition strategy is based on identifying and acquiring companies that complement our existing product offerings and production capacities. We plan to execute our acquisition strategy through entering into production contracts or leases of production facilities with potential targets with an option to purchase a controlling interest in such targets. We have identified several potential targets and are in various stages of discussion and diligence with such targets.

Risks and Challenges

Investing in our common stock involves a high degree of risk. You should carefully consider the risks highlighted in the section titled “Risk Factors” immediately following this prospectus summary before making an investment decision. Among these important risks are the following:

●	We have a limited operating history in the industries we recently entered into (such as oil and gas industry and wine industry), which makes it difficult to evaluate our future prospects and makes our business subject to inherent risk.

●	Failure to produce our synthetic fuel products as scheduled and budgeted would materially and adversely affect our business and financial condition.

●	Failure to accurately forecast customer demand could lead to excess supplies or supply shortages, which could result in decreased operating margins, reduced cash flows and harm to our business.

●

Because we rely upon third party vendors to supply part of our solar panels and heat pumps, problems with these suppliers could impair our ability to meet our obligations to our customers and affect our profitability.

●	We have identified material weaknesses in our internal control over financial reporting, and our business and stock price may be adversely affected if we do not adequately address those weaknesses or if we have other material weaknesses or significant deficiencies in our internal control over financial reporting.

●	We have experienced substantial growth and expansion in recent years, and if we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of customer satisfaction or adequately address competitive challenges, and our financial performance may be adversely affected.

●	The methanol industry is an industry that is changing rapidly which can result in unexpected developments that could negatively impact our operations and the value of our units.

●	Fluctuations in crude oil and natural gas prices and refining margins may adversely affect our business, operating results, cash flows and financial condition.

●	Increased use of fuel cells, plug-in hybrids and electric cars may lessen the demand for fuels.

●	Failure to obtain regulatory approvals or permits could adversely affect our operations.

●	We may be subject to product liability claims and other claims of our customers and partners.

●	Two of our stockholders have significant voting power and may take actions that may not be in the best interests of other stockholders.

●	We rely on contractual arrangements with our consolidated affiliated entities to operate our business, which may not be as effective as direct ownership in providing operational control and otherwise have a material adverse effect on our business.

●	Uncertainties with respect to the PRC legal system could adversely affect us.

●	Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

●	The PRC government may determine that the New VIE Agreements are not in compliance with applicable PRC laws, rules and regulations.

See “Risk Factors” for a more detailed discussion of these and other risks and uncertainties that we may face. If we are unable to adequately address these and other risks we face, our business, financial condition, operating results and prospects may be adversely affected.

Our Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus. For more detail on our corporate history please refer to “Business – Corporate History and Information” appearing on page 59 of this prospectus.

Corporate Information

Our principal executive offices are located at No.1, Fuqiao Village, Henggouqiao Town, Xianning, Hubei, China 437012. Our telephone number is +86 (400) 103-7733.

Recent Developments

On October 17, 2018, Xianning Xiangtian entered into a lease agreement with Xi’An Jiadeli Fine Petrochemical Co., Ltd. (“Jiadeli”), pursuant to which, Xianning Xiangtian leases the factory including the production and office facilities and equipment located at No. 30 Jingwei Sixth Road, Jinghe Industrial Park, Gaoling, Xi’an, Shaanxi, China. The lease commenced on November 1, 2018 and expires on October 31, 2021. Pursuant to the lease, Xianning Xiangtian paid a refundable security deposit of RMB500,000 (US$72,673) and will pay an annual rent of RMB4,000,000 (US$581,387). The parties also agreed on liquidated damages of RMB1,000,000 (US$145,347) in addition to any claim and costs associated with the litigation, in the event of a breach. The lease contains customary representations and warranties of the parties and customary termination rights. We will use this facility in order produce our green energy products, commencing the first quarter of 2019.

On November 20, 2018, Xianning Xiangtian signed a letter of intent with Aksu Duolang Investment Limited Liability Company to purchase a 70% ownership of Kuche Xincheng Chemical Co., Ltd. (“Kuche Xincheng”), a chemical manufacturer located in Xijiang Province, processing all the requisite permits and approvals for the production of our green energy products. Under the letter of intent, we also have the option to lease the facilities of Kuche Xincheng if we decide not to pursue with the acquisition. The transaction is subject to satisfactory due diligence on Kuche Xincheng.

On December 14, 2018, we, through our variable interest entity, Xianning Xiangtian, entered into an equity investment agreement, pursuant to which we would acquire 90% of the equity interest in each of the two liquor producers, Hubei Rongentang Wine Co., Ltd. and Hubei Rongentang Herbal Wine Co., Ltd. (collectively, “Rongentang”). We completed the acquisition of Rongentang on December 21, 2018. We believe the acquisition of Rongentang represented a good investment in that Rongentang possesses land and buildings worth approximately $6.8 million and we believe we can recoup our investment within a short period of time by selling Rongentang’s liquor inventories through our distribution network. Upon completion of the acquisition, we are now engaged in the production and sales of compound liquor and medicinal liquor in China.

Conventions

Unless the context requires otherwise, references to

●	“China” or the “PRC” are references to the People’s Republic of China, excluding, for the purposes of this prospectus only, Macau, Taiwan and Hong Kong.

●	“fiscal year” refers to our fiscal year ending July 31.

●	“Hubei Jinli” refers to Hubei Jinli Hydraulic Co., Ltd., a PRC limited liability company, a wholly owned subsidiary of Xianning Xiangtian, and engaged in the manufacture and sale of hydraulic parts and electronic components.

●	“Jingshan Sanhe” refers to Jingshan Sanhe Xiangtian New Energy Technology Co. Ltd., a PRC limited liability company, a wholly owned subsidiary of Xianning Xiangtian that produces and sells synthetic fuels and related products.

●	“Luck Sky Holdings Limited” refers to our wholly owned subsidiary, which was incorporated under the laws of British Virgin Islands with no operations and has been struck off the register of companies.

●	“PRC Entities” refer to Xiangtian Shenzhen, Xianning Xiangtian, Sanhe Xiangtian, Jingshan Sanhe, Tianjin Jiabaili, Xiangtian Trade, Hubei Jinli, Xiangtian Zhongdian, Rongentang Wine and Rongentang Herbal Wine.

●	“RMB” means Renminbi, the legal currency of China.

●	“Rongentang Herbal Wine” means Hubei Rongentang Herbal Wine Co., Ltd., a PRC limited liability company, 90% owned by Xianning Xiangtian, and engaged in the business of manufacture and sales of herbal wines.

●	“Rongentang Wine” means Hubei Rongentang Wine Co., Ltd., a PRC limited liability company, 90% owned by Xianning Xiangtian, and engaged in the business of manufacture and sales of wines.

●	“Sanhe Xiangtian” refers to Sanhe Xiangtian Electrical Engineering Limited Company, a PRC limited liability company, the wholly owned subsidiary of Xianing Xiangtian, and engaged in the business of sales of air compression equipment and heat pumps, as well as the installation of compressed air energy storage power generation systems utilizing our proprietary compressed air energy storage power generation technology.

●	“Tianjin Jiabaili” refers to Tianjin Jiabaili Petroleum Products Co., Ltd., a PRC limited liability company, a wholly owned subsidiary of Xianning Xiangtian, and engaged in the business of production of synthetic fuels and related products.

●	“U.S. dollar,” “US$” and “$” means the legal currency of the United States of America.

●	“Xiangtian HK” refers to Luck Sky (Hong Kong) Aerodynamic Electricity Limited, our wholly owned subsidiary and a limited liability company formed in Hong Kong with no business operations.

●	“Xiangtian Shenzhen” refers to Luck Sky (Shenzhen) Aerodynamic Electricity Limited, a wholly foreign owned enterprise registered under the laws of PRC, the subsidiary of Xiangtian HK, with no business operations.

●	“Xiangtian Trade” refers to Xianning Xiangtian Trade Co., Ltd., a PRC limited liability company, a wholly owned subsidiary of Xianning Xiangtian, and engaged in the trade of chemical raw materials for our synthetic fuel operations.

●	“Xianning Xiangtian” refers to our variable interest entity, Xianning Xiangtian Energy Holding Group Co., Ltd., formerly known as Xianning Sanhe Power Equipment Manufacturing Co., which is a PRC limited liability company engaged in the business of manufacture and sale of air compression equipment, heat pumps and related products.

●	“Xiangtian Zhongdian” refers to Xiangtian Zhongdian (Hubei) New Energy Co. Ltd., a PRC limited liability company, 70% owned by Xianning Xiangtian, and engaged in the business of manufacture and sales of PV panels utilizing our proprietary technology to enhance the power production capabilities of the PV panels.

●	“XT,” “Company,” “we,” “us” and “our” refer to XT Energy Group, Inc.

This prospectus contains information and statistics relating to China’s economy and the industries in which we operate derived from various publications issued by market research companies and PRC governmental entities, which have not been independently verified by us, the placement agents or any of their affiliates or advisers. The information in such sources may not be consistent with other information compiled in or outside of China.

We use U.S. dollars as the reporting currency in our financial statements and in this prospectus. Monetary assets and liabilities denominated in Renminbi are translated into U.S. dollars at the rates of exchange as of the applicable balance sheet date. Equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rates for the applicable period. In other parts of this prospectus, any Renminbi denominated amounts are accompanied by the related translations. With respect to amounts not recorded in our consolidated financial statements included elsewhere in this prospectus, all translations from Renminbi to U.S. dollars were made at RMB6.7596 to $1.00, the average rate set forth in the H.10 statistical release of the Federal Reserve Board on January 11, 2019. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government restricts or prohibits the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions — overseas investments in areas including real estate, hotels, cinemas, the entertainment industry, and sports clubs will be limited, while investments in some sectors such as gambling will be banned.

THE OFFERING

Common stock offered by us:	A minimum of and a maximum of shares of common stock.

Offering price:	$ per share.

Shares of common stock outstanding before this offering	591,042,000 shares.

Shares of common stock outstanding after this offering:

Minimum Offering:              shares of our common stock assuming no exercise of the placement agent’s warrants

Maximum Offering:              shares of our common stock assuming no exercise of the placement agent’s warrants

The placement agent is selling the shares of our common stock offered in this prospectus on a “best efforts” basis and is not required to sell any specific number or dollar amount of the shares offered by this prospectus, but will use its best efforts to sell such shares.

Use of proceeds:

We estimate that we will receive net proceeds, after deducting estimated commissions and estimated offering expenses payable by us, of approximately $              from this offering assuming no exercise of the placement agent’s warrants and completion of the minimum offering, or $                 assuming no exercise of the placement agent’s warrants and completion of the maximum offering. The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business.

Although we will have broad discretion on the use of proceeds we receive in this offering, we plan to use the net proceeds of this offering for the lease of additional production facilities for our green energy products, the addition of a new packaging line for our green energy products in Jingshan Sanhe as well as general corporate purposes. For more information on the use of proceeds, see “Use of Proceeds” on page 35.

Placement agent’ warrants

Upon the closing of this offering, we will issue to Axiom, as the placement agent, warrants entitling it to purchase up to 6.5% of the number of shares of common stock sold in this offering. The warrants shall be exercisable for a period of five years from the effective date of the Registration Statement on Form S-1 of which this prospectus forms a part.

Lock-up	[ ]
Indemnification escrow

Proceeds of this offering in the amount of $400,000 shall be used to fund an escrow account for a period of 18 months following the closing date of this offering, which account shall be used in the event we have to indemnify the placement agent pursuant to the terms of a placement agency agreement with the placement agent. See “Use of Proceeds” for more information.

The Nasdaq ticker symbol:	“XTEG”

Risk factors:	See “Risk Factors” beginning on page 8 and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.

RISK FACTORS

Investing in our common stock is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our common stock. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Related to Our Business

We have a limited operating history in the industries we recently entered into, which makes it difficult to evaluate our future prospects and makes our business subject to inherent risk.

Although we have been in existence for many years, we only began the production and sales of synthetic fuel products in June 2018 and started manufacturing and sales of hydraulic parts, electronic components and liquor through companies acquired in 2018. Our lack of familiarity with these new industries and lack of relevant client data relating to these new products may make it more difficult for us to keep pace with the evolving client demands, identify and recruit new third-party merchants, manage inventory as well as acquire more customers. Our limited history in operating the new businesses may not provide a meaningful basis for investors to evaluate our overall business, financial performance and prospects. If we cannot successfully address challenges in connection with our expansion into new markets, we may not be able to continue to generate revenue in the future.

Failure to produce our synthetic fuel products as scheduled and budgeted would materially and adversely affect our business and financial condition.

We cannot be certain that we will deliver ordered products in a timely manner. We have limited production capacity for our synthetic fuel products. From June 2018 to November 2018, we received significant purchase orders for our synthetic fuel products with deposits totaling approximately $26.8 million of which approximately $9.4 million worth of orders have been fulfilled as of January 20, 2019 and the remainder is expected to be delivered by the end of June 2019. In order to meet the customer demand, we are currently expanding our own production capacity at our Jingshan Sanhe facility from 800 tons to 1,000 tons per day, as well as seeking to lease new production facilities from third parties. We have leased the production facility from Jiadeli which is capable of producing 300 tons a day and expect the production at this facility to start in the first quarter of 2019. Based on existing capacity and planned expansion, we believe we will be able to fulfill the orders for our synthetic fuel products in time. However, there is no assurance that we will be successful. Any delays in production   will increase our costs, reduce future production capacity and could negatively impact our business, financial condition and operating results and diminish brand loyalty. If we could not fulfill the purchase orders, we may need to return the customer deposit and indemnify for any losses suffered by our customers.

Failure to accurately forecast customer demand could lead to excess supplies or supply shortages, which could result in decreased operating margins, reduced cash flows and harm to our business.

We may fail to correctly anticipate product supply requirements or suffer delays in production resulting from issues with our suppliers. Our suppliers may not supply us with a sufficient amount of components or components of adequate quality, or they may provide components at significantly increased prices. We have in the past and may in the future, experience delays or reductions in supply shipments, which could reduce our revenue and profitability. If key components or materials are unavailable, our costs would increase and our revenue would decline.

Some of our components are currently available only from a single source or limited sources. We may experience delays in production if we fail to identify alternative suppliers, or if any parts supply is interrupted, each of which could materially adversely affect our business and operations. We currently rely on a few key suppliers to provide a significant percentage of components to our products. For the fiscal year ended July 31, 2018, four vendors accounted for 19.0%, 18.3%, 15.4% and 10.95% of our total supply purchases, respectively. For the year ended July 31 2017, four vendors accounted for 13.6%, 11.6%, 11.2% and 10.9% of our total supply purchases, respectively.

If we fail to anticipate customer demand properly, an oversupply of parts could result in excess or obsolete inventories, which could adversely affect our business. Additionally, if we fail to correctly anticipate our internal supply requirements, an undersupply of parts could limit our production capacity. Our inability to meet volume commitments with suppliers could affect the availability or pricing of our parts and components. A reduction or interruption in supply, a significant increase in price of one or more components or a decrease in demand of products could materially adversely affect our business and operations and could materially damage our customer relationships. Financial problems of suppliers on whom we rely could limit our supply of components or increase our costs. Also, we cannot guarantee that any of the parts or components that we purchase will be of adequate quality or that the prices we pay for the parts or components will not increase. Inadequate quality of products from suppliers could interrupt our ability to supply quality products to our customers in a timely manner. Additionally, defects in materials or products supplied by our suppliers that are not identified before our products are placed in service by our customers could result in higher warranty costs and damage to our reputation.

The difficulty in forecasting demand also makes it difficult to estimate our future results of operations, financial condition and cash flows from period to period. A failure to accurately predict the level of demand for our products could adversely affect our net revenues and net income, and we are unlikely to forecast such effects with any certainty in advance.

Because we rely upon third party vendors to supply part of our solar panels and heat pumps, problems with these suppliers could impair our ability to meet our obligations to our customers and affect our profitability.

We have relied on third party vendors to provide us with part of our solar panels and heat pumps. In the event we have any quality, delivery or other problems with these vendors or in the event that we are not otherwise able to purchase solar panels or heat pumps from these vendors, it may be more difficult for us to find alternative suppliers. If we fail to develop or maintain our relationships with these or our other suppliers, or if the suppliers are not able to meet our quality, quantity and delivery schedules, we may not be able to meet our delivery and installation schedules and we may be unable to enter into new contracts with potential customers, thus impairing our revenue base. Any increases in price would affect our profitability. We cannot assure you that our current suppliers will be able to meet our quality, quantity and delivery requirements or that we will be able to find alternate suppliers that can meet our quality, quantity, deliver and price requirement. The failure to find alternate suppliers could materially affect our ability to conduct our business. Although there are a number of suppliers or solar panels, we cannot assure you that we will be able to negotiate reasonable terms for the purchase of solar panels if our existing suppliers are unable to meet our quality, delivery and price requirements. The failure to obtain find alternate suppliers or negotiate reasonable terms for the purchase of solar panels and heat pumps could materially impair our ability to generate revenue.

We have identified material weaknesses in our internal control over financial reporting, and our business and stock price may be adversely affected if we do not adequately address those weaknesses or if we have other material weaknesses or significant deficiencies in our internal control over financial reporting.

We have identified material weaknesses in our internal control over financial reporting. In particular, we concluded that our management, including our Chief Executive Officer and our Chief Financial Officer, has identified material weaknesses in the control environment of the Company. The material weaknesses include, but are not limited to (i) ineffective control environment, (ii) ineffective controls over our financial statement close and reporting process; (iii) inadequate controls over recording of sales and accounts receivable, inventory valuation, tax return filing, interest expense accrual, business acquisitions and investments and information technology.

Although we are undertaking steps to address these material weaknesses, the existence of a material weakness is an indication that there is more than a remote likelihood that a material misstatement of our financial statements will not be prevented or detected in the current or any future period. Management is committed to remediating the material weakness in a timely fashion. We have begun the process of executing remediation plans that address the material weakness in internal control over financial reporting. Specifically, we established an Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee in July 2017, engaged a third-party consultant to start the internal control implementation project since 2017, and appointed a suitable and qualified Chief Financial Officer in July 2018. In December 2018, we engaged Ernest & Young (China) Advisory Limited to assist us with our compliance under Section 404 of the Sarbanes-Oxley Act of 2002, as amended. We will continue to improve our internal control by establishing a desired level of corporate governance with respect to identifying and measuring the risk of material misstatement, hiring additional consultant to further assist us establish and maintain an effective control environment and address the inadequacy of our existing internal control, and holding regular US GAAP trainings for our accounting staff.

In addition, we may in the future identify further material weaknesses in our internal control over financial reporting that we have not discovered to date. Although we are engaged in remediation efforts with respect to the material weaknesses, the existence of one or more material weaknesses could result in errors in our financial statements, and substantial costs and resources may be required to rectify these or other internal control deficiencies. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, the market price of our common stock could decline significantly, we may be unable to obtain additional financing to operate and expand our business, and our business and financial condition could be harmed. We cannot assure you that we will be able to remediate these material weaknesses in a timely manner.

We have experienced substantial growth and expansion in recent years, particularly in 2018, and if we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of customer satisfaction or adequately address competitive challenges, and our financial performance may be adversely affected.

With our entry into the synthetic fuel industries and the acquisitions of Hubei Jinli, Tianjin Jiabaili and Rongentang, we expect significant expansion will be required to address potential growth in our customer base, the breadth of our product offerings, and other opportunities. The growth and expansion could strain our management, operations, systems and financial resources. To manage any future growth of our operations and personnel, we must improve and effectively utilize operational, management, marketing and financial systems and successfully recruit, hire, train and manage personnel and maintain close coordination among our technical, finance, marketing, sales and recruitment staffs. We also will need to manage an increasing number of complex relationships with customers, strategic partners, advertisers and other third parties. Our success will depend on our ability to plan for and manage this growth effectively. Our failure to manage growth could disrupt our operations and ultimately prevent us from generating the revenue we expect. While we intend to further expand our overall business, customer base, and number of employees, our historical growth rate is not necessarily indicative of the growth that we may achieve in the future.

We were granted licenses to intellectual property rights in our products, including patents and trademarks, from affiliated entities or third parties. If such entities do not properly maintain or enforce the intellectual property underlying such licenses, our competitive position and business prospects could be harmed. Our licensors may also seek to terminate our license.

We are granted licenses to multiple patents and trademarks that are necessary or useful to our business. Two of our trademarks are licensed from Xiangtian International Investment Group Co., Ltd, a company controlled by Zhou Deng Rong, our former Chief Executive Officer. In addition, we have licensed certain patents and trademarks from Nanjing Zhongdian Photovoltaic Co., Ltd., We believe The other shareholder of Xiangtian Zhongdian. We have also licensed one trademark for the wine and herbal wine products from Hubei Rongentang Pharmaceutical Co., Ltd. We believe these intellectual property rights possess unique characteristics and provide us with a competitive advantage. Our success will depend in part on the ability of our licensors to obtain, maintain and enforce our licensed intellectual property.

Our licensors may not successfully prosecute any applications for or maintain intellectual property to which we have licenses, may determine not to pursue litigation against other companies that are infringing such intellectual property, or may pursue such litigation less aggressively than we would.

In addition, we are required under the PRC law to register the intellectual property licenses with relevant government authorities. Lack of registration of such licenses will not affect the validity of our licenses between us and the licensors but will not provide us a valid defense to good faith third party claims. We are currently in the process of registering our licenses and expect to complete such registrations by February 2019. If we do not complete the registration timely or at all, our rights to the licensed intellectual properties may be affected.

Without protection for the intellectual property we license, other companies might be able to offer similar products for sale, which could adversely affect our competitive business position and harm our business prospects. If we lose any of our right to use these intellectual property, it could adversely affect our ability to commercialize our technologies, products or services, as well as harm our competitive business position and our business prospects.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our patents, trademarks, domain names, know-how, proprietary technologies and similar intellectual property we own as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality and non-compete agreements with our key employees and others to protect our proprietary rights. Thus, we cannot assure you that any of our intellectual property rights would not be challenged, invalidated, circumvented or misappropriated, or such intellectual property will be sufficient to provide us with competitive advantages. In addition, because of the rapid pace of technological change in our industry, parts of our business rely on technologies developed or licensed by others, and we may not be able to obtain or continue to obtain licenses and technologies from these parties on reasonable terms, or at all.

It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

If we do not compete effectively in our target markets, our operating results could be harmed.

The industries we are operating in are intensely competitive. Some of our competitors in China operate with different business models and have different cost structures or participate selectively in different market segments. They may ultimately prove more successful or more adaptable to new regulatory, technological and other developments. Our competitors may be better at developing new products, responding faster to new technologies and undertaking more extensive and effective marketing campaigns.

In the synthetic fuel market, we compete with independent and integrated oil refiners, large oil and gas companies and, in certain fuels markets, with other companies producing synthetic fuels. The refiners compete with us by selling conventional fuel products, and some are also pursuing hydrocarbon fuel production using non-renewable feedstocks, such as natural gas and coal, as well as production using renewable feedstocks, such as vegetable oil and biomass. We also compete with companies that are developing the capacity to produce diesel and other transportation fuels from renewable resources in other ways. These include advanced biofuels companies using specific engineered enzymes that they have developed to convert cellulosic biomass, which is non-food plant material such as wood chips, corn stalks and sugarcane bagasse, into fermentable sugars and ultimately, renewable diesel and other fuels. Biodiesel companies convert vegetable oils and animal oils into diesel fuel and some are seeking to produce diesel and other transportation fuels using thermochemical methods to convert biomass into renewable fuels.

Our competitors may also have longer operating histories, more extensive user bases, greater brand recognition and broader partner relationships than us. Some of our current and potential competitors have more significant resources than we do, such as financial, technical, and marketing resources, and may be able to devote greater energy towards the development, promotion, sale and support of their products and services. The oil companies, large chemical companies and well-established agricultural products companies with whom we expect to compete have more resources, developed distribution network, established customer relationship and more devoted marketing teams.

Additionally, a current or potential competitor may acquire one or more of our existing competitors or form a strategic alliance with one or more of our competitors. Also, when new competitors seek to enter our target markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or terms common place in that market, which could adversely affect our market share or ability to exploit new market opportunities. All of the foregoing could adversely affect our business, results of operations, financial condition and future growth.

We may not be familiar with new markets we enter and may not be successful in offering new products and services.

We have entered into new markets in 2018 including production and sales of synthetic fuel, hydraulic parts, electronic components as well as liquors. We may expand our business and enter other markets in the future. However, we may be unable to achieve success in new markets. In expanding our business, we may enter markets in which we have limited, or no, experience. We may not be familiar with the business and regulatory environment and we may fail to attract a sufficient number of customers due to our limited experience. In addition, competitive conditions in new markets may be different from those in our existing market and may make it difficult or impossible for us to operate profitably in these new markets. If we are unable to manage these and other difficulties in our expansion into other markets, our prospects and results of operations may be adversely affected.

As we continuously adjust our business strategies in response to the changing market and evolving customer needs, our new business initiatives will likely lead us to offer new products and services. However, we may not be able to successfully introduce new products or services to address our customers’ needs because we may not have adequate capital resources or lack the relevant experience or expertise or otherwise. In addition, we may be unable to obtain regulatory approvals for our new products and services. Furthermore, our new products and services may involve increased and unperceived risks and may not be accepted by the market and they may not be as profitable as we anticipated, or at all. If we are unable to achieve the intended results for our new products and services, our business, financial condition, results of operations and prospects may be adversely affected.

Our results of operations may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our results of operations, including our operating revenue, expenses and other key metrics, may vary significantly in the future and period-to-period comparisons of our operating results may not be meaningful. Accordingly, the results for any one quarter are not necessarily an indication of future performance. Our financial results may fluctuate due to a variety of factors, some of which are outside of our control and, as a result, may not fully reflect the underlying performance of our business. Fluctuation in our operational results may adversely affect the price of our common stock. Factors that may cause fluctuations in our quarterly results include:

●	our ability to attract new customers, maintain relationships with existing customers, and expand into new territories in China;

●	our ability to produce products to meet customer orders;

●	the amount and timing of operating expenses related to acquiring customers and the maintenance and expansion of our business, operations and infrastructure;

●	general economic, industry and market conditions in China;

●	our emphasis on customer experience instead of near-term growth; and

●	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired technologies or businesses.

Fluctuations in crude oil and natural gas prices and refining margins may adversely affect our business, operating results, cash flows and financial condition.

Market prices for crude oil and natural gas fluctuate as they are subject to local and international supply and demand fundamentals and other factors over which we have no control. Worldwide supply conditions and the price levels of crude oil may be significantly influenced by general economic conditions, industry inventory levels, technology advancements, production quotas or other actions that might be imposed by international cartels that control the production of a significant proportion of the worldwide supply of crude oil, weather-related damage and disruptions, competing fuel prices and geopolitical risks, especially in the Middle East, North Africa and West Africa.

A decline in the price of crude oil may reduce demand for our products and may otherwise adversely affect our business. We believe that the increased demand for synthetic fuel products, which are either an alternative to gasoline or fuel additives to increase gasoline mileage, results from the recent increases in petroleum cost. An increase in the price of natural gas may increase the cost of our synthetic fuel products, as natural gas is the feedstock of methanol, a key component of our synthetic fuel products. As a result, substantial changes in crude oil and natural gas prices could have a substantial adverse effect on our financial condition and results of operations.

The methanol industry is an industry that is changing rapidly which can result in unexpected developments that could negatively impact our operations and the value of our units.

The methanol industry has grown significantly in the last decade. This rapid growth has resulted in significant shifts in supply and demand of methanol over a very short period of time. As a result, past performance by the methanol plant or the methanol industry generally might not be indicative of future performance.

Methanol is typically produced industrially from synthesis gas which is a mixture of carbon monoxide and hydrogen. Natural gas, coal and oil waste are used as the principal feedstock for methanol. Currently we purchased methanol from three suppliers. We don’t rely on any single one of these suppliers and believe they are easily replaceable on the market. However, we may experience a rapid shift in the economic conditions in the methanol industry which may make it difficult to operate the methanol plant profitably. If changes occur in the methanol industry that make it difficult for us to operate the methanol plant profitably, it could result in a reduction in the value of our units.

Changes and advances in methanol production technology could require us to incur costs to update our plant or could otherwise hinder our ability to compete in the methanol industry or operate profitably.

Advances and changes in the technology of methanol production are expected to occur.  Such advances and changes may make the methanol production technology installed in our plant less desirable or obsolete.  These advances could also allow our competitors to produce methanol at a lower cost than we are able.  If we are unable to adopt or incorporate technological advances, our methanol production methods and processes could be less efficient than our competitors, which could cause our plant to become uncompetitive or completely obsolete.  If our competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our methanol production remains competitive. Alternatively, we may be required to seek third-party licenses, which could also result in significant expenditures. These third-party licenses may not be available or, once obtained, they may not continue to be available on commercially reasonable terms.  These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income.

Increased use of fuel cells, plug-in hybrids and electric cars may lessen the demand for fuels.

A number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells, plug-in hybrids, electric cars or clean burning gaseous fuels. Electric car technology has recently grown in popularity, especially in urban areas, which has led to an increase in recharging stations which may make electric car technology more widely available in the future. This additional competition from alternate sources could reduce the demand for our fuel products, resulting in lower fuel prices which could negatively impact our results of operations and financial condition.

Changes in environmental regulations or violations of these regulations could be expensive and reduce our profitability.

We are subject to extensive air, water and other environmental laws and regulations.  In addition, some of these laws require our plant to operate under a number of environmental permits. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment.  A violation of these laws and regulations or permit conditions can result in substantial fines, damages, criminal sanctions, permit revocations and/or plant shutdowns.  In the future, we may be subject to legal actions brought by environmental advocacy groups and other parties for actual or alleged violations of environmental laws or our permits.  Additionally, any changes in environmental laws and regulations could require us to spend considerable resources in order to comply with future environmental regulations. The expense of compliance could be significant enough to reduce our profitability and negatively affect our financial condition.

Failure to obtain regulatory approvals or permits could adversely affect our operations.

We will need to obtain and maintain regulatory approvals and permits in order to operate our business. Because it is in the process of expanding its production facilities, Jingshan Sanhe has not obtained the permit to manufacture hazardous chemicals, and the fire inspection approval, all of which are material to Jingshan Shahe’s operations. Jingshan Shanhe may not apply for these approvals until the completion of its expansion. Obtaining necessary approvals and permits could be a time-consuming and expensive process, and we may not be able to obtain them on a timely basis or at all. In the event that we fail to ultimately obtain all necessary permits, we may be forced to delay operations of the facility and the receipt of related revenues, or abandon the project completely and lose the benefit of any development costs already incurred, which would have an adverse effect on our results of operations. In addition, governmental regulatory requirements may substantially increase our construction costs, which could have a material adverse effect on our business, results of operations and financial condition. Any delay in obtaining any required regulatory approvals could negatively affect the progress of our manufacturing. In addition, we may be required to make capital expenditures on an ongoing basis to comply with increasingly stringent environmental, health and safety laws, regulations and permits.

We use hazardous materials in our business and any claims relating to improper handling, storage or disposal of these materials or noncompliance with applicable laws and regulations could adversely affect our business and results of operations.

We are subject to and affected by numerous environmental regulations. These regulations govern air emissions, water quality, wastewater discharge and disposal of solid and hazardous waste.

We use chemicals materials in our business and are subject to a variety of laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials. Although we have implemented safety procedures for handling and disposing of these materials and waste products, we cannot be sure that our safety measures are compliant with legal requirements or adequate to eliminate the risk of accidental injury or contamination. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our insurance coverage. There can be no assurance that we will not violate environmental, health and safety laws as a result of human error, accident, equipment failure or other causes. Compliance with applicable environmental laws and regulations is expensive and time consuming, and the failure to comply with past, present, or future laws could result in the imposition of fines, third-party property damage, product liability and personal injury claims, investigation and remediation costs, the suspension of production, or a cessation of operations. Our liability in such an event may exceed our total assets. Liability under environmental laws can be joint and several and without regard to comparative fault. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations, which could impair our research, development or production efforts and harm our business. Accordingly, violations of present and future environmental laws could restrict our ability to expand facilities, or pursue certain technologies, and could require us to acquire equipment or incur potentially significant costs to comply with environmental regulations.

We may be subject to product liability claims and other claims of our customers and partners.

The design, development, production and sale of our synthetic fuel products and wine products involve an inherent risk of product liability claims and the associated adverse publicity. Because these products are directly used by customers or incorporated into other products directly used by customers, and because use of those ultimate products may cause injury to those customers and damage to property, we are subject to a risk of claims for such injuries and damages. In addition, we may be named directly in product liability suits relating to any products we develop or third-party products integrating our products, even for defects resulting from errors of our partners, contract manufacturers or other third parties working with our products. These claims could be brought by various parties, including customers who are purchasing products directly from us or other users who purchase products from our customers or partners. We could also be named as co-parties in product liability suits that are brought against manufacturing partners that produce our products.

In addition, our customers and partners may bring suits against us alleging damages for the failure of our products to meet stated claims, specifications or other requirements. Any such suits, even if not successful, could be costly, disrupt the attention of our management and damage our negotiations with other partners and/or customers. Any attempt by us to limit our product liability in our contracts may not be enforceable or may be subject to exceptions. We only maintain product liability insurance for our green energy products. However, insurance coverage may not be sufficient to cover potential claims. In addition, we cannot be sure that our contract manufacturers who produce our green energy products will have adequate insurance coverage themselves to cover against potential claims. If we experience a large insured loss, it may exceed any insurance coverage limits we have at that time, or our insurance carrier may decline to cover us or may raise our insurance rates to unacceptable levels, any of which could impair our financial position and potentially cause us to go out of business.

We may be adversely affected by the defects in our titles of or rights to use our properties.

Hubei Jinli has not received the property ownership certificate from the relevant authority for four of its buildings used as dormitory and plant. The land use right certificate for the buildings which are required for the application for property ownership certificates is used as collateral and held by the bank for a loan, which remains outstanding as of the date of this prospectus. Hubei Jinli does not have valid title or right to the four buildings until it obtains relevant property ownership certificates which are contingent on the payment of the outstanding bank loan. Any dispute or claim in relation to the title to these properties, including any litigation involving allegations of illegal or unauthorized use of such properties, may materially and adversely affect Hubei Jinli’s operations, financial condition, reputation and future growth. However, Hubei Jinli is in the process of applying to relevant authority to obtain the property ownership certificates for the properties.

We could be adversely affected by the complexity, uncertainties and changes in PRC regulation of Secrecy Qualification.

According to Management Measures of Secrecy Qualification Examination and Certification for Weapons and Equipment Research and Production Units (“Circular 8”) issued by the National Defense Science and Technology Bureau of PRC, entities engaged in the research and production of classified weapons and equipment are required to implement a confidentiality qualification examination and certification system and obtain the corresponding confidentiality qualifications (“Secrecy Qualification”). According to Circular 8, foreign invested entities may not obtain the Secrecy Qualification. Hubei Jinli is engaged in producing parts for the military products and has obtained the Secrecy Qualification. Notwithstanding our control over Hubei Jinli through the New VIE Agreements, Hubei Jinli is 100% held by Xianning Xiangtian, a PRC company and the shareholders of Xianning Xiangtian, Messrs. Zhou Jian and Zhou Deng Rong, are both PRC residents and therefore we believe Hubei Jinli may continue to use the Secrecy Qualification. However, there is no assurance that the relevant government authorities will hold the same position as we do, and Hubei Jinli may not renew its Secrecy Qualification upon expiration. Failure to renew its Secrecy Qualification will have a material adverse impact on Hubei Jinli’s operating results and financial condition.

If we are unable to provide high quality client experience, our business and reputation may be materially and adversely affected.

The success of our business largely depends on our ability to provide quality client experience, which in turn depends on a variety of factors. If our clients are not satisfied with our products or services, or the prices at which we offer the products or otherwise fail to meet our clients’ requests, our reputation and client loyalty could be adversely affected.  If we are unable to continue to maintain our client experience and provide high quality client service, we may not be able to retain existing clients or attract new clients, which could have a material adverse effect on our business, financial condition and results of operations.

If we fail to promote and maintain our brands in an effective and cost-efficient way, our business and results of operations may be harmed.

We believe that developing and maintaining awareness of our brand effectively is critical to attracting new and retaining existing customers. Our efforts to build our brand have caused us to incur significant expenses, and it is likely that our future marketing efforts will require us to incur significant additional expenses. These efforts may not result in increased revenues in the immediate future or at all and, even if they do, any increases in revenues may not offset the expenses incurred. If we fail to successfully promote and maintain our brands while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees needed to support our business.

As we continue to experience growth, we believe our success depends on the efforts and talents of our employees, including engineers, financial personnel and marketing professionals. Our future success depends on our continued ability to attract, develop, motivate and retain highly qualified and skilled employees. Competition for highly skilled engineering, sales, technical and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve customers could diminish, resulting in a material adverse effect on our business.

We are dependent on our senior management. Any loss in their services without suitable replacement may adversely affect our operations.

Our business operations depend on the continued services of our senior management, particularly the executive officers named in this prospectus. We rely on their experience in the renewal energy industry, product development, sales and marketing and on their relationships with our customers and suppliers.

The loss of the services of any of our executive directors or executive officers without suitable replacement or the inability to attract and retain qualified personnel will adversely affect our operations and hence, our revenue and profits. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that any member of our management team will not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

Our executive officers have limited experience in operating a U.S. public company, and their inability to manage the public company aspects of our business could harm us.

Our executive officers have limited experience in operating a U.S. public company, which makes our ability to comply with applicable laws, rules and regulations uncertain. Our failure to comply with all laws, rules and regulations applicable to U.S. public companies could subject us or our management to regulatory scrutiny or sanction, which could harm our reputation and stock price.

From time to time we may evaluate and potentially consummate acquisitions or alliances, which could require significant management attention, disrupt our business, adversely affect our financial results, be unsuccessful or fail to achieve the desired result.

Although not currently planned, in the future we may evaluate and consider strategic transactions, combinations, acquisitions or alliances to enhance our existing business or develop new products and services. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate the transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such a transaction.

Any acquisition or alliance will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into our products;

●	difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

●	regulatory risks; and

●	liability for activities of the acquired business before the acquisition, including patent, copyright and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities.

We may not make any acquisitions or consummate any alliances, or any future acquisitions or alliances may not be successful. Furthermore, we may not benefit from our business strategy, nor generate sufficient revenue to offset the associated costs or may otherwise not result in the intended benefits. In addition, we cannot assure you that any future acquisition of, or alliance with respect to, new businesses or technology will lead to the successful development of new or enhanced products and services or that any new or enhanced products and services, if developed, will achieve market acceptance or prove to be profitable.

We may need additional capital, and financing may not be available on terms acceptable to us, or at all.

Although our current cash and cash equivalents, anticipated cash flows from operating activities and the proceeds from this offering will be sufficient to meet our anticipated working capital requirements and capital expenditures in the ordinary course of business for at least 12 months following this offering, there is a risk that we may need additional cash resources in the future to fund our growth plans or if we experience adverse changes in business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for new investments, acquisitions, capital expenditures or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. The issuance and sale of additional equity would result in further dilution to our shareholders.

We may incur substantial debt in the future, which may adversely affect our financial condition and negatively impact our operations.

We may decide in the future to finance our company through incurring debt. The incurrence of debt could have a variety of negative effects, including:

●	default and foreclosure on our assets if our operating cash flow is insufficient to repay debt obligations;

●	acceleration of obligations to repay the indebtedness (or other outstanding indebtedness), even if we make all principal and interest payments when due, if we breach any covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

●	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

●	diverting a substantial portion of cash flow to pay principal and interest on such debt, which would reduce the funds available for expenses, capital expenditures, acquisitions and other general corporate purposes; and

●	creating potential limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate.

The occurrence of any of these risks could adversely affect our operations or financial condition.

Our business is subject to risks related to lawsuits and other claims brought by our clients or business partners. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business, results of operations and financial condition.

We are subject to lawsuits and other claims in the ordinary course of our business. Claims arising out of actual or alleged violations of law could be asserted against us by individuals, companies, governmental or other entities in civil, administrative or criminal investigations and proceedings. These claims could be asserted under a variety of laws and regulations, including but not limited to contract laws, product liability laws, consumer protection laws or regulations, intellectual property laws, environmental laws, and labor and employment laws. These actions could expose us to adverse publicity and to monetary damages, fines and penalties, as well as suspension or revocation of licenses or permits to conduct business. Even if we eventually prevail in these matters, we could incur significant legal fees or suffer reputational harm, which could have a material adverse effect on our business and results of operations as well as our future growth and prospects.

We may have exposure to greater than anticipated tax liabilities.

We are subject to enterprise income tax, value-added tax, and other taxes in each province and city in China where we have operations. Our tax structure is subject to review by various local tax authorities. The determination of our provision for income tax and other tax liabilities requires significant judgment. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our estimates are reasonable, the ultimate decisions by the relevant tax authorities may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us.

This prospectus contains certain data and information that we obtained from various government and private entity publications including industry information from government publications and publicly available third party publications. Statistical data in these publications also include projections based on a number of assumptions.

We have not independently verified the data and information contained in such third-party publications and reports. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods used by us. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information. However, we are responsible for the accuracy and completeness of the disclosure herein including the data from third parties and investors are entitled to rely on such disclosure.

Risks Related to Doing Business in the PRC

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

All of our revenue generating operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, leading to a reduction in demand for our services and adversely affecting our competitive position. The Chinese government has implemented various measures to encourage economic growth and to guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. More so, in the past, the Chinese government had implemented certain measures, including interest rate adjustments, to control the pace of economic growth. These measures may have caused a decrease in economic activity in China, which could adversely affect our business and operating results.

We may be affected by environmental changes in China and global climate change or by legal, regulatory or market responses to such changes.

The growing political and scientific sentiment is that increased concentrations of carbon dioxide and other greenhouse gases in the atmosphere are influencing global weather patterns. Concern over climate change, including global warming, and environmental degradation in China has led to legislative and regulatory initiatives directed at limiting greenhouse gas emissions and subsidizing alternate energy production, which have been beneficial to our business. Laws enacted that directly or indirectly affect electricity generation or our production, distribution, and cost of raw materials could all impact our business and financial results. Reductions in the subsidies provided by the government of the PRC for the use of our products would adversely affect our operations, revenue and growth.

A severe or prolonged downturn in the Chinese or global economy or markets, including as a result of escalating trade disputes with the United States and other factors, could materially and adversely affect our business and financial condition.

Any prolonged slowdown in the Chinese or global economy may have a negative impact on our business, results of operations and financial condition. Economic conditions in China are sensitive to global economic conditions. The global financial markets have experienced significant volatility in recent years, which may continue. While the Chinese economy has experienced significant growth over past decades, growth has been unsteady, both geographically and among various sectors of the economy. There are also uncertainties (and resulting capital market turbulence) regarding the likelihood and timing of policy changes (including the imposition of tariffs on Chinese goods) by the Trump Administration in the United States and the subsequent impact on world economy. Also, there are considerable uncertainties over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have also been concerns over the unrest in the Middle East and Africa, which have resulted in volatility of financial and other markets. In addition, significant uncertainty exists regarding the timing of the United Kingdom’s anticipated withdrawal from the European Union and the effects such withdrawal may have on world economy. There have also been concerns regarding the economic effects involving the tensions between China and other surrounding Asian countries.

If present Chinese and global economic uncertainties persist, the taxable and other income of the local government and fiscal support from central government may be limited and the government’s demand and budget to procure our products and services may decline. Should any of this situation occur, our operating income would decline, and our business and financial condition would be negatively impacted. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Uncertainties with respect to the PRC legal system could adversely affect us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protection afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We are a company incorporated under the laws of Nevada, but we conduct substantially all of our operations in China, and substantially all of our assets are located in China. In addition, all our senior executive officers reside within China for a significant portion of the time and most are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or upon those located in China. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States or many other countries or regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

We may rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a Nevada holding company and we rely principally on dividends and other distributions on equity from our PRC subsidiary and consolidated affiliates for our cash requirements, including for services of any debt we may incur. Our PRC subsidiary and consolidated affiliates’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiary and consolidated affiliates to pay dividends to their shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiary and consolidated affiliates are required to set aside at least 10% of their after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of their registered capital. Our PRC subsidiary as a “foreign invested enterprise” under PRC law is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at its discretion. These reserves are not distributable as cash dividends. If our PRC subsidiary and consolidated affiliates incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiary and consolidated affiliates to distribute dividends or other payments to their shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated, excluding Hong Kong resident enterprises.

Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of the draft PRC Foreign Investment Law, and its enactment may materially and adversely affect our business and financial condition.

In December 2018, the National People’s Congress of China published a discussion draft of a new proposed Foreign Investment Law aiming to replace the major existing laws governing foreign direct investment in China. The draft Foreign Investment Law applies to PRC enterprises established, acquired or otherwise invested wholly or partially by foreign investors in a manner prescribed under applicable PRC laws and regulations. It also governs investment activities in China by foreign investors. The draft Foreign Investment Law does not clearly define “foreign investor”. Therefore, we cannot assure you if Xiangtian Shenzhen, our wholly owned subsidiary in China will be deemed as a “foreign investor” and subject to the draft Foreign Investment Law once such proposed legislation becomes effective.

Once an entity is determined to be an FIE and its investment amount exceeds certain thresholds or its business operations fall within a restricted industry under the “negative list” issued or approved by the State Council, such entity will be required to obtain market entry clearance from the PRC Ministry of Commerce (“MOFCOM”) or its local counterparts and other relevant PRC government agencies. If a foreign investor is found to invest in any prohibited industry in the “negative list”, such foreign investor may be required to, among other aspects, suspend its investment activities, dispose of its equity interests or assets of the FIEs and forfeit its income.

In addition, Xiangtian Shenzhen may enter into procurement agreements with local government agencies, and the relevant business carried out by our Xiangtian Shenzhen and our investment in the Xiangtian Shenzhen currently are not subject to the national security review under applicable PRC laws and regulations. However, if Xiangtian Shenzhen is deemed as a “foreign investor” and our future business operations or potential mergers and acquisitions we enter into in the PRC are related to material infrastructure or other national security sensitive areas or industries involving certain key technologies, national security review requirements will likely apply. According to the draft Foreign Investment Law as proposed, if a foreign investor fails to apply for the national security review, a joint committee established by the State Council may require the investor to suspend or terminate its investment, dispose of relevant equity interests in the FIE or take other actions to mitigate or eliminate the national security risk. Under such circumstances, our business, operations, financial conditions and future investments may be adversely affected.

PRC regulation on foreign loans to and foreign direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to registration with relevant governmental authorities in China. According to the relevant PRC regulations on FIEs, in China, certain capital contributions to our PRC subsidiaries are subject to registration with the MOFCOM or its local branches and registration with a local bank authorized by the State Administration of Foreign Exchange (“SAFE”). In addition, (i) any foreign loan procured by our PRC subsidiaries is required to be registered with SAFE or its local branches, and (ii) our PRC subsidiaries may not procure cross-border loans the outstanding balance of which exceeds twice of its net asset under the Notice of the People’s Bank of China on Full-Coverage Macro-Prudent Management of Cross-Border Financing. We may not be able to complete such registrations on a timely basis, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries. If we fail to complete such registrations, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises (“SAFE Circular 19”), which took effect as of June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. The SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (“SAFE Circular 16”), effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency registered capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its nonaffiliated entities. As this circular is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange related rules. Violations of these Circulars could result in severe monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to use Renminbi converted from the net proceeds of this offering to fund the establishment of new entities in China or its subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries, which may adversely affect our business, financial condition and results of operations.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, as amended, and, if required, we cannot predict whether we will be able to obtain such approval.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), adopted by six PRC regulatory agencies in August 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission (the “CSRC”), prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking CSRC approval of its overseas listings. The application of the M&A Rules remains unclear.

Our PRC counsel, Beijing Docvit Law Firm, has advised us based on their understanding of the current PRC laws, rules and regulations that the CSRC’s approval is not required for the listing and trading of our securities on the Nasdaq in the context of this offering, given that:

(i)	our PRC subsidiary, Xiangtian Shenzhen, was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition by our company of the equity interest or assets of any “domestic company” as defined under the M&A Rules, and no provision in the M&A Rules classifies the contractual arrangements between our company, our PRC subsidiary and any of our consolidated affiliated entities as a type of acquisition transaction falling under the M&A Rules;

(ii)	we do not hold any equity interests in Xianning Xiangtian or any of its PRC subsidiaries; and

(iii)	the CSRC currently has not issued any definitive rule concerning whether offerings like the offering contemplated by our company under this prospectus are subject to prior CSRC approval.

However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and the CSRC’s opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If the CSRC or any other PRC regulatory agencies subsequently determines that we need to obtain the CSRC’s approval for this offering or if the CSRC or any other PRC government agencies promulgates any interpretation or implements rules before our listing that would require us to obtain CSRC or other governmental approvals for this offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. Sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the securities that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the securities we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other PRC regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of our securities.

Fluctuations in the value of the Renminbi could have a material adverse effect on your investment.

The change in the value of the Renminbi against the U.S. dollar and other currencies is affected by various factors such as changes in political and economic conditions in the PRC. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policies may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Any significant appreciation or revaluation of the Renminbi may have a material adverse effect on the value of, and any dividends payable on, our common stock in foreign currency terms. More specifically, if we decide to convert our Renminbi into U.S. dollars, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. To the extent that we need to convert U.S. dollars that we receive from our initial public offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount that we receive from the conversion. In addition, appreciation or depreciation in the exchange rate of the Renminbi to the U.S. dollar could materially and adversely affect the price of our common stock in U.S. dollars without giving effect to any underlying change in our business or results of operations.

Governmental control of currency conversion may limit our ability to utilize our operating income effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our operating income in Renminbi. Under our current corporate structure, our Nevada holding company primarily relies on dividend payments from our PRC subsidiary and consolidated entities to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be converted into foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiary and consolidated entities in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of PRC subsidiary and consolidated entities to pay off their respective debt in a currency other than Renminbi owed to entities outside of China, or to make other capital expenditure payments outside of China in a currency other than Renminbi. The PRC government may at its own discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our stockholders, including holders of our common stock.

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

Among other things, the M&A Rules adopted by six PRC regulatory agencies in 2006 and amended in 2009, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the NPC, which became effective in 2008, requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the MOFCOM before they can be completed. In addition, PRC national security review rules which became effective in September 2011 require acquisitions by foreign investors of PRC companies engaged in military related or certain other industries that are crucial to national security, to be subject to security review before consummation of any such acquisition. We may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital directly into our PRC subsidiary, limit our PRC subsidiary’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles (“SAFE Circular 37”), to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles (“SAFE Circular 75”), which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our stockholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles (the “SPVs”), will be required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder of such SPV fails to make the required registration or to update the previously filed registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiary in China. On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

Our PRC stockholders are subject to SAFE regulations, and are in the process of obtaining necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. We cannot assure you, however, that all of these individuals will obtain necessary SAFE registrations or may continue to make required filings or updates on a timely manner, or at all. We can provide no assurance that we are or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in our company. Any failure or inability by such individuals to comply with SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiary’s ability to distribute dividends to, or obtain foreign exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company (the “Stock Option Rules”, replacing earlier rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. Failure to complete the SAFE registrations may subject the grantees of stock incentive awards to fines and legal sanctions, there may be additional restrictions on the ability of them to exercise their stock options or remit proceeds gained from the sale of their stock into the PRC. We also face regulatory uncertainties that could restrict our ability to adopt incentive plans for our directors, executive officers and employees under PRC law. See “Regulation – Regulations on Employee Stock Incentive Plans.”

If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC stockholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts, and properties of an enterprise. In 2009, the State Administration of Taxation (“SAT”), issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We do not believe our company is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to the determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company is a PRC resident enterprise for enterprise income tax purposes, we will be subject to PRC enterprise income tax on our worldwide income at the rate of 25%. Furthermore, we will be required to withhold a 10% withholding tax from dividends we pay to our stockholders that are non-resident enterprises, including the holders of our common stock. In addition, non-resident enterprise stockholders may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of common stock, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual stockholders and any gain realized on the transfer of our common stock by such stockholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC stockholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our common stock.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises (“SAT Bulletin 7”). SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through the offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or another person who is obligated to pay for the transfer) of taxable assets.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Nonresident Enterprise Income Tax at Source (“SAT Bulletin 37”), which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of withholding of nonresident enterprise income tax.

Where a nonresident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the nonresident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and if it was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or another person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, the sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

We must remit the offering proceeds to China before they may be used to benefit our business in China, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.

The proceeds of this offering must be sent back to China, and the process for sending such proceeds back to China may take as long as six months after the closing of this offering. In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC Entities, we may make loans to our PRC Entities, or we may make additional capital contributions to our PRC subsidiary. Any shareholder loan or additional capital contribution are subject to PRC regulations. For example, loans by us or making additional capital contribution to our subsidiaries in China, which are foreign-invested enterprises, to finance their activities cannot exceed statutory limits, while the shareholder loan must be also registered with the SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of total investment as approved by the Ministry of Commerce or its local counterpart and the amount of registered capital of such foreign-invested company.

On June 15, 2016, the SAFE promulgated the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular No. 16. SAFE Circular No. 16 stipulates that the use of capital by foreign-invested enterprises, or FIEs shall follow "the principle of authenticity and self-use" within the business scope of such FIEs. The capital of an FIE and capital in RMB obtained by the FIE from foreign exchange settlement shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or investments other than banks' principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

To remit the proceeds of the offering, we must take the steps legally required under the PRC laws.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC companies by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC Entities or with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity, our ability to fund and expand our business and our common stock.

Failure to comply with the U.S. Foreign Corrupt Practices Act and Chinese Anti-Corruption laws could subject us to penalties and other adverse consequences.

We are required to comply with China’s anti-corruption laws and the United States Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations. In addition, our brand and reputation, our sales activities or the price of our common stock could be adversely affected if we become the target of any negative publicity as a result of actions taken by our employees or other agents.

PRC laws and regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

PRC laws and regulations, such as the M&A Rules, the Anti-Monopoly Law promulgated by the PRC National People’s Congress in 2007 and the Notice on the Establishment of the Security Review System in Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by the State Council, or the Security Review Rule, establish procedures and requirements that could make some acquisitions of Chinese companies by foreign investors and companies more time-consuming and complex, including requirements in some instances that various governmental authorities be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. For example, on February 3, 2011, the State Council promulgated the Security Review Rule, which provides, among other things, that merger and acquisition transactions by foreign investors of PRC enterprises in sensitive sectors or industries, such as Internet information service industry, which our operations fall within, could be subject to security review. Consequently, any such transaction could be blocked due to their effect on the national defense security, national economic stability, basic social life order, or capacity of indigenous research and development of key technologies. On August 25, 2011, the Ministry of Commerce promulgated the Regulations on Implementing the Security Review System in Mergers and Acquisition of Domestic Enterprises by Foreign Investors, which, among other things, set forth detailed provisions on how the security review of relevant transactions would be conducted, and provide for that foreign investors could not for any reason evade the security review process through entrustment, phased-in investment, leasing, loans and control agreement, and overseas transactions. We could expand our business in part by acquiring complementary businesses. Complying with the requirements of the relevant PRC laws and regulations to complete such transactions could be time-consuming, and any required approval processes could delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

The economy of China has been experiencing increases in inflation and labor costs in recent years. As a result, the average wages in the PRC are expected to continue to grow. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and those employers who fail to make adequate payments could be subject to late payment fees, fines and/ or other penalties. If the relevant PRC authorities determine that we should make supplemental social insurance and that we are subject to fines and legal sanctions, our business, financial condition and results of operations could be adversely affected.

The enforcement of stricter labor laws and regulations in the PRC could adversely affect our business and our profitability.

We have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefit of our employees.

Pursuant to the PRC Labor Contract Law, or the Labor Contract law, that became effective in January 2008, as amended on December 28, 2012 and effective as of July 1, 2013, and its implementation rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and ability to unilaterally terminating labor contracts. In the event that we decide to terminate the employment of any of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules could limit our ability to effect these changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

On October 28, 2010, the Standing Committee of the National People’s Congress promulgated the PRC Social Insurance Law, or the Social Insurance Law, which became effective on July 1, 2011. According to the Social Insurance Law, employees must participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance and maternity insurance and the employers must, together with their employees or separately, pay the social insurance premiums for such employees.

According to our current internal system, we only pay social insurance for part of our employees and some of our employees have not signed the Labor Contract. This is in violation of Social Security Law and Labor Contract law. Moreover, base number or the rate of the social insurance premium payment had been changed when we pay for employee’s social insurance premium, which could lead to imposition of penalties on the personnel directly in charge and other personnel subject to direct liability.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we could be liable for payments and fines arising from our delinquent payments of previous social insurance and that we did not anticipate. Moreover, we cannot assure you that our employment practices do not and will not violate labor-related laws and regulations in China, which could subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, our business and results of operations could be adversely affected.

Risks Related to the New VIE Agreements

The PRC government may determine that the New VIE Agreements are not in compliance with applicable PRC laws, rules and regulations.

Details of the New VIE Agreements are set out in the under “Business – Variable Interest Entity Agreements with Xianning Xiangtian.” There are risks involved with the operation of our business in reliance on the New VIE Agreements, including the risk that the New VIE Agreements may be determined by PRC regulators or courts to be unenforceable. Our PRC counsel has provided a legal opinion that the New VIE Agreements are binding and enforceable under PRC law, but has further advised that if the New VIE Agreements were for any reason determined to be in breach of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

●	imposing economic penalties;

●	discontinuing or restricting the operations of Xianning Xiangtian;

●	imposing conditions or requirements in respect of the New VIE Agreements with which Xianning Xiangtian may not be able to comply;

●	requiring our Company to restructure the relevant ownership structure or operations;

●	taking other regulatory or enforcement actions that could adversely affect our Company’s business; and

●	revoking the business licenses and/or the licenses or certificates of Xianning Xiangtian, and/or voiding the New VIE Agreements.

Any of these actions could adversely affect our ability to manage, operate and gain the financial benefits of Xianning Xiangtian, which would have a material adverse impact on our business, financial condition and results of operations.

Our ability to control Xianning Xiangtian under the New VIE Agreements may not be as effective as direct ownership.

We conduct our business in the PRC and currently generate virtually all of our revenues through the New VIE Agreements. Our plans for future growth are based substantially on growing the operations of Xianning Xiangtian. However, the New VIE Agreements may not be as effective in providing us with control over Xianning Xiangtian as direct ownership. The New VIE Agreements provide us with day-to-day control over the operations of Xianning Xiangtian as we provide Xianning Xiangtian with complete business support and technical support and related management, training and consulting services. Under the current VIE arrangements, as a legal matter, if Xianning Xiangtian fails to perform its obligations under these contractual arrangements, we may have to (i) incur substantial costs and resources to enforce such arrangements, and (ii) rely on legal remedies under PRC law, which we cannot be sure would be effective. Therefore, if we are unable to effectively control Xianning Xiangtian, it may have an adverse effect on our ability to achieve our business objectives and grow our revenues.

As the New VIE Agreements are governed by PRC law, we would be required to rely on PRC law to enforce our rights and remedies under them; however, PRC law may not provide us with the same rights and remedies as are available in contractual disputes governed by the law of other jurisdictions.

The New VIE Agreements are governed by PRC law and provide for the resolution of disputes through the arbitration institute in the PRC. If Xianning Xiangtian or its shareholders fail to perform the obligations under the New VIE Agreements, we would be required to resort to legal remedies available under PRC law, including seeking specific performance or injunctive relief, or claiming damages. We cannot be sure that such remedies would provide us with effective means of causing Xianning Xiangtian or its shareholders to meet their obligations, or recovering any losses or damages as a result of non-performance. Further, the legal environment in China is not as developed as in other jurisdictions. Uncertainties in the application of various laws, rules, regulations or policies in PRC legal system could limit our liability to enforce the New VIE Agreements and protect our interests.

Any failure by our variable interest entity or its shareholders to perform their obligations under the New VIE Agreements would have a material adverse effect on our business.

If our variable interest entity or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective under PRC laws. For example, if the shareholders of Xianning Xiangtian were to refuse to transfer their equity interest in Xianning Xiangtian to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations.

All the agreements under our contractual arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC laws. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final and parties cannot appeal arbitration results in court unless such rulings are revoked or determined unenforceable by a competent court. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our variable interest entity, and our ability to conduct our business may be negatively affected.

The payment arrangement under the New VIE Agreements may be challenged by the PRC tax authorities.

We generate our revenues through the payments we receive pursuant to the New VIE Agreements. Currently, all of our operations reside in the VIE which is required to pay our wholly-owned subsidiary, Xiangtian Shenzhen, 100% of the total annual net profit, as defined. We could face adverse tax consequences if the PRC tax authorities determine that the New VIE Agreements were not entered into based on arm’s length negotiations. For example, PRC tax authorities may adjust our income and expenses for PRC tax purposes which could result in our being subject to higher taxes liability, or cause other adverse financial consequences.

We may lose the ability to use and enjoy assets held by our variable interest entity that are material to the operation of our business if the entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

Our variable interest entity holds certain assets that are material to the operation of our business. Under the contractual arrangements, our variable interest entity may not and its shareholders may not cause it to, in any manner, sell, transfer, mortgage or dispose of its assets or its legal or beneficial interests in the business without our prior consent. However, in the event our variable interest entity’s equity holders breach the these contractual arrangements and voluntarily liquidate our variable interest entity, or our variable interest entity declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If our variable interest entity undergoes a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

If the chops of our PRC subsidiary, variable interest entity and its subsidiaries are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of our PRC subsidiary, variable interest entity or its subsidiaries are generally held securely by personnel designated or approved by us in accordance with our internal control procedures. To the extent those chops are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so. In addition, if the chops are misused by unauthorized persons, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion could limit our use of the proceeds we receive from this offering to fund our expansion or operations.

As an offshore holding company with PRC subsidiaries and affiliated entities, we may transfer funds to our PRC Entities or finance our operating entity by means of loans or capital contributions. Any loans to our PRC Entities, which are foreign-invested enterprises, cannot exceed statutory limits based on the difference between the amount of our investments and registered capital in such subsidiaries, and shall be registered with SAFE, or its local counterparts. Furthermore, any capital increase contributions we make to our PRC Entities, which are foreign-invested enterprises, shall be approved by China’s Ministry of Commerce, or its local counterparts. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to receive such registrations or approvals, our ability to provide loans or capital to increase contributions to our PRC Entities may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Risks Related to Our Common Stock and This Offering

The market price for our common stock may be volatile.

The trading prices of our common stock are likely volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of internet or other companies based in China that have listed their securities in the United States in recent years. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial decline in their trading prices. The trading performances of other Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of our common stock, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material adverse effect on the market price of our common stock.

In addition to the above factors, the price and trading volume of our common stock may be highly volatile due to multiple factors, including the following:

●	regulatory developments affecting us, our users, or our industry;

●	regulatory uncertainties with regard to our variable interest entity arrangements;

●	announcements of studies and reports relating to our products and services or those of our competitors;

●	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

●	changes in financial estimates by securities research analysts;

●	conditions of the industries we are operating in;

●	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

●	additions to or departures of our senior management;

●	detrimental negative publicity about us, our management or our industry;

●	fluctuations of exchange rates between the RMB and the U.S. dollar;

●	release or expiry of lock-up or other transfer restrictions on our outstanding shares of common stock; and

●	sales or perceived potential sales of additional shares of common stock.

Our common stock has been very thinly traded, liquidity is limited, and we may be unable to obtain listing of our common stock on a more liquid market.

Our Common Stock is quoted on the OTCQB, which provides significantly less liquidity than a securities exchange (such as the NYSE American, New York Stock Exchange or the Nasdaq). There is uncertainty that we will ever be accepted for a listing on a national securities exchange.

There is currently a very limited volume of trading in our Common Stock, and on many days there has been no trading activity. The purchasers of shares of our Common Stock may find it difficult to resell their shares at prices quoted in the market or at all.

Two persons have significant voting power and may take actions that may not be in the best interests of other stockholders.

Zhou Jian, our Chairman, and Zhou Deng Hua, our Chief Executive Officer, who are also on our Board, control an aggregate of 61.5% of our voting securities. If Zhou Jian and Zhou Deng Hua act together, they will be able to exert significant control over the Company’s management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of the common stock. This concentration of ownership may not be in the best interests of all of the Company’s stockholders.

Certain judgments which may be obtained against us by our stockholders in the future may not be enforceable.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, most of our directors and executive officers reside within China, and most of the assets of these persons are located within China. As a result, it may be difficult or impossible for you to effect service of process within the United States upon these individuals, or to bring an action against us or against these individuals in the United States in the event that you believe your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

We will have broad discretion as to the use of the net proceeds from this offering, and we may not use the proceeds effectively.

We currently intend to use the net proceeds received from this offering for the lease of additional production facilities for our synthetic fuel products, the addition of a new packaging line for our green energy products in Jingshan Sanhe as well as for general corporate purposes.  Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree.  Pending the use of the proceeds in this offering, we will invest them.  However, the proceeds may not be invested in a manner that yields a favorable or any return.

You will experience immediate and substantial dilution in the book value of the shares you purchase in this offering.

The offering price is substantially higher than the net tangible book value per share of our outstanding common stock.  As a result, based on our capitalization as of October 31, 2018, you will incur immediate dilution in the book value of the shares you purchase in the offering.  Based upon the sale of shares of common stock at a public offering price of $      per share, you will incur immediate dilution of approximately $      in the net tangible book value per share if you purchase our shares of common stock in this offering.  In addition to this offering, subject to market conditions and other factors, we may pursue additional financings in the future, as we continue to build our business, which may result in further dilution to you.

Future sales of our common stock by our existing stockholders may negatively impact the trading price of our common stock.

If a substantial number of our existing stockholders decide to sell shares of their common stock in the public market following the completion of this offering, the price at which our common stock trades could decline.  Additionally, the public market’s perception that such sales might occur may also depress the price of our common stock.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

There may not be an active, liquid trading market for our common stock.

An active trading market for our common stock may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active. The public offering price was determined by negotiations between us and the placement agent based upon a number of factors which are described in the “Plan of Distribution” section. The initial public offering price may not be indicative of prices that will prevail in the trading market.

Investors risk loss of use of funds allocated for purchases, with no right of return, during the offering period.

We cannot assure you that all or any shares will be sold. Axiom, our placement agent, is offering our common stock on a “best efforts, minimum-maximum basis.” We have no firm commitment from anyone to purchase all or any of the common shares offered. If offers to purchase a minimum of               shares of common stock are not received on or before               , 2019, escrow provisions require that all funds received be promptly refunded. If refunded, investors will receive no interest on their funds. During the offering period, investors will not have any use or right to return of the funds.

The best efforts structure of this offering may yield insufficient gross proceeds to fully execute on our business plan.

We are offering shares of our common stock in this offering on a best efforts basis. The placement agents are not required to sell any specific number or dollar amount of common stock, but will use their best efforts to sell the shares offered by us. As a “best efforts” offering, there can be no assurance that we will successfully raise the minimum amount or that the offering contemplated by this prospectus will ultimately be completed or will result in any proceeds being made available to us. If we sell only the minimum number of shares, we may be unable to sufficiently fund operations or fully execute on our business plan. This could potentially result in a material adverse effect on our business, prospects, financial condition and results of operations.

$400,000 from the proceeds of this offering will be placed in escrow for 18 months from the date of this offering for the purpose of indemnifying the placement agent and may not be used during such time, or potentially at all, for further developing our business.

We will enter into an indemnification escrow agreement, whereby, we will place $400,000 from the proceeds of this offering into an escrow account in the United States for a period of 18 months following this offering for the purpose of satisfying an initial $400,000 in indemnity claims of the placement agent. Accordingly, we will not be able to use $400,000 from the proceeds of this offering to develop our business operations for such period, or at all, if we are required to indemnify the placement agent, which could adversely impact our earnings and cash flows, thereby having an adverse effect on our financial condition, results of operations, and per share trading price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the “Business” section and in the “Management’s Discussion of Financial Condition and Results of Operations” section and those discussed elsewhere in this prospectus. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include, without limitation:

●	our ability to generate revenue and profit;

●	our ability to market our green energy products to more customers;

●	our ability to identify and acquire access to additional facilities suitable for production of our green energy products;

●	our ability to successfully operate our wine and herbal wine businesses;

●	The effect that changes of government regulations affecting fossil fuel and renewable energy have on the solar power and synthetic fuel industry;

●	future demand for solar energy solutions;

●	fluctuations in the market price of petroleum and natural gases;

●	unexpected delays, operational difficulties, cost-overruns or failures in our production processes;

●	our ability to effectively design, launch, market, and sell new generations of our products and services;our ability to manage or expand operations and to fill customers’ orders on time;

●	the effect of prices of raw materials and components and our ability to source raw materials and components at reasonable prices;

●	our ability to maintain adequate control of our expenses as we seek to grow;

●	our ability to establish or protect our intellectual property;

●	the impact of significant government regulation in China;

●	our ability to implement marketing and sales strategies and adapt and modify them as needed; and

●	our implementation of required financial, accounting and disclosure controls and procedures and related corporate governance policies.

Although the forward-looking statements included herein, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including by the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

After deducting the placement agent commissions and estimated expenses of this offering payable by us, we expect net proceeds from this offering of approximately $               million if we complete the minimum offering, or approximately $               million if we complete the maximum offering, assuming we sell all the shares at a 7% commission.

Proceeds of this offering in the amount of $400,000 shall be used to fund an indemnification escrow account for a period of 18 months following the closing date of this offering, which account shall be used in the event we have to indemnify the placement agent pursuant to the terms of a placement agency agreement with the placement agent.

We intend to use the net proceeds of this offering as follows after we complete the remittance process:

Description of Use	Estimated Percentage of Net Proceeds (Minimum Offering)	Estimated Percentage of Net Proceeds (Maximum Offering)
Leasing additional production facilities for green energy products	60%	60%
Adding a new packaging line for our green energy products in Jingshan Sanhe	30%	30%
General corporate purposes	10%	10%
Total	100%	100%

The precise amounts and percentage of proceeds we devote to particular categories of activity, and their priority of use, will depend on prevailing market and business conditions as well as on the nature of particular opportunities that may arise from time to time. Accordingly, we reserve the right to change the use of proceeds that we presently anticipate and describe herein.

The proceeds from this offering will be remitted to China before we are able to use those funds to expand our business. We are permitted under PRC laws and regulations to provide funding to our PRC Entities, through capital contributions or parent/subsidiary loans, subject to approvals from or registrations with relevant PRC government authorities. We plan to use the capital contribution to fund our PRC subsidiary. We expect that a properly submitted application will be approved in the ordinary course of business; however, we cannot guarantee such an approval will occur or be timely. If our application for a capital contribution is denied, we will use the parent/subsidiary loan method of funding our PRC subsidiary.

As mentioned, we currently anticipate financing our PRC subsidiary by means of capital contributions. We currently anticipate using a portion of the net proceeds from this offering (total net proceeds of approximately $               if we complete the maximum offering) to increase the registered capital of our PRC subsidiary. The increase in registered capital will require (i) registration with MOFCOM to increase our PRC subsidiary’s registered capital, (ii) registration with SAIC to alter our PRC subsidiary’s business certificate to reflect the increase in registered capital and (iii) approval from SAFE to allow our PRC subsidiary to convert U.S. dollars into RMB in order to fund such increased registered capital, or each of the foregoing agencies’ respective local counterparts. This approval process typically takes 30 to 90 days in total from the time MOFCOM or its local branches receive all the required application documents to begin the process.

We plan to remit money to China using the capital contribution method. The registration with MOFCOM is the key step in the capital contribution process, and we believe all other approvals are ministerial if MOFCOM registers such increase in registered capital. We have not yet initiated this process but intend to start the process immediately upon completion of the offering. We do not foresee any problem receiving necessary government approvals for a capital contribution.

We cannot assure you that we will be able to complete these government registrations or obtain the relevant approvals on a timely basis, if at all. The procedure to remit funds may take several months after completion of this offering, and we will be unable to use the funds in China until remittance is completed. See “Risk Factors — Risks Related to Doing Business in the PRC — We must remit the offering proceeds to China before they may be used to benefit our business in China, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.”

Pending remitting the offering proceeds to China, we intend to invest our net proceeds in short-term, interest bearing, and investment-grade obligations.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Our Common Stock

Our common stock is currently trading on the OTCQB under the symbol “XTEG.” We intend to apply to list our common stock on the Nasdaq Capital Market under the trading symbol “XTEG.” We cannot guarantee that we will be successful in listing our common stock on the NASDAQ Capital Market; however, we will not complete this offering unless we are so listed.

The trading volume for our common stock is relatively limited.  There is no assurance that an active trading market will continue to provide adequate liquidity for our existing stockholders or for persons who may acquire our common stock in the future.

Holders of Our Common Stock

As of January 30, 2019, an aggregate of 591,042,000 shares of our common stock were issued and outstanding and were owned by 363 stockholders of record, based on information provided by our transfer agent.

Dividends

We have never paid dividends on our common stock and do not anticipate paying dividends on our common stock at any time in the foreseeable future. Our Board currently plans to retain earnings for the development and expansion of our business. Any future determination as to the payment of dividends will be at the discretion of our Board and will depend on a number of factors including future earnings, capital requirements, financial conditions and such other factors as the Board may deem relevant.

In addition, due to various restrictions under PRC laws on the distribution of dividends by a Wholly-Foreign Owned Enterprise, we may not be able to pay dividends to our stockholders. The Wholly-Foreign Owned Enterprise Law (as amended in 2016), and the Wholly-Foreign Owned Enterprise Law Implementing Rules (as amended in 2014), and the Company Law of the PRC (as amended in 2013), contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds until such time as the accumulated reserve funds reach and remain above 50% of the registered capital amount. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. Furthermore, if our subsidiaries and consolidated affiliates in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries and affiliates are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our common stock.

Securities Authorized for Issuance under Equity Compensation Plans

In June 2017, the Board adopted without the approval of the stockholders the Plan, but has no pension plan, non-equity incentive plan or deferred compensation arrangement. We have not made any awards under the plan. We adopted the plan to attract and retain members of management, directors or key employees. No securities have been issued under the plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-	-	-
Equity compensation plans not approved by security holders			30,000,000
Total			30,000,000

DETERMINATION OF OFFERING PRICE

In determining the offering price for our common stock, we will consider a number of factors including, but not limited to, the current market price of our common stock, trading prices of our common stock over a period of time, the illiquidity and volatility of our common stock, prevailing market conditions, our historical performance, our future prospects and the future prospects of our industry in general, our capital structure, estimates of our business potential and earnings prospects, the present state of our development and an assessment of our management and the consideration of the above factors in relation to market valuation of companies engaged in businesses and activities similar to ours.

It is also possible that after the offering, the shares of common stock will not trade in the public market at or above the offering price.

CAPITALIZATION

The following table sets forth our cash, cash equivalents, and marketable securities and capitalization as of October 31, 2018 on:

●	An actual basis; and

●	a pro forma basis giving effect to the sale of shares of common stock in this offering at an assumed offering price of $ per share.

You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Securities.”

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the offering price of our common stock and other terms of this offering determined at pricing. You should read this table in conjunction with our financial statements and notes thereto included in this prospectus, and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Maximum Offering (    shares of common stock)
U.S. Dollars

As of October 31, 2018
	Actual	Pro Forma Adjusted for this Offering
Long-Term Debt	$5,973,113	$
Share Capital (591,042,000 shares of common stock issued and outstanding, actual; shares of common stock issued and outstanding, as adjusted)	591,042
Additional Paid-in Capital	24,393,071
Subscription Receivable	(310,000)
Statutory Reserve	258,030
Accumulated Deficit	(5,517,175)
Accumulated Other Comprehensive Loss	(1,290,762
Total XT Energy Group, Inc. Stockholders’ Equity	18,124,206
Non-controlling Interest	1,063,082
Total Equity	19,187,288
Total Capitalization	$25,160,401	$

Minimum Offering ( shares of common stock)

U.S. Dollars

As of October 31, 2018
	Actual	Pro Forma Adjusted for this Offering
Long-Term Debt	$5,973,113	$
Share Capital (591,042,000 shares of common stock issued and outstanding, actual; shares of common stock issued and outstanding, as adjusted)	591,042
Additional Paid-in Capital	24,393,071
Subscription Receivable	(310,000)
Statutory Reserve	258,030
Accumulated Deficit	(5,517,175)
Accumulated Other Comprehensive Loss	(1,290,762
Total XT Energy Group, Inc. Stockholders’ Equity	18,124,206
Non-controlling Interest	1,063,082
Total Equity	19,187,288
Total Capitalization	$25,160,401	$

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the offering price per share of common stock and the pro forma net tangible book value per share of common stock after the offering. Dilution results from the fact that the per share of common stock offering price is substantially in excess of the book value per share of common stock attributable to the existing stockholders for our presently outstanding common stock. Our net tangible book value attributable to stockholders on October 31, 2018 was $6,276,156, or approximately $0.01 per share.  Net tangible book value per share of common stock as of October 31, 2018 represents the amount of total tangible assets less goodwill, acquired intangible assets and total liabilities, divided by the number of shares of common stock outstanding.

If the minimum offering is sold, we will have               shares of common stock outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after October 31, 2018, will be approximately $               or $ per share. This would result in dilution to investors in this offering of approximately $              per share. Net tangible book value per share would increase to the benefit of present stockholders by $ per share attributable to the purchase of shares of common stock by investors in this offering.

If the maximum offering is sold, we will have               shares of common stock outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after October 31, 2018, will be approximately $               or $ per share. This would result in dilution to investors in this offering of approximately $              per share. Net tangible book value per share would increase to the benefit of present stockholders by $ per share attributable to the purchase of shares of common stock by investors in this offering. The following table sets forth the estimated net tangible book value per share of common stock after the offering and the dilution to persons purchasing common stock based on the foregoing offering assumptions.

	Minimum Offering (1)		Maximum Offering (2)
Assumed offering price per share of common stock	$		$
Net tangible book value per share of common stock as of October 31, 2018		$0.01		$0.01
Increase in net tangible book value per share after this offering	$		$
Net tangible book value per share of common stock after the offering	$		$
Dilution per share of common stock to new investors	$		$

(1)	Assumes gross proceeds from offering of shares of common stock.

(2)	Assumes gross proceeds from offering of shares of common stock.

Each $1.00 increase (decrease) in the assumed public offering price of $              per share, would increase (decrease) the as adjusted net tangible book value per share after this offering by approximately $              , and dilution per share to new investors by approximately $              , assuming that the minimum offering is sold and after deducting the estimated placement agent commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the assumed public offering price of $              per share, would increase (decrease) the as adjusted net tangible book value per share after this offering by approximately $              , and dilution per share to new investors by approximately $              , assuming that the maximum offering is sold and after deducting the estimated placement agent commissions and estimated offering expenses payable by us.

The following chart illustrates our pro forma proportionate ownership, upon completion of the offering under alternative minimum and maximum offering assumptions, by present stockholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present stockholders as of the date the consideration was received and by investors in this offering at the offering price without deduction of commissions or expenses. The charts further assume no changes in net tangible book value other than those resulting from the offering.

Minimum Offering	Shares Purchased		Total Consideration		Average Price Per
	Amount	Percent	Amount	Percent	Share
Existing stockholders	591,042,000		$24,984,113		$0.04
New investors
Total

Maximum Offering	Shares Purchased		Total Consideration		Average Price Per
	Amount	Percent	Amount	Percent	Share
Existing stockholders	591,042,000		$24,984,113		$0.04
New investors
Total

SELECTED HISTORICAL FINANCIAL DATA

Our balance sheet data as of October 31, 2018 and statement of operations data for the three months ended October 31, 2018 are derived from our unaudited financial statements included elsewhere in this prospectus. Our balance sheet data as of July 31, 2018, 2017 and 2016 and statement of operations data for the fiscal years ended July 31, 2018, 2017 and 2016 are derived from our audited financial statements included elsewhere in this prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. The selected financial information should be read in conjunction with our consolidated financial statements and related notes and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein.

Balance Sheet:

	As of
	October 31,	As of July 31,
	2018	2018	2017	2016
	(unaudited)
Consolidated Balance Sheet Data:
Cash	$25,882,003	$14,245,783	$1,156,969	$1,226,220
Total current assets	43,883,340	33,459,433	6,948,090	12,078,613
Total assets	69,011,069	59,027,950	13,358,859	16,777,965
Total current liabilities	43,850,668	48,365,755	9,352,725	8,275,631

Total liabilities	49,823,781	55,570,888	9,352,725	8,275,631
Total equity	19,187,288	3,457,062	4,006,134	8,502,334
Total liabilities and equity	$69,011,069	$59,027,950	$13,358,859	$16,777,965

Statement of Operations:

	For the
	Three Months Ended	For Fiscal Years Ended July 31,
	October 31, 2018	2018	2017	2016
	(unaudited)
Consolidated Statements of Operations and Comprehensive Income Data:
Revenues	$19,988,438	$15,269,788	$9,521,371	$10,839,955
Gross profit	4,195,515	2,638,324	978,164	1,197,152
Operating expenses	1,653,884	3,487,755	5,393,633	1,723,863
Income (loss) from operations	2,541,631	(849,431)	(4,415,469)	(526,711)
Other income (expense), net	(437,278)	(269,844)	9,551	145,209
Income tax expense	(526,144)	(180,147	(158,241)	(226,682)
Net income (loss)	1,578,209	(1,299,422)	(4,564,159)	(608,184)
Other comprehensive loss:
Foreign currency translation loss	(380,986)	(114,539)	(180,921)	(694,964)
Comprehensive income (loss)	1,197,223	(1,413,961)	(4,745,080)	(1,303,148)
Earnings (loss) per share – basic and diluted	$0.00	$(0.00)	$(0.01)	$(0.00)
Weighted average number of shares - basic and diluted	591,042,000	591,042,000	591,042,000	591,042,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a holding company incorporated in Nevada. We are engaged in a variety of renewable energy related businesses, including development of electricity generation systems powered by our proprietary air compression generation technology, installation of PV solar panels, production and sales of synthetic fuel and related products, hydraulic parts and electronic components through our subsidiaries and consolidated affiliated entities in China.

Key Factors that Affect Operating Results

Our ability to build our brand and expand our sales distribution channel

We market our products through third-party distributors in 24 provinces in China and through employees for direct sales. The distributors sell our products and receive commissions based on the value of the contracts. We utilize three classes of distributors based on the size of their territory – province, city and town. The distributors target factories and power plants, as well as local governments which may encourage local industry to utilize alternate energy sources. Our revenue growth will be affected by our ability to effectively execute our marketing strategies to build our brand and to expand our sales distribution channels through other sources other than through our distributors.

PRC economy

Although the PRC economy has grown in recent years, the pace of growth has slowed, and growth rates may continue to decline. According to the National Bureau of Statistics of China, the annual rate of growth in the PRC declined from 7.6% in 2014, to 7.0% in 2015, 6.8% in 2016, 6.9% in 2017 and 6.8% in 2018. A further slowdown in overall economic growth, an economic downturn, a recession or other adverse economic development in the PRC may materially reduce the purchasing power of Chinese customers and thus lead to a decrease in the demand for our products. Such a decrease in demand may have a materially adverse effect on our business.

PRC governmental regulations

We are subject to a variety of governmental regulations related to the storage, use and disposal of hazardous materials. The major environmental regulations applicable to us include the Environmental Protection Law of the PRC, the Law of the PRC on the Prevention and Control of Water Pollution and its implementation rules, the Law of the PRC on the Prevention and Control of Air Pollution and its implementation rules, the Law of PRC on the Prevention and Control of Solid Waste Pollution and the Law of the PRC on the Prevention and Control of Noise Pollution and the PRC Law on Appraising Environment Impacts. In addition, under the Environmental Protection Law of the PRC, the Ministry of Environmental Protection sets national pollutant emission standards. However, provincial governments may set stricter local standards, which are required to be registered at the State Administration for Environmental Protection. Enterprises are required to comply with the stricter of the two standards. Unfavorable changes could affect the delivery timing of our services and products that we provide and could materially and adversely affect the results of operations.

Results of Operations

The following discussion should be read in conjunction with our unaudited condensed consolidated financial statement for the three months ended October 31, 2018 and 2017 and related notes thereto.

The Three Months Ended October 31, 2018 Compared to the Three Months Ended October 31, 2017

	For the Three Months Ended October 31, 2018	For the Three Months Ended October 31, 2017	Change	Change (%)

Revenue	$19,988,438	$355,194	$19,633,244	5,527.5%
Cost of revenue	15,792,923	317,644	15,475,279	4,871.9%
Gross profit	4,195,515	37,550	4,157,965	11,073.1%
Operating expenses	1,653,884	886,152	767,732	86.6%
Income (loss) from operations	2,541,631	(848,602)	3,390,233	399.5%
Other expenses, net	(437,278)	(4,103)	433,175	10,557.5%
Income (loss) before income taxes	2,104,353	(852,705)	2,957,058	346.8%
Income tax expense	(526,144)	(2,835)	523,309	18,458.9%
Net income (loss)	1,578,209	(855,540)	2,433,749	284.5%
Less: Net income attributable to non-controlling interest	202,442	-	202,442	100.0%
Net income (loss) attributable to common stockholders	1,375,767	(855,540)	2,231,307	260.8%
Net income (loss) per share attributable to common stockholders
Basic and diluted	$0.00	$(0.00)	$0.0	-

Revenue

We generate our revenue from the installment of power generation systems and the sales of PV panels and others, air compression equipment and other components, heat pump products, high-grade synthetic fuel products, and hydraulic parts and electronic components.

Total revenues increased by $19,633,244, or 5,527.5%, to $19,988,438 for the three months ended October 31, 2018 as compared to $355,194 for the three months ended October 31, 2017. The overall increase was primarily attributable to the increase of revenue generated from installing power generation systems, sales of PV panels and other products, air compression equipment and other components, heat pumps, high-grade synthetic fuel, hydraulic parts and electronic components.

Our revenue from our revenue categories are summarized as follows:

	For the Three Months Ended October 31, 2018	For the Three Months Ended October 31, 2017	Change	Change (%)

Revenue
Installation of power generation systems	$389,332	$49,554	$339,778	685.7%
PV panels and others	9,101,844	305,640	8,796,204	2,878.0%
Air compression equipment and other components	1,001,211	-	1,001,211	100.0%
Heat pumps	4,243,564	-	4,243,564	100.0%
High-grade synthetic fuel	4,096,752	-	4,096,752	100.0%
Hydraulic parts and electronic components	1,155,735	-	1,155,735	100.0%
Total revenue	$19,988,438	$355,194	$19,633,244	5,527.5%

Installation of power generation systems revenue increased by $339,778 or 685.7% from $49,554 for the three months ended October 31, 2017 to $389,332 for the three months ended October 31, 2018 due to the increase in installation project size. We only had one major installation project during the three months ended October 31, 2018 as compared to a few significantly smaller projects during the three months ended October 31, 2017. We will keep searching for large installation projects to increase our revenue but we may not continue to experience this rate of increase in the future. Sales of PV panels and others increased by $8,796,204 or 2,878.0% from $305,640 for the three months ended October 31, 2017 to $9,101,844 for the same period in 2018. The increase in sales of PV panels and others was entirely attributable to our 70% owned subsidiary, Xiangtian Zhongdian, established in March 2018, which is in the business of manufacturing and sales of PV panels. Sales of air compression equipment and other components increased by $1,001,211 or 100.0% and the sales of heat pumps increased by $4,243,564 or 100.0% for the three months ended October 31, 2018 as compared to the same period in 2017. Air compression equipment and other components and heat pumps are parts of the installation of power generation systems, which were not sold separately during the three months ended October 31, 2017 while we sold them as separate components as a result of our marketing efforts during the three months ended October 31, 2018, which resulted in the increase of sales revenues.

Sales of high-grade synthetic fuel increased by $4,096,752 or 100.0% for the three months ended October 31, 2018 as compared to the same period in 2017 due to our establishment of Jingshan Sanhe in April 2018 which is engaged in the business of researching, manufacturing and sales of high-grade synthetic fuel products. We expect our sales of high-grade synthetic fuel will continue to increase significantly as we expand our product offering to include synthetic fuel for diesel vehicles, which already passed the testing inspection.

Sales of hydraulic parts and electronic components increased by $1,155,735 or 100.0% for the three months ended October 31, 2018 as compared to the same period in 2017 due to our acquisition of Hubei Jinli in June 2018 which is engaged in the business of manufacturing and sales of hydraulic parts and electronic components.

Cost of Revenue

Total cost of revenue increased by $15,475,279, or 4,871.9%, to $15,792,923 for the three months ended October 31, 2018 as compared to $317,644 for the same period in 2017. The increase in cost of revenue was in line with the increase of revenue.

Our cost of revenue from our revenue categories are summarized as follows:

	For the Three Months Ended October 31, 2018	For the Three Months Ended October 31, 2017	Change	Change (%)

Cost of revenue
Installation of power generation systems	$357,570	$37,999	$319,571	841.0%
PV panels and others	8,193,596	279,645	7,913,951	2,830.0%
Air compression equipment and other components	719,026	-	719,026	100.0%
Heat pumps	3,387,445	-	3,387,445	100.0%
High-grade synthetic fuel	2,518,046	-	2,518,046	100.0%
Hydraulic parts and electronic components	617,240	-	617,240	100.0%
Total cost of revenue	$15,792,923	$317,644	$15,475,279	4,871.9%

Gross Profit

Our gross profit from our major revenue categories are summarized as follows:

	For the Three Months Ended October 31, 2018	For the Three Months Ended October 31, 2017	Change	Change (%)

Installation of power generation systems
Gross profit	$31,762	$11,555	$20,207	174.9%
Gross margin	8.2%	23.3%	(15.1)%

PV panels and others
Gross profit	$908,248	$25,995	$882,253	3,393.9%
Gross margin	10.0%	8.5%	1.5%

Air compression equipment and other components
Gross profit	$282,185	$-	$282,185	100.0%
Gross margin	28.2%	-%	28.2%

Heat pumps
Gross profit	$856,119	$-	$856,119	100.0%
Gross margin	20.2%	-%	20.2%

High-grade synthetic fuel
Gross profit	$1,578,706	$-	$1,578,706	100.0%
Gross margin	38.5%	-%	38.5%

Hydraulic parts and electronic components
Gross profit	$538,495	$-	$538,495	100.0%
Gross margin	46.6%	-%	46.6%

Total
Gross profit	$4,195,515	$37,550	$4,157,965	11,073.1%
Gross margin	21.0%	10.6%	10.4%

Our gross profit increased by $4,157,965, or 11,073.1%, to $4,195,515 during the three months ended October 31, 2018 from $37,550 for the same period in 2017. The increase in gross profit was primarily due to the significant increase in revenues contributed by Xiangtian Zhongdian, established in March 2018, Jingshan Sanhe, established in April 2018, and Hubei Jinli, acquired in June 2018.

For the three months ended October 31, 2018 and 2017, our overall gross profit percentage was 21.0% and 10.6%, respectively. The increase in gross profit percentage was primarily due to the increase in sales of our high-grade synthetic fuel products, hydraulic parts and electronic components, which generally have a higher gross profit percentage.

Gross profit percentage for our installation of power generation systems revenue was 8.2% and 23.3% for the three months ended October 31, 2018 and 2017, respectively. The decrease in gross profit percentage is due to the increase in installation of power generation systems revenue offset by a higher percentage increase in cost as we allocated more resources to complete the installation project and spent more on overhead during the three months ended October 31, 2018.

Gross profit percentage for PV panels and others revenue was 10.0% and 8.5% for the three months ended October 31, 2018 and 2017, respectively. The gross profit percentage was relatively consistent for both periods.

Operating Expenses

Total operating expenses increased by $767,732 or 86.6% from $886,152 during the three months ended October 31, 2017 to $1,653,884 during the same period in 2018. The increase in operating expenses was mainly attributable to the increase in selling expenses of $97,092 and the increase in general and administrative expenses of $835,527 offset by the recovery of doubtful accounts of $164,887 for the three months ended October 31, 2018 as compared to the same period in 2017.

The increase in selling expenses of approximately $97,000 was mainly attributable to the increase in salaries of approximately $50,000 due to the increased number of sales representatives, the increase in travel expenses of approximately $18,000, and the increase in other miscellaneous selling expenses, such as meals and entertainment, insurance, and benefits of approximately $18,000. The above increases were mainly attributable to the added operations from Xiangtian Zhongdian, established in March 2018, Jingshan Sanhe, established in April 2018, and Hubei Jinli, acquired in June 2018.

The increase in general and administrative (“G&A”) expenses of approximately $836,000 was mainly attributable to the increase in depreciation and amortization expense of approximately $114,000, the increase in salary, social insurance expenses, benefits, and travel expenses of approximately $337,000, and the increase in professional fees such as legal, audit and consulting of approximately $115,000. The above increases were mainly attributable to the added operations from Xiangtian Zhongdian, established in March 2018, Jingshan Sanhe, established in April 2018, Hubei Jinli, acquired in June 2018 and Tianjin Jiabaili acquired in June 2018.

Research and Development (“R&D”)

For the three months ended October 31, 2018 and 2017, we have incurred R&D expense of $3,047 and $0, respectively. We have not incurred any significant expenses for research and development from inception through October 31, 2018. Company employees only conduct general research and do not work on a specific plan or project to which expenses can be allocated.

Other Income (Expenses), Net

Total other expenses increased by $433,175 or 10,557.5% from $4,103 during the three months ended October 31, 2017 to $437,278 during the three months ended October 31, 2018. The increase in total other expenses was mainly attributable to related party loans and third party loans that we obtained in 2018 to pay for the initial acquisition payments in relation to the acquisition of Hubei Jinli and Tianjin Jiabaili in June 2018. In addition, Hubei Jinli had existing bank loans prior to our acquisition. As a result, we have incurred approximately $353,000 of interest expense for the three months ended October 31, 2018 as compared to $0 for the same period in 2017. Furthermore, the acquisition of Hubei Jinli also includes three installment payments to be due on each of June 20, 2019, 2020 and 2021, which resulted in amortization of debt discount of our investment payable of approximately $124,000 for the three months ended October 31, 2018 as compared to $0 for the same period in 2017.

Income Tax Expense

Our income tax expense was $526,144 (which consists of current income tax of $543,513 and deferred income tax benefit of $17,369) and $2,835 for the three months ended October 31, 2018 and 2017, respectively. Our income tax expense was incurred by our profitable subsidiaries/variable interest entities in both periods and we have provided 100% allowance on net operating losses for our subsidiaries/variable interest entities for which it has incurred losses. The income tax benefit of $17,369 was generated from one of our subsidiaries which just started to generate profit and we did not provide 100% allowance for the temporary difference on valuation allowance on doubtful accounts.

Net Income (Loss)

Our net income increased by $2,433,749, or 284.5%, to $1,578,209 for the three months ended October 31, 2018, from net loss of $855,540 for the same period in 2017. Such change was the result of the combination of the changes discussed above.

The Year Ended July 31, 2018 Compared to the Year Ended July 31, 2017

Revenue

Our revenue consisted of installation of power generation systems and the sales of PV panels, air compression equipment, heat pump products, high-grade synthetic fuel products, hydraulic parts and electronic components for the year ended July 31, 2018.

Total revenues increased by $5,748,417, or 60.4%, to $15,269,788 for the year ended July 31, 2018 as compared to $9,521,371 for the year ended July 31, 2017. The overall increase was primarily attributable to the increase of our sales of PV panels, air compression equipment, heat pumps, high-grade synthetic fuel, and hydraulic parts and electronic components offset by the decrease in revenue of the installation of power generation systems.

Our revenue from our revenue categories is summarized as follows:

	For the Year ended July 31, 2018	For the Year ended July 31, 2017	Change	Change (%)

Revenue
Installation of power generation systems	$5,456,463	$7,299,943	$(1,843,480)	(25.3)%
PV panels and others	5,583,858	2,221,428	3,362,430	151.4%
Air compression equipment	1,101,744	-	1,101,744	100.0%
Heat pumps	1,533,845	-	1,533,845	100.0%
High-grade synthetic fuel	1,351,215	-	1,351,215	100.0%
Hydraulic parts and electronic components	242,663	-	242,663	100.0%
Total revenue	$15,269,788	$9,521,371	$5,748,417	60.4%

Installation of power generation systems revenue decreased by $1,843,480 or 25.3% from $7,299,943 for the year ended July 31, 2017 to $5,456,463 for the year ended July 31, 2018 as our customers started using their own installation team while only purchasing the PV panels, air compression equipment and heat pumps from us during the year ended July 31, 2018. The change is consistent with the increase in sales of PV panels by $3,362,430 or 151.4%, increase in sales of air compression equipment by $1,101,744 or 100% and the increase in sales of heat pumps by $1,533,845 or 100% for the year ended July 31, 2018 as compared to the year ended July 31, 2017. These three types of products are parts of the installation of power generation systems, which were not sold separately during the year ended July 31, 2017 while we sold them as separate components during the year ended July 31, 2018, which resulted in the increase of sales revenues. We expect our air compression systems and products sales will go down in the future as the demand for them is lower as compared to our PV products since the cost of PV electricity is generally cheaper. The increase in sales of PV panels is also attributable to the establishment of Xiangtian Zhongdian in March 2018, which is in the business of manufacturing and sales of PV panels, and contributed $3,682,011 of revenues for the year ended July 31, 2018.

During the quarter ended July 31, 2018, the Company recognized sales and installation of power generation systems of approximately $2.1 million with gross profit of approximately $343,000 and sales of PV panels of approximately $1.5 million with gross profit of approximately $245,000. The completion of installation and delivery of products occurred during the quarter ended July 31, 2017. These revenues were contributed from the same customer and being deferred and recognized during the quarter ended July 31, 2018 mainly because the collectability were assured after additional inspections of the Company’s projects and products with payment approval in September 2018 before the issuance of the Company’s financial statements for the fiscal year 2018. The Company also performed an impairment test on the deferred cost as of July 31, 2017 and determined no allowance on deferred cost were deemed necessary as the Company’s products can easily be dismantled and resold above its deferred cost if the Company were unable to pass the second inspections.

Sales of high-grade synthetic fuel increased by $1,351,215 or 100% for the year ended July 31, 2018 as compared to the year ended July 31, 2017 due to our establishment of Jingshan Sanhe in April 2018 which is engaged in the business of researching, manufacturing and sales of high-grade synthetic fuel products. We expect our sales of high-grade synthetic fuel will continue to increase significantly as we expand our product offering to include synthetic fuel for diesel vehicles, which just passed the testing inspection.

Sales of hydraulic parts and electronic components increased by $242,663 or 100% for the year ended July 31, 2018 as compared to the year ended July 31, 2017 due to our acquisition of Hubei Jinli in June 2018 which is engaged in the business of manufacturing and sales of hydraulic parts and electronic components.

Cost of Revenue

Total cost of revenue increased by $4,088,257, or 47.9%, to $12,631,464 for the year ended July 31, 2018 as compared to $8,543,207 for the year ended July 31, 2017. The increase in cost of revenue was in line with the increase of revenue.

Our cost of revenue from our revenue categories are summarized as follows:

	For the Year ended July 31, 2018	For the Year ended July 31, 2017	Change	Change (%)

Cost of revenue
Installation of power generation systems	$4,721,798	$6,332,093	$(1,610,295)	(25.4)%
PV panels and others	4,860,179	2,211,114	2,649,065	119.8%
Air compression equipment	910,680	-	910,680	100.0%
Heat pumps	1,100,448	-	1,100,448	100.0%
High-grade synthetic fuel	834,070	-	834,070	100.0%
Hydraulic parts and electronic components	204,289	-	204,289	100.0%
Total cost of revenue	$12,631,464	$8,543,207	$4,088,257	47.9%

Gross Profit

Our gross profit from our major revenue categories are summarized as follows:

	For the Year ended July 31, 2018	For the Year ended July 31, 2017	Change	Change (%)

Installation of power generation systems
Gross profit	$734,665	$967,850	$(233,185)	(24.1)%
Gross margin	13.5%	13.3%	0.2%

PV panels and others
Gross profit	$723,679	$10,314	$713,365	12.5%
Gross margin	13.0%	0.5%	12.5%

Air compression equipment
Gross profit	$191,064	$-	$191,064	100.0%
Gross margin	17.3%	-%	17.3%

Heat pumps
Gross profit	$433,397	$-	$433,397	100.0%
Gross margin	28.3%	-%	28.3%

High-grade synthetic fuel
Gross profit	$517,145	$-	$517,145	100.0%
Gross margin	38.3%	-%	38.3%

Hydraulic parts and electronic components
Gross profit	$38,374	$-	$38,374	100.0%
Gross margin	15.8%	-%	15.8%

Total
Gross profit	$2,638,324	$978,164	$1,660,160	169.7%
Gross margin	17.3%	10.3%	7.0%

Our gross profit increased by $1,660,160, or 169.7%, to $2,638,324 during the year ended July 31, 2018, from $978,164 for the year ended July 31, 2017. The increase in gross profit was primarily due to the significant increase of revenues contributed by Xiangtian Zhongdian, established in March 2018, Jingshan Sanhe, established in April 2018, and Hubei Jinli, acquired in June 2018.

For the years ended July 31, 2018 and 2017, our overall gross profit percentage was 17.3% and 10.3%, respectively. The increase in gross profit percentage was primarily due to the increase of revenue for our high-grade synthetic fuel products, which were new products sold by our Company from 2018 and generally have a higher gross profit percentage.

Gross profit percentage for our installation of power generation systems revenue was consistent at 13.5% and 13.3% for the years ended July 31, 2018 and 2017, respectively, due to the fact there we were trying to stay competitive in our operations of bidding our installation projects while ensuring that we maintain our profitability within similar profit range.

Gross profit percentage for PV panels and others revenue was 13.0% and 0.5% for the years ended July 31, 2018 and 2017, respectively. The increase of gross profit percentage was mainly due to recognizing an inventory obsolescence loss of $337,000 for the year ended July 31, 2017 that drove down our gross profit percentage to 0.5% for the year ended July 31, 2017 while we did not have such inventory obsolescence losses for the year ended July 31, 2018.

Operating Expenses

Total operating expenses decreased by $1,905,878 or 35.3% from $5,393,633 during the year ended July 31, 2017 to $3,487,755 during the year ended July 31, 2018. The decrease in operating expenses were mainly attributable to the decrease in provision for doubtful accounts of $1,395,152, the increase of recovery for doubtful accounts of $119,003, and the decrease of impairment of advance to suppliers of $1,404,565 offset by the increase of selling expenses of $268,212 and the increase of general and administrative expenses of $744,630 for the year ended July 31, 2018 as compared to the year ended July 31, 2017.

The increase of selling expenses of approximately $268,000 is mainly attributable to the increase of sales agent and commission fees of approximately $125,000, the increase of commissions to our sales staff of approximately $62,000, the increase of travel expenses of approximately $33,000, the increase of shipping expenses of approximately $25,000, and the increase of other miscellaneous selling expenses, such as meals and entertainment, deprecation, and advertising of approximately $23,000. The above increases are mainly attributable to the increased operations from Xiangtian Zhongdian, established in March 2018, Jingshan Sanhe, established in April 2018, and Hubei Jinli, acquired in June 2018.

The increase of general and administrative (“G&A”) expenses of approximately $745,000 is mainly attributable to the increase of rental expenses of approximately $146,000, the increase of depreciation and amortization expense of approximately $144,000, the increase of salary and social insurance expenses of approximately $134,000, the increase of professional fees such as legal, audit and consulting of approximately $99,000, the increase of product inspection expense of approximately $140,000, the increase of late filing U.S. tax return penalty of approximately $80,000, and the increase of other miscellaneous G&A expenses $1,000. The above increases are mainly attributable to the increased operations from Xiangtian Zhongdian, established in March 2018, Jingshan Sanhe, established in April 2018, Hubei Jinli, acquired in June 2018 and Tianjin Jiabaili acquired in June 2018.

Research and Development

For the years ended July 31, 2018 and 2017, we have incurred R&D expense of $3,677 and $0, respectively. We have not incurred any significant expenses for research and development from inception through July 31, 2018. Company employees only conduct basic research and do not work on a specific plan or project to which expenses can be allocated.

Other Income (Expenses), Net

Total other income (expenses) decreased by $279,395 from $9,551 of other income during the year ended July 31, 2017 to $269,844 of other expenses during the year ended July 31, 2018. The decrease in total income (expenses) mainly attributable to related parties loan and third parties loan that we obtained in 2018 to pay for the initial acquisition payments in relation to the acquisition of Hubei Jinli and Tianjin Jiabaili in June 2018. In addition, Hubei Jinli has existing bank loans prior to our acquisition. As a result, we have incurred approximately $256,000 interest expenses for the year ended July 31, 2018 as compared to $0 for the year ended July 31, 2017. Furthermore, the acquisition of Hubei Jinli also includes three installment payments to be due on each of the June 20 of 2019, 2020 and 2021, which resulted in amortization of debt discount of our investment payable of approximately $43,000 for the year ended July 31, 2018 as compared to $0 for the year ended July 31, 2017.

Income Tax Expense

Our income tax expense was $180,147 and $158,241 for the years ended July 31, 2018 and 2017, respectively. Although we had net loss before income taxes, our income tax expense was incurred by our profitable variable interest entity and its subsidiaries in both periods and we have provided 100% allowance on net operating losses for our variable interest entity and its subsidiaries for which it has incurred losses.

Net Loss

Our net loss decreased by $3,264,737, or 71.5%, to $1,299,422 for the year ended July 31, 2018, from $4,564,159 for the year ended July 31, 2017. Such change was the result of the combination of the changes as discussed above.

The Year Ended July 31, 2017 Compared to the Year Ended July 31, 2016

Revenue

We recognized revenue of $9,521,371 and $10,839,955 for the years ended July 31, 2017 and 2016, a decrease of 12%. For the year ended July 31, 2017, sales of inventories totaled $2,177,783 compared to zero for the year ended July 31, 2016.

For the years ended July 31, 2017 and 2016, the gross revenue recognized under completed-contract method was $6,894,866 and $9,997,256, respectively. For the years ended July 31, 2017 and 2016, the gross revenue recognized under percentage-of-completion method was $405,077 and $874,510, respectively.

Cost of Revenue

We have recognized $8,543,207 and $9,642,803 cost of revenue for the years ended July 31, 2017 and 2016. The decrease in cost of revenue was in line with the decrease in revenue.

Gross Profit

Gross profit was $978,164 and $1,197,152 for the years ended July 31, 2017 and 2016.

Operating Expenses

For the year ended July 31, 2017, we incurred total operating expenses in the amount of $5,393,633, which was mainly comprised of selling expenses of $33,436, professional fees of $820,990, salary expenses of $912,635, rental fees of $159,052, depreciation expenses of $259,232, accounts receivable allowance of $1,395,143, prepayment impairment loss of $1,404,555, warranty provision of $65,833 and general and administrative expenses of $342,757.

For the year ended July 31, 2016, we incurred total operating expenses in the amount of $1,723,863, which was mainly comprised of selling expenses of $24,184, professional fees of $657,045, salary expenses of $501,294, rental fees of $133,835, depreciation expenses of $64,952, accounts receivable impairment loss of $60,242 and general and administrative expenses of $282,311.

The substantial increase of $3,669,770, or 213% in 2017, was primarily due to an increase of $411,341 in salary expenses and $194,134 in depreciation expenses for a larger scale of operations in Sanhe Xiangtian and Xianning Xiangtian; an increase of $163,945 professional expense (including an increase in the audit fee by $110,000 and corporate consulting fee by $53,945), an increase of warranty provision of $65,833, accounts receivable allowance of $1,334,901, prepayment impairment loss of $1,404,555, and others of $95,061.

We have not incurred any expenses for research and development from inception through July 31, 2017. Company employees only conduct basic research and do not work on a specific plan or project to which expenses can be allocated.

Liquidity and Capital Resources

Capital Resources

We have funded our operations to date primarily through the sales of our products and loans from financial institutions or shareholders. Based on our current cash level and management’s forecast of operating cash flows, we expect to continue to generate revenue during the year ending July 31, 2019 and need to raise another RMB 50 million (approximately U.S. $7.5 million) to fund our operations in the next 12 months through debt and/or equity financing or through other means that we deem necessary. However, there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

In assessing our liquidity, we monitor and analyze our cash on-hand and our operating and capital expenditure commitments. Our liquidity needs are to meet our working capital requirements, operating expenses and capital expenditure obligations. Debt financing in the form of loans payable and loans from related parties have been utilized to finance the working capital requirements of us. As of October 31, 2018, our working capital was approximately $33,000 and we had cash of approximately $25.9 million. Although we believe that we can realize our current assets in the normal course of business, our ability to repay our current obligations will depend on the future realization of our current assets and the future operating revenues generated from our operations.

We expect to realize the balance of our current assets within the normal operating cycle of a twelve month period. If we are unable to realize our current assets within the normal operating cycle of a twelve month period, we may have to consider supplementing its available sources of funds through the following sources:

●	we will continuously seek equity financing to support our working capital;

●	other available sources of financing from PRC banks and other financial institutions;

●	financial support and credit guarantee commitments from our related parties or to obtain due date extensions for approximately $5.5 million in current payable balances as of October 31, 2018 from our related parties.

Based on the above considerations, our management is of the opinion that we have sufficient funds to meet our working capital requirements and debt obligations as they become due for at least one year from the date of this prospectus. However, there is no assurance that management will be successful in our plans. There are a number of factors that could potentially arise that could undermine our plans, such as changes in the demand for our products or installations, PRC government policy, economic conditions, and competitive pricing in the industries that we operated in.

The Three Months Ended October 31, 2018 Compared to the Three Months Ended October 31, 2017

The following summarizes the key components of our cash flows for the three months ended October 31, 2018 and 2017.

	For the Three Months Ended October 31,
	2018	2017
Net cash (used in) provided by operating activities	$16,865,813	$(1,002,074)
Net cash used in investing activities	(2,421,015)	(150,766)
Net cash (used in) provided by financing activities	(2,328,060)	147,661
Effect of exchange rate change on cash	(480,518)	96,904
Net change in cash	$11,636,220	$(908,275)

As of October 31 and July 31, 2018, we had a cash balance of $25,882,003 and $14,245,783, respectively.

Operating Activities

Net cash provided by operating activities was approximately $16.9 million for the three months ended October 31, 2018 as compared to net cash used in operating activities of approximately $1.0 million for the same period in 2017.

Net cash provided by operating activities for the three months ended October 31, 2018 was mainly due to net income of approximately $1.6 million, the decrease in notes receivable as we collected bank notes of approximately $0.8 million, the decrease in accounts receivable as we collected approximately $2.4 million, and the increase of advance from customers of approximately $17.3 million as we have received significant sales orders for our high-grade synthetic fuel products which require customer deposits. The net cash provided by operating activities was offset by the increase in advance to suppliers of approximately $3.7 million as we prepaid for more purchase in the anticipation of sales productions and the decrease in accounts payable as we paid off approximately $1.7 million to our vendors as the payments becomes due.

Net cash used in operating activities for the three months ended October 31, 2017 was mainly due to net loss of approximately $0.9 million, the decrease in accounts payable of approximately $0.8 million and the decrease in advance from customers of approximately $0.3 million offset by the decrease of accounts receivable of approximately $0.7 million and the decrease of advance to suppliers of approximately $0.2 million.

Investing Activities

Net cash used in investing activities was approximately $2.4 million for the three months ended October 31, 2018 as compared to net cash used in investing activities of approximately $0.2 million for the same period in 2017.

Net cash used in investing activities for the three months ended October 31, 2018 was mainly due to the partial investment payments of approximately $3.7 million that we made in relation to the acquisition of Hubei Jinli and Tianjin Jiabaili, the purchase of property and equipment of approximately $0.5 million for our business expansion offset by the collection of loan receivable of approximately $1.8 million.

Net cash used in investing activities for the three months ended October 31, 2017 was due to the issuance of notes receivable of approximately $0.2 million.

Financing Activities

Net cash used in financing activities was approximately $2.3 million for the three months ended October 31, 2018 as compare to net cash provided by financing activities of approximately $0.1 million for the same period in 2017.

Net cash used in financing activities for the three months ended October 31, 2018 was due to the payments of short-term bank loan, third party loan, and related party loan of approximately $0.5 million, $0.2 million and $19.0 million, respectively offset by the borrowings from related parties and directors of approximately $0.8 million, capital contribution from shareholders of approximately $14.5 million, and proceeds from related party loans of approximately $2.0 million.

Net cash provided by financing activities for the three months ended October 31, 2017 was due to the borrowings from related parties and directors of approximately $0.1 million.

The Year Ended July 31, 2018 Compared to the Year Ended July 31, 2017

The following summarizes the key components of our cash flows for the years ended July 31, 2018, 2017 and 2016.

	For the Years Ended July 31,
	2018	2017	2016
Net cash (used in) provided by operating activities	$(389,902)	$944,246	$375,668
Net cash used in investing activities	(7,178,565)	(1,813,140)	(246,139)
Net cash provided by financing activities	21,316,253	947,729	918,644
Effect of exchange rate change on cash	(658,972)	(148,086)	(323,982)
Net change in cash	$13,088,814	$(69,251)	$724,191

Comparison of Fiscal Years Ended July 31, 2018 to July 31, 2017

As of July 31, 2018, and 2017, we had a cash balance of $14,245,783 and $1,156,969, respectively.

Operating Activities

Net cash used in operating activities was approximately $0.4 million for the year ended July 31, 2018 as compared to net cash provided by operating activities of approximately $0.9 million for the year ended July 31, 2017.

Cash used in operating activities for the year ended July 31, 2018 was mainly due to net loss of approximately $1.3 million, the increase in notes receivable of approximately $1.4 million as our customers used bank notes to pay for our products which notes will be cashed out within the 3-6 month maturities, the increase in accounts receivable of approximately $1.5 million due to the PV panels credit sales which were made near year end but may not be collected until after the year end, the increase in inventories of approximately $4.4 million which were stocked up in anticipation of our sales after year end, the increase of prepaid expense of approximately $1.6 million as we incurred more VAT credit on our inventories that we can use to offset our sales VAT payables, which is in line with the increase of inventories, offset by the non-cash effect of depreciation and amortization of approximately $0.5 million, the decrease in advance to suppliers of approximately $0.2 million, the increase in accounts payable of approximately $0.4 million as we increased our purchase of our inventories on credit, the increase in other payable and tax payables of approximately $0.6 million as we incurred more payables due to increase of our operations, and the increase of advance from customers of approximately $8.2 million which we received prior to the year-end.

Cash provided by operating activities for the year ended July 31, 2017 was mainly due to various non-cash items, such as depreciation expense, provision for warranty expense, allowance for doubtful accounts, impairment of advance to suppliers and inventories, of approximately $3.5 million, the decrease of accounts receivable of approximately $0.3 million, the decrease of inventories of approximately $1.2 million, the decrease of advance to suppliers of approximately $2.0 million, the decrease in other receivables of approximately $0.3 million, the decrease in other current assets of approximately $0.1 million, the increase in accounts payable of approximately $0.2 million and the increase in other payables and taxes payable of approximately $0.3 million offset by net loss of approximately $4.6 million, the increase in costs and estimated earnings in excess of billings of approximately $2.2 million, decrease in advance from customers of approximately $149,000.

Investing Activities

Net cash used in investing activities was approximately $7.2 million for the year ended July 31, 2018 as compared to net cash used in investing activities of approximately $1.8 million for the year ended July 31, 2017.

Cash used in investing activities for the year ended July 31, 2018 was mainly due to the partial investment payments of approximately $6.8 million that we made in relation to the acquisition of Hubei Jinli and Tianjin Jiabaili, purchase of property and equipment of approximately $0.5 million for our business expansion in Jingshan Xiangtian and Xiangtian Zhongdian, deposit for an equity investment of approximately $0.5 million which we have already requested for a refund, and loan to a former shareholder of Hubei Jinli which were already repaid by the former shareholder after July 31, 2018, offset by the proceeds from sales of our equipment of approximately $0.9 million.

Cash used in investing activities for the year ended July 31, 2017 was mainly due to the purchase of property and equipment of approximately $2.0 million offset by the decrease in other assets of approximately $0.2 million.

Financing Activities

Net cash provided by financing activities was approximately $21.3 million for the year ended July 31, 2018 as compared to net cash provided by financing activities of approximately $0.9 million for the year ended July 31, 2017.

Cash provided by financing activities for the year ended July 31, 2018 was mainly due to the borrowings from related parties and directors of approximately $1.4 million, proceeds from third party loan of approximately $0.2 million, proceeds from related party loans of approximately $21.1 million offset by the payments of short-term bank loan of $1.4 million.

Cash provided by financing activities for the year ended July 31, 2017 was mainly due to the borrowings from related parties and directors of approximately $0.9 million.

Comparison of Fiscal Years Ended July 31, 2017 to July 31, 2016

As of July 31, 2017 and 2016, we had a cash balance of $1,156,969 and $1,226,220, respectively. During the years ended July 31, 2017 and 2016, net cash generated from operating activities totaled $944,246 and $375,668, respectively. Net cash used in investing activities totaled $1, 813,140 and $246,139 during the fiscal years ended July 31, 2017 and 2016, respectively. Net cash generated from financing activities during the fiscal years ended July 31, 2017 and 2016 totaled $947,729 and $918,644, respectively. The resulting change in cash for the fiscal year ended July 31, 2017 was a decrease of $69,251, which was primarily due to cash inflows from related parties, increase in accounts receivable and decrease in inventory, albeit the cash outflow in purchase of property and equipment, compared to an increase of $724,191 for the fiscal year ended July 31, 2016, which was primarily due to cash inflows from related parties, decrease in accounts receivable and inventory and increase in accounts payable, albeit the cash outflow from decrease in advance form customers and loan made to third parties.

As of July 31, 2017, we had current liabilities of $9,352,725, which was mainly comprised of accounts payable and accrued liabilities of $5,015,806, amount due to directors of $500,247, amount due to related parties of $2,352,821, advance from customers of $471,880, other payables of $467,463 and income tax payable of $544,508. As of July 31, 2016, we had current liabilities of $8,275,631, which was mainly comprised of accounts payable and accrued liabilities of $4,851,630, amount due to directors of $414,876, amount due to related parties of $1,716,734, advance from customers of $620,814, other payables of$234,791 and income tax payable of $436,786.

We had net assets of $4,006,134 and $8,502,334 as of July 31, 2017 and 2016, respectively.

Commitments and Contingencies

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies”, we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Contractual Obligations

As of October 31, 2018, the future minimum payments under certain of our contractual obligations were as follows:

		Payments Due In
Contractual obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	Thereafter
Purchase obligations	$179,012	$179,012	$-	$-	$-
Operating leases obligations	4,595,641	1,176,723	2,473,884	884,586	60,448
Long-term debt obligations*	7,339,502	598,690	6,740,812	-	-
Loans obligations	6,192,838	6,192,838	-	-	-
Due to related parties and third party	4,997,573	4,997,573	-	-	-
Total	$23,304,566	$13,144,836	$9,214,696	$884,586	$60,448

*	Represent future value of acquisition payments in relation to our acquisitions of Hubei Jinli and Tianjin Jiabaili.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. While our significant accounting policies are more fully described in Note 2 to our unaudited condensed consolidated financial statements included elsewhere in this report, we believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

Use of Estimates and Assumptions

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in our unaudited condensed consolidated financial statements include the estimated cost used to calculate the percentage of completion recognized in our revenues, the useful lives of property, plant and equipment, impairment of long-lived assets, allowance for accounts receivable doubtful accounts, allowance for inventory obsolescence reserve, allowance for advance to suppliers doubtful accounts, allowance for deferred tax assets, fair value of the assets and the liabilities of the entity acquired through our business combination, valuation of warranty reserves, contingent consideration liabilities, and the accrual of potential liabilities. Actual results could differ from these estimates.

Revenue Recognition

On August 1, 2018, we adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (ASC Topic 606) using the modified retrospective method for contracts that were not completed as of July 31, 2018. This did not result in an adjustment to the retained earnings upon adoption of this new guidance as our revenue was recognized based on the amount of consideration expected to receive in exchange for satisfying the performance obligations.

The core principle underlying the revenue recognition ASU is that we will recognize revenue to represent the transfer of goods and services to customers in an amount that reflects the consideration to which we expect to be entitled in such exchange. This will require us to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. Our revenue streams are recognized over time for our sale and installation of power generation systems and are recognized at a point in time for our sale of products.

The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires us to (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) we satisfy the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way we record our revenue. Upon adoption, we evaluated our revenue recognition policy for all revenue streams within the scope of the ASU under previous standards and using the five-step model under the new guidance and confirmed that there were no differences in the pattern of revenue recognition.

Sale and installation of power generation systems

Sales of power generation system in conjunction of system installation are generally recognized based on our efforts or inputs to the satisfaction of a performance obligation using an input measure method, which essentially the same as the percentage of completion method prior to August 1, 2018 for its installation project. Therefore, take into account the costs, estimated earnings and revenue to date on contracts not yet completed. Revenue recognized is that percentage of the total contract price that costs expended to date bear to anticipated final total costs, based on current estimates of costs to complete. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and supplies. Adjustments to the original estimates of the total contract revenue, total contract costs, or the extent of progress toward completion are often required as work progresses. Such changes and refinements in estimation are reflected in reported results of operations as they occur; if material, the effects of changes in estimates are disclosed in the notes to the unaudited condensed consolidated financial statements.

The key assumptions used in the estimate of costs to complete relate to the unit material cost, the quantity of materials to be used, the installation cost and those indirect costs related to contract performance. The estimate of unit material cost is reviewed and updated on a quarterly basis, based on the updated information available in the supply markets. The estimate of material quantity to be used for completion and the installation cost is also reviewed and updated on a quarterly basis, based on the updated information on the progress of project execution. If the supply market conditions or the progress of project execution were different, it is likely that materially different amounts of contract costs would be used in the percentage of completion method of accounting. Thus the uncertainty associated with those estimates may impact our unaudited condensed consolidated financial statements. Selling, general, and administrative costs are charged to expense as incurred. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the unaudited condensed consolidated financial statements. Claims for additional contract costs are recognized upon a signed change order from the customer.

The installation revenues and sales of equipment and system component are combined and considered as one performance obligation. The promises to transfer the equipment and system component and installation are not separately identifiable, which is evidencing by the fact that we provide a significant services of integrating the goods and services into a power generation system for which the customer has contracted. We currently do not have any modification of contract and the contract currently does not have any variable consideration.

Sales of products

We continue to derive our revenues from sales contracts with its customers with revenues being recognized upon delivery of products. Persuasive evidence of an arrangement is demonstrated via sales contract and invoice; and the sales price to the customer is fixed upon acceptance of the sales contract and there is no separate sales rebate, discount, or other incentive. Such revenues are recognized at a point in time after all performance obligations are satisfied and based on when control of goods transfer to a customer, which is generally similar to when its delivery has occurred prior to August 1, 2018.

Warranty

We generally provide limited warranties for work performed under our contracts. The warranty periods typically extend for up to five years following substantial completion of the Company’s work on a project. At the time a sale is recognized, we record estimated future warranty costs under ASC 460. Such estimated costs for warranties are estimated at completion and these warrants are not service warranties separately sold by us. Generally, the estimated claim rates of warranty are based on actual warranty experience or our best estimate.

Recent Accounting Pronouncements

See Note 2 of our notes to unaudited condensed consolidated financial statements for a discussion of recently issued accounting standards.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We are exposed to interest rate risk while we have short-term bank loans outstanding. Although interest rates for our short-term loans are typically fixed for the terms of the loans, the terms are typically twelve months and interest rates are subject to change upon renewal.

Credit Risk

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. We identify credit risk collectively based on industry, geography and customer type. In measuring the credit risk of our sales to our customers, we mainly reflect the “probability of default” by the customer on its contractual obligations and considers the current financial position of the customer and the exposures to the customer and its likely future development.

Liquidity Risk

We are also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and related parties to obtain short-term funding to meet the liquidity shortage.

Foreign Exchange Risk

While our reporting currency is the US dollar, almost all of our consolidated revenues and consolidated costs and expenses are denominated in RMB. All of our assets are denominated in RMB except for some cash and cash equivalents and accounts receivables. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between US dollar and RMB. If the RMB depreciates against the US dollar, the value of our RMB revenues, earnings and assets as expressed in our US dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

Inflation

Inflationary factors such as increases in the costs of our products and overhead costs may adversely affect our operating results. Inflation in China has recently increased substantially. Based on publicly available sources, the inflation rate in China was reported at 2.48% for 2018.

These factors have led to the adoption by the Chinese government, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. Price inflation can affect our ability to maintain current levels of gross margin and selling and distribution, general and administrative expenses as a percentage of net revenues if we are unable to pass along raw material price increases to customers. Accordingly, inflation in China may weaken our competitiveness domestically or in international markets.

BUSINESS

Overview

We are a holding company incorporated in Nevada. We are engaged in a variety of renewable energy related businesses, including development of electricity generation systems powered by our proprietary air compression generation technology, installation of PV panels, production and sales of synthetic fuel and related products, hydraulic parts and electronic components and wine through our subsidiaries and consolidated affiliated entities in China.

We operate in a number of facilities in Tianjin City, Hubei and Hebei Provinces in China. We sell our products in China mainly through distributors.

The table below illustrates the businesses we conduct through our subsidiaries and consolidated affiliated entities:

Subsidiary	Principal Business	Location
Sanhe Xiangtian	Sales of PV panes, air compression equipment and heat pump products and sale and installation of power generation systems and PV systems	Hebei Province
Xiangtian Zhongdian	Manufacture and sales of PV panels	Hubei Province
Jingshan Sanhe	Manufacturing and sales of Synthetic fuel products	Hubei Province
Hubei Jinli	Manufacture and sales of hydraulic parts and electronic components	Hubei Province
Tianjin Jiabaili	Synthetic fuel production	Tianjin
Xianning Xiangtian	Manufacturing and sales of air compression equipment and heat pump products	Hubei Province
Xiangtian Trade	Sale of synthetic fuel products	Hubei Province
Rongentang Wine	Wine production	Hubei Province
Rongentang Herbal Wine	Herbal Wine production	Hubei Province

During the years ended July 31, 2018, 2017 and 2016, we generated revenue of $15,269,788, $9,521,371 and $10,839,955, respectively and incurred net losses of $1,299,422, $4,564,159 and $608,184, respectively. We had accumulated deficit of $5,517,175 as of October 31, 2018. We achieved profitability in the three months ended October 31, 2018 and generated revenue of $19,988,438 and net income of $1,578,209.

Our Market Opportunity

We believe the market for renewable energy generation is expanding and rapidly evolving.   Renewable energy, such as solar, wind, biomass, hydropower and geothermal, has recently been recognized as a “mainstream” energy source. Global investment in renewable energy edged up 2% in 2017 to $279.8 billion, taking cumulative investment since 2010 to $2.2 trillion, and since 2004 to $2.9 trillion. China has been the leading destination for renewable energy investment, accounting for 45% of the global investment.

Solar power rose to record prominence in 2017, as the world installed 98 gigawatts of new solar power projects, more than the net additions of coal, gas and nuclear plants put together. China accounted for just over half of that new global solar capacity in 2017, and it accounted for 45% of the $279.8 billion committed worldwide to all renewables (excluding large hydro-electric projects).

Blending methanol with gasoline allows refiners to extend China’s gasoline supply and increase the octane level of its gasoline. According to IHS Markit, a leading global information provider, global methanol demand reached 75 million metric tons in 2015 (24 billion gallons/91 billion liters), driven in large part emerging energy applications for methanol which now account for 40% of methanol consumption.

In December 2016, the PRC National Development and Reform Commission established targets for renewable energy, including increasing the share of non-fossil fuel energy of total primary energy consumption from 12% in 2015 to 20% by 2030. In the 2018 PRC National Ecological Environmental Protection Conference, the PRC government re-emphasized its determination to adjust the national energy structure and to foster the development of environmental protection industries and clean energy industries. In 2018, the PRC Ministry of Industry and Information Technology started to promote the adoption of fuel with a higher percentage of methanol car in several provinces in China and encourage the production of methanol-fueled vehicles.

We believe the continued growth of our company will be driven by the following competitive strengths:

●	Pioneer to market with an innovative air compression generation technology solution. We believe we are a pioneer in the field of compressed air energy storage in China. The only competitor in China that we are aware of is a pilot project established in Wuhu city in November 2014 by the Chinese Academy of Science, an academic and research institute.

●	Environmentally friendly solutions and products. We utilize compressed air energy storage equipment in conjunction with the power generation system of alternative energy sources to produce electricity, which is a novel approach and provides customers with an advanced power generation capability with no carbon or toxic emissions. In addition, our green energy products can be blended with gasoline or diesel to generate a fuel that is efficient and can boost the gasoline’s octane number with lower emissions compared to conventional gasoline.

●	Flexible solutions and products. Our compressed air technology can be used with any other power sources including solar energy, wind energy, geothermal energy, tidal energy, water energy and all the available natural energy as a raw power in conjunction with our compressed air energy storage technology. The collected mechanical energy from the raw power source is converted into compressed air and is then converted and released into direct current power. In addition, our high-grade synthetic fuel products can be mixed into gasoline or diesel reducing exhaust emissions of carbon monoxide—a regulated pollutant linked to smog, acid rain, global warming and other environmental problems.

●	Comprehensive intellectual property portfolio. We have a comprehensive patent portfolio (including licensed patents) to protect our intellectual property and technology, with rights as of October 31, 2018 to 12 issued patents and two pending patent applications in China that cover aspects of our air compression generation technology, green energy products and future product concepts. In addition, we are collaborating with experts in the synthetic fuel industry to develop new synthetic fuel products to meet the market demand.

Our Strategy

Our goal is to be a leader in providing renewable energy solutions in Asia. We believe the following strategies will play a critical role in achieving this goal and our future growth:

●	Continue to expand our diversified business units. We believe that a significant opportunity for increased high margin, recurring revenue exists in our current air compression generation systems, PV panels, synthetic fuels, hydraulic parts and electronic components products as a result of our strong relationships with existing customers and the synergy among those product offerings. Our sales and marketing team is also seeking to identify utilities, transportation companies and industrial end-users who may view synthetic fuel as a potentially compelling addition to traditional fuels and enter into long-term, take-or-pay contracts for our green energy products. Following this offering, we intend to expand our manufacturing capacity for green energy products, such as Green Energy No. 1.

●	Invest in research and development to drive innovation and expand indications. We are committed to research and development to further improve our products and increase customer acceptance. For example, we are collaborating with experts of the synthetic fuel industry to develop new synthetic fuel products to meet the market demand. We plan to invest RMB1,000,000 (US$145,347) in our research and development activities in 2019.

●	Further penetrate domestic markets and expand into new international markets. All of our current customers are located in China. We plan to establish our international presence in other regions of Asia, including Laos, Myanmar, Vietnam and Cambodia. We target fast-growing markets where we believe we can deliver significant value including energy generation power plants.

●	Opportunistically grow through more complementary acquisitions. We plan to selectively pursue acquisitions in the future, to further enforce our competitive advantages, scale and grow our business and increase profitability. Our acquisition strategy is based on identifying and acquiring companies that complement our existing product offerings and production capacities. We plan to execute our acquisition strategy through entering into production contracts or leases of production facilities with potential targets with an option to purchase a controlling interest in such targets. We have identified several potential targets and are in various stages of discussion and diligence with such targets.

Corporate History and Information

We were originally incorporated as Goa Sweet Tours Ltd. in the state of Delaware on September 2, 2008 to provide personalized concierge tour packages to tourists who visit the State of Goa, India.

On May 15, 2012, Luck Sky International Investment Holdings Limited, an entity owned and controlled by Zhou Deng Rong, purchased 90% of our then outstanding shares of common stock from existing stockholders. On May 29, 2012, we changed our name to “Xiangtian (USA) Air Power Co., Ltd.” through our merger with and into a wholly owned subsidiary in Delaware.

Effective October 31, 2016, we were reincorporated in Nevada as a result of our merger with and into our wholly owned Nevada subsidiary.

On November 5, 2018, we changed our corporate name from Xiangtian (USA) Air Power Co., Ltd. to XT Energy Group, Inc. through our wholly owned Nevada subsidiary’s merger with and into us. Following the name change, our trading symbol was changed to “XTEG” on January 11, 2019.

Our principal executive offices are located at No.1, Fuqiao Village, Henggouqiao Town, Xianning, Hubei, China 437012. Our telephone number is +86 (400) 103-7733.

Recent Developments

On October 17, 2018, Xianning Xiangtian entered into a lease agreement with Jiadeli, pursuant to which, Xianning Xiangtian leases the factory including the production and office facilities and equipment located at No. 30 Jingwei Sixth Road, Jinghe Industrial Park, Gaoling, Xi’an, Shaanxi, China. The lease commenced on November 1, 2018 and expires on October 31, 2021. Pursuant to the lease, Xianning Xiangtian paid a refundable security deposit of RMB500,000 (US$72,673) and will pay an annual rent of RMB4,000,000 (US$581,387). The parties also agreed on an liquidated damage at RMB1,000,000 (US$145,347) in addition to any claim and costs associated with the litigation, in the event of a breach. The lease contains customary representations and warranties of the parties and customary termination rights. We will use this facility to produce our green energy products, commencing the first quarter of 2019.

On November 20, 2018, Xianning Xiangtian signed a letter of intent with Aksu Duolang Investment Limited Liability Company to purchase a 70% ownership of Kuche Xincheng, a chemical manufacturer located in Xijiang Province, processing all the requisite permits and approvals for the production of our green energy products. Under the letter of intent, we also have the option to lease the facilities of Kuche Xincheng if we decide not to pursue with the acquisition. The transaction is subject to satisfactory due diligence on Kuche Xincheng.

On December 14, 2018, we, through our variable interest entity, Xianning Xiangtian, entered into an equity investment agreement, pursuant to which we would acquire 90% of the equity interest in Rongentang. We completed the acquisition of Rongentang on December 21, 2018. We believe the acquisition of Rongentang represented a good investment in that Rongentang possesses land and buildings worth approximately $6.8 million and we can recoup our investment within a short period of time by selling Rongentang’s liquor inventories through our distribution network. Upon completion of the acquisition, we are now engaged in the production and sales of compound liquor and medicinal liquor in China.

Variable Interest Entity Agreements

On July 25, 2014, Sanhe Xiangtian and Xiangtian Shenzhen and Sanhe Xiangtian’s shareholders entered into certain VIE Agreements pursuant to which Sanhe Xiangtian became Xiangtian Shenzhen’s contractually controlled affiliate. The VIE Agreements provided Xiangtian Shenzhen with all of the management, control and net profits of Sanhe Xiangtian even though Xiangtian Shenzhen did not actually own any of the equity interest in Sanhe Xiangtian. The purpose and effect of the VIE Agreements is to instill in Xiangtian Shenzhen, the Company’s indirect wholly-owned subsidiary, total management and voting control of Sanhe Xiangtian for all material purposes. The use of VIE agreements is a common structure used to acquire PRC corporations, particularly in certain industries in which foreign investment is restricted or forbidden by the PRC government.

On September 30, 2018, we terminated the VIE Agreements as part of our restructuring to facilitate the shift of business focus between entities controlled by the Company. In connection with the termination of the VIE Agreements, Sanhe Xiangtian transferred its 100% equity interest of Xianning Xiangtian to the Sanhe Xiangtian Shareholders and the Sanhe Xiangtian Shareholders transferred their 100% equity interest of Sanhe Xiangtian to Xianning Xiangtian. As a result of the foregoing equity transfers, Sanhe Xiangtian became a wholly owned subsidiary of Xianning Xiangtian.

On September 30, 2018, the Company, through Xiangtian Shenzhen and Xiangtian HK, entered into a new series of variable interest entity agreements (“New VIE Agreements”), pursuant to which Xianning Xiangtian became the Company’s new contractually controlled affiliate. The New VIE Agreements allow us to:

●	exercise effective control over Xianning Xiangtian;

●	receive substantially all of the economic benefits of Xianning Xiangtian; and

●	have an exclusive option to purchase all or part of the equity interests in Xianning Xiangtian when and to the extent permitted by the PRC laws.

As a result of these contractual arrangements, we have become the primary beneficiary of Xianning Xiangtian, and we treat Xianning Xiangtian as our variable interest entity under U.S. GAAP. We will consolidate the financial results of Xianning Xiangtian in our consolidated financial statements in accordance with U.S. GAAP.  The above reorganization has no effect to the Company’s consolidated financial statements for the current period and thereafter.

The following is a summary of the New VIE Agreements:

Framework Agreement on Business Cooperation

Pursuant to the Framework Agreement on Business Cooperation between Xiangtian Shenzhen and Xianning Xiangtian, the parties agree to enter into a series of agreements, including Agreement of Exclusive Management, Consulting and Training and Technical Service, Know-How Sub-License Agreement, Equity Pledge Agreement, Exclusive Option Agreement and Power of Attorney. Specifically, Xiangtian Shenzhen will dispatch an operative team to Xianning Xiangtian to assist with Xianning Xiangtian with its planning and managing and regular business operations. The parties agree to share the cooperation profits as set forth in the New VIE Agreements. The term of cooperation is 10 years and may be unilaterally extended by Xiangtian Shenzhen.

Agreement of Exclusive Management, Consulting and Training and Technical Service

Pursuant to the Agreement of Exclusive Management, Consulting and Training and Technical Service between Xiangtian Shenzhen and Xianning Xiangtian, Xianning Xiangtian engages Xiangtian Shenzhen to provide consulting, training, management services and technical support exclusively for a term of 10 years, which may be unilaterally extended by Xiangtian Shenzhen. Xianning Xiangtian agrees to pay Xiangtian Shenzhen a service fee equal to one hundred percent (100%) of Xianning Xiangtian’s net income determined pursuant to the generally accepted accounting principles, payable quarterly.

Exclusive Option Agreement

Pursuant to the Exclusive Option Agreement among Xiangtian Shenzhen, Xiangtian HK, Xianning Xiangtian and the shareholders holding an aggregate of 100% of Xianning Xiangtian’s equity interest (“Xianning Xiangtian Shareholders”), the Xianning Xiangtian Shareholders irrevocably grant Xiangtian Shenzhen and Xiangtian HK an exclusive option to purchase from them, at its discretion, to the extent permitted under the PRC law, all or part of their equity interest in Xianning Xiangtian, and the purchase price will be the lowest price permitted by applicable PRC laws. The timing, method and times of exercise of this option to purchase is within Xiangtian Shenzhen and Xiangtian HK’s sole discretion. In addition, each of the Xianning Xiangtian Shareholders agrees to waive their respective preemptive right when the other shareholder transfers the equity interest of Xianning Xiangtian to Xiangtian Shenzhen or its designated party. The Xianning Xiangtian Shareholders further agree, among other things, without prior written consent of Xiangtian Shenzhen and Xiangtian HK, not to transfer, sell or pledge their equity interest of Xianning Xiangtian. Without the prior written consent of Xiangtian Shenzhen and Xiangtian HK, Xianning Xiangtian may not amend its articles of association, change the amount and structure of its registered capital or sell any of its assets or beneficial interest.

Equity Pledge Agreement

Pursuant to the Equity Pledge Agreement among Xiangtian Shenzhen, Xianning Xiangtian and the Xianning Xiangtian Shareholders, the Xianning Xiangtian Shareholders pledge all of their respective equity interest in Xianning Xiangtian to Xiangtian Shenzhen to guarantee the performance of Xianning Xiangtian’s obligations under the New VIE Agreements, other than this Equity Pledge Agreement. Xiangtian Shenzhen will be deemed to have created the encumbrance of first order in priority on the pledged equity interest. In the event of any breach of the VIE Agreements, other than this Equity Pledge Agreement, or failure to satisfy the guaranteed obligations, Xiangtian Shenzhen will have the right to dispose the pledge equity interest. The Xianning Xiangtian Shareholders may receive dividends or share profits only with prior consent from Xiangtian Shenzhen, and such dividends and profits will be deposited into a bank account designated by and under supervision of Xiangtian Shenzhen and to be used for repayment of any liability due to any breach of the VIE Agreements by Xianning Xiangtian or the Xianning Xiangtian Shareholders. The agreement will remain effective until the termination of the VIE Agreements, other than this Equity Pledge Agreement.

Know-How Sub-License Agreement

Pursuant to the Know-How Sub-License Agreement between Xiangtian Shenzhen and Xianning Xiangtian, Xiangtian Shenzhen agrees to grant an exclusive and non-transferable sublicense to use the patents, patent applications and all related trade secrets and technology and improvements on photovoltaic installation and the air energy storage power generation technology but without the sublease right in the territory of China, exclusive of Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region for the purpose of the agreement. Xianning Xiangtian agrees to pay Xiangtian Shenzhen a quarterly royalty fee equal to five percent (5%) of Xianning Xiangtian’s gross revenue of each quarter. The shareholders of Xianning Xiangtian shall pledge all of their equity interest of Xianning Xiangtian as collateral for the royalty fee payable under this agreement. The agreement will remain effective throughout the entire duration of the operation of Xianning Xiangtian, unless terminated by Xiangtian Shenzhen with a 30-day prior written notice.

Power of Attorney

Pursuant to the Powers of Attorney executed by the Xianning Xiangtian Shareholders, each of the shareholders irrevocably appoints Xiangtian Shenzhen as his attorney-in-fact to exercise any and all rights as a shareholder of Xianning Xiangtian, including, but not limited to, the right to attend shareholders’ meetings, to execute shareholders’ resolutions, to sell, assign, transfer or pledge any or all of his equity interest of Xianning Xiangtian, to vote as a shareholder for all matters, as well as full power to execute equity transfer agreement as referenced in the Exclusive Option Agreement and to perform under the Exclusive Option Agreement and Equity Pledge Agreement without limitation. Xiangtian Shenzhen is also authorized to transfer, allocate or use any cash dividends and non-cash income in accordance with the respective shareholder’s instructions and to exercise all the necessary rights associated with the equity interest at Xiangtian Shenzhen’s sole discretion and without the consent of the Xianning Xiangtian Shareholders. The Powers of Attorney will remain effective as long as the Xianning Xiangtian Shareholders remain the shareholders of Xianning Xiangtian.

Spousal Consent Letters

Pursuant to the Spousal Consent Letters, each of the spouses of the Xianning Xiang Shareholders unconditionally and irrevocably agrees to the execution of the Equity Pledge Agreement, Exclusive Option Agreement and Power of Attorney entered by her spouse and the disposal of equity interest of Xianning Xiangtian held by her spouse. Each of the spouses also agree that she will not assert any rights over the equity interest in Xianning Xiangtian held by and registered in the name of her respective spouse. The Xianning Xiangtian Shareholders’ actions to perform, amend or termination the above-mentioned agreements do not need their spouses’ authorization or consent. In addition, in the event that any of the spouses obtains any equity interest in Xianning Xiangtian held by her respective spouse for any reason, such spouse agrees to enter into similar contractual arrangements.

Because of the common control among us, Xiangtian Shenzhen and Xianning Xiangtian, for accounting purposes, the execution of the New VIE Agreements has been treated as a combination between entities under common control with no adjustment to the historical basis of their assets and liabilities.

Our Corporate Structure

All of our business operations are conducted through our subsidiaries, controlled affiliate and its subsidiaries. The chart below presents our corporate structure as of the date of this prospectus:

Our Subsidiaries and Consolidated Affiliated Entities

The following is a summary of our material subsidiaries and consolidated affiliated entities:

On June 26, 2013, Luck Sky Holdings Limited was incorporated as a wholly owned subsidiary of the Company under the laws of British Virgin Islands. It has no operations and has been struck off the register of companies.

On September 24, 2013, we acquired 100% of the shares of common stock of Lucksky (Hong Kong) Shares Limited, a Hong Kong corporation, and 100% of the shares of common stock of Sanhe City LuckSky Electrical Engineering Limited Company in exchange for the issuance of our common stock. On the same day, Lucksky (Hong Kong) Shares Limited merged with and into us.

Xiangtian HK is our wholly owned subsidiary and a limited liability company formed in Hong Kong with no business operations.

Xiangtian Shenzhen, a wholly foreign owned enterprise registered under the laws of PRC, is the subsidiary of Xiangtian HK and has no business operations.

Xianning Xiangtian, is our VIE and engaged in the business of manufacture and sale of air compression equipment, heat pumps and related products.

Sanhe Xiangtian, a PRC limited liability company, is the wholly owned subsidiary of Xianning Xiangtian and engaged in the business of sales of air compression equipment and heat pumps, as well as the installation of compressed air energy storage power generation systems utilizing our proprietary compressed air energy storage power generation technology.

Jingshan Sanhe, a PRC limited liability company, is a wholly owned subsidiary of Xianning Xiangtian and mainly produces and sells synthetic fuels and related products.

Tianjin Jiabaili, a PRC limited liability company, is a wholly owned subsidiary of Xianning Xiangtian and engaged in the business of production of synthetic fuels and related products.

Xiangtian Trade, a PRC limited liability company, is a wholly owned subsidiary of Xianning Xiangtian and engaged in the trade of chemical raw materials for our synthetic fuel operations.

Hubei Jinli, a PRC limited liability company, is a wholly owned subsidiary of Xianning Xiangtian, and engaged in the manufacture and sale of hydraulic parts and electronic components.

Xiangtian Zhongdian, a PRC limited liability company, is 70% owned by Xianning Xiangtian and engaged in the business of manufacture and sales of PV panels utilizing our proprietary technology to enhance the power production capabilities of the PV panels.

Rongentang Wine, a PRC limited liability company, is 90% owned by Xianning Xiangtian and engaged in the business of production and sales of compound liquors in China.

Rongentang Herbal Wine, a PRC limited liability company, is 90% owned by Xianning Xiangtian and engaged in the business of production and sales of medicinal liquors in China.

Industry Background

According to the National Energy Administration, consumption of electricity in China has grown from 5.92 trillion kilowatt-hour (“kWh”) in 2016 to 6.31 trillion kWh in 2017, with consumption in 2017 representing a 6.6 percent increase over 2016. According to China Renewable Energy Outlook 2017 published by China National Renewable energy Centre, in 2016, China’s installed wind and solar PV power generating capacity reached 149 million kWh and 77.42 million kWh, respectively, with their annual energy output accounting for 4.0% and 1.1%, respectively, of the country’s total energy output.

China has started the transformation from a coal-based energy system with high environment costs to a low-carbon and environment-friendly energy system. The heavy reliance on coal is cut and replaced with non-fossil energy sources. According to China Renewable Energy Outlook 2017, non-fossil energy will take up 63% of the energy supply in 2050 in China. In the power sector, renewable energy has a share of 26% of electricity production in 2016, and non-fossil fuel accounted for 29.5%. Coal was used for 67% of the power generation with natural gas covering the remaining 3% of the generation. The total primary energy consumption in China was about 4,360 metric ton of coal equivalent in 2016, 65% of which came from coal, 21% from oil and 6% from natural gas. Among all the energy consumed in 2016 in China, 8% was non-fossil energy and 11% was renewable energy.

We are a pioneer in the field of compressed air energy storage in China. The only competitor in China that we are aware of is a pilot project established in Wuhu city in November 2014 by the Chinese Academy of Science, an academic and research institute.

We are producing electricity generation systems that combine our compressed air storage technology with PV panels to achieve a continuous supply of power, especially under weather conditions that are unfavorable to the generation of electricity from PV panels alone. We chose to initially utilize PV panels to produce the raw power because China has abundant solar energy resources. Many areas of China have long durations of sunshine; and China has vast vacant spaces that are available for the installation of solar energy systems.

The installation of PV systems is developing quickly in China as is the installed PV capacity. China had only one gigawatt (“GW”) of PV installations in 2010. In 2017, the cumulative installed PV capacity reached 130.25 GW compared to 77.42 GW in 2016. According to China’s 13th Five-Year Plan (published in 2015), the Chinese government desires to add 65 GW of PV during the 2016 – 2020 period.

The Chinese solar market has grown rapidly, driven by a favorable policy environment intended to meet a greater portion of the country’s growing energy needs from cleaner sources, while also driving demand for domestic solar panel manufacturers. In July 2013, the State Council of China published the Opinion on Promoting the Healthy Development of PV Industry (the “Opinion”) which initiated establishment of the PV systems on the national level. In addition to setting targets for the increase in installed PV systems, grid-connection, power acquisition, subsidy, and land policies were further detailed in the Opinion. The Opinion standardized the tax benefit and feed-in tariff for the PV industry on a national level and it also set the target of promoting distributed PV (“DPV”) system. The feed in tariffs for large-scale ground mounted power plants are between RMB 0.9 ($0.14) and RMB 1 ($0.16) per kWh of energy generated, based on the radiation levels at the location of the plant. Distribution projects get a payment of between RMB 0.62 ($0.10) to RMB 0.78 yuan ($0.12) per kWh. These subsidies will be valid for the next 20 years and will benefit project developers such as ourselves, since the subsidies protect the rate of return on PV projects. In October 2013, China adopted a tax benefit policy which allows a refund of 50% value-added tax for selling the solar photovoltaic power products. China also provides other incentives, including free grid connectivity for small and medium-scale distributed PV solar power producers.

The promotion of the DPV module is encouraging the manufacture and installation of PV in China. The government started to promote the distributed PV model in the proposal of the Opinion in 2012. The DPV systems are smaller PV systems installed on the rooftop of building. This system generally can provide the sufficient energy for the building where it is located. On the national level, the national government allows the DPV system to be connected to the State Grid. In this case, the DPV owner can either use the electricity or sell the electricity to the State Grid with feed-in tariff.

The solar panel industry in China is competitive, with around 20 to 30 companies providing installation services and 50 manufacturers. In 2018, 8 of the 10 largest PV panel manufacturers in the world were located in China. However, we believe that we are the only company to offer an electrical generation system that combines compressed air energy storage power generation technology.

Since 2016, China’s air-source heat pump industry has grown significantly. According to the 2017 China’s Air-Source Heat Pump Industry Development Report by hp.hvacrhome.com, a heat pump industry information website, the market sales of air-source heat pump products in 2017 exceeded RMB 160 billion ($23.5 billion), and the annual growth rate of the industry is 61.0%. The air-source heat pump heating equipment particularly is experiencing growth from the “coal to electricity” project initiated by the Chinese government in northern rural provinces. The air-source heat pump water heater had market sales of RMB 100 billion ($14.7 billion) for 1.281 million units, which accounted for an 11.9% of market share of the air-source heat pump water heater sales volume, but only 2.3% by number of units sold.

The global methanol market is expected grow at a significant rate during the forecast period, driven mainly by the increasing use of methanol (in the form of fuel and antifreeze agent) in the automotive industry. The methanol industry has experienced an explosive growth, primarily in China and the United States. Methanol is used directly as an affordable transportation fuel for automobile engines due to its efficient combustion, ease of distribution, and easy availability. It can be blended with gasoline to generate a fuel that is efficient and can boost octane number with lower emissions when compared to conventional gasoline. Methanol gasoline blends have widespread use in China and have been introduced in several countries outside of China as well. Asia-Pacific is the leading and fastest growing market for methanol, in terms of value and volume, and this trend is expected to continue till 2023. China is the largest and fastest growing market in the region. The demand for methanol is highly dependent on the increasing production of feedstock and growth in methanol production in China. Furthermore, rapid research and development in the use of methanol as an alternative fuel for vehicles is also paving the way for the growth of its market in the region.

Products

Air Compression Power Generation System

Our air compression power generation systems are combined with a PV installation that is custom-designed for industrial users such as factories and power plants. We also offer PV systems without the air compression generation technology based on certain technological innovations that we believe increase the efficiency of our PV systems compared to those of competitors.

The air compression power generation systems can be used with multiple forms of natural energy production, including solar, wind, biomass, geothermal and tidal and the selection of the appropriate natural source depends on their relative availability at the customer’s location. Although use of any of these natural energy sources is feasible, we have initially focused on linking our air compression technology to PV installations. The installation of the solar power systems generally requires the lowest investment and shortest building time, in part because the area for building the facility is flexible as solar installations can be used anywhere outdoors and not taking up customer’s room. Wind power is not stable as the turbines may be inoperable at low or high winds. Nuclear and hydropower facilities are only feasible for producing power for the State Grid and are not feasible for factories and homes.

1. Basic PV Installation. Conventional PV power generation technology is designed based upon the assumption that the minimum sun exposure would be 200W and the range of maximum power point tracking is from DC480v to DC580v. When sun exposure is reduced and voltage drops below the DC480v, the problem with the conventional system is that it stops working; and the residual power in the photovoltaic panels that are generated under the lower light exposure cannot be utilized. The Company’s new intelligent photovoltaic technology improves power generation and shortens investment recovery time. The PV system uses a variable PV array technology and wide voltage intelligent inverter device developed by the Company. Customers can produce an additional 15% - 30% electricity each year as the system can operate in lower light environments than conventional PV technology.

We sell the PV installation that includes the solar panels installation and solar energy generation converter equipment with proprietary technology without the air compression for customers who do not need to store energy. The conversion advantage provides a higher capacity that allows the solar array to be used more effectively.

2. Compressed Air Energy Storage Technology. The power consumption rate of PV systems interconnected into the State Grid varies greatly and the active energy cannot be fully consumed, which causes significant energy waste. Generally, systems interconnected to the State Grid consume only 70% of the produced power and enterprises not connected to the State Grid consume only 60% - 70% of the produced power, and the residual power is wasted. Utilizing our compressed air energy storage system with photovoltaic power generation system improves the efficiency of power generation and reduces the waste of residual power.

Our air compression energy storage generation technology is also designed for customers whose alternative energy source provides intermittent or unstable power. The systems are sold in conjunction with a PV installation. A portion of the electricity produced by the PV panels is used to compress air into the cylinders, which effectively store the energy until it is released. The system includes compression equipment, storage tanks and a modified engine that is linked to a generator. The surplus power generated by the air compression technology may either be used by the customer in its operations or sold to the State Grid.

The following chart illustrates an air compression power generation system that is linked with a PV installation, although the compression system can be linked to other alternative energy sources, such as wind farms, biomass, tidal or geothermal.

Air Source Heat Pump System

In 2017 we developed an Air Source Heat Pump System (the “ASHP”), a system which transfers heat from outside to inside of a building, or vice versa. Under the principles of vapor compression refrigeration, an ASHP uses a refrigerant system involving a compressor and a condenser to absorb heat at one place and release it at another. The ASHP efficiently converts electrical energy into heat energy and can be used as a space heater or cooler. Our ASHP meets the national standard and technical requirements, and has obtained a series of certifications from the China Quality Certification Center and the Beijing East Allreach Certification Center Co. Ltd.

Sales of the ASHP commenced in September 2017 after receipt of the latest certification. We are selling the ASHP through third-party distributors and through employees for direct sales. We use a third party to manufacture the products.

As the Chinese central government is emphasizing sustainable development, and enhancing environmental remediation, local governments are also seeking to replace the traditional coal-fired heating with clean energy heating. We believe that a large potential market exists for the ASHP.

PV Panels

We manufacture PV panels in standard sizes at our factory in Xianning city, Hubei province, China.

Electricity Generation Process

1.	Energy collection – photovoltaic power generation.

Photovoltaic power generation is greatly affected by the amount of sunlight the PV system receives. The changes in the intensity of sunlight affect the power generation, which causes direct current to fluctuate. Therefore, actions to offset the fluctuation are essential. When fluctuation or disruption in photovoltaic power occurs, or during the night or when power in the storage system is exhausted, the power supply must be converted to a voltage transformer. However, based upon the current power supply equipment in power plants, energy cannot be instantly converted on a per megawatt basis. Therefore, frequent conversions are needed, which might obstruct system security and power production. Our design of the AC/DC non-contact converter rectifier can resolve this issue at a low cost. If DC power is below DC430v, DC offset is automatically incorporated into the electricity network and the transformer photovoltaic power will be shared with the power supply. The inverter won’t lose electricity and the entire system will not fluctuate or have the power shut off.

The system offers double power selection by utilizing a backup switch to ensure that the power supply does not stop. Should the generation of the solar power become unstable or intermittent, the system switches to operate using the air compression generation technology or, if available, to rely on the State Grid.

2.	Compression Storage System

A. Compressor – fills storage tanks with air.

B. Plasma Heater – heats air being stored into tanks to a temperature of 300 to 400 degrees Fahrenheit to increase the amount of stored energy.

C. Storage Tanks – stores compressed air. Our storage tanks are built with carbon steel to withstand higher pressures. Each one megawatt of generated electricity requires 2 tanks, each with an average capacity of 30 m3 of compressed air. The standard tank is 50 meters long and 1.5 meters in diameter. The energy capacity per tank is dependent on the temperature and pressure of the air and the capacity of the cylinder. The quality of the storage tanks is based on International Organization for Standardization (“ISO”) standards.

D. Air Engine – We utilize our patented technology to modify diesel engines purchased from outside vendors to enable the engine to operate on compressed air. A pressure regulator within the air engine turns the generator on. Unlike a conventional combustion engine that explodes fossil fuel to create energy, the compressed air engine utilizes the heat and compression of the air to release energy.

E. Generator – Our proprietary generator utilizes patented and other proprietary technology that was developed in 2012 for our air compression storage generation system. The device affords stability by maintaining a consistent supply despite changes in the air pressure that may cause inefficiency in the engine (for example, a piston misfiring). Our tests indicated that the generator is more efficient than the industry standard in maintaining a stable flow of voltage.

The air compression technology is used to produce electricity primarily at night or at other times when the electricity produced by the PV panels is intermittent or unstable. At such times, the compressed air is sent first from the storage tanks to the thermal heater, then to the engine. The engine then spins a flywheel attached to the generator.

We have achieved significant improvement through research and testing on the air compression power generation system. We developed enhanced air compression (liquid power) generation system based on the original models. The primary mechanism is to utilize the compressed air as a power source and the green biodegradable medium of oil as a power transmitter to support the engine running and generating power.

In order to obtain government approval of the commercialization of our air compression energy storage products, we have submitted three enterprise standards, namely, air compression (liquid power) power generation system, air compression (liquid power) power generation unit and air compression radial engine. We are establishing an enterprise standard because these products have no ISO or other qualifying standard for the industry. The certification is therefore based on our design specifications. The declarations we submitted for these three standards were approved by the Provincial Industrial and Information Department of the Sanhe Technical Service Bureau.

We hope that future air power compressed products in this field will follow and adhere to our standards. We expect that if we set the industry and national standards, our market competitiveness will be enhanced.

Synthetic Fuel and Related Products

Fuel Additives

We develop, produce and sell fuel additives that are blended in gasoline to extend supplies and reduce emissions. Green Energy No.1 and Green Energy No. 2 are two fuel additives we developed and are to be blended in gasoline and diesel, respectively, to generate a fuel that is efficient and can boost octane number with lower emissions. Their major component is methanol. The patents for these two products are pending in China. Four production lines in Jingshan facility are designed for the manufacturing of Green Energy No. 1. The Company has not start to manufacture Green Energy No.2 since we are looking for a factory with certificates and legal documents the government requires for manufacturing chemical products.

Engine Lubricant

Green Energy No. 3 is an engine lubricant to reduce friction and wear on moving parts and to clean the engine from sludge. Compared to the traditional chemical lubricant and nanoscale lubricant, Green Energy No. 3 contains rare metals and biodegradable elements, which creates a protection layer for the engine, maximizes the burning rate of the fuels and repairs the scratches from frictions. We have produced Green Energy No. 3 through Sanhe Xiangtian since June 2018 and plan to add another production line at Jingshan Sanhe to increase production capacity.

Methanol Fuel

Green Energy No. 4 is an alternative fuel based on methanol. It can replace the existing coal, natural gas and compressed natural gas and provide its customers a more economical and safer alternative choice. We plan to produce Green Energy No. 4 in Tianjin Jiabaili in the upcoming fiscal year. This product is designed and aimed to target the rural market in China, mainly in the restaurant cooking application and other similar applications. The main raw material is methanol which is abundant in the market place. Green Energy No. 4 will be sold through our existing sales network of dealers and distributors throughout China.

Hydraulic Parts

Our hydraulic parts line of products mainly includes hydraulic cylinders, diesel pumps, motor oil pumps and hydraulic valves. We also design and manufacture hydraulic pump stations, cylinders and high-pressure valves of various specifications according to customer requirements. Operation lines are mainly consisted of various computer numeric control machines and other fabrication equipment.

The main raw materials for our hydraulic products include aluminum alloy, steel, natural rubber, silicone rubber, nitrile rubber and other materials which are readily available on the market.

Projects

We assist our clients to install air compression power generation systems combined with a PV installation that is custom-designed for industrial users such as factories and power plants. We also offer PV systems without the air compression generation technology.

As of the date of this prospectus, we have completed a cumulative 17 projects. The table below summarizes all these completed projects:

No.	Project Location	Capacity	Contract Amount (including value-added tax)	Time of Completion	Revenue Recognized	Cost Recognized
1	Binzhou, Shandong	8.5 MW	$20,290,835 (RMB 126,000,000)	June 2015	$17,402,419 (RMB 107,692,308)	$14,954,205 (RMB 92,541,899)
2	Xianning, Hubei (Phase I)	6 MW	$10,628,553 (RMB 66,000,000)	March 2016	$8,705,527 (RMB 56,410,256)	$7,752,526 (RMB 50,234,981)
3	Weihai, Shandong	1 MW	$1,288,307 (RMB 8,000,000)	February 2015	$1,104,915 (RMB 6,837,607)	$914,236 (RMB 5,657,615)
4	Dezhou, Shandong	2 MW	$2,641,029 (RMB 16,400,000)	July 2015	$2,265,077 (RMB 14,017,094)	$1,863,028 (RMB 11,529,076)
5	Zhuji, Zhejiang	0.15 MW	$206,129 (RMB 1,280,000)	March 2016	$168,834 (RMB 1,094,017)	$126,494 (RMB 819,658)
6	Fuzhou, Fujian	10 KW	$14,493 (RMB 90,000)	February 2016	$11,871 (RMB 76,923)	$10,903 (RMB 70,649)
7	Sanhe, Hebei	12 KW	$11,273 (RMB 70,000)	April 2016	$9,233 (RMB 59,829)	$7,256 (RMB 47,019)
8	Jiamusi, Heilongjiang	1 MW	$1,280,680 (RMB 8,500,000)	February 2017	$234,489 (RMB 1,598,291)	$206,902 (RMB 1,410,256)
9	Xianning, Hubei	3 MW	$3,390,035 (RMB 22,500,000)	April 2017	$2,821,396 (RMB 19,230,769)	$2,365,504 (RMB 16,123,384)
10	Xianning, Hubei	90 KW	$104,700 (RMB 720,000)	March 2017	$90,285 (RMB 615,385)	$80,594 (RMB 549,335)
11	Xianning, Hubei	165 KW	$145,138 (RMB 1,000,000)	March 2017	$125,395 (RMB 854,701)	$97,157 (RMB 662,225)
12	Xianning, Hubei (Phase II of Project No. 2)	4 MW	$4,520,046 (RMB 30,000,000)	July 2017	$3,761,862 (RMB 25,641,026)	$3,356,260 (RMB 22,876,421)
13	Sanhe Kelitai	75KW	$83,044 (RMB 562,500)	January 2018	$39,341 (RMB 255,769)	$34,096 (RMB 221,667)
14	Sanhe Kelitai	93KW	$100,229 (RMB 678,900)	January 2018	$16,924 (RMB 110,029)	$14,606 (RMB 94,956)
15	Dezhou Dongdi	1.879W	$2,412,905 (RMB 15,687,000)	July 2017	$2,080,090 (RMB 13,523,276)	$1,737,581 (RMB 11,296,525)
16	Shuangyashan, Heilongjiang	300KW	$313,783 (RMB 2,040,000)	May 2018	$270,503 (RMB 1,758,621)	$181,156 (RMB 1,177,747)
17	Jingyu, Jilin	93KW	$3,848,230 (RMB 25,090,000)	September 2018	$2,921,987 (RMB 18,996,696)	$2,642,492 (RMB 17,179,615)

Marketing

We market our products mianly through third-party distributors in China. The distributors sell our products and receive commissions based on the value of the contracts. We utilize three classes of distributors based on the size of their territory – province, city and town. The distributors target factories and power plants, as well as local governments which may encourage local industry to utilize alternate energy sources. Our marketing focus is on:

1)	Large scale power plants that sell power to the State Grid or service zones that are off the grid and benefit from government subsidy policies.

2)	Industrial concerns with large electricity demand, in excess of one megawatt, to establish their own power generation facilities to benefit from government subsidy policy to reduce operating costs by either being off the State Grid, reducing their purchased from the grid during peak periods or being able to store energy when the grid is not purchasing power.

3)	Industrial and mining companies operating in remote locations which lack connections to the State Grid to create self-sufficient systems.

4)	We intend to commence marketing a smaller air energy compression generation and PV system to smaller commercial structures and stand-alone homes using existing distribution networks.

5)	We promote our green energy products through events marketing strategies. We started event marketing campaigns of green energy products since June 2018 and has held events in 18 provinces in China.

Manufacturing

We produce and assemble our PV installations and air energy compression generation systems at our factory in Xianning city, Hubei province, China. We produce many components, including the brackets and supports for the PV panels, an ultra-wideband voltage power inverter and converter, parts to modify the engines to operate using air compression, low-speed aerodynamic generators, and isothermal air compressor and thermal heaters. Other parts, such as solar panels, power cords, engines, carbon fiber tanks and generators and compressors are purchased from third parties and used to assemble our systems.

Our factory in Xianning has a production facility of 7,500 square meters for our core-technology air compression equipment that can supply solar energy systems. We produce the engine generators, related components, and the PV panels. The factory has a total capacity of up to 7 megawatts each month, based on one eight-hour shift working six days per week. Capacity can readily be expanded by adding additional shifts or building up to three more production lines at our facility.

Xianning Xiangtian completed its advanced production line with an annual capacity of 200 megawatts of PV panels in September 2017. We engage one factory to assemble a series of our heat pump products under our name. All of our heat pump products have been certified by China Quality Certification Center.

Hubei Jinli has a production facility of 6,800 square meters for the manufacture of hydraulic parts and electronic components.

Our Tianjin Jiabaili production facility is licensed to produce methanol gasoline, methanol diesel and other fuel products. It is located in Jixian District of Tianjin City. As per our development plan, this facility started the equipment installation in November 2018. Productions in this facility are expected to commence by June 2019.

Jingshan Sanhe has four production lines on an 11,000-square-meters facility and capacities to complete manufacturing, labelling and packaging. It is the main facility for our Green Energy No. 1 products. In addition, this facility also serves the purposes of research and sales with an office space of 3,400 square meters.

Suppliers

We are not heavily dependent on any single supplier for any important product. For the year ended July 31, 2018,we purchased our solar panels from six suppliers, engines from one supplier, and carbon fiber storage tanks from two suppliers. We believe that many suitable alternate producers of these products are available should we need an alternate supplier. We also purchased electrical components to the inverter/converters, generators, compressors and control panels that we manufacture and believe that alternate suppliers of such components are also readily available.

For the year ended July 31, 2018, we purchased our heat pumps from a single manufacturer but believe that an alternative supplier could be used should the need arise.

For the year ended July 31, 2018, we purchase the raw material for high-grade synthetic fuel products from three suppliers. We also incorporated Xiangtian Trade to buy chemical raw material that provide a stable supply for our synthetic fuel product operation.

For the year ended July 31, 2018, we purchase the raw materials for our hydraulic parts and electronic components from five suppliers.

Intellectual Property

Trademarks

We have registered in the PRC four trademarks which we use on our products sold in China.

Patents

Sanhe Xiangtian obtained a patent in August 2014 for utility module regarding photovoltaic power generation system. It was also granted a patent from the PRC National Intellectual Property Administration on biodiesel esterification heterogeneous catalyst and preparation method in 2018.

On July 25, 2014, Xiangtian Shenzhen, our Chinese subsidiary, obtained an exclusive, worldwide, royalty-free license from Zhou Deng Rong and Zhou Jian and a second exclusive, worldwide royalty free license from LuckSky Group to 48 Chinese patents and 13 patent applications and trade secrets, including the technology underlying the patent applications for power stations, commercial buildings and residences in China, but not for other uses, including wind towers, vehicles and trains (the “Technology”). The Technology represents all of licensors’ patents with respect to PV power generation installations, the air energy storage power generation technology and trade secrets. Effective as of July 31, 2015, Beijing XiangTian Huachuang Aerodynamic Force Technology Research Institute Company (“XiangTian Huachuang”) granted Xiangtian Shenzhen an exclusive worldwide license to four foreign patents related to air energy storage power generation technology. XiangTian Huachuang obtained three patents in Japan and one patent in Australia in March 2015. XiangTian Huachuang is owned 30% by Zhou Jian and 70% by Zhou Deng Rong.

Xiangtian Shenzhen granted an exclusive sub-license to the use and exploitation of the Technology in China to Sanhe Xiangtian in July 2014, which sub-license provides for a licensing fee of five percent of Sanhe Xiangtian’s revenues. On September 30, 2018, Xiangtian Shenzhen terminated the exclusive sub-license to the use and exploitation of the Technology in China to Sanhe Xiangtian and granted Xianning Xiangtian an exclusive and non-transferable sub-license to use and exploitation of the Technology but without the sublease right in the territory of China, exclusive of Hong Kong, Macao and Taiwan for the purpose of the agreement. Xianning Xiangtian agreed to pay Xiangtian Shenzhen a quarterly royalty fee equal to five percent (5%) of Xianning Xiangtian’s gross revenue of each quarter.

Tianjin Jiabaili also owns a patent on ether fuel, its preparation method in China. In addition, patent applications for our gasoline and diesel synthetic fuels have been filed with the PRC National Intellectual Property Administration.

Hubei Jinli is owner of 10 patents in the PRC on hydraulic related devices or components.

We take reasonable steps to protect our proprietary information and trade secrets, such as limiting disclosure of proprietary plans, methods and other similar information on a need-to-know basis and requiring employees with access to our proprietary technology to enter into confidentiality arrangements. We believe that our proprietary technology and trade secrets are adequately protected.

Research and Development

Our Technology was originally developed principally by Zhou Deng Rong. Sanhe Xiangtian obtained the legal right to use and develop the Technology through the Agreement on Know-How Sub-License executed on July 25, 2014 with Xiangtian Shenzhen, and Xiangtian Shenzhen was granted a license to use and sublease the Technology through licensing agreements with Zhou Deng Rong, Zhou Jian, and LuckSky Group, owners of the Technology. Sanhe Xiangtian’s right to use and develop the Technology was terminated on September 30, 2018. Xianning Xiangtian then obtained the legal right to use and develop the Technology through the Agreement on Know-How Sub-License executed on September 30, 2018 with Xiangtian Shenzhen.

We are currently collaborating with experts in the synthetic fuel industry to develop new synthetic fuel products.

Warranty

We provide a five-year limited warranty on all models of compressed air energy generators produced by us, and on the parts, we manufacture, such as the inverter/converter and plasma heater. Components that we purchase from third party suppliers, such as the PV panels, storage tanks and the unmodified portions of the engines, are governed by the suppliers’ warranties.

We provide one to three year warranties on hydraulic parts and electronic components.

Competition

The Company’s business operates in highly competitive markets and industries. These competitors and the degree of competition vary widely by product lines, end markets, geographic scope and/or geographic locations. Although each of the Company’s segments has numerous competitors, given the Company’s market and product breadth, no single competitor competes with the Company with respect to all products manufactured and sold by the Company.

We compete against larger, better capitalized and better known competitors that have become, or are becoming, vertically integrated in the PV industry value chain, from module manufacturing to PV system sales and installation, such as Yingli Green Energy, one of the largest vertically integrated PV module suppliers in the world. In 2017, 8 of the 10 largest PV panel manufacturers in the world were located in China. The ability of the vertically integrated competitors to produce modules and sometimes also be polysilicon manufacturers gives them a cost advantage with respect to the price of PV modules, which we purchase, and which could erode our competitive advantage resulting from our PV installation and air compression technologies. Furthermore, we face competition from conventional energy and non-solar renewable energy providers.

With respect to large integrated PV system projects, we compete primarily in terms of price, design and construction experience, aesthetics and conversion efficiency. We face competition from other providers of renewable energy solutions, including developers of PV, solar thermal and concentrated solar power systems, and developers of other forms of renewable energy projects, including wind, hydropower, geothermal, biomass, and tidal. We also face competition from other engineering and construction contractor (“EPC”) and joint venture type arrangements between EPC companies and solar companies. While the decline in PV modules prices over the last several years has increased demand in solar electricity worldwide, competition at the systems level can be intense, thereby exerting downward pressure on systems level profit margins industry-wide, to the extent competitors are willing and able to bid aggressively low prices for new projects and power purchase agreements (“PPAs”), using low cost assumptions for modules, components, installation, maintenance and other costs. We face intense competition in the PV system markets and our PV and compressed air energy generation systems compete with different solar energy systems as well as other renewable energy sources in the alternative energy market.

Stimulated by the policy promotion initiated by the Chinese government in 2017, the output value of air source heat pump heating (including household and commercial) reached RMB 9.04 billion ($1.33 billion), accounting for 52.4% of the industry, and began to occupy the largest share according to 2018 industry report by China Energy Conservation Association. Midea, Gree, A.O. Smith, and Haier were the top four brands who sold the most air-source heat pumps as they are major household appliances brands in China. We expect more companies to enter the market which will increase competition.

Although air power technologies are being researched and developed in some countries, such as China, Italy, Germany, the United States, and France, air compression energy storage products in China have not been commercialized significantly. However, there are a few companies in China, such as Jontia Energy Investment Group, who are developing the air compression energy storage products.

The sale of our air compression products is also affected by the cost of producing electricity from PV panels operating alone and other sources. The purchase and installation of our air compression technology requires the customer to incur substantial up from costs and the relative inexpensive electricity produced from ample supplies of PV panels in China have inhibited demand for the air compression systems that supplement production of electricity by PV panels.

With respect to our synthetic fuel business and green energy products, we compete with large state-owned enterprises and well-established oil companies, which have offered a wider range of oil products and have greater name recognition. They may have greater customer loyalty bases and these competitors may be able to respond more quickly to new or changing opportunities. Our competitors have substantially greater resources, experience in product commercialization, and obtaining regulatory approvals for their products, operating experience, research and development, marketing capabilities, and manufacturing capabilities that we do. We will face competition from companies marketing existing products or developing new products in synthetic fuel industry. In addition, our competitors may be able to undertake more extensive promotional activities, and adopt more aggressive advertising campaigns than what we are able to provide to green energy products at the present. Further, the synthetic fuel industry also compete with other forms of energy available to customers, primarily based on price. These alternate forms of energy include electricity, coal, natural gas and bio-fuels.

Principal methods of competition in both hydraulic parts and electronic components are technology, innovation, price, geographic coverage, service and product performance. The Company participates in a number of highly competitive markets in this industry. The Company believes its hydraulic part and electronic component product have achieved unique positions in their markets; however, we encounter competition in varying degrees in all product groups and for each product line.

Environmental Matters

We have installed various types of anti-pollution equipment in our facilities to reduce, treat, and where feasible, recycle the wastes generated in our manufacturing process. We contain and treat waste water generated in our production process. The other major environmental contaminant we generate is gaseous waste. We treat such gas in our special facilities to reduce the contaminant level to below the applicable environmental protection standard before discharging the gas into the atmosphere. Our operations are subject to regulation and periodic monitoring by local environmental protection authorities. The Chinese national and local environmental laws and regulations impose fees for the discharge of waste substances above prescribed levels, impose fines for serious violations and provide that the Chinese national and local governments may at their own discretion close or suspend the operation of any facility that fails to comply with orders requiring it to cease or remedy operations causing environmental damage.

In May 2014, as required by PRC law, we obtained the Environmental Assessment Report on Construction Projects for the manufacturing space that we lease from Dong Yi Glass Machine Company Limited, which is used as our second factory and offices. This report was issued by an independent qualified evaluation company with a conclusion that the operations conducted by Sanhe Xiangtian comply with relevant environmental laws in China, which would not cause detrimental environmental impacts. However, since our primary manufacturing and office space leased from LuckSky Group in Sanhe City has a zoning restriction that only permits agricultural use, we moved the manufacturing factory to Xianning, Hubei and the Sanhe Xiangtian facility will be used for product sales.

Facilities of Tianjin Jiabaili have passed the governmental testing and safety production license and hazardous chemicals registration certificate have been obtained.

No penalties have been imposed on us, our subsidiaries or controlled entities, and we are in the process of obtaining necessary environmental permits for our production facilities. We are not aware of any pending or threatened environmental investigation proceeding or action by any governmental agency or third party.

Insurance

We maintain property and casualty insurance, product liability insurance and equipment and operation line insurance.

PRC Governmental Regulations

This section sets forth a summary of the most significant regulations or requirements that affect our business activities in China. Other regulations and requirements, such as those relating to foreign currency exchange, dividend distribution, regulation of foreign exchange in certain onshore and offshore transactions, and regulations of overseas listings, may affect our stockholders’ right to receive dividends and other distributions from us.

Renewable Energy Law and Other Government Directives

In February 2005, China enacted its Renewable Energy Law, which became effective on January 1, 2006 (the “2006 Renewable Energy Law”). The 2006 Renewable Energy Law sets forth the national policy to encourage and support the use of solar and other renewable energy and the use of on-grid generation. On December 26, 2009, the Standing Committee of the National People’s Congress adopted an amendment to the 2006 Renewable Energy Law (the “Amended Renewable Energy Law”), which became effective on April 1, 2010. While the 2006 Renewable Energy Law has laid the legal foundation for developing renewable energy in China, the Amended Renewable Energy Law has introduced practical implementing measures to enhance such development.

The Amended Renewable Energy Law details the principles, main content and key issues of the renewable energy development and utilization plans, further elaborates the requirements for grid companies to purchase the full amount of electricity generated from renewable energy by setting out the responsibilities and obligations of the government, the power companies and the grid companies, respectively, and also clarifies that the state will set up a special fund, referred to as the renewable energy development fund, to compensate the difference between the tariff for electricity generated from renewable energy and that generated from conventional energy sources. The proceeds of the renewable energy development fund may also be used to support renewable energy scientific research, finance rural clean energy projects, build independent power systems in remote areas and islands, and build information networks to exploit renewable energy. It is anticipated that China will publish more detailed implementing rules for the Amended Renewable Energy Law and make corresponding changes to those existing implementing rules relating to renewable energy.

China’s Ministry of Construction issued a directive in June of 2005, which seeks to expand the use of solar energy in residential and commercial buildings and encourages the increased application of solar energy in townships. In addition, China’s State Council promulgated a directive in June of 2005, which sets forth specific measures to conserve energy resources and encourage exploration, development and use of solar energy in China’s western areas, which are not fully connected to electricity transmission grids, and other rural areas. In July 2007, China’s State Electricity Regulatory Commission issued the Supervision Regulations on the Purchase of All Renewable Energy by Power Grid Enterprises which became effective on September 1, 2007. To promote the use of renewable energy for power generation, the regulations require that electricity grid enterprises must set up connections between the grids and renewable power generation systems and purchase all the electricity generated by renewable power generation systems in a timely manner. The regulations also provide that power dispatch institutions shall give priority to renewable power generation companies in respect of power dispatch services provision.

On August 31, 2007, the National Development and Reform Commission of China (“NDRC”) implemented the National Medium and Long-Term Programs for Renewable Energy, which highlights the government’s long-term commitment to the development of renewable energy.

On April 1, 2008, the PRC Energy Conservation Law came into effect. Among other objectives, this law encourages the utilization and installation of solar power facilities in buildings for energy-efficiency purposes.

In July 2010, the Ministry of Housing and Urban-Rural Development issued the City Illumination Administration Provisions (the “Illumination Provisions”). The Illumination Provisions encourage the installation and use of renewable energy system such as PV systems in the process of construction and re- construction of city illumination projects.

On July 24, 2011, the NDRC issued the Notice on Improving the On-grid Tariff Policy for Photovoltaic Generation. Under this notice, it is required that a uniform national benchmark on-grid tariff for solar energy photovoltaic generation be formulated. Furthermore, for PV projects that had been approved before July 1, 2011 and would be completed by December 31, 2011, the feed-in tariff would be RMB1.15/kWh, including value-added tax (“VAT”). Except for PV projects that are constructed in Tibet, for PV projects that are approved after July 1, 2011 and PV projects that had been approved before July 1, 2011 but would not be completed by December 31, 2011, the feed-in tariff including VAT would be RMB1/kWh.

On March 14, 2012, the Ministry of Finance (“MOF”), the NDRC and the National Energy Administration (the “NEA”) jointly issued interim measures for the management of additional subsidies for renewable-energy power prices, according to which relevant renewable-energy power generation enterprises are entitled to apply for subsidies for their renewable power generation projects that satisfy relevant requirements set forth in the measures.

On January 1, 2013, the State Council adopted a Circular on the Twelfth Five-Year Plan for the Energy Development, which sets out key development objectives for the industry during the 12th Five-Year Plan. In accordance with this plan, to optimize the structure of energy consumption, the proportion of non- fossil energy consumption shall be increased to 11.4 percent of total energy consumption by 2015. On December 26, 2016, the Thirteenth Five-Year Plan for the Energy Development was issued and according to the new plan, the proportion of non- fossil energy consumption shall be increased to 15 percent of total energy consumption by 2020.

On September 23, 2013, the MOF and the State Administration of Taxation jointly issued the notice that ordered a 50% refund of VAT on sales by PV manufacturers of their PV products. This VAT refund will be effective from October 1, 2013 through December 31, 2015. On July 25, 2016, the MOF and the State Administration of Taxation n issued Circular 81, Notice on the Implementation of the VAT Policy for Photovoltaic Power Generation from January 1, 2016 to December 31, 2018.

On November 26, 2013, the MOF announced Circular 103, which provides that the electricity generated by the distributed PV system for its own use is exempted from paying for governmental charges. On the same date, the NEA promulgated the “Interim Measures for the Administration of PV Power Generation,” which clarify that the state department in charge of energy and its local counterparts are responsible for the supervision of PV projects.

In February 2014, the Certification and Accreditation Administration of China and the NEA jointly issued the “Implementation Opinions on Strengthening the Testing and Certification of PV Products.” The implementation opinions provide that only certified PV products may be connected to the public grid or receive government subsidies. The institutions that certify PV products must be approved by the Certification and Accreditation Administration. According to the implementation opinions, PV products that are subject to certification include PV battery parts, inverters, control devices, confluence devices, energy storage devices and independent PV systems.

On April 2, 2015, the MOF issued the Interim Measures for the Administration of Special Funds for Renewable Energy Development, which is aimed to standardize and strengthen the management of special funds for renewable energy development, and improve the efficiency of capital use.

In 2016, the Chinese government enacted the “Helping the Poor” Project. The National Poverty Alleviation Office has set an objective for the provinces and cities to alleviate poverty in the next three years through government investment to construct household power stations for poor families and to subsidize electricity charges for poor families to alleviate poverty.

May 5, 2017, National Development and Reform Commission, National Energy Administration published Circular 870, New Energy Microgrid Demonstration Project List, and 28 new energy microgrid demonstration projects were approved. It might results the new PV installations brought by this batch of projects are 899MW, and the newly added electric energy storage capacity exceeds 150MW.

December 19, 2017, National Development and Reform Commission issued Circular 2196, Notice on the Price Policy of Photovoltaic Power Generation Projects in 2018, which regulated that, according to the current technological progress and cost reduction of the photovoltaic industry, the on-grid tariff of photovoltaic power plants put into operation after January 1, 2018 will be reduced. The on-grid tariffs of Class I, II and III resource zones will be adjusted to 0.55 yuan per kWh, 0.65 yuan, 0.75 yuan (including tax). Since 2019, the photovoltaic power generation projects that have been included in the annual scale management of financial subsidies have all executed the corresponding benchmark electricity prices according to the commissioning time.

January 1, 2018, Ministry of Industry and Information Technology issued the Circular 2, Photovoltaic Manufacturing Industry Specification Conditions, it sets the comprehensive regulation of the photovoltaic manufacturing industry. According to Circular 2, photovoltaic manufacturing enterprises shall meet the following conditions: shall be legally incorporated and established in the territory of the People’s Republic of China, with independent legal personality; have the independent production, supply and after-sales service capabilities of solar photovoltaic products; have independent research and development institutions, technical centers or high-tech enterprises above the provincial level. The annual cost for R&D and process improvement is not less than 3% of total sales and not less than RMB 10 million. When the declaration conforms to the list of specifications, the actual production in the previous year is not less than 50% of the actual capacity of the previous year. Besides, Photovoltaic manufacturing enterprises shall strictly follow the requirements of pollutant discharge permits and relevant technical specifications, and shall strictly implement the environmental impact assessment system. The exhaust gas and wastewater shall comply with national and local atmospheric and water pollutant discharge standards and total control requirements.

Environmental Regulations

We are subject to a variety of governmental regulations related to the storage, use and disposal of hazardous materials. The major environmental regulations applicable to us include the Environmental Protection Law of the PRC, the Law of the PRC on the Prevention and Control of Water Pollution and its implementation rules, the Law of the PRC on the Prevention and Control of Air Pollution and its implementation rules, the Law of PRC on the Prevention and Control of Solid Waste Pollution and the Law of the PRC on the Prevention and Control of Noise Pollution and the PRC Law on Appraising Environment Impacts.

In addition, under the Environmental Protection Law of the PRC, the Ministry of Environmental Protection sets national pollutant emission standards. However, provincial governments may set stricter local standards, which are required to be registered at the State Administration for Environmental Protection. Enterprises are required to comply with the stricter of the two standards.

The relevant laws and regulations generally impose discharge fees based on the level of emission of pollutants. These laws and regulations also impose fines for violations of laws, regulations or decrees and provide for possible closure by the central or local government of any enterprise which fails to comply with orders requiring it to rectify the activities causing environmental damage.

Foreign Investment Regulations

Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalog of Industries for Foreign Investment, or the Catalog, which was promulgated and is amended from time to time by the Ministry of Commerce and the National Development and Reform Commission. On June 28, 2018, Ministry of Commerce and the National Development and Reform Commission announced the amendment of the Catalog 2018.

Industries listed in the Catalogue are divided into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalogue are generally deemed as constituting a fourth “permitted” category. Establishment of wholly foreign-owned enterprises is generally allowed in the encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects are subject to higher-level government approvals. Foreign investors are not allowed to invest in industries in the prohibited category. Industries not listed in the Catalogue are generally open to foreign investment unless specifically restricted by other PRC regulations.

On October 8, 2016, the Ministry of Commerce issued the Interim Measures for Record-filing Administration of the Establishment and Change of Foreign-invested Enterprises, or FIE Record-filing Interim Measures, which became effective on the same day and was further amended in July 2017. Pursuant to FIE Record-filing Interim Measures, the establishment and change of FIEs are subject to record filing procedures, instead of prior approval requirements, provided that the establishment or change does not involve special entry administration measures. If the establishment or change of FIE matters is subject to the special entry administration measures, the approval of the Ministry of Commerce or its local counterparts is still required. Pursuant to the Announcement (2016) No. 22 of the National Development and Reform Commission and the Ministry of Commerce issued on October 8, 2016, the special entry administration measures for foreign investment apply to restricted and prohibited categories specified in the Catalog and the encouraged categories which are subject to certain requirements relating to equity ownership and senior management.

In December 2018, the Standing Committee of National People’s Congress published a discussion draft of a new proposed Foreign Investment Law (the “New Draft Foreign Investment Law”) aiming to replace the major existing laws governing foreign direct investment in China. The New Draft Foreign Investment Law applies to PRC enterprises established, acquired or otherwise invested wholly or partially by foreign investors in a manner prescribed under applicable PRC laws and regulations. The New Draft Foreign Investment Law does not clearly define the “foreign investor”. Therefore, we are uncertain if our PRC subsidiary will be deemed as a “foreign investor” and our PRC subsidiary will be subject to the New Draft Foreign Investment Law.

Pursuant to the New Draft Foreign Investment Law, foreign investment shall be subject to the negative list management system. The “negative list” which is issued or approved by the State Council specifies the special management measures for the access of foreign investment in specific areas. If a foreign investor is found to invest in any prohibited industry in the “negative list”, such foreign investor may be required to, among other aspects, suspend its investment activities, dispose of its equity interests or assets in the target companies and forfeit its income. In addition, if a foreign investor is found to invest in any restricted industry in the “negative list”, the relevant competent department shall require the foreign investor to take the measures to correct itself. The deadline for the solicitation of comments on the New Draft Foreign Investment Law is February 24, 2019 and there is uncertainty with respect to the enactment timetable and the final content of the New Draft Foreign Investment Law.

Licenses and Permits Required for Our Business

Safety Production License, according to Regulation on Work Safety Permits (2014), the state applies a work safety licensing system to enterprises engaged in mining, construction, and the production of dangerous chemicals, fireworks and crackers, and civil explosives.

Hazardous Chemicals Business License, according to Measures for the Administration of Dangerous Chemicals Business License (2012), the state implements a licensing system for the operation of hazardous chemicals. Enterprises which operate dangerous chemicals shall obtain a hazardous chemicals business license. It is prohibited to operate hazardous chemicals without obtaining such business license.

 Industrial Product Production License, according to Regulation of the People's Republic of China on the Production License of Industrial Products (2005), the State implements a production license system for enterprises that produce the industrial products that affect production safety and public safety such as hazardous chemicals. It is prohibited to produce such products listed without obtaining such license.

Food Business License, according to Food Management License Management Measures (2015), within the territory of the People's Republic of China, anyone who engages in food sales and catering services shall obtain a food business license in accordance with the law. Where engaging in food business activities without obtaining food business license, the local food and drug supervision and administration department may impose punishment in accordance with the provisions of Article 122 of the Food Safety Law of the People's Republic of China.

Food Production License, according to Food Production License Management Measures (2015), within the territory of the People's Republic of China, food production activities shall be subject to food production license in accordance with the law. Where engaging in food production activities without obtaining food production license, the local food and drug supervision and administration department may impose punishment in accordance with the provisions of Article 122 of the Food Safety Law of the People's Republic of China.

Pharmaceutical Manufacturing Permit, a pharmaceutical manufacturer must obtain a pharmaceutical manufacturing permit from the relevant provincial branch of China Food and Drug Administration's (“CFDA”).

Good Manufacturing Practice (“GMP”) Certificate. A pharmaceutical manufacturer must meet the Good Manufacturing Practice standards for each of its production facilities in China in respect of each form of pharmaceutical product it produces. GMP standards include staff qualifications, production premises and facilities, equipment, raw materials, environmental hygiene, production management, quality control and customer complaint administration. If a manufacturer meets the GMP standards, the CFDA will issue to the manufacturer a GMP certificate with a five-year validity period.

Secrecy Qualification, according to Circular 8 issued by the National Defense Science and Technology Bureau of PRC, entities engaged in the research and production of classified weapons and equipment are required to implement a confidentiality qualification examination and certification system and obtain the corresponding Secrecy Qualification.

Product Quality

Pursuant to the Product Quality Law of China promulgated by the National People’s Congress Standing Committee in 1993 and amended in 2000 and 2009 respectively, a seller must establish and practice a check-for-acceptance system for replenishment of such seller’s inventory, and examine the quality certificates and other marks and must also adopt measures to keep the products for sale in good quality. Pursuant to the Product Quality Law of China, where a defective product causes physical injury to a person or damage to such person’s property, the victim may claim for damages against the manufacturer or the seller of the product. If the seller pays the damages and it is the manufacturer that should bear the liability, the seller has a right of recourse against the manufacturer. Similarly, if the manufacturer pays damages and it is the seller that should bear the liability, the manufacturer has a right of recourse against the seller. Violations of the Product Quality Law of China could result in various penalties, including the imposition of fines, suspension of business operations, revocation of business licenses and criminal liabilities.

Tort Liability Law

Pursuant to the Tort Liability Law of China, which was promulgated by the National People’s Congress Standing Committee on December 30, 2009 and became effective on July 1, 2010, producers are liable for damages caused by defects in their products and sellers are liable for damages attributable to their fault. If the defects are caused by the fault of third parties such as the transporter or storekeeper, producers and sellers have the right to claim for compensation from these third parties after paying the damages. The producers and sellers are obligated to take remedial measures such as issuing warnings or recalling the products in a timely manner if defects are found in products that are in circulation. If a party knowingly manufactured and sold defective products that cause death or severe personal injuries, the injured person has the right to claim punitive damages.

Regulations Relating to Taxation

The PRC Enterprise Income Tax Law imposes a uniform enterprise income tax rate of 25% on all PRC resident enterprises, including foreign invested enterprises, unless they qualify for certain exceptions. The enterprise income tax is calculated based on the PRC resident enterprise’s global income as determined under PRC tax laws and accounting standards. If a non-resident enterprise sets up an organization or establishment in the PRC, it will be subject to enterprise income tax for the income derived from such organization or establishment in the PRC and for the income derived from outside the PRC but with an actual connection with such organization or establishment in the PRC.

The PRC Enterprise Income Tax Law and its implementation rules permit certain “high and new technology enterprises strongly supported by the state” that independently own core intellectual property and meet statutory criteria, to enjoy a reduced 15% enterprise income tax rate. In January 2016, the SAT, the Ministry of Science and Technology and the Ministry of Finance jointly issued the Administrative Rules for the Certification of High and New Technology Enterprises specifying the criteria and procedures for the certification of High and New Technology Enterprises.

Pursuant to the PRC Provisional Regulations on Value-Added Tax and their implementation regulations, unless otherwise specified by relevant laws and regulations, any entity or individual engaged in the sale of goods, provision of processing, repairs and replacement services and importation of goods into China is generally required to pay a value-added tax, or VAT, at the rate of 17% on revenues generated from sales of goods, less any deductible VAT already paid or borne by such entity.

Pursuant to the PRC Enterprise Income Tax Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in the PRC, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%.

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise.

Pursuant to the Notice of the SAT on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced withholding tax: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. Furthermore, the Administrative Measures for Tax Convention Treatment for Non-resident Taxpayers, which became effective in November 2015 and replaced Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties (For Trial Implementation), provide that any non-resident enterprise meeting conditions for enjoying the convention treatment may be entitled to the convention treatment itself when filing a tax return or making a withholding declaration through a withholding agent, subject to the subsequent administration by the tax authorities.

Pursuant to the Law on the Administration of Tax Collection of the PRC which was enacted by the Standing Committee of the National People’s Congress on September 4, 1992 and most recently amended in April 2015, if a taxpayer fails to pay tax pursuant to applicable tax laws or regulations, the tax authorities may, subject to the specific circumstances in each case, impose penalties on such taxpayer, including without limitation, imposing surcharge or imposing a fine of not more than five times the amount of the underpaid tax.

Regulations on Employee Stock Incentive Plan

In February 2012, SAFE promulgated the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, replacing earlier rules promulgated in March 2007, to regulate the foreign exchange administration of PRC citizens and non-PRC citizens who reside in the PRC for a continuous period of not less than one year, with a few exceptions, who participate in stock incentive plans of overseas publicly-listed companies. Pursuant to these rules, these individuals who participate in any stock incentive plan of an overseas publicly listed company, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas listed company, and complete certain other procedures. Failure of our PRC option holders or restricted shareholders to complete their SAFE registrations may subject us and these employees to fines and other legal sanctions. The SAT has issued certain circulars concerning employee share options or restricted shares. Under these circulars, our employees working in the PRC who exercise share options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC government authorities.

Regulations Relating to Labor and Employment

Pursuant to the PRC Labor Law effective in 1995 and amended in 2009, and the PRC Labor Contract Law effective in 2008 and amended in 2012, a written labor contract is required when an employment relationship is established between an employer and an employee. Other labor-related regulations and rules of China stipulate the maximum number of working hours per day and per week as well as the minimum wages. An employer is required to set up occupational safety and sanitation systems, implement the national occupational safety and sanitation rules and standards, educate employees on occupational safety and sanitation, prevent accidents at work and reduce occupational hazards.

An employer is obligated to sign an indefinite term labor contract with an employee if the employer continues to employ the employee after two consecutive fixed-term labor contracts, with certain exceptions. The employer also has to pay compensation to the employee if the employer terminates an indefinite term labor contract, with certain exceptions. Except where the employer proposes to renew a labor contract by maintaining or raising the conditions of the labor contract and the employee is not agreeable to the renewal, an employer is required to compensate the employee when a definite term labor contract expires. Furthermore, under the Regulations on Paid Annual Leave for Employees issued by the State Council in December 2007and effective as of January 2008, an employee who has served an employer for more than one year and less than ten years is entitled to a 5-day paid vacation, those whose service period ranges from 10 to 20 years are entitled to a 10-day paid vacation, and those who have served for more than 20 years are entitled to a 15-day paid vacation. An employee who does not use such vacation time at the request of the employer must be compensated at three times their normal salaries for each waived vacation day.

Pursuant to the Regulations on Occupational Injury Insurance effective in 2004, as amended in 2010, and the Interim Measures concerning the Maternity Insurance for Enterprise Employees effective in 1995, PRC companies must pay occupational injury insurance premiums and maternity insurance premiums for their employees.

Pursuant to the Interim Regulations on the Collection and Payment of Social Insurance Premiums effective in1999 and the Interim Measures concerning the Administration of the Registration of Social Insurance effective in 1999, basic pension insurance, medical insurance and unemployment insurance are collectively referred to as social insurance. Both PRC companies and their employees are required to contribute to the social insurance plans. The aforesaid measures are reiterated in the Social Insurance Law of China effective in July 2011, which stipulates the system of social insurance of China, including basic pension insurance, medical insurance, unemployment insurance, occupational injury insurance and maternity insurance. Pursuant to the Regulations on the Administration of Housing Fund effective in 1999, as amended in 2002, PRC companies must register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank.

Regulations on Foreign Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in August 2008. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from State Administration of Foreign Exchange (“SAFE”) by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of foreign currency-denominated loans. In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the SAFE improves foreign exchange administration in direct investment by repealing or adjusting certain approval items for foreign exchange administration in direct investment. On March 30, 2015, SAFE promulgated Circular on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or SAFE Circular No. 19, which came into effect on June 1, 2015. According to SAFE Circular No. 19, the foreign currency capital contribution to a foreign invested enterprise, or an FIE, in its capital account may be converted into RMB on a discretional basis. Furthermore, on June 15, 2016, SAFE promulgated Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular No. 16. SAFE Circular No 16 provides, in addition to foreign currency capital, enterprises registered in the PRC may also convert their foreign debts, as well as repatriated funds raised through overseas listing, from foreign currency to RMB on a discretional basis. SAFE Circular No. 16 also reiterates that the use of capital so converted shall follow “the principle of authenticity and self-use” within the business scope of the enterprise. According to SAFE Circular No. 16, the RMB funds so converted shall not be used for the purposes of, whether directly or indirectly, (i) paying expenditures beyond the business scope of the enterprises or prohibited by laws and regulations; (ii) making securities investment or other investments (except for banks’ principal-secured products); (iii) granting loans to nonaffiliated enterprises, except as expressly permitted in the business license; and (iv) purchasing non-self-used real estate (except for the foreign invested real estate enterprises).

SAFE Regulations on Offshore Special Purpose Companies Held by PRC Residents

SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular No. 37, issued by SAFE and effective in July 2014, regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing and conduct round trip investment in China. Under SAFE Circular No. 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate domestic or offshore assets or interests, while “round trip investment” refers to the direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. SAFE Circular No. 37 requires that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with the SAFE or its local branch. SAFE Circular No. 37 further provides that option or share-based incentive tool holders of a non-listed SPV can exercise the options or share incentive tools to become a shareholder of such non-listed SPV, subject to registration with SAFE or its local branch. SAFE Circular No. 37 was issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular No. 75. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Circular No. 13, in February 2015, which took effect on June 1, 2015. SAFE Circular No. 13 has amended SAFE Circular No. 37 by requiring PRC residents or entities to register with qualified banks instead of SAFE or its local branch in connection with their establishment of an SPV. PRC residents who have contributed legitimate domestic or offshore interests or assets to SPVs but have yet to obtain SAFE registration before the implementation of SAFE Circular No. 37 shall register their ownership interests or control in such SPVs with SAFE or its local branch. An amendment to the registration is required if there is a material change involving the SPV registered, such as any change of basic information (including change of such PRC residents, change of name and operation term of the SPV), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. failure to disclose controllers of foreign-invested enterprise that is established through round-trip investment, may result in restrictions on the foreign exchange activities of the relevant foreign-invested enterprises, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent company or affiliates and the capital inflow from the offshore parent company, and may also subject the relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

Regulations on Dividend Distribution

Wholly foreign-owned companies in China, such as our PRC subsidiary, may pay dividends only out of their accumulated profits after tax as determined in accordance with PRC accounting standards. Remittance of dividends by a wholly foreign-owned enterprise out of China is subject to examination by commercial banks. Wholly foreign-owned companies are not permitted to pay dividends unless they set aside at least 10% of their respective accumulated profits after-tax each year, if any, to fund certain reserve funds, until such time as the accumulative amount of such fund reaches 50% of their registered capital. In addition, these companies also may allocate a portion of their after-tax profits based on PRC accounting standards to other funds at their discretion. These statutory reserve funds and other funds are not distributable as cash dividends. Our PRC subsidiary is a wholly foreign-owned enterprise subject to the described regulations.

Regulations on Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission (“CSRC”), jointly promulgated the M&A Rules: Provisions on Merger and Acquisition of Domestic Enterprises by Foreign Investors, which became effective on September 8, 2006 and were amended on June 22, 2009. Under the M&A Rules, the prior approval of the CSRC is required for the overseas listing of offshore special purpose vehicles that are directly or indirectly controlled by PRC companies or individuals and used for the purpose of listing PRC onshore interests on an overseas stock exchange. Although the application of the M&A Rules remains unclear to a certain extent, we believe, based on the advice of our PRC counsel, Beijing Docvit Law Firm, that we are not required to obtain CSRC approval for the listing and trading of our common stock on the Nasdaq Capital Market. However, there remains some uncertainty as to how this regulation could be interpreted or implemented in the context of an overseas offering.

We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If the CSRC or other PRC regulatory agency subsequently determines that we need to obtain the CSRC’s approval for this offering or if the CSRC or any other PRC government authorities promulgate any interpretation or implementing rules that would require the CSRC or other governmental approvals for this offering, we could face sanctions by the CSRC or other PRC regulatory agencies.

The M&A Rules also establish procedures and requirements that could make certain acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of control transaction in which a foreign investor takes control of a Chinese domestic enterprise.

Regulations Relating to Intellectual Property Rights

The PRC has adopted comprehensive legislation governing intellectual property rights, including trademarks, patent and copyrights.

Patent. Patents in the PRC are principally protected under the Patent Law of the PRC. The duration of a patent right is either 10 years or 20 years from the date of its application, depending on the type of patent right.

Trademark. Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. Trademarks are registered with the Trademark Office of the State Administration for Industry and Commerce. If a pending trademark that is identical or similar to a registered trademark or a trademark under preliminary examination and approval for use in the same or similar category of commodities or services, the application for such trademark could be rejected. Trademark registrations are effective for a renewable ten-year period, unless otherwise revoked.

Copyright. Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years.

Regulations Relating to Property Lease

In December 2010, the Ministry of Housing and Urban-Rural Development issued the Administrative Measures for Leasing of Commodity Housing, effective on February 1, 2011. According to the Administrative Measures for Leasing of Commodity Housing, the landlords and tenants are required to enter into lease with specific provisions, including but not limited to, the floor space per tenant cannot be less than the minimum living space stipulated by the local government, no kitchens, lavatories, balconies or basement storerooms can be rented out as residence, and the lease should be registered with the relevant construction or housing governmental authorities at municipal or county level within 30 days after its execution. If the lease is extended or terminated or if there is any change to the registered items, the landlord and the tenant are required to make an amended registration, an extension of registration or a deregistration with the relevant construction or housing authorities within 30 days after the occurrence of such amendment, extension or termination.

Product Quality Certification

Our air energy storage power generation products require certification by the National Quality Supervision Department of China. As our air compression products are nonstandard, there is no ISO or other qualifying standard for the industry. The certification is therefore based on our design specifications. We have provided the government with our design specifications and begun discussions with the standard. We believe that there is no material risk that the government will not accept our product as the government is encouraging new technology in power generation.

Employees

As of January 31, 2019, we had approximately 294 full-time employees and two part-time employees. All our employees are based in China, except for our Chief Financial Officer, who is based in New York. We consider our employee relations to be good.

Properties

Our corporate headquarters are located at No.1, Fuqiao Village, Henggouqiao Town, Xianning, Hubei, China 437012, where we lease an office area of approximately 3,128 square meters for our management, sales and marketing, product development and administrative departments.

A summary of the properties owned or leased by us as of the date of this prospectus is shown below:

Company	Ownership	Area (in Square Meters)	Annual Rent		Purpose	Property Location	Expiration Date
Sanhe Xiangtian	Lease	5,000	$		Principal office, factory and dormitory	Xianning City, Hubei Province	August 31, 2019
Sanhe Xiangtian	Lease	100		$7,000	Office	Sanhe City, Hebei Province	June 14, 2019
Xianning Xiangtian	Lease	3,128		$17,561	Office	Xianning, Hubei Province	July 31, 2020
Xianning Xiangtian	Lease	-		$581,387	Factory	Xi'an, Shaanxi Province	October 31, 2021
Jingshan Sanhe	Lease	59,956		$400,000	Office and factory	Jingshan, Hubei Province	April 10, 2023
Xiangtian Zhongdian	Lease	4,628		$25,982	Factory and research center	Xianning, Hubei Province	February 5, 2019
Hubei Jinli	Owns	7,924.44		-	Office and factory	Xianning, Hubei Province	November 11, 2056
Tianjin Jiabaili	Lease	-		$440	Factory	Tianjin	August 8, 2026
Tianjin Jiabaili	Lease	-		$20,918	Office	Tianjin	July 8, 2023
Rongentang Wine	Owns	63,630.64		-	Factory and office	Xianning Hubei	December 8, 2055 and November 23, 2056

Sanhe Xiangtian’s office with an annual rent of $7,000 was leased from a company controlled by Zhou Deng Rong. All other leased facilities that we currently occupy are leased from independent third parties. We believe that the facilities that we currently own or lease are adequate to meet our needs for the foreseeable future, and we believe that we will be able to obtain adequate facilities, principally through leasing of additional properties, to accommodate our future expansion plans. We are subject to PRC regulations on property lease. See “Business – PRC Governmental Regulations – Regulations Relating to Property Lease.”

Legal Proceedings

Sanhe Xiangtian is involved in a litigation with Shandong Taidai Photovoltaic Technology Co., Ltd. (“Shandong Taidai”) for contractual dispute. Sanhe Xiangtian filed a complaint on January 24, 2018 with the Sanhe People's Court and claimed for damages of RMB 1,000,000 (approximately $147,938) caused by Shandong Taidai as it provided the unqualified construction project. Currently, the litigation is still in the process of verifying the damages.

Shandong Taidai filed a lawsuit against Sanhe Xiangtian with Dongying City Intermediate People's Court of Shandong Province on November 29, 2018 regarding the same project and claimed unpaid work of RMB4,089,150.25 (approximately $147,938) and liquidated damages of RMB2.025,139.42 (approximately $299,594). Currently, Xianning Xiangtian has submitted an application objecting to the jurisdiction of Dongying City Intermediate People's Court of but the application was rejected. Currently, the case is under review.

Website Access to Our SEC Reports

You may obtain a copy of the following reports, free of charge through the SEC’s website at www.sec.gov as soon as reasonably practicable after electronically filing them with, or furnishing them to, the SEC: our previous Annual Reports on Form 10-K; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; and amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may also access our other reports on the SEC website at https://www.sec.gov.

We do not have a website for our SEC filings, but we will provide electronic or paper copies of our filings free of charge upon request. We plan to set up a new website and make available free of charge on this website all of our filings and reports as soon as practical after the electronic filings with the SEC.

MANAGEMENT

Directors and Executive Officers

The table below identifies our current directors and executive officers:

Name	Age	Position
Zhou Deng Hua	51	Chief Executive Officer and Director
Zhou Jian	41	Chairman of the Board
Marco Ku Hon Wai	44	Director
Yizhao Zhang	48	Director
Jiehua Zhang	45	Director
Yanhong Xue	46	Chief Financial Officer
David Chen	53	Chief Operating Officer

Business Experience

The following is a brief account of the education and business experience during at least the past five years of our director, executive officer and key employees of our company, indicating his or her principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Zhou Deng Hua has served as our Chief Executive Officer since April 30, 2016 and he has been a member of our Board since June 2, 2012. Mr. Zhou previously served as Chief Financial Officer (from April 30, 2016 to January 24, 2017), Vice General Manager (April 2016 to present), and Project Manager of the Company (June 2014 to March 2016). Mr. Zhou had been a General Manager of Hong Kong Xiangtian International Investment Group Co., Ltd., a financial investment company, from October 2005 to December 2007, and Chairman of the Board of Directors of Liaoning Xiangtian Vehicle Air Hybrid Co., Ltd., a company doing research on air power research, from April 2009 to June 2012. Mr. Zhou is qualified to be a member of our Board due to his extensive experience in the field of air power generation.

Zhou Jian has served as our Chairman of the Board since July 29, 2014, our General Manager since May 15, 2012 and a member of our Board since June 2, 2012 and the Executive Director of Sanhe Xiangtian since April 12, 2014. From May 2005 to June 2009, Mr. Zhou has been the Chief Financial Officer of Hong Kong Xiangtian International Investment Group Co., Ltd., a financial investment company. In addition, he has been the Chairman of the Board of Directors of Xiangtian Kelitai Air Power Machinery Ltd. (“Xiangtian Keltai”), a company involved in air power research and development, from 2011 to 2012 and the Chairman of the Board of Directors of Beijing Xiangtian Hua-Chuang Air Power Science and Technology Institute Co., Ltd. (“Hua-Chuang”), a company engaged in research and development of air power technology before it became dormant, since March 2012. Mr. Zhou received a bachelor’s degree in accounting from Southwest Finance University in China. Mr. Zhou has extensive experience in finance and accounting, which we believe makes him well qualified to sit on our Board.

Marco Ku Hon Wai has served as our director since June 2017. Mr. Ku is the founder of Sensible Investment Company Limited, an investment consulting firm based in Hong Kong founded in 2013. He is also the chairman of the board of NAFE Group (HK) Limited, an investment holding company, since 2016. Mr. Ku has served on the Board of Directors of IT Tech Packaging, Inc. (NYSE American: ITP), a leading manufacturer and distributor of diversified paper products in North China, since November 2014. He was previously Chief Financial Officer of Borneo Resource Investments Limited (OTC: BRNE), an exploration-stage company engaged in mineral exploration activities in Indonesia, from October 2014 to July 2015 and China Marine Food Group Limited (OTC: CMFO), a seafood manufacturing company, from July 2007 to October 2013, respectively. Prior to his position at China Marine Food Group Limited, Mr. Ku cofounded KISS Catering Group, a food and beverage business in Beijing from October 2005 to April 2007. Mr. Ku worked at KPMG LLP from 1996 to 2000, where his last held position was Assistant Manager. Mr. Ku received a bachelor’s degree in finance from the Hong Kong University of Science and Technology in 1996, and is currently a fellow member of the Hong Kong Institute of Certified Public Accountants. Mr. Ku is qualified to be a member of our Board due to his extensive experience in the field of finance.

Yizhao Zhang has served as our director since June 2017. He has been a director of China Carbon Graphite Group, Inc. (OTC: CHGI), a company engage in research and manufacture of carbon graphite products, since 2009. He is also a director of Kaisa Group Holdings Ltd. (HK: 1638), one of the top real estate development companies in mainland China, since 2009 Mr. Zhang has over 18 years of experience in accounting and internal control, corporate finance, and portfolio management. Previously, Mr. Zhang was the CFO or director at various public companies listed in the US, Hong Kong and Tokyo including chair of the audit committee of China Green Agriculture Inc. (NYSE: CGA) from May 2008 to June 2015, China Education Alliance Inc. from June 2009 to December 2013 and HH Biotechnology Inc. from May 2015 to May 2017, respectively. He is a Certified Public Accountant of the State of Delaware, and a member of the American Institute of Certified Public Accountants. He also has the Chartered Global Management Accountant designation. Mr. Zhang graduated with a bachelor’s degree in economics from Fudan University, Shanghai in 1992 and received a Master of Business Administration with concentrations in financial analysis and accounting from the State University of New York at Buffalo in 2003. Mr. Zhang is qualified to be a member of our Board due to his extensive experience in the field of management.

Jiehua Zhang has served as our director since June 2017. Ms. Zhang has over 10 years of experience in accounting. Ms. Zhang has been the financial manager for Cheung Hong Source Co. Ltd., a health food and supplement trading company, since March 2014. She was the financial manager of Luck Sky International Investment Holding Limited, a financial investment company, from February 2012 to March 2014. Ms. Zhang worked as an accountant at the Finance Department of Sanbaimen Administrative Committee from September 1997 to January 2012, after she earned her bachelor’s degree in administration management from Sun Yat-Sen University in 1997. Ms. Zhang is qualified to be a member of our Board due to her extensive experience in the field of finance and accounting.

Yanhong Xue has served as Chief Financial Officer of the Company since July 2018. She is a Partner at Wall Street CPA Services, LLC, a middle market accounting and advisory firm, since October 2010. While at Wall Street CPA Services, LLC, she served as Chief Financial Officer of General Agriculture Corp. (OTCBB: GELT), an agriculture company, from July 2013 to April 2017, and Chief Financial Officer of China For-Gen Corp., a biotechnology company, and Vice President in Finance of Huifeng Bio-Pharmaceutical Technology (OTCBB: HFGB), a pharmaceutical company. Prior to that, she was a senior manager in the SEC Audit Services department of Acquaella, Chiarelli, Shuster, Berkower & Co., LLP, a certified public accounting & advisory firm, from September 2007 to October 2010. Ms. Xue received a bachelor’s degree in history from Peking University and a master’s degree in accounting from State University of New York at Binghamton. She is a Certified Public Accountant in the State of New York and a member of American Institute of Certified Public Accountants.

David Chen has served as Chief Operating Officer of the Company since July 2018. He has served as Executive Director of Asia Pacific at American Software Capital, a Financial Advisory Company, since July 2017, as Executive Director of Asia Pacific at Federal Aerospace Holdings Group, a general aviation development company since September 2015, as President of Sino Tech Jiu-Ding Energy Development Co., Ltd., a shale oil technology company, since May 2016, and as President of Inner Mongolia Aero Motor Group, a low-speed electric vehicle manufacturing company, since December 2017. He previously served as President of American Franchise Development Group from May 1998 to March 2008, and as Property Claims Manager at Transtate Insurance Company, a New York State Property & Casualty Insurer from June 1991 to July 1998. Mr. Chen received a master’s degree in Asian Studies from St. John’s University and an Executive degree in business administration from Tuck School of Business at Dartmouth. Mr. Chen obtained his bachelor’s degree in computer science from Southern Connecticut State University. He is licensed as a New York State real estate salesperson and a New York State general adjuster. Mr. Chen has received numerous awards for his business achievement, such as Minority Retailer of the Year in 2006 by U.S. Department of Commerce, Minority Business Development Agency, Overseas Chinese Model Businessman of the Year in 2006 by Republic of China (Taiwan), Businessman of the Year in 2007 by National Republican Congressional Committee Business Advisory Committee.

No agreements or arrangements were entered into by us in connection with the appointment of the foregoing persons as our officers and directors. None of such persons has previously entered into any transaction with us.

Family Relationships

There are no family relationships, between or among any of our directors and executive officers except that Zhou Deng Hua is Zhou Jian’s uncle.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, or control persons has been involved in any of the following events during the past five years:

●	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of bankruptcy or within two years prior to that time;

●	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

●	Being found by a court of competent jurisdiction (in a civil violation), the SEC or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

However, Zhou Deng Rong, our former Chief Executive Officer and a stockholder of the Company, was convicted for engaging in a multilevel marketing scheme in China in 2014. He was sentenced to one year and eight months in jail and fined RMB 300,000.  Mr. Zhou has filed an application to have the court retry his case.

Board Committees

Our Board is composed of five directors: Mr. Zhou Jian, Mr. Zhou Deng Hua, Mr. Marco Wai Ku Hon, Mr. Yizhao Zhang and Ms. Jiehua Zhang. All board action requires the approval of a majority of directors in attendance at a meeting at which a quorum is present or by unanimous written consent.

Audit Committee

On June 22, 2017, the Company established an Audit Committee of the Board. Mr. Marco Hon Wai Ku, Mr. Yizhao Zhang, and Ms. Jiehua Zhang were elected to be members of the Audit Committee and will serve on the Audit Committee until their successors are duly elected and qualified. Mr. Marco Hon Wai Ku was elected to be the chairman of the Audit Committee. Our Board has determined that Marco Hon Wai Ku qualify as audit committee financial experts as defined by the SEC rules, based on his education, experience and background.

The Audit Committee is primarily responsible for assisting the Board in fulfilling its oversight role regarding the Company’s financial reporting process, its system of internal control and its compliance with applicable laws, regulations and company policies.

Compensation Committee

The Company has established a Compensation Committee of the Board. Zhou Jian served as the only member of the Compensation Committee from May 2016 to June 22, 2017. On June 23, 2017, Mr. Zhou Jian, Mr. Marco Wai Ku Hon, Mr. Yizhao Zhang, and Ms. Jiehua Zhang were elected to be members of the Compensation Committee.

The Compensation Committee is primarily responsible for reviewing and approving our salary and benefit policies (including equity plans), including compensation of executive officers.

Nominating and Corporate Governance Committee

On June 22, 2017, the Company also established a Nominating and Corporate Governance Committee. Mr. Zhou Jian, Mr. Marco Wai Ku Hon Mr. Yizhao Zhang, and Ms. Jiehua Zhang were elected to be members of the Nominating and Corporate Governance Committee and shall serve the Nominating and Corporate Governance Committee until their successors are duly elected and qualified.

The Nominating and Corporate Governance Committee is primarily responsible for overseeing the creation and implementation of the corporate governance policies and procedures; nominating directors and setting policies and procedures for the nomination of directors. The Company does not have procedures by which security holders may recommend nominees to the Board.

Director Independence

The Board evaluates the independence of each nominee for election as a director of our Company in accordance with the Nasdaq listing rules of the NASDAQ Stock Market LLC. The Board has determined that all members of our Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee are independent directors.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities and Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial statements of beneficial ownership on Form 3, reports of changes in ownership on Form 4 and annual reports concerning their ownership on Form 5. Executive officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of Section 16(a) forms furnished to the Company, the Company believes that all applicable Section 16(a) filling requirements were met during the year ended July 31, 2018, except that Yanhong Xue, Chief Financial Officer, and David Chen, Chief Operating Officer, each were late in filing a Form 3, Zhou Jian, Director and greater than 10% stockholder, was late in filing Form 4.

Code of Ethics

We adopted a Code of Ethics pursuant to Section 406 of the Sarbanes-Oxley Act of 2002. Our Standards of Business Conduct and Finance Code of Professional Conduct apply to our officers, directors and all employees. Our Standard of Business Conduct provides guidelines to employees to report any suspected or known violations of the Finance Code of Professional Conduct, the Standards of Business Conduct, or other Company policies. Under the Code of Ethics and Standards of Business Conduct, all employees will:

●	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in their personal and professional relationships.

●	Provide stockholders with information that is accurate, complete, objective, fair, relevant, timely, and understandable, including information in our filings with and other submissions to the SEC and other public bodies.

●	Comply with rules and regulations of federal, state, provincial and local governments, and of other appropriate private and public regulatory agencies.

●	Action in good faith, responsibly, with due care, competence, and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

●	Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose.

●	Not use confidential information acquired in the course of one’s work for personal advantage.

●	Share knowledge and maintain professional skills importance and relevancy to stockholders’ needs.

●	Proactively promote and be an example of ethical behavior as a responsible individual among peers, in the working environment and the community.

●	Exercise responsible use, control, and stewardship over all Company assets and resources that are employed by or entrusted to us.

●	Not coerce, manipulate, mislead, or unduly influence any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of Company’s system of internal controls, financial statements, or accounting books and records.

This Finance Code of Professional Conduct embodies principles which we are expected to adhere to and advocate. These principles of ethical business conduct encompass rules regarding both individual and peer responsibilities, as well as responsibilities to the Company’s stockholders and the public. The Chief Executive Officer, Chief Financial Officer, and all employees are expected to abide by the Code of Ethics. Any violations of the Finance Code of Professional Conduct may result in disciplinary action, up to and including termination of employment.

Our Code of Ethics will be provided in print without charge to any stockholder who submits a request in writing to our address. Any amendment to and waivers from the Code of Ethics with respect to the Company’s Chief Executive Officer or Chief Financial Officer will be posted on the Company’s new website, when available.

EXECUTIVE COMPENSATION

This section discusses the material components of the 2018 executive compensation program for our named executive officers, who are identified in the Summary Compensation Table below.

Summary Compensation Table

The following table sets forth the compensation paid by us for the fiscal years ended July 31, 2016, July 31, 2017, and July 31, 2018 for our principal executive officers and directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Zhou Deng Hua	2018	$35,294	-	-	-	-	$35,294
CEO and Director(1)	2017	$35,714	-	-	-	-	$35,714
	2016	$20,988	-	-	-	-	$20,988

Zhou Jian	2018	$-	-	-	-	-	$-
General Manager and Director	2017	$-	-	-	-	-	$-
	2016	$-	-	-	-	-	$-

Zhiqi Zhang	2018	$35,294	-	-	-	-	$35,294
General Counsel(2)	2017	$35,714	-	-	-	-	$35,714
	2016	$37,038	-	-	-	-	$37,038

Yanhong Xue	2018	$12,500	-	-	-	-	$12,500
Chief Financial Officer

Paul Kam Shing Chiu	2018	$111,670	-	-	-	-	$111,670
Former Chief Financial Officer	2017	$90,500	-	-	-	-	$90,500
	2016	$-	-	-	-	-	$-

David Chen	2018	$-	-	-	-	-	$-
Chief Operating Officer

(1)	Prior to April 30, 2016, Zhou Deng Hua was Vice General Manager.

(2)	Prior to April 30, 2016, Zhiqi Zhang was Chief Executive Officer and Acting Chief Financial Officer.

Director Compensation

Effective as of June 23, 2017, Marco Hon Wai Ku, Mr. Yizhao Zhang, and Ms. Jiehua Zhang were elected as independent directors of the Board, with a term of office expiring at the Company’s next annual meeting of stockholders and the election of successors. Each independent director receives $3,500 per month as compensation for their services as independent directors of the Board. The board has not implemented a plan to award options to any director. The Company has entered into agreements with each independent Director with respect to such compensation.

Background and Compensation Philosophy

Our Compensation Committee consists of Zhou Jian, Marco Wai Ku Hon, Yizhao Zhang and Jiehua Zhang. Marco Wai Ku Hon, Yizhao Zhang, Jiehua Zhang are independent directors.

The Compensation Committee determines the compensation to be paid to our executive officers and the compensation payable to the key employees of Sanhe Xiangtian and Xianning Sane, our operating subsidiary based on our financial and operating performance and prospects. Each of the named officers will be measured by a series of performance criteria by the Board, or the compensation committee, on a yearly basis. Such criteria will be set forth based on certain objective parameters such as job characteristics, required professionalism, management skills, interpersonal skills, related experience, personal performance and overall corporate performance.

Our Board and Compensation Committee have not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. The Compensation Committee makes an independent evaluation of appropriate compensation to key employees, with input from management. The Compensation Committee has oversight of executive compensation plans, policies and programs.

Elements of Compensation

The Board’s goal in determining compensation levels is to adequately reward the efforts and achievements of executive officers for the management of the Company. The Company has adopted the 2017 Stock Incentive Plan (the “Plan”), but has no pension plan, non-equity incentive plan or deferred compensation arrangement. The Company has not used a compensation consultant in any capacity.

Our compensation program for our executive officers and all other employees is designed such that it will not incentivize unnecessary risk-taking. The base salary component of our compensation program is a fixed amount and does not depend on performance. The Compensation Committee also has authority to grant bonuses in the form of cash or equity, but has concluded that no bonuses have been warranted based upon the Company’s performance to date.

Employment Agreements

None of the executive officers except Yanhong Xue has an employment agreement with the Company. In the absence of such employment agreements, the PRC Labor Laws provide for employment related terms such as the term of employment, the provision of labor-related insurance, termination for cause, termination on 30 days’ notice and termination without notice and the labor-related benefits.

Pursuant to an amended and restated part-time employment agreement dated July 25, 2018, Ms. Xue worked as the Company’s Chief Financial Officer on a part-time basis for up to twenty hours per week and was entitled to an annual salary of $80,000, subject to an annual increase of 10%. The initial term of Ms. Xue as the part-time Chief Financial Officer was 36 months, subject to automatic renewal unless Ms. Xue was notified by the Company in writing of its intention to terminate the agreement at least 30 days prior to the expiration of the initial term.

Effective October 26, 2018, the Company and Ms. Xue entered into an employment agreement (the “Employment Agreement”) pursuant to which Mr. Xue started to serve as the Company’s Chief Financial Officer on a full-time basis. Under the Employment Agreement, Ms. Xue is entitled to a monthly salary of $12,500. Subject to the review and discretion of the board of directors of the Company, such compensation will increase by 10% per annum. In addition, she is entitled to participate in the Company’s equity incentive plans and other company benefits, each as determined by the Board from time to time. Her employment has an initial term of three years and is subject to successive, automatic three-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term.

Pursuant to the Employment Agreement, the Company may terminate Ms. Xue’s employment for cause, at any time, without notice or remuneration, for certain acts, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to the detriment of the Company, or misconduct or a failure to perform agreed duties. In such case, Ms. Xue will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and her right to all other benefits will terminate, except as required by any applicable law. The Company may also terminate Ms. Xue’s employment without cause upon 30 days’ advance written notice. In such case of termination by the Company, the Company is required to provide the following severance payments and benefits to Ms. Xue: (1) a cash payment of 12 months of the Ms. Xue’s base salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of her target annual bonus for the year immediately preceding the termination; (3) payment of premiums for continued health benefits under the Company’s health plans for 3 months following the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the Ms. Xue. Upon termination without cause, Ms. Xue is also be entitled to the amount of base salary earned and not paid prior to termination.

Pursuant to the Employment Agreement, Ms. Xue may terminate her employment at any time with 30 days’ advance written notice if (1) there is any significant change in her duties and responsibilities, (2) there is a material reduction in her annual salary, or (3) Ms. Xue believes it becomes difficult or impossible for her to perform to her professional satisfaction the tasks and responsibilities associated with the position for whatever reason Ms. Xue deems valid. In such case, Ms. Xue will be entitled to receive compensation equivalent to 3 months of her base salary. In addition, if the Company or its successor terminates the Employment Agreement upon a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, Ms. Xue shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to 12 months of base salary at a rate equal to the greater of her annual salary in effect immediate1y prior to the termination, or her then current annua1 salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of target annual bonus for the year immediately preceding the termination; (3) payment of premiums for continued health benefits under the Company’s health plans for 3 months fo1lowing the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by Ms. Xue.

Elements of Compensation

Base Salary

We provide certain of our executive officers with a base salary. To date, we have relied upon Zhou Deng Hua, our Chief Executive Officer, also being a principal shareholder to align his interest in managing the Company with the interest of stockholders.

The Board awarded Mr. Zhou Deng Hua compensation at the rate of RMB 20,000 (approximately $3,087) per month commencing in April 2016 for his services as our Chief Executive Officer, and he continues to be paid at such rate. Previously, Mr. Zhou received compensation at the rate of RMB 7,000 (approximately $1,131) per month from September 2014 through March 2016 while he served as the Vice General Manger and Project Manager of the Company. Mr. Zhou received compensation at the rate of RMB 8,500 (approximately $1,375) per month from June 2014 through August 2014.

The Board awarded Mr. Zhang Zhiqi compensation at the rate of RMB 20,000 (approximately $3,087) per month commencing on April 2016, for his services as our General Counsel, and he continues to be paid at such rate. Previously, Mr. Zhang received compensation at the rate of RMB 60,000 (approximately $9,663) per quarter from July 2014 through April 2016, for his services as the Chief Executive Officer and Acting Chief Financial Officer.

The Board awarded Ms. Xue, our Chief Financial Officer, an annual salary of $150,000, subject to an annual increase of 10%. Her employment commenced on July 21, 2018.

Under these agreements, either party may terminate the employment agreement in accordance with the China Employment Law. Upon termination, the executive officer is generally entitled to severance pay if allowed by the China Employment Law. Other than the salary and necessary social benefits required by the government, which are defined in the employment agreement, the Company does not provide other benefits to the officers and employees at this time.

Equity Incentives

In June 2017, the Board adopted the Plan, which is intended to benefit the stockholders of the Company by providing a means to attract, retain and reward individuals who can and do contribute to the longer-term financial success of the Company. Further, the recipients of stock-based awards under the Plan should identify their success with that of the Company’s stockholders and therefore will be encouraged to increase their proprietary interest in the Company. The Compensation Committee (the “Committee”) administers the Plan.

The Plan provides for the granting of up to 30,000,000 restricted shares, non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights (“SARs”), stock award and stock unit awards, performance shares and other cash or share-based awards. In the event of any merger, reorganization, recapitalization, stock split, stock dividend, or other change in corporate structure that affects our Common Stock, an adjustment may be made to the (a) maximum number of shares available for grants under the plan and/or kind of shares that may be delivered under the plan, (b) the individual award limits under the plan and (c) number, kind and/or price of shares subject to outstanding awards granted under the plan, by the Committee or the Board, to prevent dilution or enlargement of rights. Shares of stock covered by an award under the plan that is cancelled, expired, forfeited or settled in cash will again be available for issuance in connection with future grants of awards under the Plan.

The Committee or Board has broad authority to administer the plan, including the authority to determine when and to whom awards will be made, determine the type and size of awards, determine the terms and conditions of awards, construe and interpret the plan and award agreements, establish rates and resolutions for the plan’s administration, and amend outstanding awards. Generally, the plan is open to directors, employees and consultants who are selected by the Committee or Board.

The Plan may be amended, suspended or terminated at any time by our Board, provided that suspension or termination shall not of itself impair any outstanding award granted under the plan or the applicable participant’s rights regarding such award.

As of the date of this prospectus, we had not made any awards under the Plan. In the future, we may adopt and establish an equity incentive plan pursuant to which awards may be granted if our Compensation Committee determines that it is in the best interests of our stockholders and the Company to do so.

Option Grants in the Last Fiscal Year

We did not grant any options or stock appreciation rights to our named executive officers or directors in the fiscal year ended July 31, 2018.

Retirement Benefits

Our executive officers are not presently entitled to company-sponsored retirement benefits.

Perquisites

We have not provided our executive officers with any material perquisites and other personal benefits and, therefore, we do not view perquisites as a significant or necessary element of our executive’s compensation.

Deferred Compensation

We do not provide our executives the opportunity to defer receipt of annual compensation.

Indemnification of Directors and Executive Officers

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. In addition, we have entered into indemnification agreements with each of the independent Directors. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Amended Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us is in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending or threatened litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information regarding beneficial ownership of our common stock as of January 31, 2019, (i) by each person who is known to us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and does not necessarily bear on the economic incidents of ownership or the rights to transfer the shares described below. Unless otherwise indicated each stockholder has sole voting power and dispositive power with respect to the indicated shares.

	Amount and
	Nature of
Name & Address of Beneficial Owner(1)Executive Officers and Directors	Beneficial Ownership		Percent of Class
Zhou Jian (2)	261,662,740		44.3%
Zhou Deng Hua	101,841,135		17.2%
Marco Hon Wai Ku	0		0%
Yizhao Zhang	0		0%
Jiehua Zhang	0		0%
Yanhong Xue	0		0%
David Chen	0		0%
Global Select Advisors Ltd.	60,000,000	(3)	10.2%
Lifang Zhao(4)	52,691,675		8.9%
Executive officers and directors as a group (seven persons)	363,503,875		61.5%

(1)	Unless otherwise indicated, the address for each director and officer is c/o Lucky Sky International Investment Holdings Limited, Unit 602, Causeway Bay Common Bldg 1, Sugar Street, Causeway Bay, Hong Kong.

(2)	Mr. Zhou disclaims beneficial ownership of 8,191,260 shares owned by Zhou Deng Rong, his father.

(3)	On September 23, 2013, the Company issued 60,000,000 shares of restricted common stock at $0.001 per share to Mr. Roy Thomas Phillips, who was a consultant to the Company and then served as the acting CFO of the Company beginning July 29, 2014. The shares were subsequently transferred to Global Select Advisors Ltd., a company controlled by Mr. Phillips. The shares were issued in contemplation of a secondary offering. The Company’s position is that these shares should be cancelled since no secondary offering was consummated. Mr. Phillips advised the Company that he would return 55,000,000 shares for cancellation and that he is evaluating the 5,000,000 shares to make an accommodation with respect to such shares, but has made no specific request. The Company is taking actions to cancel the 60,000,000 shares.

(4)	The address for this stockholder is #236 Zhaojia Village, Zhengjia Town, Dongchangfu District, Liao Cheng, Shandong 252000, China.

Change of Control

There are currently no arrangements which would result in a change in control of us.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change of control arrangements and indemnification arrangements described in “Executive Compensation,” the following is a description of each transaction since August 1, 2017 and each currently proposed transaction in which:

●	we have been or are to be a participant;

●	the amount involved exceeds $120,000; and

●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Sales to Related Parties

Sanhe Liguang Kelitai Equipment Ltd (“Sanhe Kelitai”)

For the year ended July 31, 2018, the Company had two construction projects for installation of PV panels with Sanhe Kelitai, which is 95% owned by Zhou Jian, the Company’s Chairman of the Board. as well as sold various PV panels products to this related party. Revenue of $128,878 and costs of sales of $112,890 were recognized related to these projects.

Zhou Jian

For the year ended July 31, 2018, the Company had one construction project for installation of PV panels at Zhou Jian’s property. Revenue of $29,013 and costs of sales of $25,823 were recognized related to this project.

Leases with Related Parties

During year ended July 31, 2018, Sanhe Xiangtian leased an office in Sanhe City from Sanhe Dong Yi Glass Machine Company Limited (“Sanhe Dong Yi”), which is owned by Zhou Deng Rong, with the lease term expiring on June 14, 2019 for a rent of approximately $7,000 (RMB 48,000) per year. For the year ended July 31, 2018, rent expense for this lease with Sanhe Dong Yi was $22,149.

Related Party Balances

a.	Short-term loans – related parties

Name of Related Party	Relationship	Maturities	Interest rate	Collateral/ Guarantee	July 31, 2018

Zhou Deng Hua	Chief Executive Officer	April 2019 & July 2019	None	None	$5,864,759
Zhou Jian	Chairman	May 2019	None	None	703,771
Hubei Henghao Real Estate Development Co., Ltd.	Bin Zhou, son of our Chief Executive Officer, is the executive director and generate manager	October 2018	12.00%	None	13,195,707
Hubei Henghao Real Estate Development Co., Ltd	Bin Zhou, son of our Chief Executive Officer, is the executive director and generate manager	January 2019	4.75%	None	381,209
Total					$20,145,446

b.	Other payables – related parties and directors:

Name of Related Party	Relationship	Nature	July 31, 2018

Lucksky Group	Owned by Zhou Deng Rong, former Chief Executive Officer	Lease payable	$515,234
Sanhe Dong Yi	Owned by Zhou Deng Rong, former Chief Executive Officer	Lease payable	21,113
Hubei Hengyi Real Estate Development Co., Ltd.	Bin Zhou, son of our Chief Executive Officer, is the generate manager	Interest payable	211,441
Zhou Deng Rong	Former Chief Executive Officer	Advances for payment of U.S. Professional Fee	2,748,260
Zhou Deng Hua	Chief Executive Officer	Advances for operational purpose	289,572
Zhou Jian	Chairman	Advances for operational purpose	436,444
Zhimin Feng	Legal representative of Jingshan Sanhe	Advances for operational purpose	1,191
Wei Gu	General manager of Xiangtian Zhongdian	Advances for operational purpose	6,863
Total			$4,230,118

c.	Investment Payable – related parties

Name of Related Party	Relationship	Nature	July 31, 2018

Wenhe Han	Vice general manager of Tianjin Jaibaili	Payment for acquisition of Tianjin Jiabaili	$261,216
Heping Zhang	General manager of Hubei Jinli	Payment for acquisition of Hubei Jinli	750,286
Total			1,011,502
Short-term			(507,143)
Long-term			$504,359

Potential Conflicts of Interests

Except disclosed above, during the past three financial years:

a)	None of our directors, executive officers or controlling shareholder or their affiliates has had any interest, direct or indirect, in any material transaction to which we are a party.

b)	None of our directors, executive officers or controlling shareholder or their affiliates has had any interest, direct or indirect, in any company that carries the same business or similar trade which competes materially and directly with our existing business.

c)	None of our directors, executive officers or controlling shareholder or their affiliates has had any interest, direct or indirect, in any enterprise or company that is our major customer or supplier of goods or services.

d)	None of our directors, executive officers or controlling shareholder or their affiliates has had any interest, direct or indirect, in any material transaction we have undertaken within the last three years.

Review, Approval or Ratification of Transactions with Related Persons

Our Board has not adopted policies or procedures for approval of related person transactions but reviews them on a case-by-case basis. We believe that all related party transactions were on terms at least as favorable as we would have secured in arm’s-length transactions with third parties. Except as set forth above, we have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.

DESCRIPTION OF SECURITIES

As of the date of this prospectus, we were authorized to issue 1,000,000,000 shares of common stock, par value $0.001 per share and 100,000,000 shares of preferred stock, par value $0.001 per share.  As of the date of this prospectus, 591,042,000 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Common Stock

Each share of our common stock is entitled to one vote on all matters submitted to a vote of the stockholders, including the election of directors.  Except as otherwise required by law, the holders of common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy.  Holders of common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  Our Articles of Incorporation do not provide for cumulative voting in the election of directors.  Holders of common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Non-Cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders.  The declaration of any future cash dividend will be at the discretion of our Board and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent and Registrar

The transfer agent for our common stock is VStock Transfer, LLC located at 18 Lafayette Pl, Woodmere, NY 11598. Its telephone number is (212) 828-8436 and facsimile is (646) 536-3179.

Listing

We intend to apply to list our common stock on the Nasdaq Capital Market under the trading symbol “XTEG.” We believe that upon the completion of the offering contemplated by this prospectus, we will meet the standards for listing on the NASDAQ Capital Market. We cannot guarantee that we will be successful in listing our common stock on the NASDAQ Capital Market; however, we will not complete this offering unless we are so listed.

Indemnification of Officers and Directors

Pursuant to our Articles of Incorporation as amended, and Amended and Restated Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, provided, however, that (i) we will not indemnify such person against expenses incurred in connection with an action if he is threatened but does not become a party unless the incurring of such expenses was authorized by the Board and (ii) we will not indemnify against any amount paid in settlement unless our Board has consented to such settlement.

An officer or director is not entitled to indemnification against costs or expenses incurred in connection with any action, commenced by such person against us or any person who is or was a director, officer, fiduciary, employee or agent of our company unless and to the extent that the officer or directors is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or directors is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

PLAN OF DISTRIBUTION

We will enter into a placement agency agreement with Axiom to serve as our lead placement agent with respect to the shares of our common stock in this offering. Under the terms and subject to the conditions contained in the placement agency agreement, we have agreed to issue and sell to the public through the placement agent, and the placement agent has agreed to offer and sell, a minimum of                 and up to a maximum of                 shares of our common stock, on a best efforts basis.

The placement agency agreement provides that the obligation of the placement agent to arrange for the offer and sale of the shares of our common stock, on a best efforts basis, is subject to certain conditions precedent, including but not limited to (i) receipt of a listing approval letter from the Nasdaq Capital Market, (ii) delivery of legal opinions and (iii) delivery of auditor comfort letters. The placement agent is under no obligation to purchase any shares of our common stock for their own account. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated, or even if consummated that we will in fact obtain a listing on the Nasdaq Capital Market. The placement agent may, but is not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority, Inc. The placement agent proposes to offer the shares to investors at the public offering price, and will receive the commissions, set forth on the cover of this prospectus. The gross proceeds of this offering will be deposited at                           , in an escrow account established by us, until we have sold a minimum of                  shares of common stock and otherwise satisfy the listing conditions to trade our common stock on the Nasdaq Capital Market. Once we satisfy the minimum stock sale and Nasdaq listing conditions, the funds will be released to us.

We have applied to have our common stock approved for listing on the Nasdaq Capital Market under the symbol “XTEG.” If the application is approved, trading of our common stock on the Nasdaq Capital Market is expected to begin within five days after the date of initial issuance of the common stock.  We will not consummate and close this offering without a listing approval letter from the Nasdaq Capital Market.  Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market.  The listing approval letter will serve only to confirm that, if we sell a number of shares in this best efforts offering sufficient to satisfy applicable listing criteria, our common stock will in fact be listed.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by the placement agent acting as principal. Under these rules and regulations, the placement agent: (i) may not engage in any stabilization activity in connection with our securities; and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

The placement agent has informed us that they may provide an allowance not in excess of $            per share to other dealers out of the commission.

Commissions and Expenses

The following table and the two succeeding paragraphs summarize the compensation and estimated expenses we will pay:

	Public Offering Price	Commissions (1)	Proceeds to Us, Before Expenses
Per share	$	$	$
Total minimum offering	$	$	$
Total maximum offering	$	$	$

(1)	Represents the maximum commission payable of 7.0%. We and the placement agent have agreed to reduce the commission to 5.75% for investors that we introduce to the placement agent.

We have agreed to reimburse the placement agent for expenses incurred relating to the offering, including all actual fees and expenses incurred by the placement agent in connection with, among other things, due diligence costs, “road show” expenses, and the fees and expenses of the placement agent’s counsel. The total reimbursable fees and expenses of the placement agent shall not exceed $175,000. In addition, we have agreed to pay the placement agent a non-accountable expense allowance equal to 1.0% of the gross proceeds in this offering.

We estimate that the total expenses of this offering, excluding the commissions described above, will be approximately $        (if the minimum number of shares is sold) and $          (if the maximum number of shares is sold). We paid the placement agent a retainer fee of $50,000 upon the signing of the engagement letter between us and them and have also agreed to pay the placement agent an additional $25,000 upon the filing of the registration statement of which this prospectus forms a part.

Placement Agent Warrants

As additional compensation to the placement agent, upon consummation of this offering, we will issue to the placement agent or its designees warrants to purchase an aggregate number of shares of our common stock equal to 6.5% of the number of shares of common stock issued in this offering, at an exercise price per share equal to 100.0% of the initial public offering price (the “Placement Agent Warrants”). The Placement Agent Warrants and the underlying shares of common stock will not be exercised, sold, transferred, assigned, or hypothecated or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Placement Agent Warrants by any person for a period of 180 days from the effective date of the registration statement for this offering in accordance with FINRA Rule 5110. The Placement Agent Warrants will expire on the fifth anniversary of the effective date of the registration statement of which this prospectus froms a part.

Future Services

In the event this offering is consummated, for a period of 18 months, we agree to provide the placement agent the right to act as our investment banker for any future investment banking activities.

Lock-Up Arrangements

We have agreed that we will not: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of our company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our company; (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of our company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our company; or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of our company, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock of our company or such other securities, in cash or otherwise, in each case without the prior consent of the placement agent for a period of [*] months after the date of this prospectus, other than (A) the shares of our common stock to be sold hereunder, (B) the issuance by us of shares of our common stock upon the exercise of a stock option or warrant or the conversion of a security outstanding on the date of this offering, or (C) the issuance by us of stock options or shares of capital stock of our company under any currently existing equity compensation plan.

Our directors, executive officers and holders of          % or more of our outstanding shares of common stock will enter into lock-up agreements with the placement agent pursuant to which each of these persons or entities, for a period of         months after the date of this prospectus, will not, without the prior written consent of the placement agent, offer, sell, dispose of or hedge any shares of our common stock.

Indemnification

The placement agency agreement provides that we will indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, or contribute to payments the placement agent may be required to make in respect thereof.

We have agreed with the placement agent in this offering to establish an escrow account in the United States and to fund such account with $400,000 from this offering that may be utilized by the placement agent to fund any bona fide indemnification claims of the placement agent arising during the 18 month period following the offering. All funds that are not subject to an indemnification claim will be returned to us after the 18 month period expires.

Electronic Offer

This prospectus may be made available in electronic format on Internet sites or through other online services maintained by the placement agent or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Other than this prospectus in electronic format, any information on the placement agent’s or its affiliates’ websites and any information contained in any other website maintained by the placement agent or any affiliate of the placement agent is not part of this prospectus or the registration statement of which this prospectus form a part, has not been approved and/or endorsed by us or the placement agent and should not be relied upon by investors.

Other

The placement agent or its affiliates may engage in transactions with, and may perform, from time to time, investment banking and advisory services for us in the ordinary course of their business and for which they would receive customary fees and expenses. However, except as disclosed in this prospectus, we have no present arrangements with any of the placement agent for any further services.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Ellenoff Grossman & Schole LLP, New York, New York.  Legal matters as to PRC law will be passed upon for us by Beijing Docvit Law Firm. Ellenoff Grossman & Schole LLP may rely upon Beijing Docvit Law Firm with respect to matters governed by PRC law. Certain legal matters will be passed upon for the placement agent by Schiff Hardin LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of the Company as of July 31, 2018 and for the fiscal year ended July 31, 2018 included in this prospectus have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of the Company as of July 31, 2017 and for the fiscal year ended July 31, 2017 included in this prospectus have been so included in reliance on the report of Weinberg & Company, P.A., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of the Company as of July 31, 2016 and for the fiscal year ended July 31, 2016 included in this prospectus have been so included in reliance on the report of Yichien Yeh, CPA, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We do not have a website for our SEC filings, but we will provide electronic or paper copies of our filings free of charge upon request. We plan to set up a new website and make available free of charge on this website all of our filings and reports as soon as practical after the electronic filings with the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Financial Statements

Unaudited Financial Statements

Unaudited Condensed Consolidated Balance Sheets as of October 31, 2018 and July 31, 2018	F-44

Unaudited Condensed Consolidated Statement of Statement of Operations and Comprehensive Income (Loss) for the Three Months Ended October 31, 2018 and 2017	F-45

Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended October 31, 2018 and 2017	F-46

Notes to Unaudited Condensed Consolidated Financial Statements	F-47

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Xiangtian (USA) Air Power Co., Ltd

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Xiangtian (USA) Air Power Co., Ltd and Subsidiaries (the “Company”) as of July 31, 2018, and the related consolidated statements of operations and comprehensive loss, change in stockholders’ equity, and cash flows for the year ended July 31, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2018, and the results of its operations and its cash flows for the year ended July 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of July 31, 2018, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated October 30, 2018, expressed an adverse opinion.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2018.
New York, New York
October 30, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Xiangtian (USA) Air Power Co., Ltd.

We have audited the accompanying consolidated balance sheet of Xiangtian (USA) Air Power Co., Ltd. and subsidiaries (the “Company”) as of July 31, 2017, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Xiangtian (USA) Air Power Co., Ltd. and subsidiaries as of July 31, 2017, and the consolidated results of its operations and its cash flows for the year ended July 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

/s/ Weinberg & Company, P.A.

Los Angeles, California

October 31, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Xiangtian (USA) Air Power Co., Ltd and its Subsidiaries

We have audited the accompanying consolidated balance sheet of Xiangtian (USA) Air Power Co., Ltd and its Subsidiaries as of July 31, 2016, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended July 31, 2016. Xiangtian (USA) Air Power Co., Ltd.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xiangtian (USA) Air Power Co., Ltd and Subsidiaries as of July 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the two-year period ended July 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Accounting Oversight Board (United States) Xiangtian (USA) Air Power Co., Ltd and Subsidiaries’ internal control over financial reporting as of July 31, 2016, based on criteria establish in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated October 24, 2016, expressed a disclaimer of opinion.

/s/ Yichien Yeh, CPA

Yichien Yeh, CPA
Oakland Gardens, NY
October 24, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and
Stockholders of Xiangtian (USA) Air Power Co., Ltd

Adverse Opinion on Internal Control over Financial Reporting

We have audited Xiangtian (USA) Air Power Co., Ltd and Subsidiaries (the “Company”) internal control over financial reporting as of July 31, 2018, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, because of the effect of the material weaknesses described in the following paragraph on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of July 31, 2018, based on criteria established in Internal Control—Integrated Framework (2013) issued by COSO.

A material weakness is a control deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses have been identified and included in management’s assessment:

1.	Ineffective Control Environment. The Company did not maintain an effective control environment, which is the foundation necessary for effective internal control over financial reporting. Specifically, the Company (i) had an insufficient number of personnel appropriately qualified to perform control design, execution and monitoring activities; (ii) had an insufficient number of personnel with an appropriate level of U.S. GAAP knowledge and experience and ongoing training in the application of U.S. GAAP and SEC disclosure requirements commensurate with the Company’s financial reporting requirements; (iii) had inadequate segregation of duties consistent with control objectives; and (iv) did not formally document policies and controls to enable management and other personnel to understand and carry out their internal control responsibilities including the lack of closing checklists, budget-to-actual analyses, balance sheet variation analysis, proforma financial statements, and the usage of key spreadsheets for monitoring. Additionally, the Company did not have an adequate process in place to complete its testing and assessment of the design and operating effectiveness of internal control over financial reporting in a timely manner.

2.	Ineffective controls over financial statement close and reporting process. The Company did not maintain effective controls over its financial statement close and reporting process. Specifically, the Company: (i) had insufficient preparation and review procedures for disclosures accompanying the Company’s financial statements; (ii) did not have controls to monitor and provide appropriate oversight of a third-party consulting firm used to prepare its financial statements, and (iii) did not have effective controls over the completeness, existence and accuracy of related party disclosures.

3.	Inadequate controls over recording of sales and accounts receivable. The Company did not maintain effective controls over the completeness, accuracy, and valuation of revenue and accounts receivable. Specifically, the Company had not implemented effective controls to ensure that (i) that all revenue recognition criteria have been satisfied prior to revenue being recognized, including that collectability is reasonably assured; (ii) sales invoices are prepared and issued in a timely manner; (iii) the aging of accounts receivables is monitored to verify the completeness and accuracy of computations for the valuation of accounts receivables reserves; (iv) the analysis of the completed contract verse the percentage of completion method of accounting for contract revenues is accurate and complete; (v) the Company didn’t have written confirmation of receipt from the customers regarding some product sales; and (vi) the Company didn’t establish formal procedures to update customer information in the finance system.

4.	Inadequate controls over inventory valuation. The Company did not maintain effective controls over the completeness and accuracy of its accounting estimates related to inventory. Specifically, documented processes do not exist for adjustments for excess, defective and obsolete inventory and lower of cost or net realizable value considerations.

5.	Inadequate controls over tax return filing. The Company did not file tax returns timely.

6.	Inadequate controls over interest expense accrual. The Company did not maintain effective controls over the accuracy of interest expense. Specifically, documented processes do not exist to accrue interest expense in a timely manner.

7.	Inadequate controls over business acquisitions and investments. The Company did not have a formal policy and procedures in place on business acquisitions and investments.

8.	Inadequate controls over information technology. (i) Formal policy regarding user management and system backup hadn’t been established; (ii) Approval process of account opening on finance application wasn’t documented; (iii) Periodic account review on finance system were missing; (iv) Administrator account application access and data base was shared by finance team; (v) Reviewing of the operation log of finance system was missing; (vi) Proper password policy for finance system was not in place; (vii) Appropriate security control on access to operating system was missing; (viii) Backup status review and availability testing on backup data weren’t conducted on regular basis.

These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2018 financial statements, and this report does not affect our report dated October 30, 2018, on those financial statements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheet and the related consolidated statement of operations and comprehensive loss, change in stockholders’ equity, and cash flows of the Company, and our report dated October 30, 2018, expressed an unqualified opinion.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Friedman LLP

New York, New York
October 30, 2018

Xiangtian (USA) Air Power Co., Ltd. and Subsidiaries

Consolidated Balance Sheets

(Stated in U.S. Dollars)

	July 31, 2018	July 31, 2017
ASSETS
Current assets
Cash	$14,245,783	$1,156,969
Notes receivable	1,303,443	-
Accounts receivable, net	5,142,780	1,142,631
Inventories, net	5,141,533	550,413
Advances to suppliers	1,101,472	1,168,867
Costs and estimated earnings in excess of billings	2,883,408	2,916,902
Prepaid expenses	1,364,501	-
Other receivables	77,228	12,308
Loan receivables	1,759,428	-
Deposit for investment	439,857	-
Total current assets	33,459,433	6,948,090

Other assets
Property, plant and equipment, net	11,966,233	4,330,333
Intangible assets, net	9,260,643	-
Deposit for property, plant and equipment	-	2,080,436
Prepaid expenses - non-current	208,498	-
Goodwill	4,133,143	-
Total other assets	25,568,517	6,410,769

Total assets	$59,027,950	$13,358,859

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term loan - bank	$733,095	$-
Current maturities of long-term loan	3,069,113	-
Short-term loan - third party	175,943	-
Short-term loans - related parties	20,145,446	-
Accounts payable	5,349,445	5,015,806
Advance from customers	8,326,929	471,880
Other payables and accrued liabilities	2,424,228	467,463
Other payables - related parties and director	4,230,118	2,853,068
Income taxes payable	898,424	544,508
Current maturities of investment payable	2,505,871	-
Current maturities of investment payable - related parties	507,143	-
Total current liabilities	48,365,755	9,352,725

Other liabilities
Investment payable	6,700,774	-
Investment payable - related parties	504,359	-
Total other liabilities	7,205,133	-

Total liabilities	55,570,888	9,352,725

Commitments and contingencies

Equity
Preferred stock: $0.001 par value, 100,000,000 shares authorized, none issued and outstanding	-	-
Common stock: $0.001 par value, 1,000,000,000 shares authorized, 591,042,000 shares issued and outstanding as of July 31, 2018 and 2017	591,042	591,042
Additional paid-in capital	9,860,068	9,962,555
Subscription receivable	(310,000)	(310,000)
Statutory reserves	108,487	-
Accumulated deficit	(6,743,399)	(5,377,094)
Accumulated other comprehensive loss	(932,061)	(860,369)
Total Xiangtian (USA) Air Power Co. Ltd. common shareholders’ equity	2,574,137	4,006,134

Noncontrolling interest	882,925	-

Total equity	3,457,062	4,006,134

Total liabilities and equity	$59,027,950	$13,358,859

The accompanying notes are an integral part of these consolidated financial statements.

Xiangtian (USA) Air Power Co., Ltd. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(Stated in U.S. Dollars)

	For the Years Ended July 31,
	2018	2017	2016
Revenue:
Significant customer, former related party	$1,155,524	$6,798,985	$8,705,527
Other customers	13,956,373	2,551,798	1,323,231
Other related parties	157,891	170,588	811,197
Total revenue	15,269,788	9,521,371	10,839,955

Cost of revenue	12,631,464	8,543,207	9,642,803

Gross profit	2,638,324	978,164	1,197,152

OPERATING EXPENSES:
Selling expenses	301,648	33,436	24,184
General and administrative expenses	3,305,110	2,560,480	1,639,437
(Recovery) provision for doubtful accounts	(119,003)	1,395,152	60,242
Impairment of advances to suppliers	-	1,404,565	-
Total operating expenses	3,487,755	5,393,633	1,723,863

Loss from operations	(849,431)	(4,415,469)	(526,711)

OTHER INCOME (EXPENSE)
Other income, net	22,114	8,222	144,933
Interest income	7,837	1,329	276
Interest expense	(299,795)	-	-
Total other (expense) income, net	(269,844)	9,551	145,209

Loss before income taxes	(1,119,275)	(4,405,918)	(381,502)

Income tax expense	(180,147)	(158,241)	(226,682)

Net loss	(1,299,422)	(4,564,159)	(608,184)

Less: Net income attributable to non-controlling interest	66,883	-	-

Net loss attributable to Xiangtian (USA) Air Power Co. Ltd.	$(1,366,305)	$(4,564,159)	$(608,184)

Net loss	$(1,299,422)	$(4,564,159)	$(608,184)

Foreign currency translation adjustment	(114,539)	(180,921)	(694,964)

Total comprehensive loss	(1,413,961)	(4,745,080)	(1,303,148)

Less: Comprehensive income attributable to non-controlling interest	24,036	-	-

Comprehensive loss attributable to Xiangtian (USA) Air Power Co. Ltd.	$(1,437,997)	$(4,745,080)	$(1,303,148)

Net loss per common share - basic and diluted	$(0.00)	$(0.01)	$(0.00)

Weighted average number of common shares outstanding - basic and diluted	591,042,000	591,042,000	591,042,000

The accompanying notes are an integral part of these consolidated financial statements.

Xiangtian (USA) Air Power Co., Ltd. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(Stated in U.S. Dollars)

									Accumulated
					Additional		Accumulated deficit		other
	Preferred stock		Common stock		paid-in	Subscription	Statutory		comprehensive	Noncontrolling
	Shares	Par Value	Shares	Par value	capital	receivable	reserves	Unrestricted	income (loss)	interest	Total
BALANCE, July 31, 2015	-	$-	591,042,000	$591,042	$9,457,675	$(310,000)	$-	$(204,751)	$15,516	$-	$9,549,482
Rent contributed by shareholders	-	-	-	-	6,000	-	-	-	-	-	6,000
Contributed from shareholders	-	-	-	-	250,000	-	-	-	-	-	250,000
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	(694,964)	-	(694,964)
Net loss	-	-	-	-	-	-	-	(608,184)	-	-	(608,184)
BALANCE, July 31, 2016	-	-	591,042,000	591,042	9,713,675	(310,000)	-	(812,935)	(679,448)	-	8,502,334
Rent contributed by shareholders	-	-	-	-	6,000	-	-	-	-	-	6,000
Cancellation of lease obligation to shareholders recorded as capital contribution	-	-	-	-	242,880	-	-	-	-	-	242,880
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	(180,921)	-	(180,921)
Net loss	-	-	-	-	-	-	-	(4,564,159)	-	-	(4,564,159)
BALANCE, July 31, 2017	-	-	591,042,000	591,042	9,962,555	(310,000)	-	(5,377,094)	(860,369)	-	4,006,134
Rent contributed by shareholders	-	-	-	-	6,000	-	-	-	-	-	6,000
Contribution from noncontrolling interest	-	-	-	-	-	-	-	-	-	858,889	858,889
Allocation of acquired statutory reserves	-	-	-	-	(108,487)	-	108,487	-	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	(71,692)	(42,847)	(114,539)
Net loss attributable to Xiangtian (USA) Air Power Co., Ltd.	-	-	-	-	-	-	-	(1,366,305)	-	-	(1,366,305)
Net income attributable to noncontrolling interest	-	-	-	-	-	-	-	-	-	66,883	66,883
BALANCE, July 31, 2018	-	$-	591,042,000	$591,042	$9,860,068	$(310,000)	$108,487	$(6,743,399)	$(932,061)	$882,925	$3,457,062

The accompanying notes are an integral part of these consolidated financial statements.

Xiangtian (USA) Air Power Co., Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

(Stated in U.S. Dollars)

	For the Years Ended July 31,
	2018	2017	2016
Cash flows from operating activities:
Net loss	$(1,299,422)	$(4,564,159)	$(608,184)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation expense	439,314	281,722	266,773
Amortization expense	88,534	-	-
Deferred tax expense	9,469	-	-
Provision for warranty reserve	-	65,833	-
(Recovery of) allowance for doubtful accounts	(119,003)	1,395,152	60,242
Impairment of advances to supplies	-	1,404,565	-
Impairment of inventories	-	337,000	-
Gain on termination of capital lease	-	-	(128,379)
Gain from sales of equipment	(30,923)	-	-
Amortization of debt discount	43,328	-	-
Rent contributed by shareholders	6,000	6,000	6,000
Changes in operating assets and liabilities
Notes receivable	(1,367,420)	-	-
Accounts receivable	(1,484,806)	292,492	1,758,079
Inventories	(4,360,895)	1,188,831	503,892
Advances to suppliers	198,312	2,020,867	485,715
Costs and estimated earnings in excess of billings	(8,114)	(2,206,250)	-
Prepaid expenses	(1,648,103)	-	-
Other receivables	(59,506)	302,927	43,289
Other current assets	-	129,463	594,895
Due from related party	-	-	583,124
Accounts payable	372,445	164,176	1,881,936
Advance from customers	8,243,425	(148,934)	(5,213,700)
Other payables and taxes payable	587,463	274,561	115,154
Deferred tax liability	-	-	26,832
Net cash provided by (used in) operating activities	(389,902)	944,246	375,668

Cash flows from investing activities:
Cash acquired through business combination	36,806	-	-
Payment on businesses acquired	(6,780,190)	-	-
Purchases of property and equipment	(582,463)	(1,989,195)	(91,814)
Proceeds from sales of equipment	923,436	-	-
Deposit for investment	(461,447)	-	-
Purchase of intangible assets	(5,537)	-	-
Other assets	-	176,055	(154,325)
Loan to third party	(309,170)	-	-
Net cash used in investing activities	(7,178,565)	(1,813,140)	(246,139)

Cash flows from financing activities:
Borrowings from related parties and directors	1,381,757	947,729	668,644
Capital contribution from shareholders	-	-	250,000
Payments of short-term loan - bank	(1,384,340)	-	-
Proceeds from third party loan	184,579	-	-
Proceeds from related party loans	21,134,257	-	-
Net cash provided by financing activities	21,316,253	947,729	918,644

Effect of exchange rate change on cash	(658,972)	(148,086)	(323,982)

Net change in cash	13,088,814	(69,251)	724,191

Cash - beginning of year	1,156,969	1,226,220	502,029

Cash - end of year	$14,245,783	$1,156,969	$1,226,220

Supplemental disclosure of cash flow information:
Interest paid	$27,016	$-	$-
Income tax paid	$20,446	$46,405	$140,171

Supplemental non-cash investing and financing information:
Cancellation of lease obligation recorded as capital contribution	$-	$242,880	$-
Rent contributed by shareholders	$6,000	$6,000	$6,000
Businesses acquired through investment payables	$11,619,514	$-	$-
Contingent liability obligated from business combinations	$347,777	$-	$-
Loan to third party offset with investment payable	$943,150	$-	$-
Receipt of intangible assets from non-controlling interest capital contribution	$858,887	$-	$-
Receipt of property, plant and equipment from deposit made in prior year	$2,151,703	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1 – Nature of business and organization

Xiangtian (USA) Air Power Co., Ltd. (the “Company” or “Xiangtian USA”) was incorporated in the State of Delaware on September 2, 2008 as Goa Sweet Tours Ltd. On April 17, 2012, the Company entered into Share Purchase Agreements, by and among, Luck Sky International Investment Holdings Limited (“Lucky Sky”), an entity owned and controlled by Deng Rong Zhou, Executive director and former CEO, and certain of the Company’s former stockholders who owned, in the aggregate, 7,200,000 shares of the Company’s common stock (90% of the then outstanding shares). On May 15, 2012, Luck Sky purchased all 7,200,000 shares for an aggregate of $235,000. Effective May 29, 2012, the Company’s name was changed to “Xiangtian (USA) Air Power Co., Ltd.”. Effective October 31, 2016, the Company reincorporated in the State of Nevada.

On May 30, 2014, the Company entered into the Stock Purchase Agreement with Mr. Zhou Jian, the sole shareholder of Luck Sky (Hong Kong) Aerodynamic Electricity Limited (“Xiangtian HK”) and acquired Luck Sky Aerodynamic and Luck Sky (Shenzhen) Aerodynamic Electricity Limited (“Xiangtian Shenzhen”), its subsidiary organized in the PRC. As a result, Xiangtian HK became the Company’s wholly owned subsidiary and Xiangtian Shenzhen became the Company’s indirect subsidiary through Xiangtian HK.

The Company is engaged in a variety of energy-related businesses through its subsidiaries and controlled entities in China. One of the businesses is in the field of Compressed Air Energy Storage in China and produces electricity generation systems that combine its compressed air storage technology with photovoltaic (PV) panels to achieve a continuous supply of power under weather conditions that are unfavorable to the generation of electricity from PV panels alone. The sales and installation of power generation systems and PV systems and the sales of PV Panels, air compression equipment and heat pump products have been carried through the Company’s variable interest entities (“VIE”), Sanhe Luck Sky Electrical Engineering Co., Ltd. (“Sanhe Xiangtian”) and Xianning Xiangtian Energy Holding Group Co. Ltd. (“Xianning Xiangtian”), formerly known as Xianning Sanhe Power Equipment Manufacturing Co. Ltd.

In March 2018, the Company formed a joint venture in Xiangtian Zhongdian (Hubei) New Energy Co. Ltd. (“Xiangtian Zhongdian”), which the Company contributed 70% ownership interest with the remaining 30% ownership owned by Nanjing Zhongdian Photovoltaic Co. Ltd. Xiangtian Zhongdian is in the business of manufacturing and sales of PV panels.

In April 2018, the Company formed a wholly owned subsidiary, Jingshan Sanhe Xiangtian New Energy Technology Co. Ltd. (“Jingshan Sanhe”), which engaged in the business of researching, manufacturing and sales of high-grade synthetic products.

In June 2018, the Company acquired Hubei Jinli Hydraulic Co., Ltd. (“Hubei Jinli”), which engaged in the business of manufacturing and sales of hydraulic parts and electronic components, and acquired Tianjin Jiabaili Petroleum Products Co. Ltd. (“Tianjin Jiabaili”), which engaged in the business of manufacturing and sales of petroleum products (Note 3 – Business combinations).

In August 2018, the Company formed a wholly owned subsidiary, Xianning Xiangtian Trade Co. Ltd. (“Xiangtian Trade”), which engaged in the business of trading chemical raw materials that provide a stable supply for product operation. Xiangtian Trade has no operations since it was incorporated.

All of the Company’s operations are through its variable interest entities located in the Peoples’ Republic of China (PRC).

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

The accompanying consolidated financial statements reflect the activities of Xiangtian USA and each of the following entities:

Name	Background	Ownership
Xiangtian HK	● A Hong Kong company	100% owned by Xiangtian USA
Xiangtian BVI	● A British Virgin Islands company	100% owned by Xiangtian USA
Xiangtian Shenzhen	● A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”)	100% owned by Xiangtian HK
Sanhe Xiangtian	● A PRC limited liability company

●     Incorporated on July 8, 2013

●     Sales and installation of power generation systems and PV systems and sales of PV Panels, air compression equipment and heat pump products

VIE of Xiangtian Shenzhen prior to September 30, 2018 and became subsidiary of Xiangning Xiangtian on September 30, 2018 and thereafter
Xianning Xiangtian	● A PRC limited liability company ● Incorporated on May 30, 2016 ● Manufacturing and sales of air compression equipment and heat pump products	100% owned by Sanhe Xiangtian prior to September 30, 2018 and became VIE of Xiangtian Shenzhen on September 30, 2018 and thereafter
Xiangtian Zhongdian	● A PRC limited liability company ● Incorporated on March 7, 2018 ● Manufacturing and sales of PV panels	70% owned by Xianning Xiangtian
Jingshan Sanhe	● A PRC limited liability company ● Incorporated on April 17, 2018 ● Researching, manufacturing and sales of high-grade synthetic products	100% owned by Xianning Xiangtian
Hubei Jinli	● A PRC limited liability company ● Incorporated on December 27, 2004 and acquired on June 30, 2018 ● Manufacturing and sales of hydraulic parts and electronic components	100% owned by Xianning Xiangtian
Tianjin Jiabaili	● A PRC limited liability company ● Incorporated on April 10, 2007 and acquired on June 30, 2018 ● Manufacturing and sales of petroleum products	100% owned by Xianning Xiangtian
Xiangtian Trade	● A PRC limited liability company ● Incorporated on August 9, 2018 ● Trading chemicals raw materials that provide a stable supply for product operation	100% owned by Xianning Xiangtian

Reorganization

On September 30, 2018, Xiangtian Shenzhen terminated its variable interest entity agreements (the “VIE Agreements”) as part of its restructuring to facilitate the shift of business focus between entities controlled by the Company. After the restructuring, the Company’s headquarter will be located in the city of Xianning, Hubei Province, and Sanhe Xiangtain, the Company’s previous headquarter, located in the city of Sanhe, Hebei Province, will be restructured as our sales office. The VIE Agreements include the following:

●	Framework Agreement on Business Cooperation, dated July 25, 2014, by and between Xiangtian Shenzhen and Sanhe Xiangtian;

●	Exclusive Management, Consulting and Training and Technical Service Agreement, dated July 25, 2014, by and between Xiangtian Shenzhen and Sanhe Xiangtian;

●	Exclusive Option Agreement, dated July 25, 2014, by and among Xiangtian Shenzhen, Sanhe Xiangtian and all the shareholders of Sanhe Xiangtian (“Shanhe Xiangtian Shareholders”);

●	Equity Pledge Agreement, dated July 25, 2014, by and among Xiangtian Shenzhen, Sanhe Xiangtian and the Shanhe Xiangtian Shareholders;

●	Know-How Sub-License Agreement, dated July 25, 2014, by and between Xiangtian Shenzhen and Sanhe Xiangtian; and

●	Powers of Attorney of the Sanhe Xiangtian Shareholders dated July 25, 2014.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

In connection with the termination of the VIE Agreements, on September 30, 2018, Sanhe Xiangtian transferred its 100% equity interest of Xianning Xiangtian to the Sanhe Xiangtian Shareholders and the Sanhe Xiangtian Shareholders transferred their 100% equity interest of Sanhe Xiangtian to Xianning Xiangtian. As a result of the foregoing equity transfers, Sanhe Xiangtian became a wholly owned subsidiary of Xianning Xiangtian.

On the same day, the Company, through Xiangtian Shenzhen and Xiangtian HK, entered into a new series of variable interest entity agreements (“New VIE Agreements”), pursuant to which Xianning Xiangtian became the Company’s new contractually controlled affiliate. The New VIE Agreements allow us to:

●	exercise effective control over Xianning Xiangtian;

●	receive substantially all of the economic benefits of Xianning Xiangtian; and

●	have an exclusive option to purchase all or part of the equity interests in Xianning Xiangtian when and to the extent permitted by the laws of People’s Republic of China (the “PRC”).

As a result of these contractual arrangements, the Company has become the primary beneficiary of Xianning Xiangtian, and it treats Xianning Xiangtian as its variable interest entity under U.S. GAAP. The Company will continue to consolidate the financial results of Xianning Xiangtian in its consolidated financial statements in accordance with U.S. GAAP. The above reorganization has no effect to the Company’s consolidated financial statements for the current period and thereafter.

The following is a summary of the New VIE Agreements:

Framework Agreement on Business Cooperation

Pursuant to the Framework Agreement on Business Cooperation between Xiangtian Shenzhen and Xianning Xiangtian, the parties agree to enter into a series of agreements, including Agreement of Exclusive Management, Consulting and Training and Technical Service, Know-How Sub-License Agreement, Equity Pledge Agreement, Exclusive Option Agreement and Power of Attorney. Specifically, Xiangtian Shenzhen will dispatch an operative team to Xianning Xiangtian to assist with Xianning Xiangtian with its planning and managing and regular business operations. The parties agree to share the cooperation profits as set forth in the New VIE Agreements. The term of cooperation is 10 years and may be unilaterally extended by Xiangtian Shenzhen.

Agreement of Exclusive Management, Consulting and Training and Technical Service

Pursuant to the Agreement of Exclusive Management, Consulting and Training and Technical Service between Xiangtian Shenzhen and Xianning Xiangtian, Xianning Xiangtian engages Xiangtian Shenzhen to provide consulting, training, management services and technical support exclusively for a term of 10 years, which may be unilaterally extended by Xiangtian Shenzhen. Xianning Xiangtian agrees to pay Xiangtian Shenzhen a service fee equal to one hundred percent (100%) of Xianning Xiangtian’s net income determined pursuant to the generally accepted accounting principles, payable quarterly.

Exclusive Option Agreement

Pursuant to the Exclusive Option Agreement among Xiangtian Shenzhen, Xiangtian HK, Xianning Xiangtian and the shareholders holding an aggregate of 100% of Xianning Xiangtian’s equity interest (“Xianning Xiangtian Shareholders”), the Xianning Xiangtian Shareholders irrevocably grant Xiangtian Shenzhen and Xiangtian HK an exclusive option to purchase from them, at its discretion, to the extent permitted under the PRC law, all or part of their equity interest in Xianning Xiangtian, and the purchase price will be the lowest price permitted by applicable PRC laws. The timing, method and times of exercise of this option to purchase is within Xiangtian Shenzhen and Xiangtian HK’s sole discretion. In addition, each of the Xianning Xiangtian Shareholders agrees to waive their respective preemptive right when the other shareholder transfers the equity interest of Xianning Xiangtian to Xiangtian Shenzhen or its designated party. The Xianning Xiangtian Shareholders further agree, among other things, without prior written consent of Xiangtian Shenzhen and Xiangtian HK, not to transfer, sell or pledge their equity interest of Xianning Xiangtian. Without the prior written consent of Xiangtian Shenzhen and Xiangtian HK, Xianning Xiangtian may not amend its articles of association, change the amount and structure of its registered capital or sell any of its assets or beneficial interest.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Equity Pledge Agreement

Pursuant to the Equity Pledge Agreement among Xiangtian Shenzhen, Xianning Xiangtian and the Xianning Xiangtian Shareholders, the Xianning Xiangtian Shareholders pledge all of their respective equity interest in Xianning Xiangtian to Xiangtian Shenzhen to guarantee the performance of Xianning Xiangtian’s obligations under the New VIE Agreements, other than this Equity Pledge Agreement. Xiangtian Shenzhen will be deemed to have created the encumbrance of first order in priority on the pledged equity interest. In the event of any breach of the VIE Agreements, other than this Equity Pledge Agreement, or failure to satisfy the guaranteed obligations, Xiangtian Shenzhen will have the right to dispose the pledge equity interest. The Xianning Xiangtian Shareholders may receive dividends or share profits only with prior consent from Xiangtian Shenzhen, and such dividends and profits will be deposited into a bank account designated by and under supervision of Xiangtian Shenzhen and to be used for repayment of any liability due to any breach of the VIE Agreements by Xianning Xiangtian or the Xianning Xiangtian Shareholders. The agreement will remain effective until the termination of the VIE Agreements, other than this Equity Pledge Agreement.

Know-How Sub-License Agreement

Pursuant to the Know-How Sub-License Agreement between Xiangtian Shenzhen and Xianning Xiangtian, Xiangtian Shenzhen agrees to grant an exclusive and non-transferable sublicense to use the patents, patent applications and all related trade secrets and technology and improvements on photovoltaic installation and the air energy storage power generation technology (“Technology”) but without sublease right in the territory of China, exclusive of Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region for the purpose of the agreement. Xianning Xiangtian agrees to pay Xiangtian Shenzhen a quarterly royalty fee equal to five percent (5%) of Xianning Xiangtian’s gross revenue of each quarter. The shareholders of Xianning Xiangtian shall pledge all of their equity interest of Xianning Xiangtian as collateral for the royalty fee payable under this agreement. The agreement will remain effective throughout the entire duration of the operation of Xianning Xiangtian, unless terminated by Xiangtian Shenzhen with a 30-day prior written notice.

Power of Attorney

Pursuant to the Powers of Attorney executed by the Xianning Xiangtian Shareholders, each of the shareholders irrevocably appoints Xiangtian Shenzhen as his attorney-in-fact to exercise any and all rights as a shareholder of Xianning Xiangtian, including, but not limited to, the right to attend shareholders’ meetings, to execute shareholders’ resolutions, to sell, assign, transfer or pledge any or all of his equity interest of Xianning Xiangtian, to vote as a shareholder for all matters, as well as full power to execute equity transfer agreement as referenced in the Exclusive Option Agreement and to perform under the Exclusive Option Agreement and Equity Pledge Agreement without limitation. Xiangtian Shenzhen is also authorized to transfer, allocate or use any cash dividends and non-cash income in accordance with the respective shareholder’s instructions and to exercise all the necessary rights associated with the equity interest at Xiangtian Shenzhen’s sole discretion and without the consent of the Xianning Xiangtian Shareholders. The Powers of Attorney will remain effective as long as the Xianning Xiangtian Shareholders remain the shareholders of Xianning Xiangtian.

Spousal Consent Letters

Pursuant to the Spousal Consent Letters, each of the spouses of the Xianning Xiang Shareholders unconditionally and irrevocably agrees to the execution of the Equity Pledge Agreement, Exclusive Option Agreement and Power of Attorney entered by her spouse and the disposal of equity interest of Xianning Xiangtian held by her spouse. Each of the spouses also agree that she will not assert any rights over the equity interest in Xianning Xiangtian held by and registered in the name of her respective spouse. The Xianning Xiangtian Shareholders’ actions to perform, amend or termination the above-mentioned agreement do not need their spouses’ authorization or consent. In addition, in the event that any of the spouses obtains any equity interest in Xianning Xiangtian held by her respective spouse for any reason, such spouse agrees to enter into similar contractual arrangements.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Note 2 – Summary of significant accounting policies

Liquidity

In assessing the Company’s liquidity, the Company monitors and analyzes its cash on-hand and its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations. Debt financing in the form of loans payable and loans from related parties have been utilized to finance the working capital requirements of the Company. As of July 31, 2018, the Company’s working capital deficiencies was approximately $14.9 million. Although the Company believes that it can realize its current assets in the normal course of business, the Company’s ability to repay its current obligations will depend on the future realization of its current assets and the future operating revenues generated from its operations.

The Company expects to realize the balance of its current assets within the normal operating cycle of a twelve-month period. If the Company is unable to realize its current assets within the normal operating cycle of a twelve-month period, the Company may have to consider supplementing its available sources of funds through the following sources:

●	the Company will continuously seek equity financing to support its working capital;

●	other available sources of financing from PRC banks and other financial institutions;

●	financial support and credit guarantee commitments from the Company’s related parties or to obtain due date extension of approximately $10.0 million current payable balance as of July 31, 2018 from its related parties.

●	capital contribution from the Company’s related parties by executing a registered capital increase plan in Xianning Xiangtian, which Mr. Jian Zhou, subsequent to July 31, 2018, has provided RMB 100,000,000 (approximately $14.7 million) capital contribution in Xianning Xiangtian.

Based on the above considerations, the Company’s management is of the opinion that it has sufficient funds to meet the Company’s working capital requirements and debt obligations as they become due one year from the date of this report. However, there is no assurance that management will be successful in their plans. There are a number of factors that could potentially arise that could undermine the Company’s plans, such as changes in the demand for the Company’s products or installations, PRC government policy, economic conditions, and competitive pricing in the industries that the Company operated in.

Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s consolidated financial statements are expressed in U.S. dollars.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIEs for which the Company or its subsidiary is the primary beneficiary and the VIEs’ subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include the estimated cost used to calculate the percentage of completion recognized in the Company’s revenues, the useful lives of property, plant and equipment, impairment of long-lived assets, allowance for accounts receivable doubtful accounts, allowance for inventory obsolescence reserve, allowance for advance to suppliers doubtful accounts, allowance for deferred tax assets, fair value of the assets and the liabilities of the entity acquired through its business combination, valuation of warranty reserves, contingent consideration liabilities, and the accrual of potential liabilities. Actual results could differ from these estimates.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Variable interest entities

Lucksky Holding (Group) Co. Ltd (“LuckSky Group”) was established in 2000 by Mr. Zhou Deng Rong after he obtained a series of patents and developed the compressed air energy storage and related technology. Sanhe Xiangtian, a corporation incorporated under the laws of the PRC, was established in July 2013 and was under common control with LuckSky Group. In July 2014, LuckSky Group transferred to Sanhe Xiangtian its assets and liabilities related to its compressed air energy storage power generation technology and PV panel installations which are recorded at their historical cost basis.

On July 25, 2014, Xiangtian Shenzhen, Sanhe Xiangtian, and Mr. Zhou Jian and Mr. Zhou Deng Rong, the owners of 97% and 3%, respectively, of Sanhe Xiangtian, entered into a series of agreements known as variable interest agreements (the “VIE Agreements”) pursuant to which Sanhe Xiangtian became Xiangtian Shenzhen’s contractually controlled affiliate. The purpose and effect of the VIE Agreements between Sanhe Xiangtian and Xiangtian Shenzhen enables the Company to substantially influence the daily operations and financial affairs of Sanhe Xiangtian, appoint its senior executives, and approve all matters requiring shareholder approval. As a result of these contractual arrangements, which obligates Xiangtian Shenzhen to absorb a majority of the risk of loss from the activities of Sanhe Xiangtian and enables Xiangtian Shenzhen to receive a majority of its expected residual returns, the Company accounts for Sanhe Xiangtian as a variable interest entity (VIE).

Simultaneously, the Company entered into a common stock purchase agreement with Zhou Jian and Zhou Deng Rong, the owners of 97% and 3%, respectively, of Sanhe Xiangtian, in consideration for the execution of the VIE Agreements. Pursuant to the stock purchase agreement, the Company issued Zhou Jian and Zhou Deng Rong 264,850,740 and 8,191,260 shares, respectively, of the Company’s common stock, representing 51.4% of its issued and outstanding shares of common stock.

The principal terms of the agreements entered into among Sanhe Xiangtian and Xiangtian Shenzhen, the primary beneficiary, are described below:

●

Framework Agreement on Business Cooperation, entered between Xiangtian Shenzhen and Sanhe Xiangtian, pursuant to which Xiangtian Shenzhen and Sanhe Xiangtian have agreed to enter into a series of VIE agreements and to cooperate in all prospective of Sanhe Xiangtian’s business operation and management.

●

Exclusive Management, Consulting and Training and Technical Service Agreement, entered between Xiangtian Shenzhen and Sanhe Xiangtian, pursuant to which Xiangtian Shenzhen has agreed to provide Sanhe Xiangtian with complete business support and technical support and related management, training and consulting services. In consideration for such services, Xiangtian Shenzhen is entitled to receive an amount equal to 100% of Sanhe Xiangtian’s net income.

●

Exclusive Option Agreement, entered among Xiangtian HK, Xiangtian Shenzhen, Zhou Deng Rong, Zhou Jian and Sanhe Xiangtian, pursuant to which Zhou Deng Rong and Zhou Jian, the owners of Sanhe Xiangtian, have granted to Xiangtian Shenzhen and Xiangtian HK the irrevocable right and option to acquire all of their equity interests in Sanhe Xiangtian.

●

Equity Pledge Agreement, entered among Xiangtian Shenzhen, Zhou Deng Rong, Zhou Jian, and Sanhe Xiangtian, pursuant to which Zhou Deng Rong and Zhou Jian, the owners of Sanhe Xiangtian, have pledged all of their rights, titles and interests in Sanhe Xiangtian to Xiangtian Shenzhen to guarantee Sanhe Xiangtian’s performance of its obligations under all the other VIE Agreements.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

●

Know-How Sub-License Agreement, entered between Xiangtian Shenzhen and Sanhe Xiangtian, pursuant to which Xiangtian Shenzhen has granted Sanhe Xiangtian an exclusive right to use and develop a series of aerodynamics related patents and technologies with respect to electrical generation for commercial and residential structures, not including automobile and wind towers. Xiangtian Shenzhen possesses the rights licensed under this agreement through two license agreements dated July 25, 2014 with Zhou Deng Rong, Zhou Jian and Lucksky Group, the owners of the aforesaid patents and technologies. For the sublicense contemplated under this Agreement, Sanhe Xiangtian will pay Xiangtian Shenzhen an annual royalty fee of five percent of revenue. For the year ended July 31, 2018, the annual royalty fee was waived by Xiangtian Shenzhen; and

●	Power of Attorney. Pursuant to a power of attorney, each of the Sanhe Xiangtian stockholders agreed to irrevocably entrust Xiangtian Shenzhen with the stockholder voting rights and other stockholder rights for representing them to exercise such rights at the stockholders’ meeting of Sanhe Xiangtian in accordance with applicable laws and its Article of Association, including, but not limited to, the right to sell or transfer all or any of their equity interest in Sanhe Xiangtian, and appoint and vote for the directors and Chairman of Sanhe Xiangtian as the authorized representative of the Sanhe Xiangtian stockholders. The term of each proxy and voting agreement is as long as each of the Sanhe Xiangtian stockholders is a shareholder of Sanhe Xiangtian and is binding on any transferee.

The Framework Agreement and the Exclusive Management Agreement have initial terms of ten years but each contains a renewal provision that allows Xiangtian Shenzhen to extend the term of such agreements at its sole option by written notice with no limitation as to such extensions. The other agreements are of unlimited duration.

On September 30, 2018, Xiangtian Shenzhen terminated the VIE Agreements as part of its restructuring to facilitate the shift of business focus between entities controlled by the Company and re-entered the New VIE Agreements (See Note 1 - Nature of business and organization).

The Company’s total assets and liabilities presented in the consolidated financial statements represent substantially all of total assets and liabilities of the VIE because the other entities in the consolidation are non-operating holding entities with nominal assets and liabilities. The following financial statement amounts and balances of the VIE were included in the accompanying consolidated financial statements as of July 31, 2018 and 2017 and for the years ended July 31, 2018, 2017 and 2016, respectively:

	July 31, 2018	July 31, 2017

Total assets	$58,808,950	$13,070,348
Total liabilities	$53,781,159	$8,498,122

	For the year ended July 31, 2018	For the year ended July 31, 2017	For the year ended July 31, 2016

Revenues	$15,269,788	$9,502,952	$10,839,955
Net loss	$(380,049)	$(4,124,909)	$(263,796)

Business Combinations

The purchase price of an acquired company is allocated between tangible and intangible assets acquired and liabilities assumed from the acquired business based on their estimated fair values, with the residual of the purchase price recorded as goodwill. The results of operations of the acquired business are included in the Company’s operating results from the date of acquisition.

Cash

Cash denominated in Renminbi (RMB) with a US dollar equivalent of $14,207,358 and $1,154,188 at July 31, 2018 and 2017, respectively, were held in accounts at financial institutions located in the PRC‚ which is not freely convertible into foreign currencies. In addition, these balances are not covered by insurance. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness The Company and its subsidiaries and VIE have not experienced any losses in such accounts and do not believe the cash is exposed to any significant risk.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Notes Receivable

Notes receivable represents commercial notes due from various customers where the customers’ banks have guaranteed the payments. The notes are noninterest bearing and normally paid within three to six months. The Company has the ability to submit requests for payments to the customer’s banks earlier than the scheduled payments date, but will incur an interest charge and a processing fee.

Accounts Receivable, net

Accounts receivables, net, are recognized and carried at original invoiced amount less an allowance for any uncollectible accounts. The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debts determined by management are based on historical experience as well as the current economic climate and are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary.

Inventories, net

Inventories, net, consist of raw materials, work in progress and finished goods and are stated at the lower of cost or net realizable value using the weighted average method. When appropriate, allowances to inventories are recorded to write down the cost of inventories to their net realizable value. For the year ended July 31, 2017, an allowance of $341,609 was recorded for inventories and reflected as cost of sales on the accompanying statement of operations. For the years ended July 31, 2018 and 2016, there were no such allowances.

Advances to Suppliers, net

Advances to suppliers, net, are cash deposited or advanced to outside vendors or services providers for future inventory purchases or future services. This amount is refundable and bears no interest. For any advances to suppliers determined by management that such advances will not be in receipts of inventories or refundable, the Company will recognize an allowance account to reserve such balances. Management reviews its advances to suppliers on a regular basis to determine if the allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary.

Costs and Estimated Earnings in Excess of Billings

Costs and estimated earnings in excess of billings represents revenues recognized in excess of amounts billed. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the consolidated financial statements.

Loans Receivables

Loans receivables represents interest free advances to the former shareholder of Hubei Jinli by the Company prior to the acquisition of Hubei Jinli on June 30, 2018. These advances are unsecured and due on demand. Full outstanding balance of $1,759,428 of loan receivables has been repaid in August 2018.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Property, Plant and equipment, net

Property, plant and equipment are stated at cost net of accumulated depreciation and impairment losses. Depreciation is provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service. Estimated useful lives are as follows, taking into account the assets’ estimated residual value:

Classification	Estimated Useful Life	Estimated Residual Value
Plant and buildings	5-20 years	0-5%
Machinery equipment	5-10 years	0-5%
Computer and office equipment	3-10 years	0-5%
Vehicles	5-10 years	0-5%
Plant improvement	20 years	0-5%

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of operations and other comprehensive loss. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized.

Construction-in-progress represents contractor and labor costs, design fees and inspection fees in connection with the construction of the Company’s production warehouses, cafeteria, and employee dormitory. No depreciation is provided for construction-in-progress until it is completed and placed into service.

Intangible assets, net

Intangible assets, net, are stated at cost, less accumulated amortization. Amortization expense is recognized on the straight-line basis over the estimated useful lives of the assets as follows:

Classification	Estimated Useful Life
Land use rights	50 years
Technology know-hows	10 years
Patents, licenses and certifications	3-10 years

All land in the PRC is owned by the government; however, the government grants “land use rights.” The Company has obtained rights to use various parcels of land for 50 years through the acquisition of Hubei Jinli in June 2018.

Technology know-hows, including LSC Hand-Held Diesel Pump, CB-39 Motor Oil Pump, 0-16 MPa series hydraulic cylinder, brake cylinder and hydraulic value, and certain special operating licenses were acquired through the acquisition of Hubei Jinli and Tianjin Jinbaili in June 2018 with estimated finite useful lives between 4.5 years to 10 years.

Certain PV panel certifications were contributed by the Company’s noncontrolling interest shareholders as capital contribution in March 2018 with an estimated finite useful lives of 10 years.

The Company also acquired a safety production license with a finite useful of 3 years in June 2018.

Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiaries at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. Goodwill is carried at cost less accumulated impairment losses. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the consolidated statements of operations and comprehensive loss. Impairment losses on goodwill are not reversed. As of July 31, 2018, no impairment of long-lived assets was recognized.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Impairment for Long-Lived Assets

Long-lived assets, including plant and equipment and intangible with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of July 31, 2018 and 2017, no impairment of long-lived assets was recognized.

Subscription receivable

Subscription receivable represents unpaid capital contribution from its shareholders.

Fair Value Measurement

The Company applies the provisions of ASC Subtopic 820-10, “Fair Value Measurements”, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

There were no assets or liabilities measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820 as of July 31, 2017.

The following table sets forth by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of July 31, 2018:

Financial liabilities	Carrying Value as of July 31, 2018	Fair Value Measurements at July 31, 2018 Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Contingent payment consideration liabilities (see Note 3)	$331,505	$-	$-	$331,505

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

The following is a reconciliation of the beginning and ending balance of the assets and liabilities measured at fair value on a recurring basis for the year ended July 31, 2018:

July 31, 2018
Beginning balance	$-
Contingent liability obligated from business combinations	341,411
Exchange rate effect	(9,906)
Ending balance	$331,505

The Company believes the carrying amount reported in the consolidated balance sheet for cash, notes receivable, accounts receivable, inventories, advance to suppliers, costs and estimated earnings in excess of billings, prepaid expenses, other receivables, loan receivables, short-term loans, accounts payable, advances from customers, other payables and accrued liabilities, tax payables and short-term investment payable approximate fair value because of the short-term nature of such instruments. The carrying amount of long-term investment payable reported in the consolidated balance sheets at carrying value, which approximates fair value as the rate of amortization of investment payment discount used were similar to interest rate charged by the bank in the PRC. As of July 31, 2018, long-term investment payable balance was $7,205,133, net of discount of $869,173.

Revenue Recognition

Revenues are generated from (i) the sale and installation of power generation systems and (ii) the sale of products, which consists of PV panels, air compression equipment, heat pump products, high-grade synthetic products, and hydraulic parts and electronic components.

Sale and installation of power generation systems

Sales of power generation system in conjunction of system installation are generally recognized using the completed-contract method and revenue is recognized when the contract is substantially complete and when collectability is reasonably assured.

For certain contracts that are longer term primarily due to the licensing process, the percentage-of-completion method is used, therefore, take into account the costs, estimated earnings and revenue to date on contracts not yet completed. Revenue recognized is that percentage of the total contract price that costs expended to date bear to anticipated final total costs, based on current estimates of costs to complete. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and supplies. Adjustments to the original estimates of the total contract revenue, total contract costs, or the extent of progress toward completion are often required as work progresses. Such changes and refinements in estimation are reflected in reported results of operations as they occur; if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements.

The key assumptions used in the estimate of costs to complete relate to the unit material cost, the quantity of materials to be used, the installation cost and those indirect costs related to contract performance. The estimate of unit material cost is reviewed and updated on a quarterly basis, based on the updated information available in the supply markets. The estimate of material quantity to be used for completion and the installation cost is also reviewed and updated on a quarterly basis, based on the updated information on the progress of project execution. If the supply market conditions or the progress of project execution were different, it is likely that materially different amounts of contract costs would be used in the percentage of completion method of accounting. Thus the uncertainty associated with those estimates may impact the Company’s consolidated financial statements. Selling, general, and administrative costs are charged to expense as incurred. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the consolidated financial statements. Claims for additional contract costs are recognized upon a signed change order from the customer.

For the years ended July 31, 2018, 2017, and 2016, the gross revenue recognized under completed-contract method was $2,488,876, $6,894,866, and $9,997,256, respectively. For the years ended July 31, 2018, 2017 and 2016, the gross revenue recognized under percentage-of-completion method was $2,978,253, $405,077 and $874,510, respectively.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Sales of products

Sales of products is recognized when the following four revenue recognition criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured.

For the years ended July 31, 2018 and 2017, the gross revenue recognized from the sale of products was $9,813,325 and $2,177,783 respectively. For the year ended July 31, 2016, there were no sales of products.

Warranty

The Company generally provides limited warranties for work performed under its contracts. The warranty periods typically extend for up to five years following substantial completion of the Company’s work on a project. At the time a sale is recognized, the Company records estimated future warranty costs. Such estimated costs for warranties are estimated at completion. Generally, the estimated claim rates of warranty are based on actual warranty experience or Company’s best estimate. For the year ended July 31, 2017, a warranty reserve of $65,833 was recorded. There were no such reserves record for years ended July 31, 2018 and 2016. No right of return exists on sales of inventory. As of June 30, 2018 and 2017, accrued warranty expense amounted to $65,791 and $66,734, respectively, and classified in the caption “other payables and accrued liabilities” in the accompanying consolidated balance sheets.

Advertising costs

Advertising costs are expensed as incurred and included in selling and general and administrative expenses. Advertising costs amounted to $12,892, $1,896 and $0 for the years ended July 31, 2018, 2017 and 2016, respectively.

Employee benefit

The full-time employees of the Company are entitled to staff welfare benefits including medical care, housing fund, pension benefits, unemployment insurance and other welfare, which are government mandated defined contribution plans. The Company is required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued. Total expenses for the plans were $151,167, $131,923 and $117,049 for the years ended July 31, 2018, 2017 and 2016, respectively.

Value added taxes

The Company is subject to value added tax (“VAT”). Revenue from sales of goods purchased from other entities is generally subject to VAT at the rate of 16% starting in May 2018 or at the rate of 17% in April 2018 and prior. The Company is entitled to a refund for VAT already paid on goods purchased. The VAT balance is recorded in other payables on the consolidated balance sheets. Revenues are presented net of applicable VAT.

Income taxes

The Company accounts for income taxes in accordance with U.S. GAAP for income taxes. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes is accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. For the year ended July 31, 2018, $2,783 of estimated interest costs and $80,000 of estimated penalty were recorded in relation to the Company’s late filing of July 31, 2016 and 2017 corporation income tax return. PRC tax returns filed in 2015 to 2017 are subject to examination by any applicable tax authorities.

Comprehensive Loss

The Company follows the provisions of the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 220 “Reporting Comprehensive Income”. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The Company had other comprehensive loss of ($114,539), ($180,921) and ($694,964) for the years ended July 31, 2018, 2017, and 2016, respectively, from foreign currency translation adjustments.

Foreign Currency Translation

The reporting currency of the Company is the United States Dollars. The functional currency of the Company is the Chinese Renminbi (“RMB”) as substantially all of the Company’s PRC subsidiaries’ operations use this denomination. Foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary assets and liabilities are translated at the exchange rates prevailing at the transaction date. Revenues and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in results of operations.

For the purpose of presenting these financial statements of subsidiaries in PRC, the Company’s assets and liabilities are expressed in US$ at the exchange rate on the balance sheet date, which is 6.8204, 6.7240 and 6.6371 as of July 31, 2018, 2017 and 2016, respectively; stockholders’ equity accounts are translated at historical rates, and income and expense items are translated at the weighted average exchange rate during the period, which is 6.5013, 6.8160 and 6.4798 for the years ended July 31, 2018, 2017 and 2016, respectively. The resulting translation adjustments are reported under accumulated other comprehensive income (loss) in the stockholders’ equity section of the balance sheets.

For the purpose of presenting these financial statements of the subsidiary in Hong Kong, the Company’s assets and liabilities are expressed in US$ at the exchange rate on the balance sheet date, which is 7.8490, 7.8100 and 7.7588 as of July 31, 2018, 2017 and 2016, respectively; stockholders’ equity accounts are translated at historical rates, and income and expense items are translated at the weighted average exchange rate during the period, which is 7.8280, 7.7696 and 7.7595 for the years ended July 31, 2018, 2017 and 2016, respectively. The resulting translation adjustments are reported under accumulated other comprehensive loss in the stockholders’ equity section of the balance sheets.

Loss per Share

Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted loss per share gives effect to all dilutive potential of shares of common stock outstanding during the period including stock options or warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of stock options or warrants), and convertible debt or convertible preferred stock, using the if-converted method. Loss per share excludes all potential dilutive shares of common stock if their effect is anti-dilutive. There were no potential dilutive securities at July 31, 2018, 2017 or 2016.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Statutory Reserves

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). For foreign invested enterprises and joint ventures in the PRC, annual appropriations should be made to the “reserve fund”. For foreign invested enterprises, the annual appropriation for the “reserve fund” cannot be less than 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under PRC GAAP at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulate loss. For the year ended July 31, 2018, the Company has contributed $108,487 to the statutory reserves.

Contingencies

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company’s management does not expect any liability from the disposition of such claims and litigation individually or in the aggregate would have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows.

Recently issued accounting pronouncements

Revenue recognition

On August 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (ASC 606) using the modified retrospective method for contracts that were not completed as of August 1, 2018.  This did not result in an adjustment to retained earnings upon adoption of this new guidance as the Company’s sale and installation of power generation systems and PV systems revenue will be recognized based on the Company’s efforts or inputs to the satisfaction of a performance obligation using an input method, which essentially the same as the percentage of completion method for its long-term installation project, other than the retention revenues. For its short-term project using completed-contract method prior to August 1, 2018, the impact of the Company’s revenue was not material as of the date of adoption as all of the revenues is expected to be recognized within the same reporting period using the input method after August 1, 2018. As there are no outstanding short-term project contract at August 1, 2018, there are no effect as of the date of adoption of ASC 606. For the Company’s sales of products revenue was recognized based on the amount of consideration we expect to receive in exchange for satisfying the performance obligations and based on when control of goods transfer to a customer, which is generally similar to when its delivery has occurred prior to August 1, 2018. As there are no outstanding sales of products revenue contract at August 1, 2018, there are no material effect as of the date of adoption of ASC 606.

The core principle underlying the revenue recognition ASU is that the Company will recognize revenue to represent the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.  The Company’s installation of power generation systems and PV systems revenue streams are primarily recognized over time using the input method, which is essentially the same as the percentage of completion method and with no significant effect to its completed contract method. The Company’s products revenue streams are primarily recognized at a point in time when control of goods transfer to a customer, except for the retention revenues where the retention periods are recognized over the retention period, usually is a period of twelve months. Pre-contract cost will be recognized as asset if the Company expects to recover them through direct recovery from the reimbursement under the contract or indirect recovery through margin inherent in the contract. All other pre-contract costs are not incremental to the contract are expenses. All contract fulfillment cost meet the criteria in ASC 340-5 will be recognized as an asset.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue. Upon adoption, the Company evaluated its revenue recognition policy for all revenue streams within the scope of the ASU under previous standards and using the five-step model under the new guidance and confirmed that there were no material differences in the pattern of revenue recognition except its retention revenues.

The Company has completed its assessment of the impact of the new standard and will adopt the new standard effective August 1, 2018, using the modified retrospective transition method. The adoption of the new standard is not expected to have a material impact on the financial position of the Company, the results of its operations and its cash flows and the Company’s internal controls over financial reporting. The new standard further requires quantitative and qualitative disclosures about the Company’s contracts with customers. The Company will report the new disclosures required by the standard within the Form 10-Q for the interim period ending October 31, 2018.

Other relevant recently issued accounting pronouncements

In November 2015, the Financial Accounting Standards Board (FASB) issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, to simplify the presentation of deferred income taxes. The update requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The update applies to all entities that present a classified statement of financial position. For public business entities, the ASU is effective for consolidated financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, the ASU is effective for consolidated financial statements issued for annual periods beginning after December 15, 2017, and interim periods with annual periods beginning after December 15, 2018. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The Company has elected to early adopt the ASU, and its effects are reflected in the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This update will require the recognition of a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, for all leases with terms longer than 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. ASU 2016-02 is effective for annual and interim reporting periods beginning after December 15, 2018. Early adoption is permitted. Upon adoption, leases will be recognized and measured at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on its consolidated financial statements and related disclosures.

In August 2017, the FASB issued ASU No. 2017-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to address diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments provide guidance on the following eight specific cash flow issues: (1) Debt Prepayment or Debt Extinguishment Costs; (2) Settlement of Zero-Coupon Debt Instruments or Other Debt Instruments with Coupon Interest Rates That Are Insignificant in Relation to the Effective Interest Rate of the Borrowing; (3) Contingent Consideration Payments Made after a Business Combination; (4) Proceeds from the Settlement of Insurance Claims; (5) Proceeds from the Settlement of Corporate-Owned Life Insurance Policies, including Bank-Owned; (6) Life Insurance Policies; (7) Distributions Received from Equity Method Investees; (8) Beneficial Interests in Securitization Transactions; and Separately Identifiable Cash Flows and Application of the Predominance Principle. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The amendments should be applied using a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. Management does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

In February 2018, the FASB issued ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this Update affect any entity that is required to apply the provisions of Topic 220, Income Statement – Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (1) for public business entities for reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. Management does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation such as combining due to related parties and due to director as one classification account (See Note 12). These reclassifications have no effect on the reported revenues, net loss or total assets.

Note 3 – Business combinations

Acquisition of Hubei Jinli

On June 21, 2018, Xianning Xiangtian entered into a share purchase agreement (the “Agreement”) with Sheng Zhou and Heping Zhang, former shareholders of Hubei Jinli (collectively the “Sellers”). Neither Xianning Xiangtian nor its affiliates have any material relationship with the Sellers other than with respect to the Agreement.

Pursuant to the Agreement, Xianning Xiangtian agreed to acquire 100% of the capital stock of Hubei Jinli collectively held by the Sellers (the “Acquisition”), for an aggregate consideration of RMB 150 million (approximately $23.18 million), consisting of the following: (a) RMB 40 million (approximately $6.18 million) in cash (the “Cash Portion”); and (b) shares of the Company’s common stock (the “Stock Portion”) which shall have a value equal to RMB 80.07 million (approximately $12.37 million). The price per share will be determined by the average daily closing price of Xiangtian’s common stock for the period from January 1, 2018 to June 30, 2018; and (c) an assumption by Xianning Sanhe of Hubei Jinli’s existing bank loan from Hubei Xianning Rural Commercial Bank in the principal amount of RMB 29.93 million (approximately $4.63 million). The existing bank loan did not count toward the purchase price as it is considered to be assumed debt as part of the Hubei Jinli’s net assets. Pursuant to the Agreement, the Cash Portion shall be paid within seven days of the Agreement, and the Acquisition shall be closed within one month after payment of the Cash Portion. On June 21, 2018, Xianning Xiangtian, entered into a supplemental agreement to the Stock Purchase Agreement (the “Supplement Agreement”) with the Sellers, pursuant to which the Sellers have the right to demand that Xianning Xiangtian pay RMB 80.07 million (approximately $12.37 million) plus interest to repurchase the Stock Portion if the Company does not list its common stock on the Nasdaq Stock Market by June 21, 2019.

On June 30, 2018, the parties consummated the Acquisition.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Pursuant to the Supplement Agreement, after the Acquisition, should Hubei Jinli’s annual net profit (the “Net Profit”) exceed RMB 10 million (approximately $1.55 million), Xianning Xiangtian shall pay the Sellers 20% of the Net Profit and if the Net Profit reaches RMB 5 million (approximately $773,000), but less than RMB 10 million (approximately $1.55 million), Xianning Xiangtian shall pay the Sellers 10% of the Net Profit. On August 25, 2018, Xianning Xiangtian and the Sellers amended this annual net profit sharing clause to define the annual net profit sharing period to be one year from June 21, 2018 to June 20, 2019.

On August 11, 2018, Xianning Xiangtian and the Sellers amended the payment term of the Stock Portion which shall have a value equal to RMB 80.07 million (approximately $12.37 million) to comprise three cash installments of 1) first installment of RMB 25 million (approximately $3.95 million) payable by June 20, 2019, 2) second installment of RMB 25 million (approximately $3.95 million) payable by June 20, 2020, and 3) third installment of RMB 30.07 million (approximately $4.75 million) payable by June 20, 2021.

The Company’s acquisition of Hubei Jinli was accounted for as a business combination in accordance with ASC 805. The Company has allocated the purchase price of Hubei Jinli based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. The Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the business combination standard issued by FASB with the valuation methodologies using level 3 inputs, except for other current assets and current liabilities were valued using the cost approach. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed and intangible assets identified as of the acquisition date and considered a number of factors including valuations from independent appraisers. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in general and administrative expense.

For the year ended July 31, 2018, the Company has recognized revenue and net loss for Hubei Jinli subsequent to the closing of June 30, 2018, in amount of $242,663 and $161,799, respectively.

The following table summarizes the consideration transferred to acquire Hubei Jinli at the date of acquisition:

Cash	$6,040,015
Present value of cash installments	10,996,129
Contingent purchase prices payment	137,561
Total consideration at fair value	$17,173,705

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date, which represents the net purchase price allocation at the date of the acquisition of Hubei Jinli based on a valuation performed by an independent valuation firm engaged by the Company:

Fair Value
Cash	$33,402
Accounts receivable, net	2,561,863
Inventories, net	455,247
Advances to suppliers	143,129
Other receivables	8,622
Loan receivables	2,434,381
Plant and equipment	6,550,446
Intangible assets	7,899,887
Deferred tax assets	9,296
Goodwill	3,906,599
Total assets	24,002,871

Short-term loan - bank	(2,114,005)
Current maturities of long-term loan	(3,160,828)
Accounts payable	(357,188)
Advance from customers	(4,099)
Other payables and accrued liabilities	(844,926)
Other payables - related party	(30,200)
Income taxes payable	(317,920)
Total liabilities	(6,829,166)
Net assets acquired	$17,173,705

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

The above fair value valuation is a preliminary assessment. The Company will continue to evaluate the fair value and to be finalized within one year from the acquisition date on June 30, 2018.

Approximately $3.9 million of goodwill arising from the acquisition consists largely of synergies expected from combining the operations of Xianning Xiangtian and Hubei Jinli. None of the goodwill is expected to be deductible for income tax purposes.

There are no changes to the fair value measurement of contingent liability since acquisition as Hubeh Jinli incurred net loss during the one month ended July 31, 2018.

The following unaudited pro forma combined results of operations presents the Company’s financial results as if the acquisition of Hubei Jinli had been completed on August 1, 2015. The unaudited pro forma results do not reflect operating efficiencies or potential cost savings which may result from the consolidation of operations. Accordingly, the unaudited pro forma financial information is not necessarily indicative of the results of operations that the Company would have recognized had we completed the transaction on August 1, 2015. Future results may vary significantly from the results in this pro forma information because of future events and transactions, as well as other factors.

	For the Years Ended
	July 31, 2018	July 31, 2017	July 31, 2016
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$19,049,576	$11,649,664	$14,463,936
Cost of revenue	14,409,989	9,496,952	11,712,326
Gross profit	4,639,587	2,152,712	2,751,610
Total operating expenses	4,359,578	6,235,229	2,547,636
Income (loss) from operations	280,009	(4,082,517)	203,974
Other (expense) income, net	(530,989)	(13,796)	181,317
Income (loss) before income taxes	(250,980)	(4,096,313)	385,291
Income tax expense	(337,243)	(242,822)	(429,847)
Net loss	(588,233)	(4,339,135)	(44,556)
Less: Net income attributable to non-controlling interest	66,883	-	-
Net loss attributable to Xiangtian (USA) Air Power Co. Ltd.	$(655,106)	$(4,339,135)	$(44,556)
Weighted average number of common shares outstanding - basic and diluted	591,042,000	591,042,000	591,042,000
Net loss per common share - basic and diluted	$(0.00)	$(0.01)	$(0.00)

Acquisition of Tianjin Jiabaili

On June 21, 2018, Xianning Xiangtian entered into a share purchase agreement (the “Agreement”) with Wenhe Han and Guifen Wang, former shareholders of Tianjin Jiabaili (collectively the “Sellers”). Neither Xianning Xiangtian nor its affiliates have any material relationship with the Sellers other than with respect to the Agreement.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Pursuant to the Agreement, Xianning Xiangtian agreed to acquire 90% of the capital stock of Tianjin Jiabaili collectively held by the Sellers (the “Acquisition”), for an aggregate consideration of RMB 6,120,000 (approximately $0.9 million), consisting of the following: (a) RMB 3,672,000 (approximately $0.5 million) in cash (the “Cash Portion”); and (b) shares of the Company’s common stock (the “Stock Portion”) which shall have a value equal to RMB 2,448,000 (approximately $0.4 million).

On June 30, 2018, the parties consummated the Acquisition.

On August 12, 2018, Xianning Xiangtian and the Sellers amended the ownership transfer from 90% to 100% and the full payment term of acquisition price of RMB 6,800,000 (approximately $1.0 million) amended to be all cash payment. In addition, Xianning Xiangtian will indefinitely provide 10% of profit sharing of Tianjin Jiabaili to the Sellers.

The Company’s acquisition of Tianjin Jiabaili was accounted for as a business combination in accordance with ASC 805. The Company has allocated the purchase price of Tianjin Jiabaili based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. The Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the business combination standard issued by FASB with the valuation methodologies using level 3 inputs, except for other current assets and current liabilities were valued using the cost approach. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed and intangible assets identified as of the acquisition date and considered a number of factors including valuations from independent appraisers. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in general and administrative expense.

The following table summarizes the consideration transferred to acquire Tianjin Jiabaili at the date of acquisition:

Cash	$1,026,803
Contingent purchase prices payment	203,850
Total consideration at fair value	$1,230,653

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date, which represents the net purchase price allocation at the date of the acquisition of Tianjin Jiabaili based on a valuation performed by an independent valuation firm engaged by the Company:

Fair Value
Cash	$2,731
Other current assets	2,065
Intangible assets	875,802
Goodwill	350,055
Total assets	1,230,653
Total liabilities	-
Net assets acquired	$1,230,653

Approximately $0.4 million of goodwill arising from the acquisition consists largely of synergies expected from combining the operations of Xianning Xiangtian and Tianjin Jiabaili. None of the goodwill is expected to be deductible for income tax purposes.

For years ended July 31, 2018, 2017 and 2016, the impact of the acquisition of Tianjin Jiabaili to the consolidated statements of operations and other comprehensive loss was not material.

Contingent liabilities

Contingent liabilities represent estimated contingent profit sharing payments that the Company agreed to as a purchase price consideration in relation to the acquisition of Hubei Jinli and Tianjin Jiabaili to the former shareholders’ of Hubei Jinli and Tianjin Jiabaili.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Profit sharing payments to former shareholders’ of Hubei Jinli

If Hubei Jinli’s annual net profit (the “Net Profit”) exceed RMB 10 million (approximately $1.55 million), Xianning Xiangtian shall pay the former shareholders of Hubei Jinli 20% of the Net Profit and if the Net Profit reaches RMB 5 million (approximately $773,000), but less than RMB 10 million (approximately $1.55 million), Xianning Xiangtian shall pay the former shareholders of Hubei Jinli 10% of the Net Profit and the annual net profit sharing period is one year from June 21, 2018 to June 20, 2019. As of July 31, 2018, estimated contingent liabilities payables to the former shareholders of Hubei Jinli was $133,570 and classified in the caption “other payables and accrued liabilities” in the accompanying consolidated balance sheets.

Profit sharing payments to former shareholders’ of Tianjin Jiabaili

Xianning Xiangtian shall pay the former shareholders of Tianjin Jiabaili 10% of the Net Profit indefinitely from the date of acquisition on June 30, 2018. As of July 31, 2018, estimated contingent liabilities payables to the former shareholders of Tianjin Jiabaili was $197,935 and classified in the caption “other payables and accrued liabilities” in the accompanying consolidated balance sheets.

Investment payable

Investment payable consists of the following:

Name of Payee	Relationship	Nature	July 31, 2018	July 31, 2017

Sheng Zhou	Former shareholder of Hubei Jinli	Payment for acquisition of Hubei Jinli	$9,069,058	$-
Guifen Wang	Former shareholder of Hubei Jinli	Payment for acquisition of Tianjin Jiabaili	137,587	-
Total			9,206,645	-
Short-term			(2,505,871)	-
Long-term			$6,700,774	$-

The maturities schedule is as follows as of July 31, 2018:

Repayment date	Amount
Due on demand	$137,587
June 2019	2,509,868
June 2020	3,408,891
June 2021	4,100,214
Debt discount	(949,915)
Total	$9,206,645

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Investment payable – related parties

Investment payable – related parties consist of the following:

Name of Related Party	Relationship	Nature	July 31, 2018	July 31, 2017

Wenhe Han	Vice general manager of Tianjin Jaibaili	Payment for acquisition of Tianjin Jiabaili	$261,216	$-
Heping Zhang	General manager of Hubei Jinli	Payment for acquisition of Hubei Jinli	750,286	-
Total			1,011,502	-
Short-term			(507,143)	-
Long-term			$504,359	$-

The maturities schedule is as follows as of July 31, 2018:

Repayment date	Amount
Due on demand ($146,619 was repaid in September 2018)	$261,216
June 2019	256,583
June 2020	256,583
June 2021	308,618
Debt discount	(71,498)
Total	$1,011,502

Debt discount

Debt discount, net of accumulated amortization, totaled $1,021,413 and $0 as of July 31, 2018 and 2017, respectively, are recognized as a reduction of investment payable. Amortization expense related to the debt discount, included in interest expense, was $43,328, $0 and $0 for the years ended July 31, 2018, 2017 and 2016, respectively.

Note 4 – Accounts receivable, net

Accounts receivable, net consist of the following:

	July 31, 2018	July 31, 2017

Accounts receivable	$6,516,935	$2,614,927
Less: allowance for doubtful accounts	(1,374,155)	(1,472,296)
Accounts receivable, net	$5,142,780	$1,142,631

During the year ended July 31, 2018, the Company recognized $119,003 of recovery of allowance for doubtful accounts with foreign currency translation effect of $20,862. During the years ended July 31, 2017 and 2016, the Company recorded a provision of $1,395,152 and $60,242, respectively, related to long outstanding accounts receivables which the Company deemed were no longer collectible. There are no write-off during the years ended July 31, 2018, 2017 and 2016.

Note 5 – Inventories, net

Inventories, net, consist of the following:

	July 31, 2018	July 31, 2017

Raw materials and parts	$1,725,258	$801,437
Work in progress	124,507	54,924
Finished goods	3,291,768	35,661
Total	5,141,533	892,022
Less: allowance for inventory reserve	-	(341,609)
Inventory, net	$5,141,533	$550,413

During the year ended July 31, 2018, the Company written off the allowance for inventory reserve balance of $341,609. During the year ended July 31, 2017, the Company provided a reserve of $341,609 to account for slow moving inventory items which has been reflected as part of cost of sales. There were no such charges during the years ended July 31, 2018 and 2016.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6 – Advances to suppliers, net

As of July 31, 2018, and 2017, the Company had $1,101,472 and $1,168,867, respectively of outstanding advances to suppliers, which mainly represent interest-free cash deposits paid to suppliers for future purchases of raw materials. During the year ended July 31, 2017, the Company provided a reserve of $1,404,565 against certain advances that were made in 2015 for the manufacture of power station components. In 2016, the Company obtained some of the components but returned them after the related contracts were cancelled. At July 31, 2017, the Company reviewed its expectations for future use of these items, and based on its internal forecasts of customer demand, the Company does not anticipate it will enter projects in the next 12 months that will require these parts. Although Company management believes such prepaid advances will ultimately be realizable, a reserve for this amount was established at July 31, 2017 and subsequently written off during the year ended July 31, 2018.

Note 7 – Costs and estimated earnings in excess of billings

Costs in excess of billings relate to certain contracts and consist of the following:

	July 31, 2018	July 31, 2017

Costs in excess of billings on uncompleted contracts ($46,510 represents related party contracts at July 31, 2017)	$2,883,408	$46,510
Costs on contracts not yet recognized	-	2,870,392
Costs in excess of billings	$2,883,408	$2,916,902

Contracts accounted for under the percentage-of-completion method on uncompleted contracts:
Costs and estimated earnings incurred on uncompleted contracts ($172,922 represents related party contracts at July 31, 2017)	$5,025,892	$172,922
Billings to date	(2,142,484)	(126,412)
Costs and estimated earnings in excess of billings	$2,883,408	$46,510

At July 31, 2017, $2,870,392 of inventory delivered in advance of revenue recognition is deferred and included with costs in excess of billings on the accompanying balance sheet.

Note 8 – Deposit for investment

On March 16, 2018, the Company entered into a letter of intent to establish a 60% majority-owned subsidiary for a proposed supermarket project. Pursuant to the letter of intent, the Company paid a deposit to an unrelated party that will be the 40% noncontrolling interest in the proposed project. The deposit was $439,857 (RMB 3,000,000) and is expected to be used as working capital once the subsidiary is formed. On July 20, 2018, the Company rescinded the letter of intent and the unrelated party is required to fund the deposit to the Company by October 20, 2018.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Note 9 – Property, plant and equipment, net

Property, plant and equipment consist of the following:

	July 31, 2018	July 31, 2017

Plant and buildings	$6,662,554	$-
Machinery equipment	6,711,556	5,025,011
Computer and office equipment	251,965	68,422
Vehicle	121,211	68,442
Plant improvement	729,766	-
Construction in progress	256,503	-
Subtotal	14,733,555	5,161,875
Less: accumulated depreciation	(2,767,322)	(831,542)
Property, plant and equipment, net	$11,966,233	$4,330,333

Depreciation expenses for the years ended July 31, 2018, 2017 and 2016 was $439,314, $281,722 and $266,773, respectively. For the years ended July 31, 2018, 2017 and 2016, depreciation included in cost of sales was $88,685, $22,490 and $201,666, respectively. For the years ended July 31, 2018, 2017 and 2016, depreciation included in selling, general and administrative expenses was $350,629, $259,232 and $65,107, respectively.

For the years ended July 31, 2018, 2017 and 2016, a gain of $30,923, $0, and $0 was recognized as a result of equipment sold, respectively.

As of July 31, 2018 and 2017, the Company made payments of $0 and $2,080,436 for the purchases of machinery equipment that had not been accepted and put into service, respectively.

Construction-in-progress consist of the following as of July 31, 2018:

Construction-in-progress description	Value	Estimated completion date	Estimated additional cost to complete
Synthetic raw materials production line	$131,831	Completed in August 2018	$1,520
Factory plantation	113,296	December 2018	62,646
Other miscellaneous items	11,376		-
Total construction-in-progress	$256,503		$64,166

Note 10 – Intangible assets, net

Intangible assets consist of the following:

	July 31, 2018	July 31, 2017

Land use rights	$4,581,082	$-
Technology know-hows	1,829,072	-
Patents, licenses and certifications	2,935,293	-
Less: accumulated amortization	(85,564)	-
Intangible assets, net	$9,260,643	$-

Amortization expenses for the year ended July 31, 2018, 2017 and 2016 amounted to $88,534, $0 and $0, respectively.

Based on the finite-lived intangible assets as of July 31, 2018, the expected amortization expenses are estimated as follows:

Twelve months ending July 31,	Estimated amortization expense

2019	$750,637
2020	750,637
2021	750,197
2022	748,877
2023	638,641
Thereafter	5,621,654
Total	$9,260,643

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Note 11 – Debt

Short-term loan - bank

Outstanding balances of short-term loan - bank consisted of the following:

Bank Name	Maturities	Interest rate	Collateral/ Guarantee	July 31, 2018	July 31, 2017

Wuhan Rural Commercial Bank	May 2019	7.00%	Guarantee by Sheng Zhou and Heping Zheng, former shareholders of Jinli, and three other companies in relation to Sheng Zhou	$733,095	$-

Current maturities of long-term loan

Outstanding balances of current maturities of long-term loan consisted of the following:

Bank Name	Maturities	Interest rate	Collateral/ Guarantee	July 31, 2018		July 31, 2017

Xianning Rural Commercial Bank	October 2018 & April 2019	5.83%	Land use rights, plant and equipment, inventories	$3,069,113	*	$-

* The current maturities of long-term loan were acquired through the acquisition of Hubei Jinli on June 30, 2018 (see Note 3).

The maturities schedule is as follows as of July 31, 2018:

Repayment date	Amount
October 2018	$459,296
April 2019	2,609,817
Total	$3,069,113

Short-term loan – third party

Outstanding balances of short-term loan – third party consisted of the following:

Lender Name	Maturities	Interest rate	Collateral/ Guarantee	July 31, 2018	July 31, 2017

Xianning Zhongying New Energy Service Co. Ltd.	March 2019	4.75%	None	$175,943	$-

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Short-term loans – related parties

Name of Related Party	Relationship	Maturities	Interest rate	Collateral/ Guarantee	July 31, 2018	July 31, 2017

Denghua Zhou	Chief Executive Officer (CEO)	April 2019 & July 2019	None	None	$5,864,759	$-
Jian Zhou	Chairman	May 2019	None	None	703,771	-
Hubei Henghao Real Estate Development Co., Ltd.	Bin Zhou, son of CEO, is the executive director and generate manager	October 2018 (1)	12.00%	None	13,195,707	-
Hubei Henghao Real Estate Development Co., Ltd	Bin Zhou, son of CEO, is the executive director and generate manager	January 2019	4.75%	None	381,209	-
Total					$20,145,446	$-

(1)	In August, September and October 2018, the Company obtained additional loan of approximately $2.1 million and repaid approximately $14.5 million.

Interest expense for the year ended July 31, 2018 amounted to $256,467, including $221,819 related parties interest expenses.

Note 12 – Related party balances and transactions

Sales to related parties

Sanhe Liguang Kelitai Equipment Ltd (“Sanhe Kelitai”)

In August 2016, Sanhe Xiangtian began three construction projects for installation of PV panels with Sanhe Kelitai. Sanhe Kelitai is majority (95%) owned by Zhou Jian, the Company’s Chairman of the Board. During the year ended July 31, 2017, revenue of $170,588 and costs of sales of $147,466 were recognized related to these projects. At July 31, 2017, costs in excess of billings of these contracts totaled $46,510.

For the year ended July 31, 2018, the Company had two construction projects for installation of PV panels with Sanhe Kelitai as well as sold various PV panels products to this related party. Revenue of $128,878 and costs of sales of $112,890 were recognized related to these projects.

Jian Zhou

For the year ended July 31, 2018, the Company had one construction project for installation of PV panels with Jian Zhou’s property. Revenue of $29,013 and costs of sales of $25,823 were recognized related to this project.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Leases with related parties

Sanhe Xiangtian leases its principal office, factory and dormitory from LuckSky Group in Sanhe City, Hebei Province, PRC. LuckSky Group is owned by Deng Rong Zhou, the Company’s former CEO. The space in the office, factory and dormitory being leased are 1296, 5160 and 1200 square meters, respectively. The office and factory space are leased for a rent of $105,053 (RMB 697,248) per year and the dormitory is leased for a rent of $19,527 (RMB 129,600) per year. The leases expire in April 30, 2024 and are subject to renewal with a prior two-month written notice. For the years ended July 31, 2018, 2017, and 2016, rent expense for the lease with Lucksky was $127,182, $125,930 and $127,835, respectively. At July 31, 2018 and 2017, the amount due under the leases was $515,234 and $399,652, respectively. On April 28, 2012, Zhou Jian obtained the right of usage to 44.3 acres of agricultural land where Sanhe Xiangtian’s principal office, factory and dormitory are located for 18 years and 8 months, starting May 1, 2012. The annual price paid for such usage rights is $5,200 (RMB 34,510).

Through August 1, 2015, Sanhe Xiangtian leased a second factory and office in Sanhe City from Sanhe Dong Yi Glass Machine Company Limited (Sanhe Dong Yi), which is owned by Deng Rong Zhou. On August 1, 2015, the lease was terminated, and at July 31, 2016, $246,060 of past rent was due Sanhe Dong Yi. During the year ended July 31, 2017, Sanhe Dong Yi agreed to forgive the liability. As the transaction was between the Company and Zhou Deng Rong, a related party, the Company accounted for the gain as a capital contribution. For the year ended July 31, 2016, rent expense for the lease with Sanhe Dong Yi was $211,701.

During year ended July 31, 2018, Sanhe Xiangtian leased another office in Sanhe City from Sanhe Dong Yi with the lease term expiring on June 14, 2019 for a rent of approximately $7,000 (RMB 48,000) per year. For the year ended July 31, 2018, rent expense for this lease with Sanhe Dong Yi was $22,149.

Related party balances

a.	Short-term loans – related parties (See Note 11)

b.	Other payables – related parties and directors:

Name of Related Party	Relationship	Nature	July 31, 2018	July 31, 2017

Lucksky Group	Owned by Deng Rong Zhou, former CEO	Lease payable	$515,234	$399,652
Sanhe Dong Yi	Owned by Deng Rong Zhou, former CEO	Lease payable	21,113	-
Hubei Hengyi Real Estate Development Co., Ltd.	Bin Zhou, son of CEO, is the executive director and generate manager	Interest payable	211,441	-
Deng Rong Zhou	former CEO	Advances for payment of U.S. Professional Fee	2,748,260	1,953,169
Deng Hua Zhou	CEO	Advances for operational purpose	289,572	86,258
Jian Zhou	Chairman	Advances for operational purpose	436,444	413,989
Zhimin Feng	Legal representative of Jingshan Sanhe	Advances for operational purpose	1,191	-
Wei Gu	General manager of Xiangtian Zhongdian	Advances for operational purpose	6,863	-
Total			$4,230,118	$2,853,068

c.	Investment payables – related parties (See Note 3)

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Note 13 – Significant customer, former related party

Prior to April 10, 2014, Deng Rong Zhou, the Company’s former CEO, owned 70%, and Zhou Jian, the Company’s Chairman, owned the remaining 30% of an entity called Xianning Lucksky Aerodynamic Electricity (“Property Owner/Lessor”). Through April 10, 2014, Property Owner/Lessor’s primary asset was a land use right for approximately 70 acres of land located in Xianning, Hubei Province, PRC. On April 8, 2014, Deng Rong Zhou sold his 70% share interest in Property Owner/Lessor to an individual, and Zhou Jian sold his 30% share interest in Property Owner/Lessor to another individual. The two individuals are unrelated to Deng Rong Zhou or Jian Zhou, or any member of management of the Company, or any of its consolidated subsidiaries or VIE. As such, as of April 8, 2014, the Company, or any of its shareholders, had no relationship to the Xianning Lucksky Aerodynamic Electricity (Property Owner/Lessor).

During the years ended July 31, 2018, 2017, and in the years prior to it, the Company entered into a series of sales contracts with the Property Owner/Lessor and other contracts on two buildings owned by Xianning Lucksky Aerodynamic Electricity (Property Owner/Lessor). These contracts represented approximately $1,156,000, $6,800,000 and $8,700,000 of the Company’s revenue during the years ended July 31, 2018, 2017 and 2016 respectively.

On July 27, 2016, Xianning Xiangtian entered into a rental agreement with Xianning Lucksky Aerodynamic Electricity to lease 4,628 square meters space in a factory in Xianning, Hubei Province, PRC. The space is leased for a rent of $83,132 (RMB 555,360) per year. The lease expires on July 31, 2018, and the Company terminated the lease early in February 2018 when the Company through Xiangtian Zhongdian signed another lease agreement which expires on February 5, 2019 with a rent of approximately $25,000 (RMB 168,922). During the years ended July 31, 2018, 2017 and 2016, rent expense related to these leases was $51,243, $81,480 and $0, respectively.

On July 27, 2018, Xianning Xiangtian entered into a lease with Xianning Lucksky Aerodynamic Electricity Ltd. The space in the factory in Xianning in Hubei province being leased is 3,128 square meters. The factory space is leased for a rent of approximately $17,000 (RMB 114,172) per year from August 1, 2018 to July 31, 2020 and is subject to renewal with a prior one-month written notice.

Note 14 – Employee benefits government plan

The Company participates in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. PRC labor regulations require the Company to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate based on the basic monthly compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; the Company has no further commitments beyond its monthly contribution. At July 31, 2018 and 2017, the outstanding amount due to the local labor bureau was $174,971 and $126,409, respectively, and is included in Other Payables and Accrued Liabilities on the accompanying balance sheets.

Note 15 – Income taxes

Income tax

United States

On December 22, 2017, the “Tax Cuts and Jobs Act” (“The Act”) was enacted. Under the provisions of the Act, the U.S. corporate tax rate decreased from 34% to 21%. As the Company has a July 31 fiscal year-end, the lower corporate income tax rate will be phased in, resulting in a U.S. statutory federal rate of approximately 28.6% for the Company’s fiscal year ending July 31, 2018, and 21% for subsequent fiscal years. Accordingly, we have remeasured the Company’s deferred tax assets on net operating loss carryforwards in the U.S at the lower enacted cooperated tax rate of 21%. However, this remeasurement has no effect on the Company’s income tax expenses as the Company has provided a 100% valuation allowance on its deferred tax assets previously.

Additionally, the Tax Act imposes a one-time transition tax on deemed repatriation of historical earnings of foreign subsidiaries, and future foreign earnings are subject to U.S. taxation. The change in rate has caused us to remeasure all U.S. deferred income tax assets and liabilities for temporary differences and NOL carryforwards and recorded one time income tax payable to be paid in 8 years. However, this one-time transition tax has no effect on the Company’s income tax expenses as the Company has no undistributed foreign earnings prior to December 31, 2017 which the Company has foreign cumulative losses at December 31, 2017.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

British Virgin Islands

Xiangtian BVI is incorporated in the British Virgin Islands and is not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

Xiangtian HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax law, Xiangtian HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

The Company PRC subsidiaries and VIEs are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), Chinese enterprises are subject to income tax at a rate of 25% after appropriate tax adjustments.

Significant components of the income tax expense consisted of the following for the years ended July 31:

	2018	2017	2016
Federal	$-	$-	$-
State	-	-	-
PRC	170,678	263,025	196,099
Total current	170,678	263,025	196,099
Federal	-	-	-
State	-	-	-
PRC	9,469	(104,784)	30,583
Total deferred	9,469	(104,784)	30,583
Provision for income tax	$180,147	$158,241	$226,682

Reconciliation of effective income tax rate is as follows for the years ended July 31:

	2018	2017	2016

Statutory U.S. tax rate	(28.6)%	(34.0)%	(34.0)%
Effect of PRC statutory tax rate	3.6%	9.0%	9.0%
Less: valuation allowance	35.3%	27.5%	52%
Deferred tax expense	(0.8)%	2.4%	8.0%
Nondeductible and nontaxable items	6.6%	(1.3)%	24.4%
Tax expense	16.1%	3.6%	59.4%

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Significant components of the Company’s deferred tax assets as of July 31, 2018 and 2017 are approximately as follows:

	2018	2017

Deferred tax assets:
Net operating loss carry forwards	$911,400	$854,000
Accounts receivable allowance	343,500	348,800
Impairment charges	-	435,400
Accrued liabilities	50,600	148,600
Warranty and other	16,400	19,300
Deferred tax assets before valuation allowance	1,321,900	1,806,100
Less: valuation allowance	(1,321,900)	(1,806,100)
Net deferred tax assets	$-	$-

As of July 31, 2018, the Company had U.S. federal net operating loss carryforwards (“NOLs”) of approximately $3,161,200 that expire beginning in 2029 to 2038 with deferred tax assets of approximately $663,900. As of July 31, 2018, the Company had approximately $970,800 of NOLs related to its PRC subsidiaries and VIEs that expire in years 2019 through 2023 with deferred tax assets of approximately $242,700. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon future generation for taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

The Company evaluated the provisions of ASC 740 related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740 prescribes a comprehensive model for how a company should recognize, present, and disclose uncertain positions that the company has taken or expects to take in its tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the net benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits.” A liability is recognized (or amount of net operating loss carry forward or amount of tax refundable is reduced) for unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC 740.

If applicable, interest costs related to the unrecognized tax benefits are required to be calculated and would be classified as “Other Income (Expense)” in the statement of operations. Penalties would be recognized as a component of “General and Administrative Expenses” in the statement of operations. For the year ended July 31, 2018, $2,783 of estimated interest costs and $80,000 of estimated penalty were recorded in relation to the Company’s late filing of July 31, 2016 and 2017 corporation income tax return. No interest or penalties on unpaid tax were recorded during the years ended July 31, 2017 and 2016, respectively. As of July 31, 2018, and 2017, other than discussed above, no liability for unrecognized tax benefits was required to be reported. The Company does not expect any significant changes in its unrecognized tax benefits in the next year.

Note 16 – Commitments and contingencies

Operating leases

The total future minimum lease payments under the non-cancellable operating leases as of July 31, 2018 are payable as follows:

Year ending July 31,	Minimum lease payment
2019	$660,819
2020	582,392
2021	581,469
2022	581,469
2023	433,237
Thereafter	92,243
Total minimum payments required	$2,931,629

Rental expense of the Company for the year ended July 31, 2018, 2017 and 2016 were $304,663, $212,610 and $127,835, respectively.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Purchase commitment

The total future minimum purchase commitment under the non-cancellable purchase contracts as of July 31, 2018 are payable as follows:

Year ending July 31,	Minimum purchase commitment
2019	$130,695
Thereafter	-
Total minimum payments required	$130,695

Contingencies

On September 23, 2013, the Company issued 60,000,000 shares of restricted common stock at $0.001 per share to Mr. Roy Thomas Phillips, who was then a consultant to the Company and later served as the acting CFO of the Company beginning July 29, 2014, and two other non-related parties obtained a total of 7,000,000 shares of restricted common stock. The shares were issued in contemplation of a secondary offering. The Company takes the position that these shares should be cancelled since no secondary offering was consummated. The Company is taking steps to have these shares canceled. The Company valued the 67,000,000 shares of common stock issued at $67,000 as there was no market for the Company’s common stock and it has limited or no trading; and there is thought to be minimal value in the Company at the time of issuance, therefore the par value is thought to match the assumed market price of the Company’s common stock which is at $0.001 per share. The Company might incur additional expenses to have these shares canceled. On July 24, 2015, 7,000,000 shares issued to two other non-related parties were cancelled. For the years ended July 31, 2018, 2017, and 2016, the dilutive effect of not canceling the 60,000,000 shares is incorporated in the consolidated financial statements as the Company recorded such shares as issued and outstanding. For the years ended July 31, 2018 and 2017, not canceling the 60,000,000 shares has an anti-dilutive effect. The loss per share for the year ended July 31, 2016 remained $0.00, with the dilutive effect of not canceling such shares. If the shares are not voluntarily returned for cancellation, the Company will need to commence litigation in Delaware to obtain a judgment to cancel the shares for lack of consideration. At this time, the Company is unable to estimate the cost such litigation if it takes place.

Variable interest entity structure

In the opinion of management, (i) the corporate structure of the Company is in compliance with existing PRC laws and regulations; (ii) the Contractual Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of Xiangtian Shenzhen and the VIE are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management. If the current corporate structure of the Company or the Contractual Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current corporate structure or the Contractual Arrangements is remote based on current facts and circumstances.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Note 17 – Stockholders’ equity

In June 2017, the Board of Directors adopted a stock incentive plan named Xiangtian (USA) Air Power Co. Ltd. 2017 Stock Incentive Plan (the “Plan”) with 30 million shares ready for issuances.

As of July 31, 2018, we had not made any awards under the Plan. In the future, we may adopt and establish an equity incentive plan pursuant to which awards may be granted if the Company’s Compensation Committee determines that it is in the best interests of the Company’s stockholders and the Company to do so.

Note 18 – Concentrations

Customer concentration risk

For the year ended July 31, 2018, three customers accounted for 23.3%, 19.1% and 15.0% of the Company’s total revenues. For the year ended July 31, 2017, two customers accounted for 71.4% and 11.8% of the Company’s total revenues. For the year ended July 31, 2016, one customer accounted for 80.3% of the Company’s total revenues.

As of July 31, 2018, three customers accounted for 32.0%, 15.0% and 12.3% of the total balance of accounts receivable. As of July 31, 2017, two customers accounted for 62.4% and 10.2% of the total balance of accounts receivable.

Vendor concentration risk

For the year ended July 31, 2018, four vendors accounted for 19.0%, 18.3%, 15.4% and 10.9% of the Company’s total purchases. For the year ended July 31, 2017, four vendors accounted for 13.6%, 11.6%, 11.2% and 10.9% of the Company’s total purchases. For the year ended July 31, 2016, two vendors accounted for 66.5% and 12.9% of the Company’s total purchases.

As of July 31, 2018, four vendors accounted for 29.8%, 15.7%, 14.0% and 11.7% of the total balance of accounts payable. As of July 31, 2017, three vendors accounted for 34.8%, 21.1% and 13.7% of the total balance of accounts payable.

Note 19 – Segment reporting

Starting in April 2018, the Company’s chief operating decision maker begins to evaluate performance and to determine resource allocations based on a number of factors, the primary measure being income from operations of the Company’s six reportable divisions in the PRC: Sanhe Xiangtian, Xianning Xiangtian, Xiangtian Zhongdian, Jingshan Sanhe, Hubei Jinli, and Tianjin Jiabaili, which does not has any operations as of July 31, 2018. Prior period numbers are broken down for comparative purpose.

These reportable divisions are consistent with the way the Company manages its business, each division operates under separate management groups and produces discrete financial information. The accounting principles applied at the operating division level in determining income (loss) from operations is generally the same as those applied at the consolidated financial statement level.

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

The following represents results of division operations for the years ended July 31, 2018, 2017 and 2016:

	2018	2017	2016
Revenues:
Sanhe Xiangtian	$9,488,621	$9,472,865	$10,839,955
Xianning Xiangtian	946,780	48,506	-
Jingshan Sanhe	909,713	-	-
Xiangtian Zhongdian	3,682,011	-	-
Hubei Jinli	242,663	-	-
Consolidated revenues	$15,269,788	$9,521,371	$10,839,955

	2018	2017	2016
Gross profit:
Sanhe Xiangtian	$1,678,488	$910,106	$1,197,152
Xianning Xiangtian	250,714	68,058	-
Jingshan Sanhe	225,038	-	-
Xiangtian Zhongdian	445,710	-	-
Hubei Jinli	38,374	-	-
Consolidated gross profit	$2,638,324	$978,164	$1,197,152

	2018	2017	2016
Income (loss) from operations:
Sanhe Xiangtian	$385,643	$(3,653,553)	$(278,728)
Xianning Xiangtian	(394,376)	(436,327)	(742)
Jingshan Sanhe	34,279	-	-
Xiangtian Zhongdian	267,118	-	-
Hubei Jinli	(125,633)	-	-
Tianjin Jiabaili	(23,784)	-	-
All four holding entities	(992,678)	(325,589)	(247,241)
Consolidated loss from operations	$(849,431)	$(4,415,469)	$(526,711)

	2018	2017	2016
Net income (loss) attributable to controlling interest:
Sanhe Xiangtian	$274,981	$(3,688,902)	$(263,054)
Xianning Xiangtian	(650,479)	(436,007)	(742)
Jingshan Sanhe	25,006	-	-
Xiangtian Zhongdian	156,059	-	-
Hubei Jinli	(161,799)	-	-
Tianjin Jiabaili	(23,817)	-	-
All four holding entities	(986,256)	(439,250)	(344,388)
Consolidated net loss attributable to controlling interest	$(1,366,305)	$(4,564,159)	$(608,184)

	2018	2017	2016
Depreciation and amortization expenses:
Sanhe Xiangtian	$260,404	$261,585	$266,773
Xianning Xiangtian	69,932	20,137	-
Jingshan Sanhe	1,345	-	-
Xiangtian Zhongdian	100,468	-	-
Hubei Jinli	79,178	-	-
Tianjin Jiabaili	16,521	-	-
Consolidated depreciation and amortization expenses	$527,848	$281,722	$266,773

	2018	2017	2016
Interest expense:
Sanhe Xiangtian	$12,827	$-	$-
Xianning Xiangtian	256,048	-	-
Hubei Jinli	30,920	-	-
Consolidated interest expense	$299,795	$-	$-

Xiangtian (USA) Air Power Co. Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

	2018	2017	2016
Capital expenditures:
Sanhe Xiangtian	$97,534	$1,940,552	$91,814
Xianning Xiangtian	2,987	48,643	-
Jingshan Sanhe	450,249	-	-
Xiangtian Zhongdian	36,076	-	-
Hubei Jinli	1,154	-	-
Consolidated capital expenditures	$588,000	$1,989,195	$91,814

Total assets of each division as of July 31, 2018 and 2017 consist of the following:

	2018	2017
Total assets:
Sanhe Xiangtian	$11,355,619	$10,756,296
Xianning Xiangtian	4,689,100	2,314,052
Jingshan Sanhe	3,513,449	-
Xiangtian Zhongdian	12,620,210	-
Hubei Jinli	22,489,702	-
Tianjin Jiabaili	4,111,706	-
All four holding entities	248,164	288,511
Consolidated assets	$59,027,950	$13,358,859

Note 20 – Quarterly unaudited results

The results of operations by quarter for the years ended July 31, 2018, 2017 and 2016 are as follows:

	2018
	(in thousands, except per share information)
	Q1	Q2	Q3	Q4
Net revenue	$355	$232	$424	$14,259	*
Gross profit	$38	$57	$115	$2,428	*
Net income (loss)	$(856)	$(669)	$(682)	$841
Net income (loss) per share, basic and diluted	$(0.00)	$(0.00)	$(0.00)	$0.00

*During the quarter ended July 31, 2018, the Company recognized sales and installation of power generation systems of approximately $2.1 million with gross profit of approximately $343,000 and sales of products of approximately $1.5 million with gross profit of approximately $245,000, which the completion of installation and delivery of products were occurred during the quarter ended July 31, 2017. These revenues were contributed from the same customer and being deferred and recognized during the quarter ended July 31, 2018 mainly due the collectability were assured after additional inspections of the Company’s projects and products with payment approval in September 2018 before the issuance of the Company’s year ended July 31, 2018 financial statements. The Company also performed impairment testing on the deferred cost (See Note 7) as of July 31, 2017 and determined no allowance on deferred cost were deemed necessary as the Company’s products can easily be dismantled and resold above its deferred cost if the Company were unable to pass the second inspections.

	2017
	(in thousands, except per share information)
	Q1	Q2	Q3	Q4
Net revenue	$87	$966	$3,277	$5,191
Gross profit	$15	$132	$512	$319
Net loss	$(651)	$(321)	$(109)	$(3,483)
Net loss per share, basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.01)

	2016
	(in thousands, except per share information)
	Q1	Q2	Q3	Q4
Net revenue	$66	$3	$8,940	$1,831
Gross profit	$5	$1	$983	$208
Net income (loss)	$(212)	$(226)	$279	$(449)
Net income (loss) per share, basic and diluted	$(0.00)	$(0.00)	$0.00	$(0.00)

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co., Ltd.)

Unaudited Condensed Consolidated Balance Sheets

(Stated in U.S. Dollars)

	October 31, 2018	July 31, 2018
	(Unaudited)
ASSETS
Current assets
Cash	$25,882,003	$14,245,783
Notes receivable	491,700	1,303,443
Accounts receivable, net	2,791,284	5,142,780
Inventories, net	5,530,021	5,141,533
Advances to suppliers	4,713,028	1,101,472
Costs and estimated earnings in excess of billings	2,815,830	2,883,408
Prepaid expenses	1,150,088	1,364,501
Other receivables	79,328	77,228
Other receivables - related party	14,335	-
Loan receivables	-	1,759,428
Deposit for investment	415,723	439,857
Total current assets	43,883,340	33,459,433

Other assets
Property, plant and equipment, net	11,958,536	11,966,233
Intangible assets, net	8,870,063	9,260,643
Prepaid expenses - non-current	240,936	208,498
Deferred tax assets	17,125	-
Goodwill	4,041,069	4,133,143
Total other assets	25,127,729	25,568,517

Total assets	$69,011,069	$59,027,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term loan - bank	$716,764	$733,095
Current maturities of long-term loan	2,551,678	3,069,113
Short-term loan - third party	-	175,943
Short-term loans - related parties	2,924,396	20,145,446
Accounts payable	3,542,566	5,349,445
Advance from customers	25,221,474	8,326,929
Other payables and accrued liabilities	2,259,597	2,424,228
Other payables - related parties and director	4,997,573	4,230,118
Income taxes payable	1,146,808	898,424
Current maturities of investment payable	134,522	2,505,871
Current maturities of investment payable - related parties	355,290	507,143
Total current liabilities	43,850,668	48,365,755

Other liabilities
Investment payable	5,474,241	6,700,774
Investment payable - related parties	498,872	504,359
Total other liabilities	5,973,113	7,205,133

Total liabilities	49,823,781	55,570,888

Commitments and contingencies

Equity
Preferred stock: $0.001 par value, 100,000,000 shares authorized, none issued and outstanding	-	-
Common stock: $0.001 par value, 1,000,000,000 shares authorized, 591,042,000 shares issued and outstanding as of October 31 and July 31, 2018	591,042	591,042
Additional paid-in capital	24,393,071	9,860,068
Subscription receivable	(310,000)	(310,000)
Statutory reserves	258,030	108,487
Accumulated deficit	(5,517,175)	(6,743,399)
Accumulated other comprehensive loss	(1,290,762)	(932,061)
Total XT Energy Group, Inc. common shareholders’ equity	18,124,206	2,574,137

Noncontrolling interest	1,063,082	882,925

Total equity	19,187,288	3,457,062

Total liabilities and equity	$69,011,069	$59,027,950

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co., Ltd.)

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Stated in U.S. Dollars)

(Unaudited)

	For the Three Months Ended October 31,
	2018	2017

Revenue-products	$19,599,106	$305,640
Revenue-installation of power systems	389,332	49,554
Total revenue	19,988,438	355,194

Cost of sales-products	15,435,353	279,645
Cost of sales-installation of power systems	357,570	37,999
Total cost of sales	15,792,923	317,644

Gross profit	4,195,515	37,550

Operating expenses:
Selling expenses	113,062	15,970
General and administrative expenses	1,705,709	870,182
Recovery of doubtful accounts	(164,887)	-
Total operating expenses	1,653,884	886,152

Income (loss) from operations	2,541,631	(848,602)

Other (expenses) income
Other (expenses) income, net	30,755	(4,431)
Interest income	9,195	328
Interest expense	(477,228)	-
Total other expenses, net	(437,278)	(4,103)

Income (loss) before income taxes	2,104,353	(852,705)

Income tax expense	(526,144)	(2,835)

Net income (loss)	1,578,209	(855,540)

Less: Net income attributable to non-controlling interest	202,442	-

Net income (loss) attributable to XT Energy Group, Inc.	$1,375,767	$(855,540)

Net income (loss)	$1,578,209	$(855,540)

Foreign currency translation adjustment	(380,986)	89,875

Total comprehensive income (loss)	1,197,223	(765,665)

Less: Comprehensive income attributable to non-controlling interest	180,157	-

Comprehensive income (loss) attributable to XT Energy Group, Inc.	$1,017,066	$(765,665)

Net income (loss) per common share - basic and diluted	$0.00	$(0.00)

Weighted average number of common shares outstanding - basic and diluted	591,042,000	591,042,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co., Ltd.)

Unaudited Condensed Consolidated Statements of Cash Flows

(Stated in U.S. Dollars)

	For the Three Months Ended October 31,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$1,578,209	$(855,540)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation expense	216,106	82,133
Amortization expense	186,902	-
Deferred tax expense	(17,369)	-
Provision for (recovery of) allowance for doubtful accounts	(164,887)	1,576
Amortization of debt discount	123,819	-
Rent contributed by shareholders	-	1,500
Changes in operating assets and liabilities
Notes receivable	793,842	-
Accounts receivable	2,433,645	689,234
Inventories	(510,184)	(86,650)
Advances to suppliers	(3,687,827)	216,339
Costs and estimated earnings in excess of billings	3,391	147,155
Prepaid expenses	149,023	-
Other receivables	(3,875)	(5,032)
Accounts payable	(1,711,721)	(824,213)
Advance from customers	17,323,053	(318,408)
Other payables and taxes payable	153,686	(50,168)
Net cash provided by (used in) operating activities	16,865,813	(1,002,074)

Cash flows from investing activities:
Payment to former shareholders on businesses acquired	(3,701,600)	-
Purchases of property and equipment	(478,662)	-
Refund of deposit investment	14,539	-
Collection of loan receivable	1,744,708	-
Issuance of notes receivable	-	(150,766)
Net cash used in investing activities	(2,421,015)	(150,766)

Cash flows from financing activities:
Borrowings from related parties and directors	779,761	-
Capital contribution from shareholders	14,533,003	-
Payments of short-term loan - bank	(455,453)	-
Payments of third party loan	(174,471)	-
Proceeds from related party loans	2,035,492	147,661
Payments of related party loans	(19,046,392)	-
Net cash provided by (used in) financing activities	(2,328,060)	147,661

Effect of exchange rate change on cash	(480,518)	96,904

Net change in cash	11,636,220	(908,275)

Cash - beginning of period	14,245,783	1,156,969

Cash - end of period	$25,882,003	$248,694

Supplemental disclosure of cash flow information:
Interest paid	$49,848	$-
Income tax paid	$271,296	$8,808

Supplemental non-cash investing and financing information:
Rent contributed by shareholders	$-	$1,500
Receipt of property, plant and equipment from deposit made in prior year	$-	$1,839,603
Transfers from advances to suppliers to inventories	$-	$305,819

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 – Nature of business and organization

XT Energy Group, Inc., formerly known as Xiangtian (USA) Air Power Co. Ltd. (the “Company” or “XT Energy”) was incorporated in the State of Delaware on September 2, 2008 as Goa Sweet Tours Ltd. On April 17, 2012, the Company entered into certain share purchase agreements, by and among Luck Sky International Investment Holdings Limited (“Lucky Sky”), an entity owned and controlled by Zhou Deng Rong, the former Chief Executive Officer and director of the Company, and certain of the Company’s former stockholders who owned, in the aggregate, 7,200,000 shares of the Company’s common stock (90% of the then outstanding shares). On May 15, 2012, Luck Sky purchased all 7,200,000 shares for an aggregate of $235,000. Effective May 29, 2012, the Company’s name was changed to “Xiangtian (USA) Air Power Co., Ltd.”.

On May 30, 2014, the Company purchased 100% of the issued and outstanding shares of Luck Sky (Hong Kong) Aerodynamic Electricity Limited (“Xiangtian HK”) from its sole shareholder, Zhou Jian, who is also the Chairman of the Company. As a result of the acquisition, Xiangtian HK became the Company’s wholly owned subsidiary and the wholly owned subsidiary of Xiangtian HK in the People’s Republic of China (“China,” or the “PRC”), Luck Sky Aerodynamic and Luck Sky (Shenzhen) Aerodynamic Electricity Limited (“Xiangtian Shenzhen”) became the Company’s indirect subsidiary through Xiangtian HK.

Effective October 31, 2016, the Company was reincorporated in Nevada as a result of its merger with and into our wholly owned Nevada subsidiary.

The Company is engaged in a variety of energy-related businesses through its subsidiaries and controlled entities in China. One of the businesses is in the field of Compressed Air Energy Storage in China and produces electricity generation systems that combine its compressed air storage technology with photovoltaic (“PV”) panels to achieve a continuous supply of power under weather conditions that are unfavorable to the generation of electricity from PV panels alone. The sales and installation of power generation systems and PV systems and the sales of PV Panels, air compression equipment and heat pump products have been carried through the Company’s variable interest entities (“VIE”), Sanhe Luck Sky Electrical Engineering Co., Ltd. (“Sanhe Xiangtian”) and Xianning Xiangtian Energy Holding Group Co. Ltd. (“Xianning Xiangtian”), formerly known as Xianning Sanhe Power Equipment Manufacturing Co. Ltd.

In March 2018, Xianning Xiangtian formed Xiangtian Zhongdian (Hubei) New Energy Co. Ltd. (“Xiangtian Zhongdian”), a joint venture in China, in which Xianning Xiangtian holds a 70% ownership interest with the remaining 30% ownership held by Nanjing Zhongdian Photovoltaic Co. Ltd. Xiangtian Zhongdian is in the business of manufacturing and sales of PV panels.

In April 2018, Xianning Xiangtian formed a wholly owned subsidiary, Jingshan Sanhe Xiangtian New Energy Technology Co. Ltd. (“Jingshan Sanhe”), which engaged in the business of researching, manufacturing and sales of high-grade synthetic fuel products.

In June 2018, Xianning Xiangtian acquired Hubei Jinli Hydraulic Co., Ltd. (“Hubei Jinli”), which is engaged in the business of manufacturing and sales of hydraulic parts and electronic components, and acquired Tianjin Jiabaili Petroleum Products Co. Ltd. (“Tianjin Jiabaili”), which is engaged in the business of manufacturing and sales of petroleum products (See Note 3 – Business combinations).

In August 2018, Xianning Xiangtian formed a wholly owned subsidiary, Xianning Xiangtian Trade Co. Ltd. (“Xiangtian Trade”), which is engaged in the business of trading chemical raw materials for the purpose of providing a stable supply for fuel product operation. Xiangtian Trade has no operations since it was incorporated.

In September and October 2018, Mr. Jian Zhou, the Company’s chairman and a shareholder of Xianning Xiangtian provided Chinese Renminbi (“RMB”) 100,000,000 (approximately $14.5 million) as capital contribution to Xianning Xiangtian.

On November 5, 2018, the Company changed its name to XT Energy Group, Inc. through a merger with and into a newly formed, wholly-owned subsidiary, which subsidiary was formed for purposes of the name change.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

Reorganization

On September 30, 2018, Xiangtian Shenzhen terminated its variable interest entity agreements (the “VIE Agreements”) as part of its restructuring to facilitate the shift of business focus between entities controlled by the Company. After the restructuring, the Company’s headquarters is located in the city of Xianning, Hubei Province, and Sanhe Xiangtian, the Company’s previous headquarters, located in the city of Sanhe, Hebei Province, became the Company’s sales office. The VIE Agreements include the following:

●	Framework Agreement on Business Cooperation, dated July 25, 2014, by and between Xiangtian Shenzhen and Sanhe Xiangtian;

●	Exclusive Management, Consulting and Training and Technical Service Agreement, dated July 25, 2014, by and between Xiangtian Shenzhen and Sanhe Xiangtian;

●	Exclusive Option Agreement, dated July 25, 2014, by and among Xiangtian Shenzhen, Sanhe Xiangtian and all the shareholders of Sanhe Xiangtian (“Shanhe Xiangtian Shareholders”);

●	Equity Pledge Agreement, dated July 25, 2014, by and among Xiangtian Shenzhen, Sanhe Xiangtian and the Shanhe Xiangtian Shareholders;

●	Know-How Sub-License Agreement, dated July 25, 2014, by and between Xiangtian Shenzhen and Sanhe Xiangtian; and

●	Powers of Attorney of the Sanhe Xiangtian Shareholders dated July 25, 2014.

In connection with the termination of the VIE Agreements, on September 30, 2018, Sanhe Xiangtian transferred its 100% equity interest of Xianning Xiangtian to the Sanhe Xiangtian Shareholders and the Sanhe Xiangtian Shareholders transferred their 100% equity interest of Sanhe Xiangtian to Xianning Xiangtian. As a result of the foregoing equity transfers, Sanhe Xiangtian became a wholly owned subsidiary of Xianning Xiangtian.

On the same day, the Company, through Xiangtian Shenzhen and Xiangtian HK, entered into a new series of variable interest entity agreements (“New VIE Agreements”), pursuant to which Xianning Xiangtian became the Company’s new contractually controlled affiliate. The New VIE Agreements allow us to:

●	exercise effective control over Xianning Xiangtian;

●	receive substantially all of the economic benefits of Xianning Xiangtian; and

●	have an exclusive option to purchase all or part of the equity interests in Xianning Xiangtian when and to the extent permitted by the laws of the PRC.

Framework Agreement on Business Cooperation

Pursuant to the Framework Agreement on Business Cooperation between Xiangtian Shenzhen and Xianning Xiangtian, the parties agreed to enter into a series of agreements, including Agreement of Exclusive Management, Consulting and Training and Technical Service, Know-How Sub-License Agreement, Equity Pledge Agreement, Exclusive Option Agreement and Power of Attorney. Specifically, Xiangtian Shenzhen will dispatch an operative team to Xianning Xiangtian to assist with Xianning Xiangtian with its planning and managing and regular business operations. The parties agree to share the cooperation profits as set forth in the New VIE Agreements. The term of cooperation is 10 years and may be unilaterally extended by Xiangtian Shenzhen.

Agreement of Exclusive Management, Consulting and Training and Technical Service

Pursuant to the Agreement of Exclusive Management, Consulting and Training and Technical Service between Xiangtian Shenzhen and Xianning Xiangtian, Xianning Xiangtian engaged Xiangtian Shenzhen to provide consulting, training, management services and technical support exclusively for a term of 10 years, which may be unilaterally extended by Xiangtian Shenzhen. Xianning Xiangtian agrees to pay Xiangtian Shenzhen a service fee equal to one hundred percent (100%) of Xianning Xiangtian’s net income determined pursuant to the generally accepted accounting principles, payable quarterly.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

Exclusive Option Agreement

Pursuant to the Exclusive Option Agreement among Xiangtian Shenzhen, Xiangtian HK, Xianning Xiangtian and the shareholders holding an aggregate of 100% of Xianning Xiangtian’s equity interest (“Xianning Xiangtian Shareholders”), the Xianning Xiangtian Shareholders irrevocably granted Xiangtian Shenzhen and Xiangtian HK an exclusive option to purchase from them, at its discretion, to the extent permitted under the PRC law, all or part of their equity interest in Xianning Xiangtian, and the purchase price will be the lowest price permitted by applicable PRC laws. The timing, method and times of exercise of this option to purchase is within Xiangtian Shenzhen and Xiangtian HK’s sole discretion. In addition, each of the Xianning Xiangtian Shareholders agrees to waive their respective preemptive right when the other shareholder transfers the equity interest of Xianning Xiangtian to Xiangtian Shenzhen or its designated party. The Xianning Xiangtian Shareholders further agree, among other things, without prior written consent of Xiangtian Shenzhen and Xiangtian HK, not to transfer, sell or pledge their equity interest of Xianning Xiangtian. Without the prior written consent of Xiangtian Shenzhen and Xiangtian HK, Xianning Xiangtian may not amend its articles of association, change the amount and structure of its registered capital or sell any of its assets or beneficial interest.

Equity Pledge Agreement

Pursuant to the Equity Pledge Agreement among Xiangtian Shenzhen, Xianning Xiangtian and the Xianning Xiangtian Shareholders, the Xianning Xiangtian Shareholders pledged all of their respective equity interest in Xianning Xiangtian to Xiangtian Shenzhen to guarantee the performance of Xianning Xiangtian’s obligations under the New VIE Agreements, other than the Equity Pledge Agreement. Xiangtian Shenzhen will be deemed to have created the encumbrance of first order in priority on the pledged equity interest. In the event of any breach of the VIE Agreements, other than this Equity Pledge Agreement, or failure to satisfy the guaranteed obligations, Xiangtian Shenzhen will have the right to dispose of the pledged equity interest. The Xianning Xiangtian Shareholders may receive dividends or share profits only with prior consent from Xiangtian Shenzhen, and such dividends and profits will be deposited into a bank account designated by and under supervision of Xiangtian Shenzhen and to be used for repayment of any liability due to any breach of the VIE Agreements by Xianning Xiangtian or the Xianning Xiangtian Shareholders. The agreement will remain effective until the termination of the VIE Agreements, other than this Equity Pledge Agreement.

Know-How Sub-License Agreement

Pursuant to the Know-How Sub-License Agreement between Xiangtian Shenzhen and Xianning Xiangtian, Xiangtian Shenzhen agreed to grant an exclusive and non-transferable sublicense to use the patents, patent applications and all related trade secrets and technology and improvements on photovoltaic installation and the air energy storage power generation technology (“Technology”) but without sublease right in the territory of China, exclusive of the Hong Kong Special Administrative Region, the Macao Special Administrative Region and the Taiwan Region for the purpose of the agreement. Xianning Xiangtian agreed to pay Xiangtian Shenzhen a quarterly royalty fee equal to five percent (5%) of Xianning Xiangtian’s gross revenue of each quarter. The shareholders of Xianning Xiangtian pledged all of their equity interest of Xianning Xiangtian as collateral for the royalty fee payable under this agreement. The agreement will remain effective throughout the entire duration of Xianning Xiangtian operations, unless terminated by Xiangtian Shenzhen with a 30-day prior written notice.

Power of Attorney

Pursuant to the Powers of Attorney executed by the Xianning Xiangtian Shareholders, each of the shareholders irrevocably appointed Xiangtian Shenzhen as his attorney-in-fact to exercise any and all rights as a shareholder of Xianning Xiangtian, including, but not limited to, the right to attend shareholders’ meetings, to execute shareholders’ resolutions, to sell, assign, transfer or pledge any or all of his equity interest of Xianning Xiangtian, to vote as a shareholder for all matters, as well as full power to execute equity transfer agreement as referenced in the Exclusive Option Agreement and to perform under the Exclusive Option Agreement and Equity Pledge Agreement without limitation. Xiangtian Shenzhen is also authorized to transfer, allocate or use any cash dividends and non-cash income in accordance with the respective shareholder’s instructions and to exercise all the necessary rights associated with the equity interest at Xiangtian Shenzhen’s sole discretion and without the consent of the Xianning Xiangtian Shareholders. The Powers of Attorney will remain effective as long as the Xianning Xiangtian Shareholders remain the shareholders of Xianning Xiangtian.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

Spousal Consent Letters

Pursuant to the Spousal Consent Letters, each of the spouses of the Xianning Xiang Shareholders unconditionally and irrevocably agreed to the execution of the Equity Pledge Agreement, Exclusive Option Agreement and Power of Attorney entered by her spouse and the disposal of equity interest of Xianning Xiangtian held by her spouse. Each of the spouses also agreed that she will not assert any rights over the equity interest in Xianning Xiangtian held by and registered in the name of her respective spouse. The Xianning Xiangtian Shareholders’ actions to perform, amend or termination the above-mentioned agreement do not need their spouses’ authorization or consent. In addition, in the event that any of the spouses obtains any equity interest in Xianning Xiangtian held by her respective spouse for any reason, such spouse agrees to enter into similar contractual arrangements.

All of the Company’s operations are through its VIEs located in the PRC.

The accompanying unaudited condensed consolidated financial statements reflect the activities of XT Energy and each of the following entities:

Name	Background	Ownership
Xiangtian HK	● A Hong Kong company	100% owned by XT Energy

Xiangtian BVI	● A British Virgin Islands company	100% owned by XT Energy

Xiangtian Shenzhen	● A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”)	100% owned by Xiangtian HK

Sanhe Xiangtian

●       A PRC limited liability company

●       Incorporated on July 8, 2013

●       Sales and installation of power generation systems and PV systems and sales of PV Panels, air compression equipment and heat pump products

VIE of Xiangtian Shenzhen prior to September 30, 2018 and became subsidiary of Xianning Xiangtian on September 30, 2018 and thereafter

Xianning Xiangtian	● A PRC limited liability company ● Incorporated on May 30, 2016 ● Manufacturing and sales of air compression equipment and heat pump products	100% owned by Sanhe Xiangtian prior to September 30, 2018 and became VIE of Xiangtian Shenzhen on September 30, 2018 and thereafter

Xiangtian Zhongdian	● A PRC limited liability company ● Incorporated on March 7, 2018 ● Manufacturing and sales of PV panels	70% owned by Xianning Xiangtian

Jingshan Sanhe	● A PRC limited liability company ● Incorporated on April 17, 2018 ● Researching, manufacturing and sales of high-grade synthetic fuel products	100% owned by Xianning Xiangtian

Hubei Jinli	● A PRC limited liability company ● Incorporated on December 27, 2004 and acquired on June 30, 2018 ● Manufacturing and sales of hydraulic parts and electronic components	100% owned by Xianning Xiangtian

Tianjin Jiabaili	● A PRC limited liability company ● Incorporated on April 10, 2007 and acquired on June 30, 2018 ● Manufacturing and sales of petroleum products	100% owned by Xianning Xiangtian

Xiangtian Trade	● A PRC limited liability company ● Incorporated on August 9, 2018 ● Trading chemicals raw materials for the purpose of providing a stable supply for synthetic fuel product operation of the Company	100% owned by Xianning Xiangtian

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

Note 2 – Summary of significant accounting policies

Liquidity

In assessing the Company’s liquidity, the Company monitors and analyzes its cash on-hand and its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations. Debt financing in the form of loans payable and loans from related parties have been utilized to finance the working capital requirements of the Company. As of October 31, 2018, the Company’s net working capital was approximately $33,000 and the Company had cash of approximately $25.9 million. Although the Company believes that it can realize its current assets in the normal course of business, the Company’s ability to repay its current obligations will depend on the future realization of its current assets and the future operating revenues generated from its operations.

The Company expects to realize the balance of its current assets within the normal operating cycle of a twelve month period. If the Company is unable to realize its current assets within the normal operating cycle of a twelve month period, the Company may have to consider supplementing its available sources of funds through the following sources:

●	the Company will continuously seek equity financing to support its working capital;

●	other available sources of financing from PRC banks and other financial institutions;

●	financial support and credit guarantee commitments from the Company’s related parties or to obtain due date extension of approximately $5.5 million current payable balance as of October 31, 2018 from its related parties.

Based on the above considerations, the Company’s management is of the opinion that it has sufficient funds to meet the Company’s working capital requirements and debt obligations as they become due one year from the date of this report. However, there is no assurance that management will be successful in their plans. There are a number of factors that could potentially arise that could undermine the Company’s plans, such as changes in the demand for the Company’s products or installations, PRC government policy, economic conditions, and competitive pricing in the industries that the Company operated in.

Basis of presentation

The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s unaudited condensed consolidated financial statements are expressed in U.S. dollars.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair presentation of the Company’s financial position, its results of operations and its cash flows, as applicable, have been made. Interim results are not necessarily indicative of results to be expected for the full year. The information included in this Form 10-Q should be read in conjunction with information included in the Company’s July 31, 2018 annual report on Form 10-K filed on October 30, 2018.

Principles of consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIEs for which the Company or its subsidiary is the primary beneficiary and the VIEs’ subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

Use of estimates and assumptions

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s unaudited condensed consolidated financial statements include the estimated cost used to calculate the percentage of completion recognized in the Company’s revenues, the useful lives of property, plant and equipment, impairment of long-lived assets, allowance for accounts receivable doubtful accounts, allowance for inventory obsolescence reserve, allowance for advance to suppliers doubtful accounts, allowance for deferred tax assets, fair value of the assets and the liabilities of the entity acquired through its business combination, valuation of warranty reserves, contingent consideration liabilities, and the accrual of potential liabilities. Actual results could differ from these estimates.

Variable interest entities

On September 30, 2018, Xiangtian Shenzhen terminated the VIE Agreements as part of its restructuring to facilitate the shift of business focus between entities controlled by the Company. After the restructuring, the Company’s headquarter is now located in the city of Xianning, Hubei Province, and Sanhe Xiangtian, the Company’s previous headquarters, located in the city of Sanhe, Hebei Province, has become the Company’s sales office. The VIE Agreements include the following:

●	Framework Agreement on Business Cooperation, dated July 25, 2014, by and between Xiangtian Shenzhen and Sanhe Xiangtian;

●	Exclusive Management, Consulting and Training and Technical Service Agreement, dated July 25, 2014, by and between Xiangtian Shenzhen and Sanhe Xiangtian;

●	Exclusive Option Agreement, dated July 25, 2014, by and among Xiangtian Shenzhen, Sanhe Xiangtian and Shanhe Xiangtian Shareholders;

●	Equity Pledge Agreement, dated July 25, 2014, by and among Xiangtian Shenzhen, Sanhe Xiangtian and the Shanhe Xiangtian Shareholders;

●	Know-How Sub-License Agreement, dated July 25, 2014, by and between Xiangtian Shenzhen and Sanhe Xiangtian; and

●	Powers of Attorney of the Sanhe Xiangtian Shareholders dated July 25, 2014.

In connection with the termination of the VIE Agreements, on September 30, 2018, Sanhe Xiangtian transferred its 100% equity interest of Xianning Xiangtian to the Sanhe Xiangtian Shareholders and the Sanhe Xiangtian Shareholders transferred their 100% equity interest of Sanhe Xiangtian to Xianning Xiangtian. As a result of the foregoing equity transfers, Sanhe Xiangtian became a wholly owned subsidiary of Xianning Xiangtian.

On the same day, the Company, through Xiangtian Shenzhen and Xiangtian HK, entered into the New VIE Agreements, pursuant to which Xianning Xiangtian became the Company’s new contractually controlled affiliate.

The principal terms of the agreements entered into among Xianning Xiangtian and Xiangtian Shenzhen, the primary beneficiary, are described below:

●	Framework Agreement on Business Cooperation, entered between Xiangtian Shenzhen and Xianning Xiangtian, pursuant to which Xiangtian Shenzhen and Xianning Xiangtian have agreed to enter into a series of VIE agreements and to cooperate in all prospective of Xianning Xiangtian’s business operation and management.

●	Agreement of Exclusive Management, Consulting and Training and Technical Service, entered between Xiangtian Shenzhen and Xianning Xiangtian, pursuant to which Xiangtian Shenzhen has agreed to provide Xianning Xiangtian with complete business support and technical support and related management, training and consulting services. In consideration for such services, Xiangtian Shenzhen is entitled to receive an amount equal to 100% of Xianning Xiangtian’s net income.

●	Exclusive Option Agreement, entered among Xiangtian HK, Xiangtian Shenzhen, Zhou Deng Rong, Zhou Jian and Xianning Xiangtian, pursuant to which Zhou Deng Rong and Zhou Jian, the owners of Xianning Xiangtian, have granted to Xiangtian Shenzhen and Xiangtian HK the irrevocable right and option to acquire all of their equity interests in Xianning Xiangtian.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

●	Equity Pledge Agreement, entered among Xiangtian Shenzhen, Zhou Deng Rong, Zhou Jian, and Xianning Xiangtian, pursuant to which Zhou Deng Rong and Zhou Jian, the owners of Xianning Xiangtian, have pledged all of their rights, titles and interests in Xianning Xiangtian to Xiangtian Shenzhen to guarantee Xianning Xiangtian’s performance of its obligations under all the other VIE Agreements.

●	Know-How Sub-License Agreement, entered between Xiangtian Shenzhen and Xianning Xiangtian, pursuant to which Xiangtian Shenzhen has granted Xianning Xiangtian an exclusive right to use and develop a series of aerodynamics related patents and technologies with respect to electrical generation for commercial and residential structures, not including automobile and wind towers. Xiangtian Shenzhen possesses the rights licensed under this agreement through two license agreements dated September 30, 2018 with Zhou Deng Rong, Zhou Jian and Lucksky Group, the owners of the aforesaid patents and technologies. For the sublicense contemplated under this agreement, Xianning Xiangtian will pay Xiangtian Shenzhen an annual royalty fee of five percent of revenue. For the quarter ended October 31, 2018, the annual royalty fee was waived by Xiangtian Shenzhen; and

●	Power of Attorney. Pursuant to a power of attorney, each of the Xianning Xiangtian stockholders agreed to irrevocably entrust Xiangtian Shenzhen with the stockholder voting rights and other stockholder rights for representing them to exercise such rights at the stockholders’ meeting of Xianning Xiangtian in accordance with applicable laws and its Article of Association, including, but not limited to, the right to sell or transfer all or any of their equity interest in Xianning Xiangtian, and appoint and vote for the directors and Chairman of Xianning Xiangtian as the authorized representative of the Xianning Xiangtian stockholders. The term of each proxy and voting agreement is as long as each of the Xianning Xiangtian stockholders is a shareholder of Xianning Xiangtian and is binding on any transferee.

●	Spousal Consent Letters. Pursuant to the Powers of Attorney executed by the Xianning Xiangtian Shareholders, each of the shareholders irrevocably appoints Xiangtian Shenzhen as his attorney-in-fact to exercise any and all rights as a shareholder of Xianning Xiangtian, including, but not limited to, the right to attend shareholders’ meetings, to execute shareholders’ resolutions, to sell, assign, transfer or pledge any or all of his equity interest of Xianning Xiangtian, to vote as a shareholder for all matters, as well as full power to execute equity transfer agreement as referenced in the Exclusive Option Agreement and to perform under the Exclusive Option Agreement and Equity Pledge Agreement without limitation. Xiangtian Shenzhen is also authorized to transfer, allocate or use any cash dividends and non-cash income in accordance with the respective shareholder’s instructions and to exercise all the necessary rights associated with the equity interest at Xiangtian Shenzhen’s sole discretion and without the consent of the Xianning Xiangtian Shareholders. The Powers of Attorney will remain effective as long as the Xianning Xiangtian Shareholders remain the shareholders of Xianning Xiangtian.

The Framework Agreement and the Exclusive Management Agreement have initial terms of ten years but each contains a renewal provision that allows Xiangtian Shenzhen to extend the term of such agreements at its sole option by written notice with no limitation as to such extensions. The Know-How Sub-License Agreement is valid for the duration of Xianning Xiangtian’s operation. The other agreements are of unlimited duration.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

The Company’s total assets and liabilities presented in the accompanying unaudited condensed consolidated financial statements represent substantially all of total assets and liabilities of the VIE because the other entities in the consolidation are non-operating holding entities with nominal assets and liabilities. The following financial statement amounts and balances of the VIE were included in the accompanying unaudited condensed consolidated financial statements as of October 31, 2018 and July 31, 2018 and for the three months ended October 31, 2018 and 2017, respectively:

	October 31, 2018	July 31, 2018

Current assets	$43,646,134	$33,240,433
Non-current assets	25,127,729	25,568,517
Total assets	$68,773,863	$58,808,950

Current liabilities	$41,506,532	$46,576,026
Non-current liabilities	5,973,113	7,205,133
Total liabilities	$47,479,645	$53,781,159

	For the three months ended October 31, 2018	For the three months ended October 31, 2017

Revenues	$19,988,438	$355,194
Gross Profit	$4,195,515	$37,550
Income (loss) from operations	$3,037,062	$(687,677)
Net income (loss)	$1,869,784	$(691,802)

Business Combinations

The purchase price of an acquired company is allocated between tangible and intangible assets acquired and liabilities assumed from the acquired business based on their estimated fair values, with the residual of the purchase price recorded as goodwill. The results of operations of the acquired business are included in the Company’s operating results from the date of acquisition.

Cash

Cash denominated in RMB with a US dollar equivalent of $25,844,616 and $14,207,358 at October 31, 2018 and July 31, 2018, respectively, were held in accounts at financial institutions located in the PRC‚ which is not freely convertible into foreign currencies. In addition, these balances are not covered by insurance. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness The Company and its subsidiaries and VIE have not experienced any losses in such accounts and do not believe the cash is exposed to any significant risk.

Notes Receivable

Notes receivable represents commercial notes due from various customers where the customers’ banks have guaranteed the payments. The notes are noninterest bearing and normally paid within three to six months. The Company has the ability to submit requests for payments to the customer’s banks earlier than the scheduled payments date, but will incur an interest charge and a processing fee.

Accounts Receivable, net

Accounts receivables, net, are recognized and carried at original invoiced amount less an allowance for any uncollectible accounts. The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debts determined by management are based on historical experience as well as the current economic climate and are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary.

Inventories, net

Inventories, net, consist of raw materials, work in progress and finished goods and are stated at the lower of cost or net realizable value using the weighted average method. When appropriate, allowances to inventories are recorded to write down the cost of inventories to their net realizable value. As of October 31, 2018 and July 31, 2018, there were no such allowances.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

Advances to Suppliers, net

Advances to suppliers, net, are cash deposited or advanced to outside vendors or services providers for future inventory purchases or future services. This amount is refundable and bears no interest. For any advances to suppliers determined by management that such advances will not be in receipts of inventories or refundable, the Company will recognize an allowance account to reserve such balances. Management reviews its advances to suppliers on a regular basis to determine if the allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary.

Costs and Estimated Earnings in Excess of Billings

Costs and estimated earnings in excess of billings represents revenues recognized in excess of amounts billed. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the unaudited condensed consolidated financial statements.

Loans Receivables

Loans receivables represents interest free advances to the former shareholder of Hubei Jinli by the Company prior to the acquisition of Hubei Jinli on June 30, 2018. These advances were unsecured and due on demand. Full outstanding balance of $1,759,428 of loan receivables as of July 31, 2018 were repaid in August 2018.

Property, Plant and equipment, net

Property, plant and equipment are stated at cost net of accumulated depreciation and impairment losses. Depreciation is provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service. Estimated useful lives are as follows, taking into account the assets’ estimated residual value:

Classification	Estimated Useful Life	Estimated Residual Value
Plant and buildings	5-20 years	0-5%
Machinery equipment	5-10 years	0-5%
Computer and office equipment	3-10 years	0-5%
Vehicles	5-10 years	0-5%
Plant improvement	20 years	0-5%

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of operations and other comprehensive loss. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized.

Construction-in-progress represents contractor and labor costs, design fees and inspection fees in connection with the construction of the Company’s production warehouses, cafeteria, and employee dormitory. No depreciation is provided for construction-in-progress until it is completed and placed into service.

Intangible assets, net

Intangible assets, net, are stated at cost, less accumulated amortization. Amortization expense is recognized on the straight-line basis over the estimated useful lives of the assets as follows:

Classification	Estimated Useful Life
Land use rights	50 years
Technology know-hows	10 years
Patents, licenses and certifications	3-10 years

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

All land in the PRC is owned by the government; however, the government grants “land use rights.” The Company has obtained rights to use various parcels of land for 50 years through the acquisition of Hubei Jinli in June 2018.

Technology know-hows, including LSC Hand-Held Diesel Pump, CB-39 Motor Oil Pump, 0-16 MPa series hydraulic cylinder, brake cylinder and hydraulic value, and certain special operating licenses were acquired through the acquisition of Hubei Jinli and Tianjin Jiabaili in June 2018 with estimated finite useful lives between 4.5 years to 10 years.

Certain PV panel certifications were contributed by the Company’s noncontrolling interest shareholders as capital contribution in March 2018 with an estimated finite useful lives of 10 years.

The Company also acquired a safety production license with a finite useful of 3 years in June 2018.

Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiaries at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. Goodwill is carried at cost less accumulated impairment losses. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the consolidated statements of operations and comprehensive loss. Impairment losses on goodwill are not reversed. As of October 31 and July 31, 2018, no impairment of goodwill was recognized.

Impairment for Long-Lived Assets

Long-lived assets, including plant and equipment and intangible with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of October 31, 2018 and July 31, 2018, no impairment of long-lived assets was recognized.

Subscription receivable

Subscription receivable represents unpaid capital contribution from its shareholders.

Fair Value Measurement

The Company applies the provisions of Accounting Standards Codification (“ASC”) Subtopic 820-10, “Fair Value Measurements”, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

There were no assets or liabilities measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820 as of October 31, 2018.

The following table sets forth by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of October 31, 2018:

Financial liabilities	Carrying Value as of October 31, 2018	Fair Value Measurements at October 31, 2018 Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Contingent payment consideration liabilities (see Note 3)	$324,121	$-	$-	$324,121

Financial liabilities	Carrying Value as of July 31, 2018	Fair Value Measurements at July 31, 2018 Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Contingent payment consideration liabilities (see Note 3)	$331,505	$-	$-	$331,505

The following is a reconciliation of the beginning and ending balance of the assets and liabilities measured at fair value on a recurring basis for the three months ended October 31, 2018 and for the year ended July 31, 2018:

	October 31, 2018	July 31, 2018
Beginning balance	$331,505	$-
Contingent liability obligated from business combinations	-	341,411
Exchange rate effect	(7,384)	(9,906)
Ending balance	$324,121	$331,505

The Company believes the carrying amount reported in the consolidated balance sheet for cash, notes receivable, accounts receivable, inventories, advance to suppliers, costs and estimated earnings in excess of billings, prepaid expenses, other receivables, loan receivables, short-term loans, accounts payable, advances from customers, other payables and accrued liabilities, tax payables and short-term investment payable approximate fair value because of the short-term nature of such instruments. The carrying amount of long-term investment payable reported in the consolidated balance sheets at carrying value, which approximates fair value as the rate of amortization of investment payment discount used were similar to interest rate charged by the bank in the PRC. As of October 31 and July 31, 2018, long-term investment payable balance was $5,973,113, net of discount of $876,577 and $7,205,133, net of discount of $869,173, respectively.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

Revenue Recognition

On August 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (ASC Topic 606) using the modified retrospective method for contracts that were not completed as of July 31, 2018. This did not result in an adjustment to the retained earnings upon adoption of this new guidance as the Company’s revenue was recognized based on the amount of consideration expected to receive in exchange for satisfying the performance obligations.

The core principle underlying the revenue recognition ASU is that the Company will recognize revenue to represent the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. The Company’s revenue streams are recognized over time for the Company’s sale and installation of power generation systems and are recognized at a point in time for the Company’s sale of products.

The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue. Upon adoption, the Company evaluated its revenue recognition policy for all revenue streams within the scope of the ASU under previous standards and using the five-step model under the new guidance and confirmed that there were no differences in the pattern of revenue recognition.

Sale and installation of power generation systems

Sales of power generation system in conjunction of system installation are generally recognized based on the Company’s efforts or inputs to the satisfaction of a performance obligation using an input measure method, which essentially the same as the percentage of completion method prior to August 1, 2018 for its installation project. Therefore, take into account the costs, estimated earnings and revenue to date on contracts not yet completed. Revenue recognized is that percentage of the total contract price that costs expended to date bear to anticipated final total costs, based on current estimates of costs to complete. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and supplies. Adjustments to the original estimates of the total contract revenue, total contract costs, or the extent of progress toward completion are often required as work progresses. Such changes and refinements in estimation are reflected in reported results of operations as they occur; if material, the effects of changes in estimates are disclosed in the notes to the unaudited condensed consolidated financial statements.

The key assumptions used in the estimate of costs to complete relate to the unit material cost, the quantity of materials to be used, the installation cost and those indirect costs related to contract performance. The estimate of unit material cost is reviewed and updated on a quarterly basis, based on the updated information available in the supply markets. The estimate of material quantity to be used for completion and the installation cost is also reviewed and updated on a quarterly basis, based on the updated information on the progress of project execution. If the supply market conditions or the progress of project execution were different, it is likely that materially different amounts of contract costs would be used in the percentage of completion method of accounting. Thus the uncertainty associated with those estimates may impact the Company’s unaudited condensed consolidated financial statements. Selling, general, and administrative costs are charged to expense as incurred. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the unaudited condensed consolidated financial statements. Claims for additional contract costs are recognized upon a signed change order from the customer.

The installation revenues and sales of equipment and system component are combined and considered as one performance obligation. The promises to transfer the equipment and system component and installation are not separately identifiable, which is evidencing by the fact that the Company provides a significant services of integrating the goods and services into a power generation system for which the customer has contracted. The Company currently do not have any modification of contract and the contract currently does not have any variable consideration.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

Sales of products

The Company continues to derive its revenues from sales contracts with its customers with revenues being recognized upon delivery of products. Persuasive evidence of an arrangement is demonstrated via sales contract and invoice; and the sales price to the customer is fixed upon acceptance of the sales contract and there is no separate sales rebate, discount, or other incentive. Such revenues are recognized at a point in time after all performance obligations are satisfied and based on when control of goods transfer to a customer, which is generally similar to when its delivery has occurred prior to August 1, 2018.

The Company’s disaggregate sale of products streams for the three months ended October 31, 2018 and 2017 are summarized as follows:

	For the three months Ended October 31, 2018	For the three months Ended October 31, 2017
Revenues
PV panels and others	$9,101,844	$305,640
Air compression equipment and other components	1,001,211	-
Heat pumps	4,243,564	-
High-grade synthetic fuel	4,096,752	-
Hydraulic parts and electronic components	1,155,735	-
Total revenue	$19,599,106	$305,640

Warranty

The Company generally provides limited warranties for work performed under its contracts. The warranty periods typically extend for up to five years following substantial completion of the Company’s work on a project. At the time a sale is recognized, the Company records estimated future warranty costs under ASC 460. Such estimated costs for warranties are estimated at completion and these warrants are not service warranties separately sold by the Company. Generally, the estimated claim rates of warranty are based on actual warranty experience or Company’s best estimate. There were no such reserves record for the three months ended October 31, 2018 and 2017. No right of return exists on sales of inventory. As of October 31 and July 31, 2018, accrued warranty expense amounted to $64,325 and $67,651, respectively, and classified in the caption “other payables and accrued liabilities” in the accompanying unaudited condensed consolidated balance sheets.

Advertising costs

Advertising costs are expensed as incurred and included in selling and general and administrative expenses. Advertising costs amounted to $31,972 and $0 for the three months ended October 31, 2018 and 2017, respectively.

Employee benefit

The full-time employees of the Company are entitled to staff welfare benefits including medical care, housing fund, pension benefits, unemployment insurance and other welfare, which are government mandated defined contribution plans. The Company is required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued. Total expenses for the plans were $42,722 and $26,327 for the three months ended October 31, 2018 and 2017, respectively.

Value added taxes

The Company is subject to value added tax (“VAT”). Revenue from sales of goods purchased from other entities is generally subject to VAT at the rate of 16% starting in May 2018 or at the rate of 17% in April 2018 and prior. The Company is entitled to a refund for VAT already paid on goods purchased. The VAT balance is recorded in other payables on the consolidated balance sheets. Revenues are presented net of applicable VAT.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

Income taxes

The Company accounts for income taxes in accordance with U.S. GAAP for income taxes. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the unaudited condensed consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. PRC tax returns filed in 2015 to 2017 are subject to examination by any applicable tax authorities.

Comprehensive Income (Loss)

The Company follows the provisions of the Financial Accounting Standards Board (the “FASB”) ASC 220 “Reporting Comprehensive Income”. Comprehensive income (loss) is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The Company had other comprehensive (loss) income of ($380,986) and 89,875 for the three months ended October 31, 2018 and 2017, respectively, from foreign currency translation adjustments.

Foreign Currency Translation

The reporting currency of the Company is the United States Dollars. The functional currency of the Company is the Chinese Renminbi (“RMB”) as substantially all of the Company’s PRC subsidiaries’ operations use this denomination. Foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary assets and liabilities are translated at the exchange rates prevailing at the transaction date. Revenues and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in results of operations.

For the purpose of presenting these financial statements of subsidiaries in PRC, the Company’s assets and liabilities are expressed in United States Dollars at the exchange rate on the balance sheet date, which is 6.9758 and 6.8204 as of October 31, 2018 and July 31, 2018, respectively; stockholders’ equity accounts are translated at historical rates, and income and expense items are translated at the weighted average exchange rate during the period, which is 6.8779 and 6.6227 for the three months ended October 31, 2018 and 2017, respectively. The resulting translation adjustments are reported under accumulated other comprehensive income (loss) in the stockholders’ equity section of the unaudited condensed consolidated balance sheets.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

For the purpose of presenting these financial statements of the subsidiary in Hong Kong, the Company’s assets and liabilities are expressed in United States Dollars at the exchange rate on the balance sheet date, which is 7.8404 and 7.8490 as of October 31, 2018 and July 31, 2018, respectively; stockholders’ equity accounts are translated at historical rates, and income and expense items are translated at the weighted average exchange rate during the period, which is 7.8417, 7.8135 for the three months ended October 31, 2018 and 2017, respectively. The resulting translation adjustments are reported under accumulated other comprehensive loss in the stockholders’ equity section of the unaudited condensed consolidated balance sheets.

Earnings (loss) per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted loss per share gives effect to all dilutive potential of shares of common stock outstanding during the period including stock options or warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of stock options or warrants), and convertible debt or convertible preferred stock, using the if-converted method. Loss per share excludes all potential dilutive shares of common stock if their effect is anti-dilutive. There were no potential dilutive securities for the three months ended October 31, 2018 and 2017.

Statutory Reserves

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). For foreign invested enterprises and joint ventures in the PRC, annual appropriations should be made to the “reserve fund”. For foreign invested enterprises, the annual appropriation for the “reserve fund” cannot be less than 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under PRC GAAP at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulate loss. For the three months ended October 31, 2018 and 2017, the Company has contributed $149,543 and $0, respectively, to the statutory reserves.

Contingencies

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company’s management does not expect any liability from the disposition of such claims and litigation individually or in the aggregate would have a material adverse impact on the Company’s unaudited condensed consolidated financial position, results of operations and cash flows.

Recently issued accounting pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This update will require the recognition of a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, for all leases with terms longer than 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. ASU 2016-02 is effective for annual and interim reporting periods beginning after December 15, 2018. Early adoption is permitted. Upon adoption, leases will be recognized and measured at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on its unaudited condensed consolidated financial statements and related disclosures.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

In February 2018, the FASB issued ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this Update affect any entity that is required to apply the provisions of Topic 220, Income Statement – Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (1) for public business entities for reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. Management does not believe the adoption of this ASU would have a material effect on the Company’s unaudited condensed consolidated financial statements.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation such as segregating the selling and general and administrative expenses for comparative purpose. These reclassifications have no effect on the reported revenues, net income (loss) or total assets.

Note 3 – Business combinations

Acquisition of Hubei Jinli

On June 21, 2018, Xianning Xiangtian entered into a share purchase agreement (the “Jinli Agreement”) with Sheng Zhou and Heping Zhang, former shareholders of Hubei Jinli (collectively the “Jinli Sellers”). Neither Xianning Xiangtian nor its affiliates have any material relationship with the Jinli Sellers other than with respect to the Jinli Agreement.

Pursuant to the Jinli Agreement, Xianning Xiangtian agreed to acquire 100% of the capital stock of Hubei Jinli collectively held by the Jinli Sellers (the “Jinli Acquisition”), for an aggregate consideration of RMB 150 million (approximately $23.18 million), consisting of the following: (a) RMB 40 million (approximately $6.18 million) in cash (the “Jinli Cash Portion”); and (b) shares of the Company’s common stock (the “Jinli Stock Portion”) which shall have a value equal to RMB 80.07 million (approximately $12.37 million). The price per share will be determined by the average daily closing price of Xiangtian’s common stock for the period from January 1, 2018 to June 30, 2018; and (c) an assumption by Xianning Sanhe of Hubei Jinli’s existing bank loan from Hubei Xianning Rural Commercial Bank in the principal amount of RMB 29.93 million (approximately $4.63 million). The existing bank loan did not count toward the purchase price as it is considered to be assumed debt as part of the Hubei Jinli’s net assets. Pursuant to the Jinli Agreement, the Jinli Cash Portion shall be paid within seven days of the Jinli Agreement, and the Jinli Acquisition shall be closed within one month after payment of the Jinli Cash Portion. On June 21, 2018, Xianning Xiangtian, entered into a supplemental agreement to the Stock Purchase Agreement (the “Supplement Agreement”) with the Jinli Sellers, pursuant to which the Jinli Sellers have the right to demand that Xianning Xiangtian pay RMB 80.07 million (approximately $12.37 million) plus interest to repurchase the Stock Portion if the Company does not list its common stock on the Nasdaq Stock Market by June 21, 2019.

On June 30, 2018, the parties consummated the Jinli Acquisition.

Pursuant to the Supplement Agreement, after the Jinli Acquisition, should Hubei Jinli’s annual net profit (the “Jinli Net Profit”) exceed RMB 10 million (approximately $1.55 million), Xianning Xiangtian shall pay the Jinli Sellers 20% of the Jinli Net Profit and if the Jinli Net Profit reaches RMB 5 million (approximately $773,000), but less than RMB 10 million (approximately $1.55 million), Xianning Xiangtian shall pay the Jinli Sellers 10% of the Jinli Net Profit. On August 25, 2018, Xianning Xiangtian and the Jinli Sellers amended this annual net profit sharing clause to define the annual net profit sharing period to be one year from June 21, 2018 to June 20, 2019.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

On August 11, 2018, Xianning Xiangtian and the Jinli Sellers amended the payment term of the Jinli Stock Portion which shall have a value equal to RMB 80.07 million (approximately $12.37 million) to comprise three cash installments of 1) first installment of RMB 25 million (approximately $3.95 million) payable by June 20, 2019, 2) second installment of RMB 25 million (approximately $3.95 million) payable by June 20, 2020, and 3) third installment of RMB 30.07 million (approximately $4.75 million) payable by June 20, 2021.

The Company’s acquisition of Hubei Jinli was accounted for as a business combination in accordance with ASC 805. The Company has allocated the purchase price of Hubei Jinli based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. The Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the business combination standard issued by the FASB with the valuation methodologies using level 3 inputs, except for other current assets and current liabilities were valued using the cost approach. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed and intangible assets identified as of the acquisition date and considered a number of factors including valuations from independent appraisers. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in general and administrative expense.

The following table summarizes the consideration transferred to acquire Hubei Jinli at the date of acquisition:

Cash	$6,040,015
Present value of cash installments	10,996,129
Contingent purchase prices payment	137,561
Total consideration at fair value	$17,173,705

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date, which represents the net purchase price allocation at the date of the acquisition of Hubei Jinli based on a valuation performed by an independent valuation firm engaged by the Company:

Fair Value
Cash	$33,402
Accounts receivable, net	2,561,863
Inventories, net	455,247
Advances to suppliers	143,129
Other receivables	8,622
Loan receivables	2,434,381
Plant and equipment	6,550,446
Intangible assets	7,899,887
Deferred tax assets	9,295
Goodwill	3,906,599
Total assets	24,002,871

Short-term loan - bank	(2,114,005)
Current maturities of long-term loan	(3,160,828)
Accounts payable	(357,188)
Advance from customers	(4,099)
Other payables and accrued liabilities	(844,926)
Other payables - related party	(30,200)
Income taxes payable	(317,920)
Total liabilities	(6,829,166)
Net assets acquired	$17,173,705

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

The above fair value valuation is a preliminary assessment. The Company will continue to evaluate the fair value and to be finalized within one year from the acquisition date on June 30, 2018.

Approximately $3.9 million of goodwill arising from the acquisition consists largely of synergies expected from combining the operations of Xianning Xiangtian and Hubei Jinli. None of the goodwill is expected to be deductible for income tax purposes.

There are no changes to the fair value measurement of contingent liability since acquisition as there is no material change to Hubei Jinli’s operations for the three months ended October 31, 2018.

The following unaudited pro forma combined results of operations presents the Company’s financial results as if the acquisition of Hubei Jinli had been completed on August 1, 2017. The unaudited pro forma results do not reflect operating efficiencies or potential cost savings which may result from the consolidation of operations. Accordingly, the unaudited pro forma financial information is not necessarily indicative of the results of operations that the Company would have recognized had we completed the transaction on August 1, 2017. Future results may vary significantly from the results in this pro forma information because of future events and transactions, as well as other factors.

For the Three Months Ended
October 31, 2017
Revenue	$1,078,936
Cost of revenue	563,317
Gross profit	515,619
Total operating expenses	1,130,635
Loss from operations	(615,016)
Other expense, net	(4,103)
Loss before income taxes	(619,119)
Income tax expense	(2,835)
Net loss attributable to XT Energy Group, Inc.	$(621,954)
Weighted average number of common shares outstanding - basic and diluted	591,042,000
Net loss per common share - basic and diluted	$(0.00)

Acquisition of Tianjin Jiabaili

On June 21, 2018, Xianning Xiangtian entered into a share purchase agreement (the “Jiabaili Agreement”) with Wenhe Han and Guifen Wang, former shareholders of Tianjin Jiabaili (collectively the “Jiabaili Sellers”). Neither Xianning Xiangtian nor its affiliates have any material relationship with the Jiabaili Sellers other than with respect to the Jiabaili Agreement.

Pursuant to the Jiabaili Agreement, Xianning Xiangtian agreed to acquire 90% of the capital stock of Tianjin Jiabaili collectively held by the Jiabaili Sellers (the “Jiabaili Acquisition”), for an aggregate consideration of RMB 6,120,000 (approximately $0.9 million), consisting of the following: (a) RMB 3,672,000 (approximately $0.5 million) in cash (the “Jiabaili Cash Portion”); and (b) shares of the Company’s common stock (the “Jiabaili Stock Portion”) which shall have a value equal to RMB 2,448,000 (approximately $0.4 million).

On June 30, 2018, the parties consummated the Jiabaili Acquisition.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

On August 12, 2018, Xianning Xiangtian and the Jiabaili Sellers amended the ownership transfer from 90% to 100% and the full payment term of acquisition price of RMB 6,800,000 (approximately $1.0 million) amended to be all cash payment. In addition, Xianning Xiangtian will indefinitely provide 10% of profit sharing of Tianjin Jiabaili to the Jiabaili Sellers.

The Company’s acquisition of Tianjin Jiabaili was accounted for as a business combination in accordance with ASC 805. The Company has allocated the purchase price of Tianjin Jiabaili based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. The Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the business combination standard issued by the FASB with the valuation methodologies using level 3 inputs, except for other current assets and current liabilities were valued using the cost approach. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed and intangible assets identified as of the acquisition date and considered a number of factors including valuations from independent appraisers. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in general and administrative expense.

The following table summarizes the consideration transferred to acquire Tianjin Jiabaili at the date of acquisition:

Cash	$1,026,803
Contingent purchase prices payment	203,850
Total consideration at fair value	$1,230,653

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date, which represents the net purchase price allocation at the date of the acquisition of Tianjin Jiabaili based on a valuation performed by an independent valuation firm engaged by the Company:

Fair Value
Cash	$2,731
Other current assets	2,065
Intangible assets	875,802
Goodwill	350,055
Total assets	1,230,653
Total liabilities	-
Net assets acquired	$1,230,653

Approximately $0.4 million of goodwill arising from the acquisition consists largely of synergies expected from combining the operations of Xianning Xiangtian and Tianjin Jiabaili. None of the goodwill is expected to be deductible for income tax purposes.

For three months ended October 31, 2017, the impact of the acquisition of Tianjin Jiabaili to the consolidated statements of operations and other comprehensive loss was not material.

Contingent liabilities

Contingent liabilities represent estimated contingent profit sharing payments that the Company agreed to as a purchase price consideration in relation to the acquisition of Hubei Jinli and Tianjin Jiabaili to the former shareholders’ of Hubei Jinli and Tianjin Jiabaili.

Profit sharing payments to former shareholders’ of Hubei Jinli

If Jinli Net Profit exceed RMB 10 million (approximately $1.55 million), Xianning Xiangtian shall pay the former shareholders of Hubei Jinli 20% of the Jinli Net Profit and if the Jinli Net Profit reaches RMB 5 million (approximately $773,000), but less than RMB 10 million (approximately $1.55 million), Xianning Xiangtian shall pay the former shareholders of Hubei Jinli 10% of the Jinli Net Profit and the annual net profit sharing period is one year from June 21, 2018 to June 20, 2019. As of October 31, 2018, estimated contingent liabilities payables to the former shareholders of Hubei Jinli was $130,594 and classified in the caption “other payables and accrued liabilities” in the accompanying unaudited condensed consolidated balance sheets.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

Profit sharing payments to former shareholders’ of Tianjin Jiabaili

Xianning Xiangtian shall pay the former shareholders of Tianjin Jiabaili 10% of the Tianjin Jiabaili’s annual net profit indefinitely from the date of acquisition on June 30, 2018. As of October 31, 2018, estimated contingent liabilities payables to the former shareholders of Tianjin Jiabaili was $193,527 and classified in the caption “other payables and accrued liabilities” in the accompanying unaudited condensed consolidated balance sheets.

Investment payable

Investment payable consists of the following:

Name of Payee	Relationship	Nature	October 31, 2018	July 31, 2018

Sheng Zhou	Former shareholder of Hubei Jinli	Payment for acquisition of Hubei Jinli	$5,474,241	$9,069,058
Guifen Wang	Former shareholder of Hubei Jinli	Payment for acquisition of Tianjin Jiabaili	134,522	137,587
Total			5,608,763	9,206,645
Short-term			(134,522)	(2,505,871)
Long-term			$5,474,241	$6,700,774

The maturities schedule is as follows as of October 31, 2018:

Repayment date	Amount
Due on demand	$134,522
June 2019	101,257
June 2020	2,179,328
June 2021	4,008,874
Debt discount	(815,218)
Total	$5,608,763

Investment payable – related parties

Investment payable – related parties consist of the following:

Name of Related Party	Relationship	Nature	October 31, 2018	July 31, 2018

Wenhe Han	Vice general manager of Tianjin Jiabaili	Payment for acquisition of Tianjin Jiabaili	$112,044	$261,216
Heping Zhang	General manager of Hubei Jinli	Payment for acquisition of Hubei Jinli	742,118	750,286
Total			854,162	1,011,502
Short-term			(355,290)	(507,143)
Long-term			$498,872	$504,359

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

The maturities schedule is as follows as of October 31, 2018:

Repayment date	Amount
Due on demand	$112,044
June 2019	250,867
June 2020	250,867
June 2021	301,743
Debt discount	(61,359)
Total	$854,162

Debt discount

Debt discount, net of accumulated amortization, totaled $876,577 and $1,021,413 as of October 31, 2018 and July 31, 2018, respectively, are recognized as a reduction of investment payable. Amortization expense related to the Debt discount, included in interest expense, was $123,819 and $0 for the three months ended October 31, 2018 and 2017, respectively.

Note 4 – Accounts receivable, net

Accounts receivable, net consist of the following:

	October 31, 2018	July 31, 2018

Accounts receivable	$3,972,252	$6,516,935
Less: allowance for doubtful accounts	(1,180,968)	(1,374,155)
Accounts receivable, net	$2,791,284	$5,142,780

During the three months ended October 31, 2018, the Company recognized $164,887 of recovery of allowance for doubtful accounts with foreign currency translation effect of $28,300. During the three months ended October 31, 2017, the Company recorded a provision of $1,576 related to certain outstanding accounts receivables which the Company deemed were no longer collectible.

Note 5 – Inventories, net

Inventories, net, consist of the following:

	October 31, 2018	July 31, 2018

Raw materials and parts	$1,329,830	$1,725,258
Work in progress	125,046	124,507
Finished goods	4,075,145	3,291,768
Total	5,530,021	5,141,533
Less: allowance for inventory reserve	-	-
Inventory, net	$5,530,021	$5,141,533

Note 6 – Costs and estimated earnings in excess of billings

Costs in excess of billings relate to certain contracts and consist of the following:

	October 31, 2018	July 31, 2018
Costs and estimated earnings incurred on uncompleted contracts	$5,300,349	$5,025,892
Billings to date	(2,484,519)	(2,142,484)
Costs and estimated earnings in excess of billings	$2,815,830	$2,883,408

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

Note 7 – Deposit for investment

On March 16, 2018, the Company entered into a letter of intent to establish a 60% majority-owned subsidiary for a proposed supermarket project. Pursuant to the letter of intent, the Company paid a deposit to an unrelated party that will be the 40% noncontrolling interest in the proposed project. The deposit was $439,857 (RMB 3,000,000) and is expected to be used as working capital once the subsidiary is formed. On July 20, 2018, the Company rescinded the letter of intent and the unrelated party is required to fund the deposit to the Company by October 20, 2018. The Company collected $14,539 (RMB 100,000) as of October 31, 2018. The Company has received additional approximately $0.1 million (RMB 710,000) in November 2018. In November 2018, the Company entered an extension agreement with the unrelated party to extend the remaining balance of approximately $0.3 million (RMB 2,190,000) to April 2019.

Note 8 – Property, plant and equipment, net

Property, plant and equipment consist of the following:

	October 31, 2018	July 31, 2018

Plant and buildings	$6,543,857	$6,662,554
Machinery equipment	6,720,310	6,711,556
Computer and office equipment	282,052	251,965
Vehicle	165,030	121,211
Plant improvement	713,509	729,766
Construction in progress	452,527	256,503
Subtotal	14,877,285	14,733,555
Less: accumulated depreciation	(2,918,749)	(2,767,322)
Property, plant and equipment, net	$11,958,536	$11,966,233

Depreciation expenses for the three months ended October 31, 2018 and 2017 was $216,106 and $82,133, respectively. For the three months ended October 31, 2018 and 2017, depreciation included in cost of sales was $116,889 and $3,131, respectively. For the three months ended October 31, 2018 and 2017, depreciation included in selling, general and administrative expenses was $99,217 and $79,002, respectively.

Construction-in-progress consist of the following as of October 31, 2018:

Construction-in-progress description	Value	Estimated completion date	Estimated additional cost to complete
Synthetic fuel raw materials production line	$223,605	November 2018*	$-
Factory plantation	114,682	December 2018	28,671
Fire safety equipment installation	103,117	March 2019	14,335
Other miscellaneous items	11,123	December 2018	-
Total construction-in-progress	$452,527		$43,006

* The construction-in-progress is completed and pending for final inspection.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

Note 9 – Intangible assets, net

Intangible assets consist of the following:

	October 31, 2018	July 31, 2018

Land use rights	$4,479,773	$4,581,842
Technology know-hows	1,788,325	1,829,072
Patents, licenses and certifications	2,869,904	2,935,293
Less: accumulated amortization	(267,939)	(85,564)
Intangible assets, net	$8,870,063	$9,260,643

Amortization expenses for the three months ended October 31, 2018 and 2017 amounted to $186,902 and $0, respectively.

Based on the finite-lived intangible assets as of October 31, 2018, the expected amortization expenses are estimated as follows:

Twelve months ending October 31,	Estimated amortization expense

2019	$733,915
2020	733,915
2021	733,054
2022	732,194
2023	578,223
Thereafter	5,358,762
Total	$8,870,063

Note 10 – Debt

Short-term loan - bank

Outstanding balances of short-term loan - bank consisted of the following:

Bank Name	Maturities	Interest rate	Collateral/ Guarantee	October 31, 2018	July 31, 2018

Wuhan Rural Commercial Bank	May 2019	7.00%	Guarantee by Sheng Zhou and Heping Zheng, former shareholders of Hubei Jinli, and three other companies related to Sheng Zhou	$716,764	$733,095

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

Current maturities of long-term loan

Outstanding balances of current maturities of long-term loan consisted of the following:

Bank Name	Maturities	Interest rate	Collateral/ Guarantee	October 31, 2018	July 31, 2018

Xianning Rural Commercial Bank*	April 2019	5.83%	Land use rights, plant and equipment, inventories	$2,551,678	$3,069,113

*	The current maturities of long-term loan were acquired through the acquisition of Hubei Jinli on June 30, 2018 (see Note 3).

Short-term loan – third party

Outstanding balances of short-term loan – third party consisted of the following:

Lender Name	Maturities	Interest rate	Collateral/ Guarantee	October 31, 2018	July 31, 2018

Xianning Zhongying New Energy Service Co. Ltd.	Repaid in October 2018	4.75%	None	$-	$175,943

Short-term loans – related parties

Name of Related Party	Relationship	Maturities	Interest rate	Collateral/ Guarantee	October 31, 2018	July 31, 2018

Zhou Deng Hua	Chief Executive Officer of the Company	April 2019 & July 2019	None	None	$1,433,527	$5,864,759
Jian Zhou	Chairman of the Company	May 2019	None	None	401,388	703,771
Hubei Henghao Real Estate Development Co., Ltd.	Bin Zhou, son of Zhou Deng Hua, is the executive director and general manager	Repaid in October 2018	12.00%	None	-	13,195,707
Hubei Henghao Real Estate Development Co., Ltd	Bin Zhou, son of Zhou Deng Hua, is the executive director and general manager	January 2019	4.75%	None	372,717	381,209
Hubei Henghao Real Estate Development Co., Ltd	Bin Zhou, son of Zhou Deng Hua, is the executive director and general manager	September 2019	6.00%	None	716,764	-
Total					$2,924,396	$20,145,446

Interest expense for the year ended October 31, 2018 amounted to $353,409, including $295,327 related parties interest expenses. There was no interest expense for the same period 2017.

Note 11 – Related party balances and transactions

Sales to related parties

Sanhe Liguang Kelitai Equipment Ltd (“Sanhe Kelitai”)

In August 2016, Sanhe Xiangtian began three construction projects for installation of PV panels with Sanhe Kelitai. Sanhe Kelitai is majority (95%) owned by Zhou Jian, the Company’s Chairman of the Board. During the three months ended October 31, 2017, revenue of $8,748 and costs of sales of $7,550 were recognized related to these projects. There was no revenue for the same period 2018.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

Leases with related parties

Sanhe Xiangtian leases its principal office, factory and dormitory from LuckSky Group in Sanhe City, Hebei Province, PRC. LuckSky Group is owned by Zhou Deng Rong, the Company’s former Chief Executive Officer. The space in the office, factory and dormitory being leased are 1296, 5160 and 1200 square meters, respectively. The office and factory space are leased for a rent of $105,053 (RMB 697,248) per year and the dormitory is leased for a rent of $19,527 (RMB 129,600) per year. The leases expire in April 30, 2024 and are subject to renewal with a prior two-month written notice. For the three months ended October 31, 2018 and 2017, rent expense for the lease with Lucksky was $30,054 and $31,212, respectively. At October 31, 2018 and July 31, 2018, the amount due under the leases was $533,389 and $515,234, respectively.

During year ended July 31, 2018, Sanhe Xiangtian leased another office in Sanhe City from Sanhe Dong Yi Glass Machine Company Ltd (“Sanhe Dong Yi”). which is owned by Zhou Deng Rong with the lease term expiring on June 14, 2019 for a rent of approximately $7,000 (RMB 48,000) per year. For the three months ended October 31, 2018, rent expense for this lease with Sanhe Dong Yi was $1,745.

Related party balances

a.	Short-term loans – related parties (See Note 10)

b.	Other receivable – related parties and directors:

Name of Related Party	Relationship	Nature	October 31, 2018	July 31, 2018

Tianyu Ma	General Manager of Tianjin Jiabaili	Employee advances	$14,335	$-

c.	Other payables – related parties and directors:

Name of Related Party	Relationship	Nature	October 31, 2018	July 31, 2018

Luck Sky International Investment Holdings Ltd.	Owned by Zhou Deng Rong, former Chief Executive Officer and director	Advances for payment of U.S. Professional Fee	$318,776	$-
Lucksky Group	Owned by Zhou Deng Rong, former Chief Executive Officer and director	Lease payable	533,389	515,234
Sanhe Dong Yi	Owned by Zhou Deng Rong, former Chief Executive Officer and director	Lease payable	-	21,113
Hubei Hengyi Real Estate Development Co., Ltd.	Bin Zhou, son of Zhou Deng Hua, is the executive director and generate manager	Interest payable	496,422	211,441
Zhou Deng Rong	Former Chief Executive Officer and director	Advances for payment of U.S. Professional Fee	2,748,260	2,748,260
Zhou Deng Hua	Chief Executive Officer	Advances for operational purpose	283,122	289,572
Jian Zhou	Chairman	Advances for operational purpose	610,448	436,444
Zhimin Feng	Legal representative of Jingshan Sanhe	Advances for operational purpose	2,855	1,191
Wei Gu	General manager of Xiangtian Zhongdian	Advances for operational purpose	4,301	6,863
Total			$4,997,573	$4,230,118

d.	Investment payables – related parties (See Note 3)

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

Note 12 – Significant customer, former related party

Prior to April 10, 2014, Zhou Deng Rong, the Company’s former Chief Executive Officer and director, owned 70% equity interest, and Zhou Jian, the Company’s Chairman, owned the remaining 30% equity interest of Xianning Lucksky Aerodynamic Electricity (“Xianning Lucksky”). Through April 10, 2014, Xianning Lucksky’s primary asset was a land use right for approximately 70 acres of land located in Xianning, Hubei Province, PRC. On April 8, 2014, Zhou Deng Rong sold his 70% equity interest in Xianning Lucksky to an individual, and Zhou Jian sold his 30% equity interest in Xianning Lucksky to another individual. The two individuals are unrelated to Zhou Deng Rong or Jian Zhou, or any member of management of the Company, or any of its consolidated subsidiaries or VIE. As such, as of April 8, 2014, the Company, or any of its shareholders, had no relationship to Xianning Lucksky.

As of October 31, 2018, the Company entered into a series of sales contracts with Xianning Lucksky and other contracts on two buildings owned by Xianning Lucksky. These contracts represented approximately $1,011,000 and $0 of the Company’s revenue during the three months ended October 31, 2018 and 2017, respectively.

On July 27, 2016, Xianning Xiangtian entered into a rental agreement with Xianning Lucksky to lease 4,628 square meters space in a factory in Xianning, Hubei Province, PRC. The space is leased for a rent of $83,132 (RMB 555,360) per year. The lease expires on July 31, 2018, and the Company terminated the lease early in February 2018 when the Company through Xiangtian Zhongdian signed another lease agreement which expires on February 5, 2019 with a rent of approximately $25,000 (RMB 168,922) per year. During the three months ended October 31, 2018 and 2017, rent expense related to these leases was $6,250 and $20,783, respectively.

On July 27, 2018, Xianning Xiangtian entered into a lease with Xianning Lucksky. The space in the factory in Xianning in Hubei province being leased is 3,128 square meters. The factory space is leased for a rent of approximately $17,000 (RMB 114,172) per year from August 1, 2018 to July 31, 2020 and is subject to renewal with a prior one-month written notice. Rent expense for this lease amounted to $3,464 for the three months ended October 31, 2018.

Note 13 – Employee benefits government plan

The Company participates in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. PRC labor regulations require the Company to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate based on the basic monthly compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; the Company has no further commitments beyond its monthly contribution. At October 31, 2018 and July 31, 2018, the outstanding amount due to the local labor bureau was $177,525 and $174,971, respectively, and is included in Other Payables and Accrued Liabilities on the accompanying balance sheets.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

Note 14 – Income taxes

Income tax

United States

On December 22, 2017, the “Tax Cuts and Jobs Act” (the “Act”) was enacted. Under the provisions of the Act, the U.S. corporate tax rate decreased from 34% to 21%. As the Company has a July 31 fiscal year-end, the lower corporate income tax rate will be phased in, resulting in a U.S. statutory federal rate of approximately 28.6% for the Company’s fiscal year ending July 31, 2018, and 21% for subsequent fiscal years. Accordingly, the Company has remeasured the Company’s deferred tax assets on net operating loss carryforwards (“NOLs”) in the U.S at the lower enacted cooperated tax rate of 21%. However, this remeasurement has no effect on the Company’s income tax expenses as the Company has provided a 100% valuation allowance on its deferred tax assets previously.

Additionally, the Act imposes a one-time transition tax on deemed repatriation of historical earnings of foreign subsidiaries, and future foreign earnings are subject to U.S. taxation. The change in rate has caused us to remeasure all U.S. deferred income tax assets and liabilities for temporary differences and NOLs and recorded one time income tax payable to be paid in 8 years. However, this one-time transition tax has no effect on the Company’s income tax expenses as the Company has no undistributed foreign earnings prior to December 31, 2017 which the Company has foreign cumulative losses at December 31, 2017.

British Virgin Islands

Xiangtian BVI is incorporated in the British Virgin Islands and is not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

Xiangtian HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax law, Xiangtian HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

The Company PRC subsidiaries and VIEs and their controlled entities are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC, Chinese enterprises are subject to income tax at a rate of 25% after appropriate tax adjustments.

Significant components of the income tax expense consisted of the following for the three months ended October 31, 2018 and 2017:

	2018	2017
Current	$543,513	$2,835
Deferred	(17,369)	-
Provision for income tax	$526,144	$2,835

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

Significant components of the Company’s deferred tax assets as of October 31 and July 31, 2018 are approximately as follows:

	October 31, 2018	July 31, 2018
Deferred tax assets:
Net operating loss carry forwards	$879,015	$911,400
Accounts receivable allowance	295,242	343,500
Accrued liabilities	71,307	50,600
Warranty and other	16,082	16,400
Deferred tax assets before valuation allowance	1,261,646	1,321,900
Less: valuation allowance	(1,244,521)	(1,321,900)
Net deferred tax assets	$17,125	$-

As of October 31, 2018, the Company had U.S. federal NOLs of approximately $3,650,600 that expire beginning in 2029 to 2038 with deferred tax assets of approximately $766,600. As of October 31, 2018, the Company had approximately $430,100 of NOLs related to its PRC subsidiaries and VIEs that expire in years 2019 through 2023 with deferred tax assets of approximately $107,500. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon future generation for taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance as of July 31, 2018. During the three months ended October 31, 2018, the Company’s PRC entities has started to generating income, as a result, additional temporary difference generated from these entities during the three months ended October 31, 2018 are recognized as deferred tax assets without fully reserved for allowance.

The Company evaluated the provisions of ASC 740 related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740 prescribes a comprehensive model for how a company should recognize, present, and disclose uncertain positions that the company has taken or expects to take in its tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the net benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits.” A liability is recognized (or amount of net operating loss carry forward or amount of tax refundable is reduced) for unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC 740.

If applicable, interest costs related to the unrecognized tax benefits are required to be calculated and would be classified as “Other Income (Expense)” in the statement of operations. Penalties would be recognized as a component of “General and Administrative Expenses” in the statement of operations. The Company filed its July 31, 2016 and 2017 corporation income tax return in November 2018. No interest or penalty on unpaid tax in relation to the late filings was recorded during the three months ended October 31, 2018 and 2017, respectively. As of October 31 and July 31, 2018, other than discussed above, no liability for unrecognized tax benefits was required to be reported. The Company does not expect any significant changes in its unrecognized tax benefits in the next quarter.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

Note 15 – Commitments and contingencies

Operating leases

The total future minimum lease payments under the non-cancellable operating leases as of October 31, 2018 are payable as follows:

Twelve months ending October 31,	Minimum lease payment
2019	$1,176,723
2020	1,211,542
2021	1,262,342
2022	568,515
2023	316,071
Thereafter	60,448
Total minimum payments required	$4,595,641

Rental expense of the Company for the three months ended October 31, 2018 and 2017 were $158,018 and $19,710, respectively.

Purchase commitment

The total future minimum purchase commitment under the non-cancellable purchase contracts as of October 31, 2018 are payable as follows:

Twelve months ending October 31,	Minimum purchase commitment
2019	$179,012
Thereafter	-
Total minimum payments required	$179,012

Contingencies

On September 23, 2013, the Company issued 60,000,000 shares of restricted common stock at $0.001 per share to Mr. Roy Thomas Phillips, who was then a consultant to the Company and later served as the acting Chief Financial Officer of the Company beginning July 29, 2014, and two other non-related parties obtained a total of 7,000,000 shares of restricted common stock. The shares were issued in contemplation of a secondary offering. The Company takes the position that these shares should be cancelled since no secondary offering was consummated. The Company is taking steps to have these shares canceled. The Company valued the 67,000,000 shares of common stock issued at $67,000 as there was no market for the Company’s common stock and it has limited or no trading; and there is thought to be minimal value in the Company at the time of issuance, therefore the par value is thought to match the assumed market price of the Company’s common stock which is at $0.001 per share. The Company might incur additional expenses to have these shares canceled. On July 24, 2015, 7,000,000 shares issued to two other non-related parties were cancelled. For the three months ended October 31, 2018 and 2017, the dilutive effect of not canceling the 60,000,000 shares is incorporated in the unaudited condensed consolidated financial statements as the Company recorded such shares as issued and outstanding. For the three months ended October 31, 2018 and 2017, not canceling the 60,000,000 shares has an anti-dilutive effect. If the shares are not voluntarily returned for cancellation, the Company will need to commence litigation in Nevada to obtain a judgment to cancel the shares for lack of consideration. At this time, the Company is unable to estimate the cost such litigation if it takes place.

Variable interest entity structure

In the opinion of management, (i) the corporate structure of the Company is in compliance with existing PRC laws and regulations; (ii) the New VIE Agreements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of Xiangtian Shenzhen and the VIE are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management. If the current corporate structure of the Company or the New VIE Agreements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current corporate structure or the New VIE Agreements is remote based on current facts and circumstances.

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

Note 16 – Stockholders’ equity

In June 2017, the Board of Directors of the Company adopted the 2017 Stock Incentive Plan (the “Plan”) under which 30 million shares of common stock are available for issuances.

As of October 31, 2018, the Company had not granted any awards under the Plan.

During the three months ended October 31, 2018, the Company’s Chairman and major shareholder contributed $14,533,003 of additional paid in capital in Xianning Xiangtian.

Note 17 – Concentrations

Customer concentration risk

For the three months ended October 31, 2018, four customers accounted for 43.3%, 18.1%, 14.0% and 11.1% of the Company’s total revenues, respectively. For the three months ended October 31, 2017, one customer accounted for 95.0% of the Company’s total revenues.

As of October 31, 2018, two customers accounted for 24.0% and 14.0% of the total balance of accounts receivable, respectively. As of July 31, 2018, three customers accounted for 32.0%, 15.0% and 12.3% of the total balance of accounts receivable, respectively.

Vendor concentration risk

For the three months ended October 31, 2018, two vendors accounted for 42.5% and 25.8% of the Company’s total purchases, respectively. For the three months ended October 31, 2017, four vendors accounted for 35.8%, 31.5%, 16.5% and 10.5% of the Company’s total purchases, respectively.

As of October 31, 2018, four vendors accounted for 44.1%, 13.6%, 11.4% and 10.1% of the total balance of accounts payable, respectively. As of July 31, 2018, four vendors accounted for 29.8%, 15.7%, 14.0% and 11.7% of the total balance of accounts payable, respectively.

Note 18 – Segment reporting

Starting in April 2018, the Company begins to evaluate performance and to determine resource allocations based on a number of factors, the primary measure being income from operations of the Company’s six reportable divisions in the PRC: Sanhe Xiangtian, Xianning Xiangtian, Xiangtian Zhongdian, Jingshan Sanhe, Hubei Jinli, and Tianjin Jiabaili. Tianjin Jiabaili does not has any operations as of October 31, 2018. Prior period numbers are broken down for purposes of comparison.

These reportable divisions are consistent with the way the Company manages its business, each division operates under separate management groups and produces discrete financial information. The accounting principles applied at the operating division level in determining income (loss) from operations is generally the same as those applied at the consolidated financial statement level.

The following represents results of division operations for the three months ended October 31, 2018 and 2017:

	2018	2017
Revenues:
Sanhe Xiangtian	$1,920,878	$354,890
Xianning Xiangtian	4,233,629	304
Jingshan Sanhe	3,576,328	-
Xiangtian Zhongdian	9,101,868	-
Hubei Jinli	1,155,735	-
Consolidated revenues	$19,988,438	$355,194

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

	2018	2017
Gross profit:
Sanhe Xiangtian	$707,409	$37,364
Xianning Xiangtian	853,785	186
Jingshan Sanhe	1,187,491	-
Xiangtian Zhongdian	908,334	-
Hubei Jinli	538,496	-
Consolidated gross profit	$4,195,515	$37,550

	2018	2017
Income (loss) from operations:
Sanhe Xiangtian	$669,762	$(425,298)
Xianning Xiangtian	622,068	(262,379)
Jingshan Sanhe	1,012,957	-
Xiangtian Zhongdian	801,752	-
Hubei Jinli	107,436	-
Tianjin Jiabaili	(176,912)	-
All four holding entities	(495,432)	(160,925)
Consolidated income (loss) from operations	$2,541,631	$(848,602)

	2018	2017
Net income (loss) attributable to controlling interest:
Sanhe Xiangtian	$547,514	$(429,455)
Xianning Xiangtian	209,416	(262,347)
Jingshan Sanhe	757,356	-
Xiangtian Zhongdian	472,364	-
Hubei Jinli	63,268	-
Tianjin Jiabaili	(180,132)	-
All four holding entities	(494,019)	(163,738)
Consolidated net income (loss) attributable to controlling interest	$1,375,767	$(855,540)

	2018	2017
Depreciation and amortization expenses:
Sanhe Xiangtian	$43,063	$64,860
Xianning Xiangtian	57	17,273
Jingshan Sanhe	8,705	-
Xiangtian Zhongdian	74,890	-
Hubei Jinli	221,785	-
Tianjin Jiabaili	54,508	-
Consolidated depreciation and amortization expenses	$403,008	$82,133

XT Energy Group, Inc. and Subsidiaries

(Formerly Known as Xiangtian (USA) Air Power Co. Ltd.)

Notes to Unaudited Condensed Consolidated Financial Statements

	2018	2017
Interest expense:
Sanhe Xiangtian	$6,041	$295
Xianning Xiangtian	413,105	32
Hubei Jinli	58,082	-
Consolidated interest expense	$477,228	$327

	2018	2017
Capital expenditures:
Sanhe Xiangtian	$47,031	$-
Xianning Xiangtian	1,265	-
Jingshan Sanhe	265,323	-
Xiangtian Zhongdian	8,040	-
Hubei Jinli	144,643	-
Tianjin Jiabaili	12,360	-
Consolidated capital expenditures	$478,662	$-

Total assets of each division as of October 31, 2018 and July 31, 2018 consist of the following:

	October 31, 2018	July 31, 2018
Total assets:
Sanhe Xiangtian	$11,046,964	$11,355,619
Xianning Xiangtian	7,135,951	4,689,100
Jingshan Sanhe	13,196,263	3,513,449
Xiangtian Zhongdian	13,153,436	12,620,210
Hubei Jinli	19,820,836	22,489,702
Tianjin Jiabaili	4,420,414	4,111,706
All four holding entities	237,205	248,164
Consolidated assets	$69,011,069	$59,027,950

Note 19 – Subsequent event

On November 20, 2018, Xianning Xiangtian signed a letter of intent with Aksu Duolang Investment Limited Liability Company to purchase 70% ownership of Kuche Xincheng Chemical Co. Ltd. (Kuche Xincheng). Xianning Xiangtian has the full right of refusal of proceeding the acquisition after the completion of the due diligence process. As of the date of this report, the due diligence process of Kuche Xincheng has not begun.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid by the Company in connection with the sale of common stock being registered hereby. All amounts are estimates except for SEC registration fee and the Financial Industry Regulatory Authority (“FINRA”) filing fee.

SEC registration fee	$2,582
FINRA filing fee	$3,695
Printing and engraving expenses	$15,000
Legal fees and expenses	$275,000
Accounting fees and expenses	$150,000
Transfer agent and registrar fees and expenses	$10,000
Miscellaneous fees and expenses	$200,000
Total	$656,277

Item 14. Indemnification of Directors and Officers.

Nevada Law

Section 78.7502 of the Nevada Revised Statutes provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Charter Provisions

Pursuant to our Articles of Incorporation, as amended and Amended and Restated Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, provided, however, that (i) we will not indemnify such person against expenses incurred in connection with an action if he is threatened but does not become a party unless the incurring of such expenses was authorized by the Board and (ii) we will not indemnify against any amount paid in settlement unless our Board has consented to such settlement.

An officer or director is not entitled to indemnification against costs or expenses incurred in connection with any action, commenced by such person against us or any person who is or was a director, officer, fiduciary, employee or agent of our company unless and to the extent that the officer or directors is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or directors is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

No.	Description

1.1**	Form of Placement Agency Agreement

2.1	Agreement and Plan of Merger dated May 25, 2012 by and between Goa Sweet Tours Ltd. and Xiangtian (USA) Air Power Co., Ltd. (1)

2.2	Certificate of Ownership and Merger dated May 29, 2012 (2)

2.3	Common Stock Purchase Agreement dated May 30, 2014 by and among Xiangtian (USA) Air Power Co., Ltd., Luck Sky (Hong Kong) Aerodynamic Electricity Limited and Zhou Jian (3)

2.4	Common Stock Purchase Agreement dated July 25, 2014 by and among Xiangtian (USA) Air Power Co., Ltd., Zhou Deng Rong and Zhou Jian (4)

2.5	Plan and Agreement of Merger between the Company and Subsidiary, dated November 5, 2018, by and between Xiangtian (USA) Air Power Co., Ltd. and XT Energy Group, Inc. (5)

3.1*	Articles of Incorporation, as amended

3.2	By-laws (6)

3.3	Articles of Merger of Subsidiary into the Company, dated November 5, 2018 (7)

5.1**	Opinion of Ellenoff Grossman & Schole LLP

10.1	English translation of Framework Agreement on Business Cooperation, dated as of September 30, 2018, by and between Xiangtian Shenzhen and Xianning Xiangtian (8)

10.2	English translation of Agreement of Exclusive Management, Consulting and Training and Technical Service, dated as of September 30, 2018, by and between Xiangtian Shenzhen and Xianning Xiangtian (9)

10.3	English translation of Exclusive Option Agreement, dated as of September 30, 2018, by and among Xiangtian Shenzhen, Xiangtian HK Zhou Deng Rong, Zhou Jian and Xianning Xiangtian (10)

10.4	English translation of Agreement on Know-How Sub-License, dated as of September 30, 2018, by and between Xiangtian Shenzhen and Xianning Xiangtian (11)

10.5	English translation of Equity Pledge Agreement, dated as of September 30, 2018, by and among Xiangtian Shenzhen, Zhou Deng Rong, Zhou Jian and Xianning Xiangtian (12)

10.6	English translation of Power of Attorney, dated as of September 30, 2018, by Zhou Deng Rong (13)

10.7	English translation of Power of Attorney, dated as of September 30, 2018, by Zhou Jian (14)

10.8	Spousal Consent, dated as of September 30, 2018, by Yu Xianbin (15)

10.9	Spousal Consent, dated as of September 30, 2018, by Xu Yan (16)

10.10	English translation of Termination Agreement, dated as of September 30, 2018, by and among Xiangtian Shenzhen, Xianning Xiangtian, Xiangtian HK, Xiangtian Holding (Group) Co., Ltd, Zhou Jian and Zhou Deng Rong (17)

10.11	English translation of Share Transfer Agreement, dated as of September 30, 2018, by and among Xianning Xiangtian, Zhou Jian and Zhou Deng Rong (18)

10.12	English translation of Share Transfer Agreement, dated as of September 30, 2018 by and among Zhou Jian, Zhou Deng Rong and Sanhe Xiangtian Power Engineering Co., Ltd. (19)

10.13	Licensing Agreement dated July 25, 2014 by and among Zhou Deng Rong, Zhou Jian and Xiangtian Shenzhen (translated to English) (20)

10.14	Licensing Agreement dated July 25, 2014 by and between LuckSky Group and Xiangtian Shenzhen (translated to English) (21)

10.15	Project Transfer Agreement dated February 28, 2014 by and between Sanhe Xiangtian and Deyang Zhenlin Technology Co., Ltd. (translated to English) (22)

10.16	Project Transfer Agreement dated April 18, 2014 by and between Sanhe Xiangtian and Bin Zhou Xin Tuo Natural Energy Electrical Engineering Limited (translated to English) (23)

10.17	Project Transfer Agreement dated April 25, 2014 by and between Sanhe Xiangtian and Xianning Auspicious Day Air Energy Power Company Limited (translated to English) (24)

10.18	Lease Agreements dated May 1, 2014 by and between Sanhe Xiangtian and LuckSky Group (translated to English) (25)

10.19	Lease Agreement dated April 1, 2014 by and between Sanhe Xiangtian and Sanhe Dong Yi (translated to English) (26)

10.20	Amendment to Project Transfer Agreement dated November 12, 2014 between Sanhe Xiangtian and Bing Zhou Xin Tuo Natural Energy Electrical Engineering Limited (translated to English) (27)

10.21	Amendment to Project Transfer Agreement dated November 12, 2014 between Sanhe Xiangtian and Xianning Xiangtian Air Energy Electric Company (28)

10.22	Equipment Transfer Contract dated May 19, 2014 between Sanhe Xiangtian and Xiangtian Kelitai (29)

10.23	Inventory Transfer Agreement dated April 30, 2014 between Sanhe Xiangtian and Xiangtian Kelitai (30)

10.24	Xiangtian (USA) Air Power Co. Ltd. 2017 Stock Incentive Plan (31)

10.25	Letter dated July 24, 2017 from Yichien Yeh, CPA to the Securities and Exchange Commission. (32)

10.31	English translation of Share Purchase Agreement, dated as of June 21, 2018, by and among Xianning Xiangtian, Sheng Zhou and Heping Zhang (33)

10.32	English translation of Supplemental Agreement, dated as of June 21, 2018, by and among Xianning Xiangtian, Sheng Zhou and Heping Zhang (34)

10.33	English translation of Amendment to the Share Purchase Agreement, dated as of August 11, 2018, by and among Xianning Xiangtian, Sheng Zhou and Heping Zhang (35)

10.34	English translation of Amendment to the Supplemental Agreement, dated as of August 24, 2018, by and among Xianning Xiangtian, Sheng Zhou and Heping Zhang (36)

10.35	English translation of Equity Transfer Agreement, dated as of June 21, 2018, by and among Xianning Xiangtian, Wenhe Han and Guifen Wang (37)

10.36	English translation of Amendment to Equity Transfer Agreement, dated as of August 17, 2018, by and among Xianning Xiangtian, Wenhe Han and Guifen Wang (38)

10.37	Employment Agreement, dated as of October 26, by and between Xiangtian (USA) Air Power Co., Ltd. and Yanhong Xue (39)

10.38	Lease Agreement, dated as of October 17, 2018, by and between Xi’An Jiadeli Fine Petrochemical Co., Ltd. and Xianning Xiangtian Energy Holding Group Co. Ltd. (40)

10.39**	Form of Subscription Agreement

10.40**	Form of Escrow Agreement

10.41**	Form of Lock-Up Agreement

21.1*	List of Subsidiaries

23.1*	Consent of Friedman LLP

23.2*	Consent of Weinberg & Company, P.A.

23.3*	Consent of Yichien Yeh, CPA

23.4**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page)

*	Filed herewith
**	To be filed by amendment

(1)	Incorporated by reference to Exhibit 2.1 to Xiangtian (USA) Air Power Co., Ltd.’s 8-K, filed with the Commission on May 29, 2012.
(2)	Incorporated by reference to Exhibit 3.1 to Xiangtian (USA) Air Power Co., Ltd.’s 8-K, filed with the Commission on May 29, 2012.
(3)	Incorporated by reference to Exhibit 2.01 to Xiangtian (USA) Air Power Co., Ltd.’s 8-K, filed with the Commission on June 9, 2014.
(4)	Incorporated by reference to Exhibit 2.4 to Xiangtian (USA) Air Power Co., Ltd.’s 8-K, filed with the Commission on August 4, 2014.
(5)	Incorporated by reference to Exhibit 2.1 to XT Energy Group, Inc.’s 8-K, filed with the Commission on November 6, 2018.
(6)	Incorporated by reference to Exhibit 3.2 to Xiangtian (USA) Air Power Co., Ltd.’s Form S-1, filed with the Commission on September 18, 2009.
(7)	Incorporated by reference to Exhibit 3.1 to XT Energy Group, Inc.’s 8-K, filed with the Commission on November 6, 2018.
(8)	Incorporated by reference to Exhibit 10.1 to Xiangtian (USA) Air Power Co., Ltd.’s 10-K, filed with the Commission on October 30, 2018.
(9)	Incorporated by reference to Exhibit 10.2 to Xiangtian (USA) Air Power Co., Ltd.’s 10-K, filed with the Commission on October 30, 2018.
(10)	Incorporated by reference to Exhibit 10.3 to Xiangtian (USA) Air Power Co., Ltd.’s 10-K, filed with the Commission on October 30, 2018.
(11)	Incorporated by reference to Exhibit 10.4 to Xiangtian (USA) Air Power Co., Ltd.’s 10-K, filed with the Commission on October 30, 2018.
(12)	Incorporated by reference to Exhibit 10.5 to Xiangtian (USA) Air Power Co., Ltd.’s 10-K, filed with the Commission on October 30, 2018.
(13)	Incorporated by reference to Exhibit 10.6 to Xiangtian (USA) Air Power Co., Ltd.’s 10-K, filed with the Commission on October 30, 2018.
(14)	Incorporated by reference to Exhibit 10.7 to Xiangtian (USA) Air Power Co., Ltd.’s 10-K, filed with the Commission on October 30, 2018.
(15)	Incorporated by reference to Exhibit 10.8 to Xiangtian (USA) Air Power Co., Ltd.’s 10-K, filed with the Commission on October 30, 2018.
(16)	Incorporated by reference to Exhibit 10.9 to Xiangtian (USA) Air Power Co., Ltd.’s 10-K, filed with the Commission on October 30, 2018.
(17)	Incorporated by reference to Exhibit 10.10 to Xiangtian (USA) Air Power Co., Ltd.’s 10-K, filed with the Commission on October 30, 2018.
(18)	Incorporated by reference to Exhibit 10.11 to Xiangtian (USA) Air Power Co., Ltd.’s 10-K, filed with the Commission on October 30, 2018.
(19)	Incorporated by reference to Exhibit 10.12 to Xiangtian (USA) Air Power Co., Ltd.’s 10-K, filed with the Commission on October 30, 2018.
(20)	Incorporated by reference to Exhibit 10.7 to Xiangtian (USA) Air Power Co., Ltd.’s 8-K, filed with the Commission on August 4, 2014.
(21)	Incorporated by reference to Exhibit 10.8 to Xiangtian (USA) Air Power Co., Ltd.’s 8-K, filed with the Commission on August 4, 2014.
(22)	Incorporated by reference to Exhibit 10.9 to Xiangtian (USA) Air Power Co., Ltd.’s 8-K, filed with the Commission on August 4, 2014.
(23)	Incorporated by reference to Exhibit 10.10 to Xiangtian (USA) Air Power Co., Ltd.’s 8-K, filed with the Commission on August 4, 2014.
(24)	Incorporated by reference to Exhibit 10.11 to Xiangtian (USA) Air Power Co., Ltd.’s 8-K, filed with the Commission on August 4, 2014.
(25)	Incorporated by reference to Exhibit 10.12 to Xiangtian (USA) Air Power Co., Ltd.’s 8-K, filed with the Commission on August 4, 2014.
(26)	Incorporated by reference to Exhibit 10.13 to Xiangtian (USA) Air Power Co., Ltd.’s 8-K, filed with the Commission on August 4, 2014.
(27)	Incorporated by reference to Exhibit 10.15 to Xiangtian (USA) Air Power Co., Ltd.’s 10-K, filed with the Commission on November 20, 2014.
(28)	Incorporated by reference to Exhibit 10.16 to Xiangtian (USA) Air Power Co., Ltd.’s 10-K/A, filed with the Commission on April 24, 2015.
(29)	Incorporated by reference to Exhibit 10.18 to Xiangtian (USA) Air Power Co., Ltd.’s 10-K/A, filed with the Commission on April 24, 2015.
(30)	Incorporated by reference to Exhibit 10.21 to Xiangtian (USA) Air Power Co., Ltd.’s 10-K/A, filed with the Commission on April 24, 2015.
(31)	Incorporated by reference to Exhibit 10.2 to Xiangtian (USA) Air Power Co., Ltd.’s 8-K, filed with the Commission on July 5, 2017.
(32)	Incorporated by reference to Exhibit 16.1 to Xiangtian (USA) Air Power Co., Ltd.’s 8-K, filed with the Commission on July 24, 2017.
(33)	Incorporated by reference to Exhibit 10.1 to Xiangtian (USA) Air Power Co., Ltd.’s 8-K, filed with the Commission on September 4, 2018.
(34)	Incorporated by reference to Exhibit 10.2 to Xiangtian (USA) Air Power Co., Ltd.’s 8-K, filed with the Commission on September 4, 2018.
(35)	Incorporated by reference to Exhibit 10.3 to Xiangtian (USA) Air Power Co., Ltd.’s 8-K, filed with the Commission on September 4, 2018.
(36)	Incorporated by reference to Exhibit 10.4 to Xiangtian (USA) Air Power Co., Ltd.’s 8-K, filed with the Commission on September 4, 2018.
(37)	Incorporated by reference to Exhibit 10.35 to Xiangtian (USA) Air Power Co., Ltd.’s 10-K, filed with the Commission on October 30, 2018.
(38)	Incorporated by reference to Exhibit 10.36 to Xiangtian (USA) Air Power Co., Ltd.’s 10-K, filed with the Commission on October 30, 2018.
(39)	Incorporated by reference to Exhibit 10.37 to Xiangtian (USA) Air Power Co., Ltd.’s 10-K, filed with the Commission on October 30, 2018.
(40)	Incorporated by reference to Exhibit 10.1 to XT Energy Group, Inc.’s 10-Q, filed with the Commission on December 12, 2018.

(b)	Financial Statement Schedules.

All other financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the placement agent at the closing specified in the placement agency agreement certificates in such denominations and registered in such names as required by the placement agent to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Xianning, Hubei, China, on February 1, 2019.

XT ENERGY GROUP, INC.

By:	/s/ Zhou Deng Hua
Zhou Deng Hua
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Zhou Deng Hua and Yanhong Xue, and each of them, with full power to act without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in his or her name, place and stead, in any and all capacities, to execute all amendments and supplements to this registration statement on Form S-1 relating to the registration of securities, including post-effective amendments, and any additional registration statement pursuant to Rule 462(b) and other instruments necessary or appropriate in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done, and to take or cause to be taken any and all such further actions in connection with such registration statement as such attorneys-in-fact and agents, in each of their sole discretion, deems necessary or appropriate, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Zhou Deng Hua	Chief Executive Officer	February 1, 2019
Zhou Deng Hua	(Principal Executive Officer)

/s/ Yanhong Xue	Chief Financial Officer
Yanhong Xue	(Principal Financial Officer and Principal Accounting Officer)	February 1, 2019

/s/ Zhou Jian	Director	February 1, 2019
Zhou Jian

/s/ Marco Hon Wai Ku	Director	February 1, 2019
Marco Hon Wai Ku

/s/ Yizhao Zhang	Director	February 1, 2019
Yizhao Zhang

/s/ Jiehua Zhang	Director	February 1, 2019
Jiehua Zhang